As filed with the Securities and Exchange Commission on July 16, 2021

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

STEM, INC.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	85-1972187
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

100 California Street

San Francisco, California 94111

(415) 937-7816

(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

Saul R. Laureles

Chief Legal Officer and Secretary

100 California Street

San Francisco, California 94111

(415) 937-7816

(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent for Service)

Copies to:

John T. Gaffney

Evan M. D’Amico

Gibson, Dunn & Crutcher LLP

200 Park Avenue

New York, NY 10166

Tel: (212) 351-4000

Approximate date of commencement of proposed sale to the public:

From time to time after the effective date of this registration statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, please check the following box.

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ⌧

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ⌧

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ⌧

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 under the Securities Exchange Act of 1934:

Large accelerated filer ◻	Accelerated filer ◻	Non-accelerated filer ⌧	Smaller reporting company ⌧
Emerging growth company ⌧

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ◻

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common stock, par value $0.0001 per share	4,683,349(2)	$31.46(3)	$147,338,159.54	$16,074.59(4)
Total
(1)	Pursuant to Rule 416(a), there are also being registered an indeterminable number of additional securities as may be issued to prevent dilution resulting from share splits, share dividends or similar transactions.
(2)	Consists of 4,683,349 shares of common stock registered for sale by the selling securityholders named in this registration statement.
(3)	Pursuant to Rule 457(c) under the Securities Act, and solely for the purpose of calculating the registration fee, the proposed maximum offering price per share is $147,338,159.54, which is the average of the high and low prices of the common stock on July 12, 2021 on the New York Stock Exchange.
(4)	Calculated pursuant to Rule 457 under the Securities Act by multiplying the proposed maximum aggregate offering price of securities to be registered by 0.0001091.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment that specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

PRELIMINARY PROSPECTUS	SUBJECT TO COMPLETION — DATED July 16, 2021

Up to 4,683,349 Shares of Common Stock

This prospectus relates to the offer and sale from time to time by the selling securityholders named in this prospectus (the “Selling Securityholders”) of up to 4,683,349 shares of the common stock, par value $0.0001 per share, of the Company (“Common Stock”) originally issued in a private placement pursuant to the Exchange (as defined below). We will not receive any proceeds from the sale of shares of Common Stock by the Selling Securityholders pursuant to this prospectus.

Our registration of the securities covered by this prospectus does not mean that the Selling Securityholders will offer or sell any of the shares. The Selling Securityholders may sell the shares of Common Stock covered by this prospectus in a number of different ways and at varying prices. We provide more information about how the Selling Securityholders may sell the shares in the section entitled “Plan of Distribution.”

We are registering the securities for resale pursuant to the Selling Securityholders’ registration rights under certain agreements between us and the Selling Securityholders. Our registration of the securities covered by this prospectus does not mean that the Selling Securityholders will offer or sell any of the shares of Common Stock. The Selling Securityholders may offer, sell or distribute all or a portion of their shares of Common Stock publicly or through private transactions at prevailing market prices or at negotiated prices. We will not receive any proceeds from the sale of shares of Common Stock by the Selling Securityholders pursuant to this prospectus. We provide more information about how the Selling Securityholders may sell the shares in the section entitled “Plan of Distribution.”

Our Common Stock is listed on the New York Stock Exchange (“NYSE”), under the symbol “STEM.” On July 12, 2021, the closing price of our Common Stock was $31.27.

We are an “emerging growth company” under federal securities laws and are subject to reduced public company reporting requirements. Investing in our Common Stock involves a high degree of risks. See the section entitled “Risk Factors” beginning on page 5 of this prospectus to read about factors you should consider before buying our securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is            , 2021.

The information in this preliminary prospectus is not complete and may be changed. Neither we nor the selling securityholders may sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

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You should rely only on the information provided in this prospectus, as well as the information incorporated by reference into this prospectus and any applicable prospectus supplement. Neither we nor the Selling Securityholders have authorized anyone to provide you with different information. Neither we nor the Selling Securityholders are making an offer of these securities in any jurisdiction where the offer is not permitted. You should not assume that the information in this prospectus, any applicable prospectus supplement or any documents incorporated by reference is accurate as of any date other than the date of the applicable document. Since the respective dates of this prospectus and the documents incorporated by reference into this prospectus, our business, financial condition, results of operations and prospects may have changed.

Unless the context indicates otherwise, references in this prospectus to the “Company,” “Stem,” “we,” “us,” “our” and similar terms refer to Stem, Inc. (f/k/a Star Peak Energy Transition Corp.), a Delaware corporation, and its consolidated subsidiaries. References to “Star Peak” or “STPK” refer to the Company prior to the consummation of the Merger (as defined herein).

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement on Form S-1 that we filed with the Securities and Exchange Commission (the “SEC”) using the “shelf” registration process. Under this shelf registration process, the Selling Securityholders may, from time to time, sell the securities offered by them described in this prospectus. We will not receive any proceeds from the sale by such Selling Securityholders of the securities offered by them described in this prospectus.

Neither we nor the Selling Securityholders have authorized anyone to provide you with any information or to make any representations other than those contained in this prospectus or any applicable prospectus supplement or any free writing prospectuses prepared by or on behalf of us or to which we have referred you. Neither we nor the Selling Securityholders take responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. Neither we nor the Selling Securityholders will make an offer to sell these securities in any jurisdiction where the offer or sale is not permitted.

We may also provide a prospectus supplement or post-effective amendment to the registration statement to add information to, or update or change information contained in, this prospectus. You should read both this prospectus and any applicable prospectus supplement or post-effective amendment to the registration statement, together with the additional information to which we refer you in the sections of this prospectus entitled “Where You Can Find More Information.”

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus, any accompanying prospectus supplement and the documents incorporated by reference herein and therein may contain forward- looking statements as defined by the Private Securities Litigation Reform Act of 1995. These statements are based on the beliefs and assumptions of management. Although the Company believes that its plans, intentions and expectations reflected in or suggested by these forward-looking statements are reasonable, the Company cannot assure you that it will achieve or realize these plans, intentions or expectations. Forward-looking statements are inherently subject to risks, uncertainties and assumptions. Generally, statements that are not historical facts, including statements concerning the Company’s possible or assumed future actions, business strategies, events or results of operations, are forward-looking statements. These statements may be preceded by, followed by or include the words “believes,” “estimates,” “expects,” “projects,” “forecasts,” “may,” “will,” “should,” “seeks,” “plans,” “scheduled,” “anticipates” or “intends” or similar expressions.

Forward-looking statements are not guarantees of performance. You should not put undue reliance on these statements, which speak only as of the date hereof. You should understand that the following important factors, among

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others, could affect the Company’s future results and could cause those results or other outcomes to differ materially from those expressed or implied in the Company’s forward-looking statements:

●	the ability to recognize the anticipated benefits of the Merger, which may be affected by, among other things, competition and the ability of the combined business to grow and manage growth profitably;
●	expansion plans and opportunities, including future acquisitions or additional business combinations;
●	costs related to the Merger;
●	litigation, complaints, and/or adverse publicity;
●	the impact of changes in consumer spending patterns, consumer preferences, local, regional and national economic conditions, crime, weather, demographic trends and employee availability; and
●	privacy and data protection laws, privacy or data breaches, or the loss of data; and the impact of the COVID-19 pandemic and its effect on the business and financial conditions of the Company.

These and other factors that could cause actual results to differ from those implied by the forward-looking statements in this prospectus are more fully described in the “Risk Factors” section. The risks described in “Risk Factors” are not exhaustive. New risk factors emerge from time to time. It is not possible for us to predict all such risk factors, nor can we assess the impact of all such risk factors on its business or the extent to which any factor or combination of factors may cause actual results to differ materially from those contained in any forward-looking statements. All forward- looking statements attributable to the Company or persons acting on its behalf are expressly qualified in their entirety by the foregoing cautionary statements. The Company undertakes no obligations to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

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SUMMARY

This summary highlights selected information appearing elsewhere in this prospectus or the documents incorporated by reference herein. Because it is a summary, it may not contain all of the information that may be important to you. To understand this offering fully, you should read this entire prospectus, the registration statement of which this prospectus is a part and the documents incorporated by reference herein carefully, including the information set forth under the heading “Risk Factors” and our financial statements.

The Company

Stem is a large, digitally connected, intelligent energy storage network provider, providing our customers (i) with an energy storage system, sourced from leading, global battery original equipment manufacturers (“OEMs”), that we deliver through our partners, including solar project developers and engineering, procurement and construction firms and (ii) through our Athena artificial intelligence (“AI”) platform (“Athena”), with ongoing software-enabled services to operate the energy storage systems for 10 to 20 years. In addition, in all the markets where we operate our customers’ systems, we have agreements to manage the energy storage systems utilizing the Athena platform to participate in energy markets and to share the revenue from such market participation.

Background

Stem, Inc., a Delaware corporation (the “Company”), was originally known as Star Peak Energy Transition Corp., a special purpose acquisition company, which completed its initial public offering on August 20, 2020. On April 28, 2021 (the “Closing Date”), the Company consummated its initial business combination (the “Merger” and the closing of the Merger, the “Closing”) pursuant to that certain Agreement and Plan of Merger, dated December 3, 2020, by and among STPK, STPK Merger Sub Corp., a Delaware corporation and wholly-owned subsidiary of STPK (“Merger Sub”) and Stem, Inc. a Delaware corporation (“Legacy Stem”). Legacy Stem is considered the Company’s accounting predecessor.

Pursuant to the terms of the Merger Agreement, the Merger was effected on the Closing Date through the merger of Merger Sub with and into Legacy Stem, with Legacy Stem surviving as the surviving company and a wholly-owned subsidiary of the Company. Immediately prior to the effective time of the Merger (the “Effective Time”), (i) all issued and outstanding shares of Legacy Stem preferred stock, par value $0.00001 per share (the “Legacy Stem Preferred Stock”), were converted into shares of Legacy Stem common stock, par value $0.000001 per share (the “Legacy Stem Common Stock”) in accordance with Legacy Stem’s amended and restated certificate of incorporation, (ii) all outstanding convertible promissory notes of Legacy Stem (the “Legacy Stem Convertible Notes”) were converted into Legacy Stem Preferred Stock in accordance with the terms of the Legacy Stem Convertible Notes and (iii) certain warrants issued by Legacy Stem to purchase Legacy Stem Common Stock and Legacy Stem Preferred Stock (the “Legacy Stem Warrants”) were exercised by holders into Legacy Stem Common Stock in accordance with the terms thereof. At the Effective Time, each outstanding share of Legacy Stem Common Stock, including Legacy Stem Common Stock held by prior owners of Legacy Stem Preferred Stock, Legacy Stem Convertible Notes and Legacy Stem Warrants (in each case, other than shares owned by Legacy Stem as treasury stock, dissenting shares and restricted shares) were cancelled and converted into the right to receive the number of shares of Common Stock in a ratio equal to 0.2154. In addition, as of the Effective Time, each stock option to purchase shares of Legacy Stem Common Stock under the Stem 2009 Equity Incentive Plan (each, a “Legacy Stem Option”), whether vested or unvested, that was outstanding immediately prior to the Effective Time was, by virtue of the occurrence of the Effective Time and without any action on the part of Legacy Stem, STPK or any holder of Legacy Stem equity thereof, assumed and converted into an option to purchase a number of shares of Common Stock equal to the number of shares of Legacy Stem Common Stock subject to such Legacy Stem Option immediately prior to the Effective Time multiplied by 0.2154 (rounded down to the nearest whole share) and at an exercise price per share of Common Stock equal to the exercise price per share of Legacy Stem Common Stock subject to such Legacy Stem Option divided by 0.2154 (rounded up to the nearest whole cent).

On December 3, 2020, a number of purchasers (each, a “Subscriber”) agreed to purchase from STPK shortly after the consummation of the Merger an aggregate of 22,500,000 shares of Common Stock (the “PIPE Shares”), for a purchase price of $10.00 per share and an aggregate purchase price of $225,000,000, pursuant to separate subscription agreements entered into effective as of December 3, 2020 (each, a “Subscription Agreement” and collectively, the

“Subscription Agreements”). Pursuant to the Subscription Agreements, STPK gave certain registration rights to the Subscribers with respect to the PIPE Shares. The sale of the PIPE Shares was consummated concurrently with the Closing.

Our Common Stock and our Warrants are currently listed on the NYSE under the symbols “STEM” and “STEM WS,” respectively.

The rights of holders of our Common Stock and Warrants are governed by our amended and restated certificate of incorporation (the “Amended and Restated Charter”), our amended and restated bylaws (the “Amended and Restated Bylaws”) and the Delaware General Corporation Law (the “DGCL”), and in the case of the Warrants, the Warrant Agreement dated as of August 20, 2020, duly executed and delivered by the Company to Continental Stock Transfer & Trust Company, a New York corporation, as warrant agent. See the section entitled “Description of Securities.”

Risk Factors

An investment in our common stock involves substantial risk. The occurrence of one or more of the events or circumstances described in the section entitled “Risk Factors,” alone or in combination with other events or circumstances, may have a material adverse effect on our business, cash flows, financial condition and results of operations. Important factors and risks that could cause actual results to differ materially from those in the forward-looking statements include, among others, the following:

●	Stem’s limited operating history at current scale and its nascent industry make evaluating Stem’s business and future prospects difficult.
●	The failure of battery storage cost to continue to decline would have a negative impact on Stem’s business and financial condition.
●	The distributed generation industry is an emerging market and Stem’s distributed generation offerings may not receive widespread market acceptance.
●	If any energy storage systems procured from OEM suppliers and provided to Stem’s customers contain manufacturing defects, Stem’s business and financial results could be adversely affected.
●	If Stem’s estimates of useful life for its energy storage systems and related hardware and software-enabled services are inaccurate or if Stem’s OEM suppliers do not meet service and performance warranties and guarantees, Stem’s business and financial results could be adversely affected.
●	The economic benefit of Stem’s energy storage systems to Stem’s customers depends on the cost of electricity available from alternative sources, including local electric utility companies, which cost structure is subject to change.
●	Stem’s business is subject to risks associated with construction, utility interconnection, cost overruns and delays, including those related to obtaining government permits and other contingencies that may arise in the course of completing installations.
●	Stem’s hardware and software-enabled services rely on interconnections to distribution and transmission facilities that are owned and operated by third parties, and as a result, are exposed to interconnection and transmission facility development and curtailment risks.
●	Stem’s growth depends in part on the success of its relationships with third parties.
●	Stem currently faces and will continue to face significant competition.

●	Stem faces supply chain competition, including competition from businesses in other industries, which could result in insufficient inventory and negatively affect Stem’s results of operations.
●	Stem’s failure to protect its intellectual property rights may undermine Stem’s competitive position, and litigation to protect its intellectual property rights may be costly.
●	If Stem is unable to attract and retain key employees and hire qualified management, technical, engineering and sales personnel, Stem’s ability to compete and successfully grow its business could be adversely affected.
●	If Stem is unsuccessful in developing and maintaining its proprietary technology, including the Athena platform, Stem’s ability to attract and retain partners could be impaired, Stem’s competitive position could be adversely affected and Stem’s revenue could be reduced.
●	The requirements of being a public company may strain Stem’s resources and divert management’s attention, and the increases in legal, accounting and compliance expenses that will result from being a public company may be greater than Stem anticipates.
●	The installation and operation of Stem’s energy storage systems are subject to environmental laws and regulations in various jurisdictions, and there is uncertainty with respect to the interpretation of certain environmental laws and regulations to Stem’s energy storage systems, especially as these regulations evolve over time.
●	Negative attitudes toward renewable energy projects from the U.S. government, other lawmakers and regulators, and activists could adversely affect Stem’s business, financial condition and results of operations.
●	A failure of Stem’s information technology and data security infrastructure could adversely affect Stem’s business and operations.
●	Stem’s technology, including the Athena platform, could have undetected defects, errors or bugs in hardware or software which could reduce market adoption, damage Stem’s reputation with current or prospective customers and/or expose Stem to product liability and other claims that could materially and adversely affect Stem’s business.

Additional Information

The Company’s principal executive offices are located at Stem, Inc., 100 California Street, San Francisco, California 94111, and the Company’s telephone number is (415) 937-7816. Our website address is www.stem.com. Information contained on our website or connected thereto does not constitute part of, and is not incorporated by reference into, this prospectus or the registration statement of which it is a part.

THE OFFERING

Issuer	Stem, Inc.

Shares of Common Stock offered by the Selling Securityholders	Up to 4,683,349 shares of Common Stock.

Shares of Common Stock outstanding prior to exercise of all Warrants	125,754,510 shares of Common Stock on an actual basis (135,428,362 shares of Common Stock on a fully-diluted basis).*

Shares of Common Stock outstanding assuming exercise of all Warrants	145,717,673 shares of Common Stock on an actual basis (155,391,525 shares of Common Stock on a fully-diluted basis).*
Use of Proceeds	We will not receive any proceeds from the sale of shares of Common Stock by the Selling Securityholders. See “Use of Proceeds.”

Market for Common Stock	Our Common Stock is currently traded on the NYSE under the symbol “STEM.”

Risk Factors	See “Risk Factors” and other information included in this prospectus for a discussion of factors you should consider before investing in our securities.

*     Based on the number of shares of Common Stock issued and outstanding as of April 28, 2021.

For additional information concerning the offering, see “Plan of Distribution.”

RISK FACTORS

Investing in our securities involves risks. Before you make a decision to buy our securities, in addition to the risks and uncertainties discussed above under “Cautionary Note Regarding Forward-Looking Statements,” you should carefully consider the specific risks set forth herein. If any of these risks actually occur, it may materially harm our business, financial condition, liquidity and results of operations. As a result, the market price of our securities could decline, and you could lose all or part of your investment. Additionally, the risks and uncertainties described in this prospectus, any prospectus supplement or in any document incorporated by reference herein or therein are not the only risks and uncertainties that we face. Additional risks and uncertainties not presently known to us or that we currently believe to be immaterial may become material and adversely affect our business.

Risks Relating to Stem’s Business and Industry

COVID-19 Pandemic Risks

Our operations may be adversely affected by the coronavirus outbreak, and we face disruption risks from the coronavirus that could impact our business.

In December 2019, the coronavirus surfaced in Wuhan, China (“COVID-19”). The World Health Organization declared a global emergency on January 30, 2020 with respect to the outbreak, and thereafter virtually all countries in North America, Europe and Asia initiated travel restrictions, closed borders and instituted social distancing directives, including instructions requiring “shelter-in-place.” In addition to these travel restrictions, some locales may impose quarantines and further restrict travel, which may significantly impact the ability of our employees to visit our customers, suppliers, partners and the physical sites of our energy storage systems. Our business may be adversely affected by the risks of COVID-19 and the increased costs, supply chain delays, customer installation delays and customer repair delays.

The COVID-19 outbreak has resulted in the extended shutdown of certain businesses in the U.S., Europe and Asia, which may result in disruptions or delays to our supply chain and either has resulted in or may result in significant disruptions to our customer base. Any disruption in these businesses will likely impact our sales and operating results. We have taken temporary precautionary measures intended to help minimize the risk of the virus to our employees, including temporarily requiring some employees to work remotely and implementing social distancing protocol for all work conducted onsite. We have suspended non-essential travel for our employees and are discouraging employee attendance at other gatherings.

Business disruptions elsewhere in the world caused by COVID-19 and related governmental responses could also negatively affect the sources and availability of components and materials that are sourced outside the U.S. and that are essential to the operation of our business. To date COVID-19 has had a limited adverse impact on our operations, supply chains and hardware and software-enabled services. Because of travel restrictions, we are not able to visit many prospective customers in person, which could delay the sales conversion cycle. Due to these precautionary measures, other governmental responses to limit the spread of COVID-19 and resulting global economic impacts, we may experience significant and unpredictable reductions in demand for our hardware and software-enabled services. The degree and duration of disruptions to our future business activity are unknown at this time.

The future impact of the COVID-19 outbreak is highly uncertain and cannot be predicted and there is no assurance that such outbreak will not have a material adverse impact on our business, financial condition and results of operations. The extent of the impact will depend on future developments, including actions taken to contain COVID-19 and if these impacts persist.

Market Opportunity Risks

Our limited operating history at current scale and our nascent industry make evaluating our business and future prospects difficult.

From our inception in 2009 through 2012, we were focused principally on research and development activities relating to our energy storage system technology. We did not sell any of our battery hardware and software-enabled services and did not recognize any material revenue until fairly recently. As a result, we have a limited history operating our business at its current scale, and therefore a limited history upon which you can base an investment decision.

There is rising demand for clean electric power solutions that can provide electric power with lower carbon emissions with high availability. One such solution is distributed, renewable energy generation which is supplementing and replacing conventional generation sources, given its increasingly compelling economics. Among other renewable energy market trends, we expect our business results to be driven by declines in the cost of generation of renewable power (as evidenced by current solar and wind generation deployments), decreases in the cost of manufacturing battery packs and a rapidly growing energy storage market driven by increasing demand from commercial and industrial customers, utilities and grid operators. However, predicting our future revenue and appropriately budgeting for our expenses is difficult, and we have limited insight into trends that may emerge and affect our business.

If renewable energy technologies are not suitable for widespread adoption or sufficient demand for our hardware and software-enabled services does not develop or takes longer to develop than we anticipate, our sales may decline and we may be unable to achieve or sustain profitability.

The market for renewable, distributed energy generation is emerging and rapidly evolving, and its future success is uncertain. If renewable energy generation proves unsuitable for widespread commercial deployment or if demand for our renewable energy hardware and software-enabled services fails to develop sufficiently, we would be unable to achieve sales and market share.

Many factors may influence the widespread adoption of renewable energy generation and demand for our hardware and software-enabled services, including, but not limited to, the cost-effectiveness of renewable energy technologies as compared with conventional and competitive technologies, the performance and reliability of renewable energy products as compared with conventional and non-renewable products, fluctuations in economic and market conditions that impact the viability of conventional and competitive alternative energy sources, increases or decreases in the prices of oil, coal and natural gas, continued deregulation of the electric power industry and broader energy industry, and the availability or effectiveness of government subsidies and incentives. You should consider our prospects in light of the risks and uncertainties emerging companies encounter when introducing new products and services into a nascent industry.

Events that negatively impact the growth of renewable energy will have a negative impact on our business and financial condition.

The growth and profitability of our business is dependent upon the future growth of renewable energy, such as wind and solar. The growth of renewable energy and an increase in the number of renewable energy projects are dependent upon a number of factors, including governmental policies offering incentives that encourage the building of renewable energy projects and offset the cost of alternative energy sources, including new technologies. Any events or change in the regulatory framework or electricity energy market that negatively impact the growth and development of renewable energy, particularly wind and solar energy, will have a negative impact on our business and financial condition.

The failure of battery storage cost to continue to decline would have a negative impact on our business and financial condition.

The growth and profitability of our business is dependent upon the continued decline in the cost of battery storage. Over the last decade the cost of battery storage systems, particularly lithium-ion based battery storage systems, have declined significantly. This lower cost has been driven by advances in battery technology, maturation of the battery supply chain, the scale of battery production by the leading manufacturers and other factors. The growth of our hardware sales and related software-enabled services is dependent upon the continued decrease in the price and efficiency of battery storage systems of our OEM suppliers. If for any reason our OEM suppliers are unable to continue to reduce the price of their battery storage systems, our business and financial condition will be negatively impacted.

The distributed generation industry is an emerging market and our distributed generation offerings may not receive widespread market acceptance.

The implementation and use of distributed generation at scale is still relatively nascent, and we cannot be sure that potential customers will accept such solutions broadly, or our hardware and software-enabled services more specifically. Enterprises may be unwilling to adopt our offerings over traditional or competing power sources for any number of reasons, including the perception that our technology is unproven, lack of confidence in our business model, unavailability of back-up service providers to operate and maintain the energy storage systems, and lack of awareness of our related hardware and software-enabled services. Because this is an emerging industry, broad acceptance of our hardware and software-enabled services is subject to a high level of uncertainty and risk. If the market develops more slowly than we anticipate, our business may be adversely affected.

If the estimates and assumptions we use to determine the size of our total addressable market are inaccurate, our future growth rate may be affected and the potential growth of our business may be limited.

Market estimates and growth forecasts are subject to significant uncertainty and are based on assumptions and estimates that may prove to be inaccurate. Even if the market in which we compete meets our size estimates and forecasted growth, our business could fail to grow at similar rates, if at all. The assumptions relating to our market opportunity include, but are not limited to, the following: (i) Wood Mackenzie research forecasts that the U.S. energy storage market, excluding the residential market, is expected to reach a total value of approximately 29.5 GWh in 2026 and the global energy storage market, excluding the residential market, is expected to reach a total value of approximately 62 GWh in 2026; (ii) declines in lithium-ion battery costs and in the cost of renewable generation; (iii) growing demand for renewable energy; and (iv) increased complexity of the electrical grid. Our market opportunity is also based on the assumption that our existing and future offerings will be more attractive to our customers and potential customers than competing products and services. If these assumptions prove inaccurate, our business, financial condition and results of operations could be adversely affected. For more information regarding our estimates of market opportunity and the forecasts of market growth included herein, see the section entitled “Business.”

Operating Risks

We have identified material weaknesses in our internal control over financial reporting which, if not corrected, could affect the reliability of our consolidated financial statements and have other adverse consequences.

Based on its assessment as of December 31, 2020, management has identified material weaknesses in its internal controls over financial reporting that we are currently working to remediate, which relate to ineffective internal controls over accounting for complex and significant transactions, (ii) accounting for energy storage systems, deferred cost of goods sold and inventory, (iii) ineffective internal controls over review of the Company’s consolidated financial statements and related disclosures, (iv) a lack of formality in our internal control activities, especially related to management review-type controls, (v) ineffective internal controls over the review of certain revenue recognition calculations, and (vi) ineffective internal controls over the review of internal-use capitalized software calculations. With respect to accounting for complex and significant transactions, deficiencies exist in our process for ensuring the completeness of information utilized in various technical accounting analyses and, in certain instances, the proper application of the relevant accounting literature, including the determination of the appropriate valuation methodology. These deficiencies could result in material adjustments for certain transactions, including interest capitalization and accounting for convertible notes, and accounting and valuation of embedded derivatives and warrant liabilities. With respect to energy storage systems, inventory and deferred cost of goods sold, we did not properly track inflows and outflows, including the valuation of energy storage systems, due in part to the systems that the Company used to track and value energy storage systems and inventory. With respect to a lack of formality in our control activities, we did not sufficiently establish formal policies and procedures to design effective controls, establish responsibilities to execute these policies and procedures and hold individuals accountable for performance of these responsibilities, including over review over revenue recognition and internal-use capitalized software calculations. We had multiple control deficiencies aggregating to a material weakness over ineffective control activities.

A material weakness is a deficiency or combination of deficiencies in internal control over financial reporting such that there is a reasonable possibility that a material misstatement of its financial statements would not be prevented or detected on a timely basis. These deficiencies could result in additional material misstatements to our consolidated financial statements that could not be prevented or detected on a timely basis.

Our management has concluded that these material weaknesses in our internal control over financial reporting are due to the fact that, at the time, we were a private company with limited resources and did not have the necessary business processes and related internal controls formally designed and implemented coupled with the appropriate resources with the appropriate level of experience and technical expertise to oversee our business processes and controls.

Our management is in the process of developing a remediation plan. The material weaknesses will be considered remediated when management designs and implements effective controls that operate for a sufficient period of time and management has concluded, through testing, that these controls are effective. Our management will monitor the effectiveness of our remediation plans and will make changes management determines to be appropriate.

If not remediated, these material weaknesses could result in further material misstatements to our annual or interim consolidated financial statements that might not be prevented or detected on a timely basis, or in delayed filing of required periodic reports. If we are unable to assert that our internal control over financial reporting is effective, or when required in the future after consummation of the merger, investors may lose confidence in the accuracy and completeness of our financial reports, the market price of our common stock could be adversely affected and we could become subject to litigation or investigations by the NYSE, the SEC, or other regulatory authorities, which could require additional financial and management resources.

Our financial condition and results of operations and other key metrics are likely to fluctuate on a quarterly basis in future periods, which could cause our results for a particular period to fall below expectations, resulting in a severe decline in the price of our common stock.

Our financial condition and results of operations and other key metrics have fluctuated significantly in the past and may continue to fluctuate in the future due to a variety of factors, many of which are beyond our control. For example, the amount of revenue we recognize in a given period is materially dependent on the volume of purchases of our energy storage systems and software-enabled services in that period.

In addition to the other risks described herein, the following factors could also cause our financial condition and results of operations to fluctuate on a quarterly basis:

●	the timing of customer installations of our hardware, which may depend on many factors such as availability of inventory, product quality or performance issues, or local permitting requirements, utility requirements, environmental, health and safety requirements, weather and customer facility construction schedules, and availability and schedule of our third-party general contractors;
●	the sizes of particular customer hardware installations and the number of sites involved in any particular quarter;
●	delays or cancellations of energy storage system purchases and installations;
●	fluctuations in our service costs, particularly due to unaccrued costs of servicing and maintaining energy storage systems;
●	weaker than anticipated demand for our energy storage systems due to changes in government incentives and policies;

●	interruptions in our supply chain;
●	the timing and level of additional purchases by existing customers;
●	unanticipated expenses or installation delays incurred by customers due to changes in governmental regulations, permitting requirements by local authorities at particular sites, utility requirements and environmental, health and safety requirements; and
●	disruptions in our sales, production, service or other business activities resulting from our inability to attract and retain qualified personnel.

In addition, our revenue, key operating metrics and other operating results in future quarters may fall short of the expectations of investors and financial analysts, which could have an adverse effect on the price of our common stock.

We have incurred significant losses in the past and we do not expect to be profitable before 2022.

Since our inception in 2009, we have incurred significant net losses and have used significant cash in our business. As of December 31, 2020, we had an accumulated deficit of approximately $407.8 million. We expect to continue to expand our operations, including by investing in sales and marketing, research and development, staffing systems and infrastructure to support our growth. Under our current plans, we expect to incur net losses on a GAAP basis through 2022. Our ability to achieve profitability in the future will depend on a number of factors, including:

●	growing our sales volume;
●	increasing sales to existing customers and attracting new customers for our hardware and software- enabled services;
●	improving our ability to procure energy storage systems from original equipment manufacturers (“OEMs”) on cost-effective terms;
●	Improving our consolidated gross margins reflecting the ability to maintain favorable contract pricing and terms with our customers for our hardware and software-enabled services;
●	improving the effectiveness of our sales and marketing activities; and
●	attracting and retaining key talent in a competitive marketplace.

Even if we do achieve profitability when expected, we may be unable to sustain or increase our profitability in the future.

Our platform performance may not meet our customers’ expectations or needs.

The renewable energy projects that our customers construct and own are subject to various operating risks that may cause them to generate less value for our customers than expected. These risks include a failure or wearing out of our or our operators’, customers’ or utilities’ equipment; an inability to find suitable replacement equipment or parts; less than expected supply or quality of the project’s source of electricity and faster than expected diminishment of such electricity supply; or volume disruption in our supply collection and distribution system. Any extended interruption or failure of our customer’s projects for any reason to generate the expected amount of output could adversely affect our business, financial condition and results of operations. In addition, there has been in the past, and may be in the future, an adverse impact on our customers’ willingness to continue to procure additional hardware and software-enabled services from us if any of our customer’s projects incur operational issues that indicate expected future cash flows from the project are less than the project’s carrying value. Any such outcome could adversely affect our operating results or ability to continue to grow our sales volume or to increase sales to existing customers or new customers.

If any energy storage systems procured from OEM suppliers and provided to our customers contain manufacturing defects, our business and financial results could be adversely affected.

The energy storage systems we pair with the Athena platform are complex energy solutions. We rely on our OEM suppliers to control the quality of the battery storage equipment and other components that make up the energy storage system sold to our customers. We are not involved in the manufacture of the batteries or other components of the energy storage systems. As a result, our ability to seek recourse for liabilities and recover costs from our OEM suppliers depends on our contractual rights as well as the financial condition and integrity of such OEM suppliers that supply us with the batteries and other components of our energy storage systems. Such systems may contain undetected or latent errors or defects. In the past, we discovered latent defects in energy storage systems. In connection with such defects, we could incur significant expenses or disruptions of our operations, including to our energy storage network, that would prevent us from performing the automated data engineering required to support our AI processes and energy storage network. Any manufacturing defects or other failures of our energy storage systems to perform as expected could cause us to incur significant re-engineering costs, divert the attention of our personnel from operating and maintenance efforts, expose us to adverse regulatory action and significantly and adversely affect customer satisfaction, market acceptance and our business reputation. Furthermore, our OEM suppliers may be unable to correct manufacturing defects or other failures of any energy storage systems in a manner satisfactory to our customers, which could adversely affect customer satisfaction, market acceptance and our business reputation.

On rare occasions, lithium-ion batteries can rapidly release the energy they contain by venting smoke and flames in a manner that can ignite nearby materials as well as other lithium-ion batteries. This faulty result could subject us to lawsuits, product recalls or redesign efforts, all of which would be time consuming and expensive. Also, negative public perceptions regarding the suitability of lithium-ion batteries for energy applications or any future incident involving lithium-ion batteries, such as a plant, vehicle or other fire, even if such incident does not involve hardware provided by us, could adversely affect our business and reputation.

If our estimates of useful life for our energy storage systems and related hardware and software-enabled services are inaccurate or if our OEM suppliers do not meet service and performance warranties and guarantees, our business and financial results could be adversely affected.

We sell hardware and software-enabled services to our customers. Our software-enabled services are essential to the operation of these hardware products. As a result, in connection with the sales of energy storage hardware, we enter into recurring long-term services agreements with customers for the usage of our Athena platform for approximately 10 to 20 years. Our pricing of services contracts is based upon the value we expect to deliver to our customers, including considerations such as the useful life of the energy storage system and prevailing electricity prices. We also provide performance warranties and guarantees covering the efficiency and output performance of our software-enabled services. We do not have a long history with a large number of field deployments, and our estimates may prove to be incorrect. Failure to meet these performance warranties and guarantee levels may require us to refund our service contract payments to the customer, or require us to make cash payments to the customer based on actual performance, as compared to expected performance.

Further, the occurrence of any defects, errors, disruptions in service, or other performance problems, interruptions, or delays associated with our energy storage systems or the Athena platform, whether in connection with day-to-day operations or otherwise, could result in:

●	loss of customers;
●	loss or delayed market acceptance and sales of our hardware and software-enabled services;
●	delays in payment to us by customers;
●	injury to our reputation and brand;
●	legal claims, including warranty and service level agreement claims, against us; or

●	diversion of our resources, including through increased service and warranty expenses or financial concessions, and increased insurance costs.

The costs incurred in correcting any material defects or errors in our hardware and software or other performance problems may be substantial and could adversely affect our business, financial condition and results of operations.

Future product recalls could materially adversely affect our business, financial condition and operating results.

Any product recall in the future, whether it involves our or a competitor’s product, may result in negative publicity, damage our brand and materially and adversely affect our business, financial condition and results of operations. In the future, we may voluntarily or involuntarily initiate a recall if any of our products are proven to be or possibly could be defective or noncompliant with applicable environmental laws and regulations, including health and safety standards. Such recalls involve significant expense and diversion of management attention and other resources, which could adversely affect our brand image, as well as our business, financial condition and operating results.

We primarily rely on Amazon Web Services to deliver our services to users on our Athena platform, and any disruption of or interference with our use of Amazon Web Services could adversely affect our business, financial condition and results of operations.

We currently host our Athena platform and support our energy storage network operations on one or more datacenters provided by Amazon Web Services (“AWS”), a third-party provider of cloud infrastructure services. We do not have control over the operations of the facilities of AWS that we use. AWS’ facilities are vulnerable to damage or interruption from natural disasters, cybersecurity attacks, terrorist attacks, power outages, and similar events or acts of misconduct. Our Athena platform’s continuing and uninterrupted performance is critical to our success. We have experienced, and expect that in the future we will experience, interruptions, delays, and outages in service and availability from time to time due to a variety of factors, including infrastructure changes, human or software errors, website hosting disruptions and capacity constraints. In addition, any changes in AWS’ service levels may adversely affect our ability to meet the requirements of users on our Athena platform. Since our Athena platform’s continuing and uninterrupted performance is critical to our success, sustained or repeated system failures would reduce the attractiveness of our hardware and software-enabled services to customers. It may become increasingly difficult to maintain and improve our performance, as we expand and our energy storage network grows, increasing customer reliance on the Athena platform. Any negative publicity arising from any disruptions to AWS’ facilities, and as a result, our Athena platform could adversely affect our reputation and brand and may adversely affect the usage of our hardware and software-enabled services. Any of the above circumstances or events may adversely affect our reputation and brand, reduce the availability or usage of our hardware and software- enabled services, lead to a significant short-term loss of revenue, increase our costs, and impair our ability to attract new users, any of which could adversely affect our business, financial condition and results of operations.

Our commercial agreement with AWS will remain in effect until terminated by AWS or us. AWS may terminate the agreement for convenience by providing us at least thirty (30) days’ advance notice. AWS may also terminate the agreement for cause upon a material breach of the agreement, subject to AWS providing prior written notice and a 30-day cure period, and may in some cases terminate the agreement immediately for cause upon written notice. Even though our platform is entirely in the cloud, we believe that we could transition to one or more alternative cloud infrastructure providers on commercially reasonable terms. In the event that our agreement with AWS is terminated or we add additional cloud infrastructure service providers, we may experience significant costs or downtime for a short period in connection with the transfer to, or the addition of, new cloud infrastructure service providers. However, we do not believe that such transfer to, or the addition of, new cloud infrastructure service providers would adversely affect our business, financial condition and results of operations over the longer term.

Any failure to offer high-quality technical support services may adversely affect our relationships with our customers and adversely affect our financial results.

Our customers depend on our support organization to resolve any technical issues relating to our hardware and software-enabled services. In addition, our sales process is highly dependent on the quality of our hardware and software-enabled services, on our business reputation and on strong recommendations from our existing customers. Any failure to maintain high-quality and highly-responsive technical support, or a market perception that we do not maintain high-quality and highly-responsive support, could adversely affect our reputation, our ability to sell our products to existing and prospective customers, and our business, financial condition and results of operations.

We offer technical support services with our hardware and software-enabled services and may be unable to respond quickly enough to accommodate short-term increases in demand for support services, particularly as we increase the size of our customer base. We also may be unable to modify the format of our support services to compete with changes in support services provided by competitors. It is difficult to predict demand for technical support services and if demand increases significantly, we may be unable to provide satisfactory support services to our customers. Additionally, increased demand for these services, without corresponding revenue, could increase costs and adversely affect our business, financial condition and results of operations.

Our business currently depends on the availability of rebates, tax credits and other financial incentives. The reduction, modification, or elimination of government economic incentives could cause our revenue to decline and adversely affect business, financial condition and results of operations.

The U.S. federal government and some state and local governments provide incentives to end users and purchasers of our energy storage systems in the form of rebates, tax credits and other financial incentives, such as system performance payments and payments for renewable energy credits associated with renewable energy generation. We rely on these governmental rebates, tax credits and other financial incentives to significantly lower the effective price of the energy storage systems to our customers in the U.S. However, these incentives may expire on a particular date, end when the allocated funding is exhausted, or be reduced or terminated as a matter of regulatory or legislative policy.

Our energy storage systems have qualified for tax exemptions, incentives or other customer incentives in many states including the states of California, Massachusetts, New York, Hawaii and Texas. Some states have utility procurement programs and/or renewable portfolio standards for which our technology is eligible. Our energy storage systems are currently installed in eight U.S. states, each of which may have its own enabling policy framework. There is no guarantee that these policies will continue to exist in their current form, or at all. Such state programs may face increased opposition on the U.S. federal, state and local levels in the future. Changes in federal or state programs could reduce demand for our energy storage systems, impair sales financing and adversely impact our business results.

Our hardware and software-enabled services involve a lengthy sales and installation cycle, and if we fail to close sales on a regular and timely basis it could adversely affect our business, financial condition and results of operations.

Our sales cycle is typically six (6) to twelve (12) months for our hardware and software-enabled services, but can vary considerably. In order to make a sale, we must typically provide a significant level of education to prospective customers regarding the use and benefits of our hardware and software-enabled services.

The period between initial discussions with a potential customer and the sale of even a single energy storage system typically depends on a number of factors, including the potential customer’s budget and decision as to the type of financing it chooses to use, as well as the arrangement of such financing. Prospective customers often undertake a significant evaluation process, which may further extend the sales cycle. Currently, we believe the time between the entry into a sales contract with a customer and the installation of our energy storage systems can range from nine (9) to eighteen (18) months or more. This lengthy sales and installation cycle is subject to a number of significant risks over which we have little or no control. Because of both the long sales and installation cycles, we may expend significant resources without having certainty of generating a sale.

These lengthy sales and installation cycles increase the risk that our customers may fail to satisfy their payment obligations, cancel orders before the completion of the transaction or delay the planned date for installation. Cancellation rates may be impacted by factors outside of our control including an inability to install an energy storage system at the customer’s chosen location because of permitting or other regulatory issues, unanticipated changes in the cost or availability of alternative sources of electricity available to the customer or other reasons unique to each customer. Our operating expenses are based on anticipated sales levels, and many of our expenses are fixed. If we are unsuccessful in closing sales after expending significant resources or if we experience delays or cancellations, our business, financial condition and results of operations could be adversely affected.

Additionally, we have ongoing arrangements with our customers and target customers. Some of these arrangements are evidenced by contracts or long-term contract partnership arrangements. If these arrangements are terminated or if we are unable to continue to fulfill the obligations under such contracts or arrangements, our business, financial condition and results of operations could be adversely affected.

The economic benefit of our energy storage systems to our customers depends on the cost of electricity available from alternative sources, including local electric utility companies, which cost structure is subject to change.

The economic benefit of our energy storage systems to our customers includes, among other things, the benefit of reducing such customer’s payments to the local electric utility company. The rates at which electricity is available from a customer’s local electric utility company is subject to change and any changes in such rates may affect the relative benefits of our energy storage systems. Further, the local electric utility may impose “departing load,” “standby” or other charges on our customers in connection with their acquisition of our energy storage systems, the amounts of which are outside of our control and which may have a material impact on the economic benefit of our energy storage systems to our customers. Changes in the rates offered by local electric utilities and/or in the applicability or amounts of charges and other fees imposed by such utilities on customers acquiring our energy storage systems could adversely affect the demand for our energy storage systems.

Additionally, the electricity produced by our energy storage systems is currently not cost competitive in some geographic markets, and we may be unable to reduce our costs to a level at which our energy storage systems would be competitive in such markets. As such, unless the cost of electricity in these markets rises or we are able to generate demand for our energy storage systems based on benefits other than electricity cost savings, our potential for growth may be limited.

Our business is subject to risks associated with construction, utility interconnection, cost overruns and delays, including those related to obtaining government permits and other contingencies that may arise in the course of completing installations.

Although we generally are not regulated as a utility, federal, state and local government statutes and regulations concerning electricity heavily influence the market for our product and services. These statutes and regulations often relate to electricity pricing, net metering, incentives, taxation, and the rules surrounding the interconnection of customer-owned electricity generation for specific technologies. In the U.S., governments frequently modify these statutes and regulations. Governments, often acting through state utility or public service commissions, change and adopt different requirements for utilities and rates for commercial customers on a regular basis. Changes, or in some cases a lack of change, in any of the laws, regulations, ordinances or other rules that apply to customer installations and new technology could make it more costly for our customers to install and operate our energy storage systems on particular sites, and in turn could negatively affect our ability to deliver cost savings to customers for the purchase of electricity.

The installation and operation of our energy storage systems at a particular site is also generally subject to oversight and regulation in accordance with national, state and local laws and ordinances relating to building codes, safety, environmental protection and related matters, and typically requires obtaining and keeping in good standing various local and other governmental approvals and permits, including environmental approvals and permits, that vary by jurisdiction. In some cases, these approvals and permits require periodic renewal. It is difficult and costly to track the requirements of every individual authority having jurisdiction over energy storage system installations, to design our energy storage systems to comply with these varying standards, and for our customers to obtain all applicable approvals and permits. We cannot predict whether or when all permits required for a given customer’s project will be granted or whether the conditions associated with the permits will be achievable. The denial of a permit or utility connection essential to a project or the imposition of impractical conditions would impair our customer’s ability to develop the project. In addition, we cannot predict whether the permitting process will be lengthened due to complexities and appeals. Delay in the review and permitting process for a project can impair or delay our customers’ abilities to develop that project or increase the cost so substantially that the project is no longer attractive to our customers. Furthermore, unforeseen delays in the review and permitting process could delay the timing of the installation of our energy storage systems and could therefore adversely affect the timing of the recognition of revenue related to hardware acceptance by our customer, which could adversely affect our operating results in a particular period.

In addition, the successful installation of our energy storage systems is dependent upon the availability of and timely connection to the local electric grid. We may be unable to unable to obtain the required consent and authorization of local utilities to ensure successful interconnection to energy grids to enable the successful discharge of renewable energy to customers. Any delays in our customers’ ability to connect with utilities, delays in the performance of installation-related services or poor performance of installation-related services will have an adverse effect on our results and could cause operating results to vary materially from period to period.

The growth of our business depends on customers renewing their services subscriptions. If customers do not continue to use our subscription offerings or if we fail to expand the availability of hardware and software-enabled services available to our customers, our business and operating results will be adversely affected.

In addition to upfront sale of hardware and network integration, we depend on customers continuing to subscribe to services enabled by our Athena platform. Therefore, it is important that customers renew their subscriptions when the contract term expires, increase their purchases of our hardware and network solutions and enhance their subscriptions. Customers may decide not to renew their subscriptions with a similar contract period, at the same prices or terms or with the same or a greater number of users or level of functionality. Customer retention may decline or fluctuate as a result of a number of factors, including satisfaction with software-enabled services and features, functionality of our energy storage hardware and software-enabled services, prices, the features and pricing of competing products, reductions in spending levels, mergers and acquisitions involving customers and deteriorating general economic conditions.

If customers do not renew their subscriptions, if they renew on less favorable terms, if they fail to increase their purchase of our hardware and software-enabled services, or if they fail to refer us their customers and partners as potential new customers, our business, financial condition and results of operations will be adversely affected.

Changes in subscriptions or pricing models may not be reflected in near-term operating results.

We generally recognize subscription revenue from customers ratably over the terms of their contracts. As a result, most of the subscription revenue reported in each quarter is derived from the recognition of deferred revenue relating to subscriptions entered into during previous quarters. Consequently, a decline in new or renewed subscriptions in any single quarter will likely have only a small impact on revenue for that quarter. However, such a decline will negatively affect revenue in future quarters. In addition, the severity and duration of events may not be predictable and their effects could extend beyond a single quarter. Accordingly, the effect of significant downturns in sales and market acceptance of subscription services, and potential changes in pricing policies or rate of renewals, may not be fully apparent until future periods.

Third-Party Partner Risks

Our hardware and software-enabled services rely on interconnections to distribution and transmission facilities that are owned and operated by third parties, and as a result, are exposed to interconnection and transmission facility development and curtailment risks.

Our hardware and software-enabled services are interconnected with electric distribution and transmission facilities owned and operated by regulated utilities necessary to deliver the electricity that our storage systems produce. A failure or delay in the operation or development of these distribution or transmission facilities could result in a loss of revenues or breach of a contract because such a failure or delay could limit the amount of renewable electricity that our energy storage systems deliver or delay the completion of our customers’ construction projects. In addition, certain of our energy storage systems’ generation may be curtailed without compensation due to distribution and transmission limitations, reducing our revenues and impairing our ability to capitalize fully on a particular customer project’s potential. Such a failure or curtailment at levels above our expectations could impact our ability to satisfy agreements entered into with our suppliers and adversely affect our business.

We have in some instances, entered into long-term supply agreements that could result in insufficient inventory and negatively affect our results of operations.

We have entered into long-term supply agreements with certain suppliers of battery storage systems and other components of our energy storage systems. Some of these supply agreements provide for fixed or inflation-adjusted pricing and substantial prepayment obligations. If our suppliers provide insufficient inventory at the level of quality required to meet customer demand, or if our suppliers are unable or unwilling to provide us with the contracted quantities, as we have limited alternatives for supply in the short term, our results of operations could be materially and negatively impacted. Further, we face significant specific counterparty risk under long-term supply agreements when dealing with certain suppliers without a long, stable production and financial history. Given the uniqueness of our product, many of our suppliers do not have a long operating history and may not have substantial capital resources. In the event any such supplier experiences financial difficulties, it may be difficult or may require substantial time and expense to replace such supplier. We do not know whether we will be able to maintain long-term supply relationships with our critical suppliers, or secure new long-term supply agreements. Additionally, many of the battery storage systems and components of our energy storage systems are procured from foreign suppliers, which exposes us to risks including unforeseen increases in costs or interruptions in supply arising from changes in applicable international trade regulations, such as taxes, tariffs, or quotas. Any of the foregoing could materially adversely affect our business, financial condition and results of operations.

Our growth depends in part on the success of our relationships with third parties.

We rely on third-party general contractors to install energy storage systems at our customers’ sites. We currently work with a limited number of general contractors, which has impacted and may continue to impact our ability to facilitate customer installations as planned. Our work with contractors or their subcontractors may have the effect of our being required to comply with additional rules (including rules unique to our customers), working conditions, site remediation and other union requirements, which can add costs and complexity to an installation project. The timeliness, thoroughness and quality of the installation-related services performed by our general contractors and their subcontractors in the past have not always met our expectations or standards and in the future may not meet our expectations and standards and it may be difficult to find and train third-party general contractors that meet our standards at a competitive cost.

In addition, a key component of our growth strategy is to develop or expand our relationships with third parties. For example, we are investing resources in establishing strategic relationships with market players across a variety of industries, including large renewable project developers, to generate new customers. These programs may not roll out as quickly as planned or produce the results we anticipated. A significant portion of our business depends on attracting new partners and retaining existing partners. Negotiating relationships with our partners, investing in due diligence efforts with potential partners, training such third parties and contractors and monitoring them for compliance with our standards require significant time and resources and may present greater risks and challenges than expanding a direct sales or installation team. If we are unsuccessful in establishing or maintaining our relationships with these third parties, our ability to grow our business and address our market opportunity could be impaired. Even if we are able to establish and maintain these relationships, we may not be able to execute on our goal of leveraging these relationships to meaningfully expand our business, brand recognition and customer base. Such circumstance would limit our growth potential and our opportunities to generate significant additional revenue or cash flows.

We must maintain customer confidence in our long-term business prospects in order to grow our business.

Customers may be less likely to purchase our hardware and services if they are not convinced that our business will succeed or that our services and support and other operations will continue in the long term. Similarly, suppliers and other third parties will be less likely to invest time and resources in developing business relationships with us if they are not convinced that our business will succeed. Accordingly, in order to build and maintain our business, we must maintain confidence among customers, suppliers, analysts, ratings agencies and other parties in our hardware and software-enabled services, long-term financial viability and business prospects. Maintaining such confidence may be particularly complicated by certain factors including those that are largely outside of our control, such as our limited operating history, customer unfamiliarity with our hardware and software-enabled services, delivery and service operations to meet demand, competition, future changes in the evolving distributed and renewable energy markets or uncertainty regarding sales performance compared with market expectations.

Accordingly, in order to grow our business, we must maintain confidence among our customers, OEM suppliers, third-party general contractor partners, financing partners and other parties in our long-term business prospects. This may be particularly complicated by factors such as:

●	our limited operating history at current scale;
●	our historical and anticipated near-term lack of profitability;
●	unfamiliarity with or uncertainty about our energy storage systems and the overall perception of the distributed and renewable energy generation markets;
●	prices for electricity in particular markets;
●	competition from alternate sources of energy;
●	warranty or unanticipated service issues we may experience in connection with third-party manufactured hardware and our proprietary software;
●	the environmental consciousness and perceived value of environmental programs to our customers;
●	the size of our expansion plans in comparison to our existing capital base and the scope and history of operations; and
●	the availability and amount of incentives, credits, subsidies or other programs to promote installation of energy storage systems.

Several of these factors are largely outside our control, and any negative perceptions about our long-term business prospects, even if unfounded, would likely adversely affect our business, financial condition and results of operations.

Competition Risks

We currently face and will continue to face significant competition.

We compete for customers, financing partners and incentive dollars with other energy storage providers. Many providers of electricity, such as traditional utilities and other companies offering distributed generation products, have longer operating histories, customer incumbency advantages, access to and influence with local and state governments, and more capital resources than we do. Significant developments in alternative energy storage technologies or improvements in the efficiency or cost of traditional energy sources, including coal, oil, natural gas used in combustion or nuclear power, may materially and adversely affect our business and prospects in ways we cannot anticipate. We may also face new energy storage competitors who are not currently in the market. If we fail to adapt to changing market conditions and to compete successfully with new competitors, we will limit our growth and adversely affect our business results.

We face supply chain competition, including competition from businesses in other industries, which could result in insufficient inventory and negatively affect our results of operations.

Certain of our suppliers also supply systems and components to other businesses, including businesses engaged in the production of consumer electronics and other industries unrelated to energy storage systems. As a relatively low-volume purchaser of certain of these parts and materials, we may be unable to procure a sufficient supply of the items in the event that our suppliers fail to produce sufficient quantities to satisfy the demands of all of their customers, which could materially adversely affect our business, financial condition and results of operations.

If we are not able to continue to reduce our cost structure in the future, our ability to become profitable may be impaired.

We must continue to reduce the costs of production, installation and operation of our energy storage systems to expand our market. Additionally, certain of our existing service contracts were entered into based on projections regarding service costs reductions that assume continued advances in the cost of delivery of our services, which we may be unable to realize. While we have been successful in reducing our costs to date, the cost of battery storage systems and other components of our energy storage systems, for example, could increase in the future. Any such increases could slow our growth and cause our financial results and operational metrics to suffer. In addition, we may face increases in our other expenses, including increases in wages or other labor costs, as well as marketing, sales or related costs. We will continue to make significant investments to drive growth in the future. In order to expand into new markets while still maintaining our current margins, we will need to continue to reduce our costs. Increases in any of these costs, or our failure to achieve projected cost reductions, could adversely affect our business, financial condition and results of operations. If we are unable to reduce our cost structure in the future, we may not be able to achieve profitability, which could have a material adverse effect on our business and prospects.

New Project and Growth Risks

Our failure to protect our intellectual property rights may undermine our competitive position, and litigation to protect our intellectual property rights may be costly.

Although we have taken many protective measures to protect our intellectual property, including trade secrets, policing unauthorized use of proprietary technology can be difficult and expensive. For example, many of our software developers reside in California and it is not legally permissible to prevent them from working for a competitor, if and when one should exist.

Also, litigation may be necessary to enforce our intellectual property rights, protect our trade secrets, or determine the validity and scope of the proprietary rights of others. Such litigation may result in our intellectual property rights being challenged, limited in scope or declared invalid or unenforceable. We cannot be certain that the outcome of any litigation will be in our favor, and an adverse determination in any such litigation could impair our intellectual property rights and may adversely affect our business, prospects and reputation.

We rely primarily on patent, trade secret and trademark laws, and non-disclosure, confidentiality, and other types of contractual restrictions to establish, maintain, and enforce our intellectual property and proprietary rights. However, our rights under these laws and agreements afford us only limited protection and the actions we take to establish, maintain, and enforce our intellectual property rights may not be adequate. For example, our trade secrets and other confidential information could be disclosed in an unauthorized manner to third parties, our owned or licensed intellectual property rights could be challenged, invalidated, circumvented, infringed, or misappropriated or our intellectual property rights may not be sufficient to provide us with a competitive advantage, any of which could have a material adverse effect on our business, financial condition and results of operations. In addition, the laws of some countries do not protect proprietary rights as fully as do the laws of the U.S. As a result, we may not be able to protect our proprietary rights adequately abroad.

Our patent applications may not result in issued patents, and our issued patents may not provide adequate protection, which may have a material adverse effect on our ability to prevent others from commercially exploiting products similar to ours.

We cannot be certain that our pending patent applications will result in issued patents or that any of our issued patents will afford protection against a competitor. The status of patents involves complex legal and factual questions, and the breadth of claims allowed is uncertain. As a result, we cannot be certain that the patent applications that we file will result in patents being issued, or that our patents and any patents that may be issued to us in the future will afford protection against competitors with similar technology. In addition, patent applications filed in foreign countries are subject to laws, rules and procedures that differ from those of the U.S., and thus we cannot be certain that foreign patent applications related to issued U.S. patents will be issued in other regions. Furthermore, even if these patent applications are accepted and the associated patents issued, some foreign countries provide significantly less effective patent enforcement than in the U.S.

In addition, patents issued to us may be infringed upon or designed around by others and others may obtain patents that we need to license or design around, either of which would increase costs and may adversely affect our business, prospects, and operating results.

We may need to defend ourselves against claims that we infringe, have misappropriated or otherwise violate the intellectual property rights of others, which may be time consuming and would cause us to incur substantial costs.

Companies, organizations, or individuals, including our competitors, may hold or obtain patents, trademarks, or other proprietary rights that they may in the future believe are infringed by our products and services. Although we are not currently subject to any claims related to intellectual property, these companies holding patents or other intellectual property rights allegedly relating to our technologies could, in the future, make claims or bring suits alleging infringement, misappropriation or other violations of such rights, or otherwise asserting their rights and seeking licenses or injunctions. Several of the proprietary components used in our energy storage systems have been subjected to infringement challenges in the past. We also generally indemnify our customers against claims that the hardware and software-enabled services we supply infringe, misappropriate, or otherwise violate third-party intellectual property rights, and we may therefore be required to defend our customers against such claims. If a claim is successfully brought in the future and we or our hardware and software-enabled services are determined to have infringed, misappropriated, or otherwise violated a third-party’s intellectual property rights, we may be required to do one or more of the following:

●	cease selling products or services that incorporate the challenged intellectual property;
●	pay substantial damages (including treble damages and attorneys’ fees if our infringement is determined to be willful);
●	obtain a license from the holder of the intellectual property right, which license may not be available on reasonable terms or at all; or
●	redesign our products or services, which may not be possible or cost-effective.

Any of the foregoing could adversely affect our business, financial condition and operating results. In addition, any litigation or claims, whether or not valid, could adversely affect our reputation, result in substantial costs, and divert resources and management attention.

We also license technology from third parties, and incorporate components supplied by third parties into our hardware. We may face claims that our use of such technology or components infringes or otherwise violates the rights of others, which would subject us to the risks described above. We may seek indemnification from our licensors or suppliers under our contracts with them, but our rights to indemnification or our suppliers’ resources may be unavailable or insufficient to cover our costs and losses.

If we fail to manage our growth effectively, include failing to attract and integrate qualified personnel, we may not be able to develop, produce, market and sell our hardware and software-enabled services successfully.

Any failure to manage our growth effectively could materially and adversely affect our business, financial condition and operating results. We intend to expand our operations significantly. We expect our future expansion to include, among other things:

●	expanding the management team;

●	hiring and training new personnel;
●	conducting market research and analysis;
●	controlling expenses and investments in anticipation of expanded operations;
●	expanding service departments;
●	implementing and enhancing administrative infrastructure, systems and processes; and
●	expanding our market share in international markets, such as Japan, Australia, Europe, South America and Latin America, including Mexico.

Our success depends, in part, on our continuing ability to identify, hire, attract, train and develop other highly qualified personnel. Experienced and highly skilled employees are in high demand and competition for these employees can be intense. Our ability to hire, attract and retain them will depend in part on our ability to provide competitive compensation packages and a high-quality work environment. We may not be able to attract, integrate, train, motivate or retain additional highly qualified personnel, and our failure to do so could adversely affect our business, financial condition and operating results.

If we are unable to attract and retain key employees and hire qualified management, technical, engineering and sales personnel, our ability to compete and successfully grow our business could be adversely affected.

We believe that our success and our ability to reach our strategic objectives are highly dependent on the contributions of our key management, technical, engineering and sales personnel. The loss of the services of any of our key employees could disrupt our operations, delay the development and introduction of our hardware and software-enabled services, and negatively impact our business, financial condition and operating results. In particular, we are highly dependent on the services of John Carrington, our Chief Executive Officer and Director, William Bush, our Chief Financial Officer, Mark Triplett, our Chief Operating Officer, Alan Russo, our Chief Revenue Officer, Larsh Johnson, our Chief Technology Officer, Prakesh Patel, our Chief Strategy Officer and other key employees. We cannot assure you that we will be able to successfully attract and retain senior leadership necessary to grow our business. Furthermore, there is increasing competition for talented individuals in our field, and competition for qualified personnel is especially intense in the San Francisco Bay Area, where our principal offices are located. Our failure to attract and retain our executive officers and other key technology, sales, marketing and support personnel, could adversely affect our business, financial condition and results of operations.

While we have not made material acquisitions to date, should we pursue acquisitions in the future, we would be subject to risks associated with acquisitions.

We may acquire additional assets, products, technologies or businesses that are complementary to our existing business. The process of identifying and consummating acquisitions and the subsequent integration of new assets and businesses into our own business would require attention from management and could result in a diversion of resources from our existing business, which in turn could have an adverse effect on its operations. Acquired assets or businesses may not generate the expected financial results. Acquisitions could also result in the use of cash, potentially dilutive issuances of equity securities, the occurrence of goodwill impairment charges, amortization expenses for other intangible assets and exposure to potential unknown liabilities of the acquired business.

If we are unsuccessful in developing and maintaining our proprietary technology, including our Athena platform, our ability to attract and retain partners could be impaired, our competitive position could be adversely affected and our revenue could be reduced.

Our future growth depends on our ability to continue to develop and maintain our proprietary technology that supports our hardware and software-enabled services, including our Athena platform. In the event that our current or future products and services require features that we have not developed or licensed, or we lose the benefit of an existing license, we will be required to develop or obtain such technology through purchase, license or other arrangements. If the required technology is not available on commercially reasonable terms, or at all, we may incur additional expenses in an effort to internally develop the required technology. We have received patents and have filed patent applications with respect to certain aspects of our technology, and we generally rely on patent protection with respect to our proprietary technology, as well as a combination of trade secrets and copyright law, employee and third-party non-disclosure agreements and other protective measures to protect intellectual property rights pertaining to our proprietary technology and hardware and software-enabled services. There can be no assurance that the steps taken by us to protect any of our proprietary technology will be adequate to prevent misappropriation of these technologies by third parties. If we were unable to maintain our existing proprietary technology, our ability to attract and retain customers could be impaired, our competitive position could be adversely affected and our revenue could be reduced.

Our management has limited experience in operating a public company.

Our management team, including our executive officers, has limited experience in the management of a publicly traded company. Their limited experience in dealing with the increasingly complex laws pertaining to public companies could be a significant disadvantage in that it is likely that an increasing amount of their time may be devoted to these activities which will result in less time being devoted to the management and growth of the post-merger company. We may not have adequate personnel with the appropriate level of knowledge, experience and training in the accounting policies, practices or internal control over financial reporting required of public companies in the U.S. The development and implementation of the standards and controls necessary for us to achieve the level of accounting standards required of a public company in the U.S. may require costs greater than expected. It is likely that we will be required to expand our employee base and hire additional employees to support our operations as a public company which will increase our operating costs in future periods.

As a private company, we were not required to document and test our internal controls over financial reporting nor has our management been required to certify the effectiveness of our internal controls and our auditors were not required to opine on the effectiveness of our internal control over financial reporting. Failure to maintain adequate financial, information technology and management processes and controls could impair our ability to comply with the financial reporting and internal controls requirements for publicly traded companies, which could lead to errors in our financial reporting and adversely affect our business.

Prior to the Merger, we were not required to document and test our internal controls over financial reporting nor has our management been required to certify the effectiveness of our internal controls and our auditors have not been required to opine on the effectiveness of our internal control over financial reporting. As a public company, we may lose our emerging growth company status and become subject to the SEC’s internal control over financial reporting management and auditor attestation requirements in the year in which we are deemed to be a large accelerated filer, which would occur once we are subject to Exchange Act reporting requirements for twelve (12) months, have filed at least one SEC annual report and the market value of our common equity held by non-affiliates exceeds $700 million as of the end of the prior fiscal year’s second fiscal quarter. We expect that we will be subject to the SEC’s internal control reporting and attestation requirements with respect to our annual report on Form 10-K for the year ended December 31, 2021. We might not be able to complete our evaluation, testing and any required remediation in a timely fashion. In addition, our current controls and any new controls that we develop may become inadequate because of poor design and changes in our business, including increased complexity resulting from any international expansion. Any failure to implement and maintain effective internal controls over financial reporting could adversely affect the results of assessments by our independent registered public accounting firm and their attestation reports.

Expanding operations internationally could expose us to risks.

Although we currently primarily operate in the U.S., we will seek to expand our business internationally. We are currently operating or have contracted nearly 1 GWh of aggregate system capacity across over 900 locations in the U.S., Canada, Chile and Japan and we intend to expand into other growing markets such as Mexico, Australia, Colombia and Europe. Managing any international expansion will require additional resources and controls, including additional manufacturing and assembly facilities. Any expansion internationally could subject our business to risks associated with international operations, including:

●	conformity with applicable business customs, including translation into foreign languages and associated expenses;
●	lack of availability of government incentives and subsidies;
●	potential changes to our established business model;
●	cost of alternative power sources, which could vary meaningfully outside the U.S.;
●	difficulties in staffing and managing foreign operations in an environment of diverse culture, laws and customers, and the increased travel, infrastructure and legal and compliance costs associated with international operations;
●	customer installation challenges which we have not encountered before, which may require the development of a unique model for each country;
●	differing levels of demand among members of our customer base, including commercial and industrial customers, utilities, independent power producers and project developers;
●	compliance with multiple, potentially conflicting and changing governmental laws, regulations and permitting processes, including environmental, banking, employment, tax, privacy and data protection laws and regulations, such as the EU Data Privacy Directive;
●	compliance with U.S. and foreign anti-bribery laws;
●	difficulties in collecting payments in foreign currencies and associated foreign currency exposure;
●	restrictions on repatriation of earnings;
●	compliance with potentially conflicting and changing laws of taxing jurisdictions where we conduct business and applicable U.S. tax laws as they relate to international operations, the complexity and adverse consequences of such tax laws and potentially adverse tax consequences due to changes in such tax laws; and
●	regional economic and political conditions.

As a result of these risks, any potential future international expansion efforts that we may undertake may not be successful and may negatively impact our results of operations and profitability.

Regulatory Risks

The installation and operation of our energy storage systems are subject to environmental laws and regulations in various jurisdictions, and there is uncertainty with respect to the interpretation of certain environmental laws and regulations to our energy storage systems, especially as these regulations evolve over time.

We are subject to national, state and local environmental laws and regulations, as well as environmental laws in those foreign jurisdictions in which we operate. Environmental laws and regulations can be complex and may change often. These laws can give rise to liability for administrative oversight costs, cleanup costs, property damage, bodily injury, fines and penalties. We are committed to compliance with applicable environmental laws and regulations, including health and safety standards, and we continually review the operation of our energy storage systems for health, safety and compliance. Our energy storage systems, like other battery technology-based products of which we are aware, produce small amounts of hazardous wastes and air pollutants, and we seek to ensure that they are handled in accordance with applicable regulatory standards.

Maintaining compliance with laws and regulations can be challenging given the changing patchwork of environmental laws and regulations that prevail at the U.S. federal, state, regional and local levels and in foreign countries in which we operate. Most existing environmental laws and regulations preceded the introduction of battery technology and were adopted to apply to technologies existing at the time, namely large, coal, oil or gas-fired power plants. Currently, there is generally little guidance from these agencies on how certain environmental laws and regulations may, or may not, be applied to our technology.

In many instances, our technology is moving faster than the development of applicable regulatory frameworks. It is possible that regulators could delay or prevent us from conducting our business in some way pending agreement on, and compliance with, shifting regulatory requirements. Such actions could delay the sale to and installation by customers of energy storage systems, require their modification or replacement, result in fines, or trigger claims of performance warranties and defaults under customer contracts that could require us to refund hardware or service contract payments, any of which could adversely affect our business, financial performance and reputation.

Existing regulations and changes to such regulations impacting the electric power industry may create technical, regulatory and economic barriers which could significantly reduce demand for our energy storage systems.

The market for electricity generation products is heavily influenced by U.S. federal, state, local and foreign government regulations and policies, as well as internal policies and regulations of electric utility providers. These regulations and policies often relate to electricity pricing and technical interconnection of customer-owned electricity generation. These regulations and policies are often modified and could continue to change, and this could result in a significant reduction in demand for our energy storage systems. For example, utility companies commonly charge fees to larger, industrial customers for disconnecting from the electric grid or for having the capacity to use power from the electric grid for back-up purposes. These fees could change, increasing the cost to our customers of using our energy storage systems and making them less economically attractive.

Our business could be adversely affected by trade tariffs or other trade barriers.

In recent years, China and the U.S. have each imposed tariffs, and there remains a potential for further trade barriers. These barriers may escalate into a trade war between China and the U.S. Tariffs could potentially impact our hardware component prices and impact any plans to sell products in China and other international markets. In addition, these developments could have a material adverse effect on global economic conditions and the stability of global financial markets. Any of these factors could have a material adverse effect on our business, financial condition and results of operations.

Negative attitudes toward renewable energy projects from the U.S. government, other lawmakers and regulators, and activists could adversely affect our business, financial condition and results of operations.

Parties with an interest in other energy sources, including lawmakers, regulators, policymakers, environmental and advocacy organizations or other activists may invest significant time and money in efforts to delay, repeal or otherwise negatively influence regulations and programs that promote renewable energy. Many of these parties have substantially greater resources and influence than we have. Further, changes in U.S. federal, state or local political, social or economic conditions, including a lack of legislative focus on these programs and regulations, could result in their modification, delayed adoption or repeal. Any failure to adopt, delay in implementing, expiration, repeal or modification of these programs and regulations, or the adoption of any programs or regulations that encourage the use of other energy sources over renewable energy, could adversely affect our business, financial condition and results of operations.

Revenue from any projects we support may be adversely affected if there is a decline in public acceptance or support of renewable energy, or regulatory agencies, local communities, or other third parties delay, prevent, or increase the cost of constructing and operating customer projects.

Certain persons, associations and groups could oppose renewable energy projects in general or our customers’ projects specifically, citing, for example, misuse of water resources, landscape degradation, land use, food scarcity or price increase and harm to the environment. Moreover, regulation may restrict the development of renewable energy plants in certain areas. In order to develop a renewable energy project, our customers are typically required to obtain, among other things, environmental impact permits or other authorizations and building permits, which in turn require environmental impact studies to be undertaken and public hearings and comment periods to be held during which any person, association or group may oppose a project. Any such opposition may be taken into account by government officials responsible for granting the relevant permits, which could result in the permits being delayed or not being granted or being granted solely on the condition that our customers carry out certain corrective measures to the proposed project.

Opposition to our customers’ project requests for permits or successful challenges or appeals to permits issued for their projects could adversely affect our operating plans.

A decrease in acceptance of renewable energy projects by local populations, an increase in the number of legal challenges, or an unfavorable outcome of such legal challenges could adversely affect the financial condition of our customers and reduce their demand for our hardware and software-enabled services. Any reduction in customer demand for our hardware and software-enabled services could adversely affect our business, financial condition and results of operations.

Current or future litigation or administrative proceedings could have a material adverse effect on our business, financial condition and results of operations.

We have been and continue to be involved in legal proceedings, administrative proceedings, claims and other litigation that arise in the ordinary course of business. In addition, since our energy storage system is a new type of product in a nascent market, we have in the past needed and may in the future need to seek the amendment of existing regulations or, in some cases, the creation of new regulations, in order to operate our business in some jurisdictions. Such regulatory processes may require public hearings concerning our business, which could expose us to subsequent litigation. Unfavorable outcomes or developments relating to proceedings to which we are a party or transactions involving our products, such as judgments for monetary damages, injunctions, or denial or revocation of permits, could have a material adverse effect on our business, financial condition, and results of operations. In addition, settlement of claims could adversely affect our financial condition and results of operations.

Cybersecurity and Information Technology Risks

A failure of our information technology (“IT”) and data security infrastructure could adversely affect our business and operations.

We rely upon the capacity, reliability and security of our IT and data security infrastructure and our ability to expand and continually update this infrastructure in response to the changing needs of our business. Our existing IT systems and any new IT systems we utilize may not perform as expected. If we experience a problem with the functioning of an important IT system or a security breach of our IT systems, including during system upgrades or new system implementations, the resulting disruptions could adversely affect our business.

Despite our implementation of reasonable security measures, our IT systems, like those of other companies, are vulnerable to damages from computer viruses, natural disasters, fire, power loss, telecommunications failures, personnel misconduct, human error, unauthorized access, physical or electronic security breaches, cyber-attacks (including malicious and destructive code, phishing attacks, ransomware, and denial of service attacks), and other similar disruptions. Such attacks or security breaches may be perpetrated by bad actors internally or externally (including computer hackers, persons involved with organized crime, or foreign state or foreign state-supported actors).

Cybersecurity threat actors employ a wide variety of methods and techniques that are constantly evolving, increasingly sophisticated, and difficult to detect and successfully defend against. We have experienced such incidents in the past, and any future incidents could expose us to claims, litigation, regulatory or other governmental investigations, administrative fines and potential liability. Any system failure, accident or security breach could result in disruptions to our operations. A material network breach in the security of our IT systems could include the theft of our trade secrets, customer information, human resources information or other confidential data, including but not limited to personally identifiable information. Although past incidents have not had a material effect on our business operations or financial performance, to the extent that any disruptions or security breach results in a loss or damage to our data, or an inappropriate disclosure of confidential, proprietary or customer information, it could cause significant damage to our reputation, affect our relationships with our customers and strategic partners, lead to claims against us from governments and private plaintiffs, and adversely affect our business. We cannot guarantee that future cyberattacks, if successful, will not have a material effect on our business or financial results.

Many governments have enacted laws requiring companies to provide notice of cyber incidents involving certain types of data, including personal data. If an actual or perceived cybersecurity breach of security measures, unauthorized access to our system or the systems of the third-party vendors that we rely upon, or any other cybersecurity threat occurs, we may incur liability, costs, or damages, contract termination, our reputation may be compromised, our ability to attract new customers could be negatively affected, and our business, financial condition, and results of operations could be materially and adversely affected. Any compromise of our security could also result in a violation of applicable domestic and foreign security, privacy or data protection, consumer and other laws, regulatory or other governmental investigations, enforcement actions, and legal and financial exposure, including potential contractual liability. In addition, we may be required to incur significant costs to protect against and remediate damage caused by these disruptions or security breaches in the future.

Our technology, including the Athena platform, could have undetected defects, errors or bugs in hardware or software which could reduce market adoption, damage our reputation with current or prospective customers and/or expose us to product liability and other claims that could materially and adversely affect our business.

We may be subject to claims that our hardware and software-enabled services, including the Athena platform have malfunctioned and persons were injured or purported to be injured. Any insurance that we carry may not be sufficient or it may not apply to all situations. Similarly, to the extent that such malfunctions are related to components obtained from third-party vendors, such vendors may not assume responsibility for such malfunctions. In addition, our customers could be subjected to claims as a result of such incidents and may bring legal claims against us to attempt to hold us liable. Any of these events could adversely affect our brand, relationships with customers, operating results or financial condition.

Furthermore, our Athena platform is complex, developed for over a decade by many developers, and includes a number of licensed third-party commercial and open-source software libraries. Our software has contained defects and errors and may in the future contain undetected defects or errors. We are continuing to evolve the features and functionality of our platform through updates and enhancements, and as we do, we may introduce additional defects or errors that may not be detected until after deployment to customers through our hardware. In addition, if our hardware and software-enabled services, including any updates or patches, are not implemented or used correctly or as intended, inadequate performance and disruptions in service may result.

Any defects or errors in product or services offerings, or the perception of such defects or errors, or other performance problems could result in any of the following, each of which could adversely affect our business, financial condition and results of operations:

●	expenditure of significant financial and product development resources, including recalls, in efforts to analyze, correct, eliminate or work around errors or defects;
●	loss of existing or potential customers or partners;
●	interruptions or delays in sales;

●	delayed or lost revenue;
●	delay or failure to attain market acceptance;
●	delay in the development or release of new functionality or improvements;
●	negative publicity and reputational harm;
●	sales credits or refunds;
●	exposure of confidential or proprietary information;
●	diversion of development and customer service resources;
●	breach of warranty claims;
●	legal claims under applicable laws, rules and regulations; and
●	the expense and risk of litigation.

Although we have contractual protections, such as warranty disclaimers and limitation of liability provisions, in many of our agreements with customers, resellers and other business partners, such protections may not be uniformly implemented in all contracts and, where implemented, may not fully or effectively protect from claims by customers, resellers, business partners or other third parties. Any insurance coverage or indemnification obligations of suppliers may not adequately cover all such claims, or cover only a portion of such claims. A successful product liability, warranty, or other similar claim could have an adverse effect on our business, financial condition and operating results. In addition, even claims that ultimately are unsuccessful could result in expenditure of funds in litigation, divert management’s time and other resources and cause reputational harm.

Certain of the Company’s stockholders, including Star Peak Sponsor LLC, a Delaware limited liability company (the “Sponsor”), may engage in business activities which compete with the Company or otherwise conflict with the Company’s interests.

The Sponsor is in the business of making investments in companies and may from time to time acquire and hold interests in businesses that compete directly or indirectly with the Company. The Amended and Restated Charter provides that none of the Sponsor, any of its affiliates or any director who is not employed by the Company (including any non-employee director who serves as one (1) of the Company’s officers in both his director and officer capacities) or his or her affiliates will have any duty to refrain from engaging, directly or indirectly, in the same business activities or similar business activities or lines of business in which the Company operates. The Sponsor also may pursue acquisition opportunities that may be complementary to the Company’s business and, as a result, those acquisition opportunities may not be available to the Company.

Additional Risks Relating to Ownership of Company Securities

The price of the Company’s securities may change significantly and you could lose all or part of your investment as a result.

The trading price of the Common Stock and Warrants is likely to be volatile. The stock market recently has experienced extreme volatility. This volatility often has been unrelated or disproportionate to the operating performance of particular companies. You may not be able to resell your shares or Warrants at an attractive price due to a number of factors such as those listed in “—Risks Relating to Stem’s Business and Industry” and the following:

●	results of operations that vary from the expectations of securities analysts and investors;

●	results of operations that vary from those of the Company’s competitors;
●	the impact of the COVID-19 pandemic and its effect on the Company’s business and financial conditions;
●	changes in expectations as to the Company’s future financial performance, including financial estimates and investment recommendations by securities analysts and investors;
●	declines in the market prices of stocks generally;
●	strategic actions by the Company or its competitors;
●	announcements by the Company or its competitors of significant contracts, acquisitions, joint ventures, other strategic relationships or capital commitments;
●	any significant change in the Company’s management;
●	changes in general economic or market conditions or trends in the Company’s industry or markets;
●	changes in business or regulatory conditions, including new laws or regulations or new interpretations of existing laws or regulations applicable to the Company’s business;
●	future sales of the Company’s Common Stock or other securities;
●	investor perceptions or the investment opportunity associated with the Company’s Common Stock relative to other investment alternatives;
●	the public’s response to press releases or other public announcements by the Company or third parties, including the Company’s filings with the SEC;
●	litigation involving the Company, the Company’s industry, or both, or investigations by regulators into the Company’s operations or those of the Company’s competitors;
●	guidance, if any, that the Company provides to the public, any changes in this guidance or the Company’s failure to meet this guidance;
●	the development and sustainability of an active trading market for the Company’s Common Stock;
●	actions by institutional or activist stockholders;
●	changes in accounting standards, policies, guidelines, interpretations or principles; and
●	other events or factors, including those resulting from natural disasters, war, acts of terrorism or responses to these events.

These broad market and industry fluctuations may adversely affect the market price of the Company’s Common Stock, regardless of the Company’s actual operating performance. In addition, price volatility may be greater if the public float and trading volume of the Company’s Common Stock is low.

In the past, following periods of market volatility, stockholders have instituted securities class action litigation. If the Company was involved in securities litigation, it could have a substantial cost and divert resources and the attention of executive management from the Company’s business regardless of the outcome of such litigation.

The NYSE may delist the Company’s securities from trading on its exchange, which could limit investors’ ability to make transactions in its securities and subject the Company to additional trading restrictions.

Currently, our Common Stock and Public Warrants are publicly traded on the NYSE under the symbols STEM and STEM WS, respectively. We cannot assure you that our securities will continue to be listed on the NYSE. In order to continue listing our securities on the NYSE, the Company will be required to maintain certain financial, distribution and stock price levels. Generally, the Company will be required to maintain a minimum amount in stockholders’ equity.

If NYSE delists the Company’s securities from trading on its exchange and the Company is not able to list its securities on another national securities exchange, we expect our securities could be quoted on an over-the- counter market. If this were to occur, we could face significant material adverse consequences, including:

●	a limited availability of market quotations for our securities;
●	reduced liquidity for our securities;
●	a determination that the Common Stock is a “penny stock” which will require brokers trading in Common Stock to adhere to more stringent rules and possibly result in a reduced level of trading activity in the secondary trading market for our securities;
●	a limited amount of news and analyst coverage; and
●	a decreased ability to issue additional securities or obtain additional financing in the future.

The National Securities Markets Improvement Act of 1996, which is a federal statute, prevents or preempts the states from regulating the sale of certain securities, which are referred to as “covered securities.” Since the Company’s Common Stock and Warrants are listed on the NYSE, they are covered securities. Although the states are preempted from regulating the sale of its securities, the federal statute does allow the states to investigate companies if there is a suspicion of fraud, and, if there is a finding of fraudulent activity, then the states can regulate or bar the sale of covered securities in a particular case. While the Company is not aware of a state having used these powers to prohibit or restrict the sale of securities issued by blank check companies, other than the State of Idaho, certain state securities regulators view blank check companies unfavorably and might use these powers, or threaten to use these powers, to hinder the sale of securities of blank check companies in their states. Further, if the Company was no longer listed on the NYSE, its securities would not be covered securities and it would be subject to regulation in each state in which it offers its securities, including in connection with the initial business combination.

Future sales, or the perception of future sales, by the Company or its stockholders in the public market following the merger could cause the market price for the Company’s Common Stock to decline.

The sale of shares of the Company’s Common Stock in the public market, or the perception that such sales could occur, could harm the prevailing market price of shares of the Company’s Common Stock. These sales, or the possibility that these sales may occur, also might make it more difficult for the Company to sell equity securities in the future at a time and at a price that it deems appropriate.

In connection with the Merger and pursuant to that certain Investor Rights Agreement, dated as of the Closing Date (the “Investor Rights Agreement”), certain substantial holders of Stem’s common stock (determined on an as-converted basis) (the “New Holders”) agreed, subject to certain exceptions, (i) not to transfer or dispose of their Common Stock until (x) the earlier of six (6) months after the consummation of the Merger and (y) the date after the closing on which the Company completes a liquidation, merger, capital stock exchange, reorganization or other similar transaction that results in all of the Company’s stockholders having the right to exchange their equity holdings in Company for cash, securities or other property, and (ii) not engage, directly or indirectly, in any short sales or other hedging or derivative transactions involving the Company’s common stock or warrants until six (6) months after the consummation of the Merger. In addition, STPK’s officers and directors and their affiliates, the Company’s Chief Executive Officer and

Chairman (together with the New Holders, the “Investors”) agreed, subject to certain exceptions, not to transfer or dispose of their Common Stock during the period from April 28, 2021, the date of the closing of the merger through the earlier of (i) the first anniversary of the consummation of merger, (ii) the date that the closing price of the Common Stock equals or exceeds $12.00 (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like), for twenty (20) trading days within any thirty (30) trading day period following the 150th day following the Merger and (iii) the consummation of a liquidation, merger, capital stock exchange, reorganization or other similar transaction that results in all of the Company’s stockholders having the right to exchange their shares of Common Stock for cash, securities or other property.

Upon the expiration or waiver of the lock-ups described above, shares held by the Investors and certain other stockholders of the Company will be eligible for resale, subject to volume, manner of sale and other limitations under Rule 144, when such rule becomes applicable to STPK. In addition, pursuant to the IRA, the Investors and certain other stockholders have the right, subject to certain conditions, to require the Company to register the sale of their shares of Common Stock under the Securities Act. By exercising their registration rights and selling a large number of shares, these stockholders could cause the prevailing market price of the Common Stock to decline. As of the Closing Date, the shares covered by registration rights represent approximately 46% of the Company’s outstanding common stock.

As restrictions on resale end or if these stockholders exercise their registration rights, the market price of shares of Common Stock could drop significantly if the holders of these shares sell them or are perceived by the market as intending to sell them. These factors could also make it more difficult for the Company to raise additional funds through future offerings of Common Stock or other securities.

In addition, Common Stock reserved for future issuance under our equity incentive plans will become eligible for sale in the public market once those shares are issued, subject to provisions relating to various vesting agreements, lock-up agreements and, in some cases, limitations on volume and manner of sale applicable to affiliates under Rule 144, as applicable. The aggregate number of shares of Common Stock reserved for future issuance under our equity incentive plan is 23,722,254. The compensation committee of our Board may determine the exact number of shares to be reserved for future issuance under its equity incentive plans at its discretion. We will file one or more registration statements on Form S-8 under the Securities Act to register shares of Common Stock or securities convertible into or exchangeable for shares of Common Stock issued pursuant to our equity incentive plans. Any such Form S-8 registration statements will automatically become effective upon filing. Accordingly, shares registered under such registration statements will be available for sale in the open market. We may also issue securities in connection with investments or acquisitions in the future. The amount of shares of Common Stock issued in connection with an investment or acquisition could constitute a material portion of our then-outstanding shares of Common Stock. Any issuance of additional securities in connection with investments or acquisitions may result in additional dilution to our stockholders.

Warrants will become exercisable for our Common Stock, which would increase the number of shares eligible for future resale in the public market and result in dilution to our existing stockholders.

Outstanding Warrants to purchase an aggregate of 12,786,129 shares of our Common Stock will become exercisable on August 20, 2021, the date that is twelve months after the completion of the Company’s initial public offering. Each Warrant entitles the holder thereof to purchase one (1) share of our Common Stock at a price of $11.50 per whole share, subject to adjustment. Warrants may be exercised only for a whole number of shares of Common Stock. To the extent such warrants are exercised, additional shares of our Common Stock will be issued, which will result in dilution to the then existing holders of our Common Stock and increase the number of shares eligible for resale in the public market. Sales of substantial numbers of such shares in the public market could adversely affect the market price of our Common Stock.

The JOBS Act permits “emerging growth companies” like us to take advantage of certain exemptions from various reporting requirements applicable to other public companies that are not emerging growth companies.

The Company qualifies as an “emerging growth company” as defined in Section 2(a)(19) of the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012, which we refer to as the “JOBS Act.” As such, the Company will take advantage of certain exemptions from various reporting requirements applicable to other public companies that are not emerging growth companies for as long as it continues to be an emerging growth company, including (i) the exemption from the auditor attestation requirements with respect to internal control over financial reporting under Section 404 of the Sarbanes-Oxley Act, (ii) the exemptions from say-on-pay, say-on-frequency and say-on-golden parachute voting requirements and (iii) reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements. As a result, our stockholders may not have access to certain information they deem important. The Company will remain an emerging growth company until the earliest of (i) the last day of the fiscal year (a) following August 20, 2025, the fifth anniversary of the closing of STPK’s IPO, (b) in which the Company has total annual gross revenue of at least $1.07 billion or (c) in which the Company is deemed to be a large accelerated filer, which means the market value of our Common Stock that are held by non-affiliates exceeds $700 million as of the last business day of the Company’s prior second fiscal quarter, and (ii) the date on which the Company has issued more than $1.0 billion in non-convertible debt during the prior three-year period.

In addition, Section 107 of the JOBS Act also provides that an emerging growth company can take advantage of the exemption from complying with new or revised accounting standards provided in Section 7(a)(2)(B) of the Securities Act as long as the Company is an emerging growth company. An emerging growth company can therefore delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies, but any such election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period, which means that when a standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of the Company’s financial statements with another public company which is neither an emerging growth company nor an emerging growth company which has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.

We cannot predict if investors will find our Common Stock less attractive because the Company will rely on these exemptions. If some investors find our Common Stock less attractive as a result, there may be a less active trading market for Common Stock and our stock price may be more volatile.

The Company may redeem your unexpired Warrants prior to their exercise at a time that is disadvantageous to you, thereby making your Warrants worthless.

The Company has the ability to redeem outstanding Warrants at any time after they become exercisable and prior to their expiration, at a price of $0.01 per Warrant, provided that the last reported sales price of Common Stock equals or exceeds $18.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within a 30 trading-day period commencing once the Warrants become exercisable and ending on the third trading day prior to the date on which the Company gives proper notice of such redemption and provided certain other conditions are met. If and when the Warrants become redeemable by the Company, the Company may not exercise its redemption right if the issuance of shares of Common Stock upon exercise of the Warrants is not exempt from registration or qualification under applicable state blue sky laws or it is unable to effect such registration or qualification. The Company will use its best efforts to register or qualify such shares of Common Stock under the blue sky laws of the state of residence in those states in which the Warrants were offered. Redemption of the outstanding Warrants could force you (i) to exercise your Warrants and pay the exercise price therefor at a time when it may be disadvantageous for you to do so, (ii) to sell your Warrants at the then-current market price when you might otherwise wish to hold your warrants or (iii) to accept the nominal redemption price which, at the time the outstanding Warrants are called for redemption, is likely to be substantially less than the market value of your Warrants.

Because there are no current plans to pay cash dividends on the Company’s Common Stock for the foreseeable future, you may not receive any return on investment unless you sell your Common Stock for a price greater than that which you paid for it.

The Company intends to retain future earnings, if any, for future operations, expansion and debt repayment and there are no current plans to pay any cash dividends for the foreseeable future. The declaration, amount and payment of any future dividends on shares of the Common Stock will be at the sole discretion of the Company’s board of directors.

The Company’s board of directors may take into account general and economic conditions, the Company’s financial condition and results of operations, the Company’s available cash and current and anticipated cash needs, capital requirements, contractual, legal, tax, and regulatory restrictions, implications on the payment of dividends by the Company to its stockholders or by its subsidiaries to it and such other factors as the Company’s board of directors may deem relevant. In addition, the Company’s ability to pay dividends is limited by covenants of the Company’s existing and outstanding indebtedness and may be limited by covenants of any future indebtedness the Company incurs. As a result, you may not receive any return on an investment in the Company’s Common Stock unless you sell the Company’s Common Stock for a price greater than that which you paid for it.

If securities analysts do not publish research or reports about the Company’s business or if they downgrade the Company’s stock or the Company’s sector, the Company’s stock price and trading volume could decline.

The trading market for the Company’s Common Stock relies in part on the research and reports that industry or financial analysts publish about the Company or its business. The Company does not control these analysts. In addition, some financial analysts may have limited expertise with the Company’s model and operations. Furthermore, if one or more of the analysts who do cover the Company downgrade its stock or industry, or the stock of any of its competitors, or publish inaccurate or unfavorable research about its business, the price of the Company’s stock could decline. If one or more of these analysts ceases coverage of the Company or fails to publish reports on it regularly, the Company could lose visibility in the market, which in turn could cause its stock price or trading volume to decline.

Certain provisions of the Company’s Amended and Restated Charter and Amended and Restated Bylaws may have an anti- takeover effect and may delay, defer or prevent a merger, acquisition, tender offer, takeover attempt or other change of control transaction that a stockholder might consider in its best interest, including those attempts that might result in a premium over the market price for the shares held by the Company’s stockholders.

These provisions, among other things:

●	establish a staggered board of directors divided into three classes serving staggered three-year terms, such that not all members of the Company’s board of directors will be elected at one time;
●	authorize the Company’s board of directors to issue new series of preferred stock without stockholder approval and create, subject to applicable law, a series of preferred stock with preferential rights to dividends or our assets upon liquidation, or with superior voting rights to our existing common stock;
●	eliminate the ability of stockholders to call special meetings of stockholders;
●	eliminate the ability of stockholders to fill vacancies on the Company’s board of directors;
●	establish advance notice requirements for nominations for election to the Company’s board of directors or for proposing matters that can be acted upon by stockholders at our annual stockholder meetings;
●	permit the Company’s board of directors to establish the number of directors;
●	provide that the Company’s board of directors is expressly authorized to make, alter or repeal the Amended and Restated Bylaws;
●	provide that stockholders can remove directors only for cause and only upon the approval of not less than 66 2∕3 of all outstanding shares of the Company’s voting stock;
●	require the approval of not less than 66 2∕3 of all outstanding shares of our voting stock to amend the Amended and Restated Bylaws and specific provisions of the Amended and Restated Charter; and
●	limit the jurisdictions in which certain stockholder litigation may be brought.

As a Delaware corporation, the Company is subject to the anti-takeover provisions of Section 203 of the DGCL, which prohibits a Delaware corporation from engaging in a business combination specified in the statute with an interested stockholder (as defined in the statute) for a period of three (3) years after the date of the transaction in which the person first becomes an interested stockholder, unless the business combination is approved in advance by a majority of the independent directors or by the holders of at least two-thirds of the outstanding disinterested shares. The application of Section 203 of the DGCL could also have the effect of delaying or preventing a change of control of our company.

These anti-takeover provisions could make it more difficult for a third-party to acquire the Company, even if the third-party’s offer may be considered beneficial by many of the Company’s stockholders. As a result, the Company’s stockholders may be limited in their ability to obtain a premium for their shares. These provisions could also discourage proxy contests and make it more difficult for you and other stockholders to elect directors of your choosing and to cause the Company to take other corporate actions you desire.

The Company’s Amended and Restated Charter designates the Court of Chancery of the State of Delaware as the sole and exclusive forum for certain types of actions and proceedings that may be initiated by the Company’s stockholders, which could limit the Company’s stockholders’ ability to obtain a favorable judicial forum for disputes with the Company or its directors, officers, employees or stockholders.

The Amended and Restated Charter provides that, that, unless the Company consents in writing to the selection of an alternative forum, the sole and exclusive forum, to the fullest extent permitted by law, for (i) any derivative action or proceeding brought on our behalf, (ii) any action asserting a breach of a fiduciary duty owed by any director, officer or other employee to us or our stockholders, (iii) any action asserting a claim against us or any director, officer, or other employee arising pursuant to the DGCL, (iv) any action to interpret, apply, enforce, or determine the validity of our second amended and restated certificate of incorporation or amended and restated bylaws, or (v) any other action asserting a claim that is governed by the internal affairs doctrine, shall be the Court of Chancery of the State of Delaware (or another state court or the federal court located within the State of Delaware if the Court of Chancery does not have or declines to accept jurisdiction), in all cases subject to the court’s having jurisdiction over indispensable parties named as defendants. In addition, the Amended and Restated Charter provides that the federal district courts of the United States will be the exclusive forum for resolving any complaint asserting a cause of action arising under the Securities Act but that the forum selection provision does not apply to claims brought to enforce a duty or liability created by the Exchange Act. Although we believe these provisions benefit the Company by providing increased consistency in the application of Delaware law for the specified types of actions and proceedings, the provisions may have the effect of discouraging lawsuits against us or our directors and officers. Alternatively, if a court were to find the choice of forum provision contained in the Amended and Restated Charter to be inapplicable or unenforceable in an action, we might incur additional costs associated with resolving such action in other jurisdictions, which could harm our business, financial condition, and operating results. For example, under the Securities Act, federal courts have concurrent jurisdiction over all suits brought to enforce any duty or liability created by the Securities Act, and investors cannot waive compliance with the federal securities laws and the rules and regulations thereunder. Any person or entity purchasing or otherwise acquiring any interest in our shares of capital stock shall be deemed to have notice of and consent to this exclusive forum provision, but will not be deemed to have waived our compliance with the federal securities laws and the rules and regulations thereunder.

USE OF PROCEEDS

All of the Common Stock offered by the Selling Securityholders pursuant to this prospectus will be sold by the Selling Securityholders for their respective accounts. The Company will not receive any of the proceeds from these sales.

The Selling Securityholders will pay any underwriting fees, discounts and selling commissions incurred by such Selling Securityholders in disposing of their Common Stock. Pursuant to a registration rights agreement entered into by the Company and the Selling Securityholders, the Company will bear all other costs, fees and expenses incurred in effecting the registration of the Common Stock covered by this prospectus, including, without limitation, all registration and filing fees, NYSE listing fees and fees and expenses of counsel and independent registered public accountants.

DETERMINATION OF OFFERING PRICE

We cannot currently determine the price or prices at which shares of our Common Stock may be sold by the Selling Securityholders under this prospectus.

MARKET INFORMATION FOR COMMON STOCK AND DIVIDEND POLICY

Market Information

Our Common Stock and Public Warrants are currently listed on the NYSE under the symbols “STEM” and “STEM WS”, respectively. Prior to the consummation of the Merger, our common stock and warrants were listed on the NYSE under the symbols “STPK,” and “STPK WS,” respectively. As of April 28, 2021, there were 220 holders of record of our Common Stock and 6 holders of record of our Public Warrants.

Dividend Policy

We have not paid any cash dividends on our Common Stock or the Warrants to date. Our board of directors may from time to time consider whether or not to institute a dividend policy. It is our present intention to retain any earnings for use in our business operations and accordingly, we do not anticipate the board of directors declaring any dividends in the foreseeable future. The payment of cash dividends in the future will be dependent upon our revenues and earnings, if any, capital requirements and general financial condition. The payment of any cash dividends will be within the discretion of our board of directors. Further, our ability to declare dividends will also be limited by restrictive covenants contained in our debt agreements.

Securities Authorized for Issuance Under Equity Incentive Plan

At the special meeting of STPK’s stockholders in lieu of the Company’s 2021 annual meeting held on April 27, 2021, the stockholders of the Company considered and approved the Stem, Inc. 2021 Stock Incentive Plan (the “Incentive Plan”). The Incentive Plan was previously approved, subject to stockholder approval, by the STPK board of directors on December 3, 2020. The Incentive Plan became effective immediately upon the Closing. Pursuant to the Incentive Plan, 23,722,254 shares of Common Stock have been reserved for issuance under the Incentive Plan.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

Introduction

The unaudited pro forma combined balance sheet as of March 31, 2021 gives pro forma effect to the Merger and the closing of the PIPE Investment as if it had been consummated as of that date. The unaudited pro forma combined statements of operations for the three months ended March 31, 2021 and for the year ended December 31, 2020 give pro forma effect to the Merger and the closing of the sale of 22.5 million PIPE Shares of New Stem Common Stock to Subscribers (the “PIPE Investment”) as if it had occurred as of January 1, 2020. This information should be read together with Stem’s and STPK’s respective audited and unaudited financial statements and related notes, the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations (Restated)” in STPK’s Annual Report on Form 10-K/A filed with the SEC on April 26, 2021 (the “Annual Report”), the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in this prospectus and other financial information included elsewhere in this prospectus.

Defined terms used but not defined herein in “Unaudited Pro Forma Condensed Combined Financial Information” shall have the meanings ascribed to them in the Company’s Current Report on Form 8-K, which was originally filed with the Securities and Exchange Commission (the “SEC”) on May 4, 2021 (as amended by this Current Report on Form 8-K/A, and, if not defined in the Form 8-K/A, STPK’s definitive proxy statement/consent solicitation statement/prospectus on Form 424B3 filed with the SEC on March 30, 2021 (the “proxy statement/consent solicitation statement/prospectus”)).

The unaudited pro forma combined balance sheet as of March 31, 2021 has been prepared using the following:

●	Stem’s unaudited historical condensed consolidated balance sheet as of March 31, 2021, as included in this prospectus; and
●	STPK’s unaudited historical condensed balance sheet as of March 31, 2021, as included in this prospectus.

The unaudited pro forma combined statement of operations for the three months ended March 31, 2021 has been prepared using the following:

●	Stem’s unaudited historical condensed consolidated statement of operations for the three months ended March 31, 2021, as included in this prospectus; and
●	STPK’s unaudited historical statement of operations for the three months ended March 31, 2021, as included in this prospectus.

The unaudited pro forma combined statement of operations for the year ended December 31, 2020 has been prepared using the following:

●	Stem’s audited historical consolidated statement of operations for the year ended December 31, 2020, as included elsewhere in this prospectus; and
●	STPK’s audited historical statement of operations for the year ended December 31, 2020, as included in this prospectus.

Accounting for the Merger

The Merger is accounted for as a reverse recapitalization in accordance with U.S. GAAP. Under this method of accounting, STPK, who is the legal acquirer in the Merger, is treated as the “acquired” company for financial reporting purposes and Stem is treated as the accounting acquirer. Stem has been determined to be the accounting acquirer based on evaluation of the following facts and circumstances under both the minimum and maximum redemption scenarios:

●	Stem’s existing stockholders expecting to have the greatest voting interest of the post-combination company with at least 48.0% of the voting interest in each scenario;
●	Stem’s senior management comprising all of the senior management of the post-combination company;
●	The directors nominated by Stem will represent the majority of the post-combination company Board;
●	The relative size (measured in, for example, assets, revenues or earnings) of Stem compared to STPK; and
●	Stem’s operations comprising the ongoing operations of the post-combination company.

Accordingly, for accounting purposes, the Merger will be treated as the equivalent of a capital transaction in which Stem is issuing stock for the net assets of STPK. The net assets of STPK will be stated at historical cost, with no goodwill or other intangible assets recorded. Operations prior to Merger will be those of Stem.

Basis of Pro Forma Presentation

The unaudited pro forma combined financial statements were prepared in accordance with Article 11 of SEC Regulation S-X as amended by the final rule, Release No. 33-10786 “Amendments to Financial Disclosures about Acquired and Disposed Businesses.” Release No. 33-10786 replaces the existing pro forma adjustment criteria with simplified requirements to depict the accounting for the transaction (“Transaction Accounting Adjustments”) and present the reasonably estimable synergies and other transaction effects that have occurred or are reasonably expected to occur (“Management’s Adjustments”). STPK has elected not to present Management’s Adjustments and will only be presenting Transaction Accounting Adjustments in the unaudited pro forma combined financial information. The adjustments presented on the unaudited pro forma combined financial statements have been identified and presented to provide relevant information necessary to assist in understanding the post-combination company upon consummation of the Merger and the PIPE Investment.

The unaudited pro forma combined financial information is for illustrative purposes only. The financial results may have been different had the companies always been combined. You should not rely on the unaudited pro forma combined financial information as being indicative of the historical financial position and results that would have been achieved had the companies always been combined or the future financial position and results that the post-combination company will experience. Stem and STPK have not had any historical relationship prior to the Merger. Accordingly, no pro forma adjustments were required to eliminate activities between the companies.

Included in the shares outstanding and weighted average shares outstanding as presented in the pro forma combined financial statements are 65,000,000 shares of STPK common stock (including shares issuable upon exercise of Stem Options and certain Stem Warrants) issued to Stem stockholders.

As a result of the Merger and immediately following the closing of the Merger and the closing of the PIPE Investment, current stockholders of Stem will own approximately 48.0% of the outstanding shares of New Stem Common Stock, the PIPE Investors will own approximately 16.6% of the outstanding shares of New Stem Common Stock, STPK’s Sponsor, officer, directors and other holders of Founder Shares will own approximately 7.1% of the outstanding shares of New Stem Common Stock and the former stockholders of STPK will own approximately 28.3% of the outstanding shares of New Stem Common Stock as of March 31, 2021 (in each case, including shares issuable upon exercise of Stem Options and certain Stem Warrants, and not giving effect to any shares issuable to them upon exercise of STPK Warrants). As a result, current stockholders of Stem, as a group, will collectively own more shares of STPK common stock than any single stockholder following consummation of the Merger with no current stockholder of STPK owning more than 10% of the issued and outstanding capital stock of New Stem.

UNAUDITED PRO FORMA COMBINED BALANCE SHEET AS
OF MARCH 31, 2021

(in thousands except share and per share data)

					Pro Forma
	(A) Stem	(B) STPK	Pro Forma		Balance
	(Historical)	(Historical)	Adjustments		Sheet
ASSETS
Current assets:
Cash and cash equivalents	$9,873	$426	$383,586	(1)
			225,000	(2)
			(58,255)	(3)
			(198)	(10)	$560,432
Accounts receivable, net	14,567	—	—		14,567
Prepaid expenses	—	586	—		586
Inventory, net	22,309	—	—		22,309
Other current assets	6,587	—	—		6,587
Total current assets	53,336	1,012	550,133		604,481
Cash and marketable securities – held in trust	—	383,586	(383,586)	(1)	—
Energy storage systems, net	119,842	—	—		119,842
Contract origination costs, net	10,981	—	—		10,981
Goodwill	1,666	—	—		1,666
Intangible assets, net	12,170	—	—		12,170
Other noncurrent assets	14,395	—	(5,670)	(3)	8,725
Total assets	$212,390	$384,598	$160,877		$757,865
LIABILITIES, CONVERTIBLE PREFERRED STOCK AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$21,721	$22	$(1,147)	(3)	$20,596
Accrued liabilities	17,084	2,616	(3,707)	(3)	15,993
Accrued payroll	6,512	—	—		6,512
Franchise tax payable	—	49	—		49
Notes payable, current portion	36,182	—	—		36,182
Convertible promissory notes	68,868	—	(68,868)	(7)	—
Financing obligation, current portion	18,052	—	—		18,052
Deferred revenue, current	38,762	—	—		38,762
Other current liabilities	1,069	—	—		1,069
Total current liabilities	208,250	2,687	(73,722)		137,215
Deferred revenue, noncurrent	16,640	—	—		16,640
Asset retirement obligation	4,150	—	—		4,150
Notes payable, noncurrent	6,418	—	—		6,418
Financing obligation, noncurrent	70,059	—	—		70,059
Warrant liabilities	161,486	276,874	(161,486)	(8)	276,874
Lease liability, noncurrent	41	—	—		41
Deferred legal fees	—	204	(204)	(3)	—
Deferred underwriting commissions connection with the initial public offering	—	13,425	(13,425)	(3)	—
Total liabilities	467,044	293,190	(248,837)		511,397
Commitments and contingencies
Convertible preferred stock(11)	220,955	—	(220,955)	(9)	—
Common stock subject to redemption(11)	—	86,408	(86,408)	(4)	—
Stockholders’ equity (deficit):
Common stock(11)	—	—	—	(5)
Class A common stock(11)	—	3	2	(2)
	4			(4)
	6			(5)
	1				16
Class B common stock(11)	—	1	(1)		—
Additional paid-in capital	14,726	273,995	224,998	(2)
			(45,442)	(3)
			86,404	(4)
			(6)	(5)
			(268,999)	(6)
			68,868	(7)
			161,486	(8)
			220,955	(9)
			(198)	(10)	736,787
Accumulated other comprehensive income	59	—			59
Accumulated deficit	(490,394)	(268,999)	268,999	(6)	(490,394)
Total stockholders’ equity (deficit)	(475,609)	5,000	717,077		246,468
Total liabilities, convertible preferred stock and stockholders’ equity (deficit)	$212,390	$384,598	$160,877		$757,865

Pro Forma Adjustments to the Unaudited Condensed Combined Balance Sheet

(A)	Derived from the unaudited condensed consolidated balance sheet of Stem as of March 31, 2021. See Stem’s financial statements and the related notes included in this prospectus.
(B)	Derived from the unaudited balance sheet of STPK as of March 31, 2021. See STPK’s financial statements and the related notes included in this prospectus.
(1)	Reflects the release of cash currently invested in marketable securities held in the trust account.
(2)	Reflects the proceeds received from the PIPE Investment with the corresponding issuance of 22,500,000 shares of common stock of the post-combination company at $10.00 per share.
(3)	Reflects the payment of fees and expenses related to the Merger, including the deferred underwriting fee of $13,425, deferred legal fees of $204, and legal, financial advisory, accounting and other professional fees. Expenses of $6,750 attributable to the PIPE Investment, including underwriting fees payable to the placement agent in connection with the PIPE Investment, are reflected as an adjustment to additional paid-in capital. The direct, incremental costs of the Merger related to the legal, financial advisory, accounting and other professional fees of $38,692 are reflected as an adjustment to additional paid-in capital. Of these fees and expenses, $5,670 was incurred by Stem and capitalized as of March 31, 2021, of which $1,147 and $3,707 was recorded in accounts payable and accrued liabilities, respectively, with the remainder being already paid in cash. The remainder of these fees and expenses are expected to be paid with the cash released to or received by STPK at closing, as set forth in footnotes (1) and (2).
(4)	Reflects the reclassification of Class A Common Stock subject to redemption for cash that is transferred to permanent equity immediately prior to the closing of the Merger.
(5)	Reflects the recapitalization of Stem through (a) the contribution of all the share capital in Stem to STPK in the amount of $14,726 and (b) the issuance of 65,000,000 shares of STPK Class A Common Stock at par value of $0.0001 (including approximately 10,925,704 shares issuable upon the exercise of Stem Options and Stem Warrants).
(6)	Reflects the elimination of the historical accumulated deficit of STPK, the legal acquirer, in the amount of $268,999.
(7)	Reflects the conversion of all of Stem’s convertible promissory notes outstanding in the aggregate amount of $68,868 to common stock and additional paid-in capital.
(8)	Reflects the exercise of all of Stem’s outstanding convertible preferred stock warrants in the aggregate amount of $161,486 to common shares and additional paid-in capital.
(9)	Reflects the reclassification of $220,955 of Stem’s convertible preferred shares (175,531,186 shares at redemption value) to permanent equity.
(10)	Reflects the cash disbursed to redeem 19,804 shares of STPK’s Class A Common Stock in connection with the Merger at an assumed redemption price of approximately $10.00 per share based on funds held in the Trust Account as of March 31, 2021.

(11)	Authorized, issued and outstanding shares for each class of common stock and preferred stock as of March 31, 2021 and on a pro forma basis is as follows:

	March 31, 2021			Pro Forma Combined Company
	Authorized	Issued	Outstanding	Authorized	Issued	Outstanding
Stem convertible preferred stock
Series D’	190,000,000	105,386,149	105,386,149	N/A	N/A	N/A
Series D	87,235,535	33,483,143	33,483,143	N/A	N/A	N/A
Series C	64,129,209	23,298,388	23,298,388	N/A	N/A	N/A
Series B	36,969,407	9,185,302	9,185,302	N/A	N/A	N/A
Series A’	30,991,277	4,158,503	4,158,503	N/A	N/A	N/A
Series A	21,288	16,740	16,740	N/A	N/A	N/A
Series 1	4,305	2,961	2,961
				N/A	N/A	N/A
Stem common stock	474,728,323	17,694,228	17,694,228	N/A	N/A	N/A
STPK preferred stock	1,000,000	—	—	1,000,000	—	—
STPK class A common stock subject to possible redemption	8,641,047	8,641,047	8,641,047	—	—	—
STPK class A common stock	400,000,000	29,717,457	29,717,457	500,000,000	135,428,326	135,428,326
STPK class B common stock	40,000,000	9,589,626	9,589,626	N/A	N/A	N/A

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF
OPERATIONS FOR THE THREE MONTHS ENDED MARCH 31, 2021

(in thousands, except share and per share data)

	(A)	(B)			Pro Forma
	Stem	STPK	Pro Forma		Income
	(Historical)	(Historical)	Adjustments		Statement
Services revenue	$4,881	$—	$—		$4,881
Hardware revenue	10,539	—	—		10,539
Total revenue	15,420	—	—		15,420
Cost of service revenue	6,905	—	—		6,905
Cost of hardware revenue	8,632	—	—		8,632
Total cost of revenue	15,537	—	—		15,537
Gross Margin	(117)	—	—		(117)
Operating expenses:
Sales and marketing	2,667	—	—		2,667
Research and development	4,407	—	—		4,407
General and administrative	2,692	521	49	(4)	3,262
General and administration – Related party	—	30	—		30
Franchise tax expense	—	49	(49)	(4)	—
Total operating expenses	9,766	600	—		10,366
Loss from operations	(9,883)	(600)	—		(10,483)
Other income (expense), net:
Interest expense	(6,233)	—	3,155	(3)	(3,078)
Change in fair value of warrants and embedded derivative	(66,397)	(155,782)	66,397	(5)	(155,782)
Other income	—	35	(35)	(1)	—
Other expenses, net	(40)	—	—		(40)
Total other income (expense)	(72,670)	(155,747)	69,517		(158,900)
Loss before income taxes	(82,553)	(156,347)	69,517		(169,383)
Income tax expense	—	—	—		—
Net loss	$(82,553)	$(156,347)	$69,517		$(169,383)
Net loss attributable to common stockholders	$(82,553)				$(169,383)
Net loss per share attributable to Stem common stockholders, basic and diluted	$(6.73)
Weighted-average shares of Stem common stock used in computing net loss per share, basic and diluted	12,263,160
Weighted average Class A ordinary shares outstanding, basic and diluted		38,358,504	97,069,822	(2)	135,428,326
Basic and diluted net loss per ordinary share, Class A		$0.00			$(1.25)
Weighted average Class B ordinary shares outstanding, basic and diluted(1)		9,589,626
Basic and diluted net loss per ordinary share, Class B		$(16.30)
(1)	The amount of shares as of March 31, 2021 included up to 1,312,500 shares of Class B common stock subject to forfeiture if the over-allotment option was not exercised in full or in part by the underwriters. On August 26, 2020, the underwriters partially exercised their over-allotment option; thus, 472,874 shares of Class B common stock were forfeited.

UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS
FOR THE YEAR ENDED DECEMBER 31, 2020

(in thousands, except share and per share data)

	(C)	(D)
	Stem	STPK	Pro Forma		Pro Forma Income
	(Historical)	(Historical)	Adjustments		Statement
Service revenue	$15,645	$—	$—		$15,645
Hardware revenue	20,662	—	—		20,662
Total revenue	36,307	—	—		36,307
Cost of service revenue	21,187	—	—		21,187
Cost of hardware revenue	19,032	—	—		19,032
Total cost of revenue	40,219	—	—		40,219
Gross Margin	(3,912)	—	—		(3,912)
Operating expenses:
Sales and marketing	14,829	—	—		14,829
Research and development	15,941	—	—		15,941
General and administrative	14,705	3,137	200	(4)	18,042
General and administration – Related party	—	163	—		163
Franchise tax expense	—	200	(200)	(4)	—
Total operating expenses	45,475	3,500	—		48,975
Loss from operations	(49,387)	(3,500)	—		(52,887)
Other income (expense), net:
Interest expense	(20,806)	—	8,452	(3)	(12,354)
Change in fair value of warrants and embedded derivative	(84,455)	(109,270)	84,455	(5)	(109,270)
Other income	—	137	(137)	(1)	—
Other expenses, net	(1,471)	—	—		(1,471)
Total other income (expense)	(106,732)	(109,133)	92,770		(123,095)
Loss before income taxes	(156,119)	(112,633)	92,770		(175,982)
Income tax expense	(5)	—	—		(5)
Net loss	$(156,124)	$(112,633)	$92,770		$(175,987)
Less: Deemed dividend to preferred stockholders	$(9,484)				$(9,484)
Net loss attributable to common stockholders	$(165,608)				$(185,471)
Net loss per share attributable to Stem common stockholders, basic and diluted	$(17.48)
Weighted-average shares of Stem common stock used in computing net loss per share, basic and diluted	9,474,749
Weighted average Class A ordinary shares outstanding, basic and diluted		38,208,123	97,220,203	(2)	135,428,326
Basic and diluted net loss per ordinary share, Class A		$(0.00)			$(1.37)
Weighted average Class B ordinary shares outstanding, basic and diluted(1)		9,589,626
Basic and diluted net loss per ordinary share, Class B		$(11.75)
(1)	The amount of shares as of December 31, 2020 included up to 1,312,500 shares of Class B common stock subject to forfeiture if the over-allotment option was not exercised in full or in part by the underwriters. On August 26, 2020, the underwriters partially exercised their over-allotment option; thus, 472,874 shares of Class B common stock were forfeited.

Pro Forma Adjustments to the Unaudited Condensed Consolidated Statement of Operations

(A)	Derived from the unaudited condensed consolidated statement of operations of Stem for the three months ended March 31, 2021. See Stem’s financial statements and the related notes included in this prospectus.
(B)	Derived from the unaudited consolidated statement of operations of STPK for the three months ended March 31, 2021. See STPK’s financial statements and the related notes included in this prospectus.
(C)	Derived from the audited consolidated statement of operations of Stem for the year ended December 31, 2020. See Stem’s audited historical consolidated statement of operations for the year ended December 31, 2020, as included elsewhere in this prospectus.
(D)	Derived from the audited consolidated statement of operations of STPK for the year ended December 31, 2020. See STPK’s audited historical consolidated statement of operations for the year ended December 31, 2020, as included in this prospectus.
(1)	Represents an adjustment to eliminate interest income on marketable securities held in the trust account as of the beginning of the period.
(2)	The calculation of weighted average shares outstanding for basic and diluted net loss per share assumes that STPK’s IPO occurred as of January 1, 2020. In addition, as the Merger is being reflected as if it had occurred on this date, the calculation of weighted average shares outstanding for basic and diluted net loss per share assumes that the shares have been outstanding for the entire period presented (including approximately 10,925,704 shares issuable upon the exercise of Stem Options and Stem Warrants). This calculation is retroactively adjusted to eliminate the number of shares redeemed in the merger for the entire period.
(3)	Reflects the elimination of interest expense and debt discount amortization on Stem’s convertible promissory notes.
(4)	Reflects the reclassification of STPK’s franchise tax expense to align with the income statement presentation of Stem.
(5)	Reflects the elimination of the fair market value adjustment on the redemption features embedded in the convertible promissory notes and the convertible preferred stock warrants.

The following presents the calculation of basic and diluted weighted average common shares outstanding.

	Combined		%
STPK public shares	38,338,700		28.3%
STPK Founder Shares	9,589,626		7.1%
STPK shares issued in the Merger	65,000,000	(1)	48.0%
STPK shares issued to PIPE Investors	22,500,000		16.6%
Pro Forma Common Stock at March 31, 2021	135,428,326
(1)	Includes approximately 10.9 million shares issuable upon the exercise of Stem Options and Stem Warrants.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion and analysis provides information which Stem’s management believes is relevant to an assessment and understanding of Stem’s consolidated results of operations and financial condition. This discussion and analysis should be read together with (i) the section of this prospectus entitled “Business,” (ii) Stem’s audited and unaudited condensed consolidated financial statements and related notes that are included elsewhere in this prospectus and (iii) the unaudited pro forma condensed combined financial information as of March 31, 2021 and as of December 31, 2020 included in the section of this prospectus entitled “Unaudited Pro Forma Condensed Combined Financial Information.” In addition to historical financial analysis, this discussion and analysis contains forward-looking statements based upon current expectations that involve risks, uncertainties and assumptions, as described under the heading “Forward-Looking Statements.” Actual results and timing of selected events may differ materially from those anticipated in these forward-looking statements as a result of various factors, including those set forth under “Risk Factors — Risks Relating to the Company’s Business and Industry” or elsewhere in this prospectus. Unless the context otherwise requires, references in this “Management’s Discussion and Analysis of Financial Condition and Results of Operations” to “we”, “us”, “our”, and “the Company” are intended to mean the business and operations of Stem and its consolidated subsidiaries.

Certain figures, such as interest rates and other percentages, included in this section have been rounded for ease of presentation. Percentage figures included in this section have not in all cases been calculated on the basis of such rounded figures but on the basis of such amounts prior to rounding. For this reason, percentage amounts in this section may vary slightly from those obtained by performing the same calculations using the figures in Stem’s financial statements or in the associated text. Certain other amounts that appear in this section may similarly not sum due to rounding.

Overview

Our mission is to build and operate the largest, digitally connected, intelligent energy storage network for our customers. In order to fulfill our mission, (i) we provide our customers, which include commercial and industrial (“C&I”) enterprises as well as independent power producers, renewable project developers, utilities and grid operators, with an energy storage system, sourced from leading, global battery original equipment manufacturers (“OEMs”), that we deliver through our partners, including solar project developers and engineering, procurement and construction firms and (ii) through our Athena artificial intelligence (“AI”) platform (“Athena”) we provide our customers with on-going software-enabled services to operate the energy storage systems for 10 to 20 years. In addition, in all the markets where we operate our customers’ systems, we have agreements to manage the energy storage systems utilizing the Athena platform to participate in energy markets and to share the revenue from such market participation.

We operate in two key markets within the energy storage landscape: Behind-the-Meter (“BTM”) and Front-of-the-Meter (“FTM”). An energy system’s position in relation to a customer’s electric meter determines whether it is designated a BTM or FTM system. BTM systems provide power that can be used on-site without interacting with the electric grid and passing through an electric meter. Our BTM systems reduce C&I customer energy bills and help our customers facilitate the achievement of their corporate environmental, social and corporate governance (“ESG”) objectives. FTM, grid-connected systems provide power to off-site locations and must pass through an electric meter prior to reaching an end-user. Our FTM systems decrease risk for project developers, lead asset professionals, independent power producers and investors by adapting to dynamic energy market conditions in connection with the deployment of electricity and improving the value of energy storage over the course of their FTM system’s lifetime.

Since our inception in 2009, we have engaged in developing and marketing Athena’s software-enabled services, raising capital and recruiting personnel. We have incurred net operating losses and negative cash flows from operations each year since our inception. We have financed our operations primarily through the issuance of convertible preferred stock, debt financing and cash flows from customers.

Our total revenue grew from $4.1 million for the three months ended March 31, 2020 to $15.4 million for the three months ended March 31, 2021. For the three months ended March 31, 2021 and 2020, we incurred net losses of $82.6 million and $17.5 million, respectively. As of March 31, 2021, we had an accumulated deficit of $490.4 million.

Our total revenue grew from $17.6 million for the year ended December 31, 2019 to $36.3 million for the year ended December 31, 2020. For the years ended December 31, 2020 and 2019, we incurred net losses of $156.1 million and $59.4 million, respectively. As of December 31, 2020 and 2019, we had an accumulated deficit of $407.8 million and $259.1 million, respectively.

Following the merger, we expect that our sales and marketing, research and development, regulatory and other expenses will continue to increase as we expand our marketing efforts to increase sales of our solutions, expand existing relationships with our customers, and obtain regulatory clearances or approvals for future product enhancements. In addition, we expect our general and administrative expenses to increase following the merger due to the additional costs associated with scaling our business operations as well as being a public company, including legal, accounting, insurance, exchange listing and SEC compliance, investor relations and other expenses.

As a result, we will require substantial additional funding for expenses related to our operating activities, including selling, general and administrative expenses, as well as research and development. See “— Liquidity and Capital Resources.”

Key Factors and Trends Affecting our Business

We believe that our performance and future success depend on several factors that present significant opportunities for us but also pose risks and challenges, including those discussed below and in the section of this prospectus titled “Risk Factors.”

Decline in Lithium-Ion Battery Costs

Our revenue growth is directly tied to the continued adoption of energy storage systems by our customers. The cost of lithium-ion energy storage hardware has declined significantly in the last decade and has resulted in a large addressable market today. The market for energy storage is rapidly evolving, and while we believe costs will continue to decline, there is no guarantee. If costs do not continue to decline, this could adversely affect our ability to increase our revenue or grow our business.

Increasing Deployment of Renewables

Deployment of intermittent resources has accelerated over the last decade, and today, wind and solar have become a low-cost fuel source. We expect the cost of generating renewable energy to continue to decline and deployments of energy storage systems to increase. As renewable energy sources of energy production represent a large proportion of energy generation, grid instability rises due to their intermittency, which can be addressed by energy storage solutions.

Competition

We are currently a market leader in terms of capacity of energy storage under management. We intend to expand our market share over time by leveraging the network effect of Athena’s AI infrastructure. Existing competitors may expand their product offerings and sales strategies, and new competitors may enter the market. Furthermore, our competitors include other types of software providers and some hardware manufacturers that offer software solutions. If our market share declines due to increased competition, our revenue and ability to generate profits in the future may be adversely affected.

Government Regulation and Compliance

Although we are not regulated as a utility, the market for our product and services is heavily influenced by federal, state and local government statutes and regulations concerning electricity. These statutes and regulations affect electricity pricing, net metering, incentives, taxation, competition with utilities and the interconnection of customer-owned electricity generation. In the United States and Internationally, governments continuously modify these statutes and regulations and acting through state utility or public service commissions, regularly change and adopt different rates for commercial customers. These changes can positively or negatively affect our ability to deliver cost savings to customers.

Impact of COVID-19

In December 2019, COVID-19 was first reported to the World Health Organization (“WHO”), and in January 2020, the WHO declared the outbreak to be a public health emergency. In March 2020, the WHO characterized COVID-19 as a pandemic. The impact of COVID-19, including changes in consumer and business behavior, pandemic fears and market downturns, and restrictions on business and individual activities, has created significant volatility in the global economy and reduced economic activity. The spread of COVID-19 has also created a disruption in the manufacturing, delivery and installation of energy storage systems worldwide.

As a result of the COVID-19 pandemic, we modified our business practices (including employee travel, recommending that all non-essential personnel work from home and cancellation or reduction of physical participation in sales activities, meetings, events and conferences), and implemented additional safety protocols for essential workers. We may take additional actions as may be required by government authorities or that we determine are in the best interests of our employees, customers, suppliers, vendors and business partners.

The COVID-19 pandemic has had an adverse effect on the global economy, but the ultimate societal and economic impact of the COVID-19 pandemic remains unknown. In particular, we cannot predict whether the pandemic will adversely affect demand for our services, lengthen our sales cycles or installation timelines, adversely affect collections of accounts receivable, reduce or delay spending by new customers, cause customers to go out of business or limit the ability of our direct sales force to travel to existing or potential customers, all of which could adversely affect our business, financial condition and results of operations.

Non-GAAP Financial Measures

Adjusted EBITDA

We believe that Adjusted EBITDA is useful for investors to use in comparing our financial performance with the performance of other companies for the following reasons:

●	Adjusted EBITDA is widely used by investors and securities analysts to measure a company’s operating performance without regard to items such as stock-based compensation expense, depreciation and interest expense, that can vary substantially from company to company depending upon their financing and capital structures, and the method by which assets were acquired; and
●	Adjusted EBITDA provides consistency and comparability with our past financial performance, and facilitates comparisons with other companies, many of which use similar non-GAAP financial measures to supplement their GAAP results.

Our use of Adjusted EBITDA has limitations as an analytical tool, and you should not consider this measure in isolation or as a substitute for analysis of our financial results as reported under GAAP. Some of these limitations are as follows:

●	Although depreciation expense is a non-cash charge, the assets being depreciated may have to be replaced in the future, and Adjusted EBITDA does not reflect cash capital expenditure requirements for such replacements or for new capital expenditure requirements;

●	Adjusted EBITDA excludes stock-based compensation expense, which has been, and will continue to be for the foreseeable future, a significant recurring expense for our business and an important part of our compensation strategy;
●	Adjusted EBITDA does not reflect: (1) changes in, or cash requirements for, our working capital needs; (2) interest expense, or the cash requirements necessary to service interest or principal payments on our debt, which reduces cash available to us; or (3) tax payments that may represent a reduction in cash available to us;
●	and the expenses and other items that we exclude in our calculation of Adjusted EBITDA may differ from the expenses and other items, if any, that other companies may exclude from Adjusted EBITDA when they report their operating results.

Because of these limitations, Adjusted EBITDA should be considered along with other operating and financial performance measures presented in accordance with GAAP.

We calculate Adjusted EBITDA as net loss before depreciation and amortization, including amortization of internally developed software, net interest expense, further adjusted to exclude stock-based compensation and other income and expense items, including the change in fair value of warrants and embedded derivatives.

The following table provides a reconciliation of net loss to Adjusted EBITDA:

	Years Ended		Three Months Ended
	December 31,		March 31,
	2020	2019	2021	2020
	(in thousands)		(in thousands)
Net loss	$(156,124)	$(59,414)	$(82,553)	$(17,471)
Adjusted to exclude the following:
Depreciation and amortization	17,736	13,889	5,079	3,994
Interest expense	20,806	12,548	6,233	4,369
Stock-based compensation	4,542	1,531	760	456
Change in fair value of warrants and embedded derivative	84,455	(1,493)	66,397	(1,009)
Adjusted EBITDA	$(28,580)	$(32,933)	$(4,084)	$(9,661)

Key Operating Metrics

	Years Ended December 31,		Three Months Ended March 31,
	2020	2019	2021	2020
	(in thousands)		(in thousands)
Bookings	$137,654	$87,634	$50,800	$19,802
Revenue	$36,307	$17,552	$15,420	$4,111
Net loss	$(156,124)	$(59,414)	$(82,553)	$(17,471)
Adjusted EBITDA	$(28,580)	$(32,933)	$(4,084)	$(9,661)

Bookings

Due to the long-term nature of our contracts, bookings are a key operating metric that allow us to understand the growth of our Company and our estimated future revenue related to customer contracts for our energy optimization services and transfer of energy storage systems. Bookings represent the accumulated value at a point in time of contracts that have been executed under both our host customer and partnership sales models.

For host customer sales, bookings represent the expected consideration from energy optimization services contracts, including estimated incentive payments that are earned by the host customer from utility companies in relation to the services provided by us and assigned by the host customer to us. For host customer sales, there are no differences between bookings and remaining performance obligations at any point in time.

For partnership sales, bookings are the sum of the expected consideration to be received from the transfer of hardware and energy optimization services (excluding any potential revenues from market participation). For partnership sales, even though we have secured an executed contract with estimated timing of project delivery and installation from the customer, we do not consider it a contract in accordance with ASC 606 or a remaining performance obligation until the customer has placed a binding purchase order. A signed customer contract is considered a booking as this indicates the customer has agreed to place a purchase order in the foreseeable future, which typically occurs within three (3) months of contract execution. However, executed customer contracts, without binding purchase orders, are cancellable without penalty by either party.

For partnership sales, once a purchase order has been executed, the booking is considered to be a contract in accordance with ASC 606, and therefore, gives rise to a remaining performance obligation as we have an obligation to transfer hardware and energy optimization services in our partnership agreements. We also have the contractual right to receive consideration for our performance obligations.

The accounting policy and timing of revenue recognition for host customer contracts and partnership arrangements that qualify as contracts with customers under ASC 606, are described within Note 3 of the notes to our consolidated financial statements and our unaudited condensed consolidated financial statements, which are included elsewhere in this prospectus.

Adjusted EBITDA

See description of Adjusted EBITDA in Non-GAAP Financial Measures above.

Components of Our Results of Operations

Revenue

We generate service revenue and hardware revenue. Service revenue is generated through arrangements with host customers to provide energy optimization services using our proprietary cloud-based software platform coupled with a dedicated energy storage system owned and controlled by us throughout the term of the contract. Fees charged to customers for energy optimization services generally consist of recurring fixed monthly payments throughout the term of the contract and in some arrangements, an installation and/or upfront fee component. We may also receive incentives from utility companies in relation to the sale of our services.

We generate hardware revenue through partnership arrangements consisting of promises to sell an energy storage system to a solar plus storage project developer. We separately generate services revenue through partnership arrangements by providing energy optimization services after the developer completes the installation of the project.

Cost of Revenue

Cost of hardware revenue includes the cost of the hardware, which generally includes the cost of the hardware purchased from a manufacturer, shipping, delivery and other costs required to fulfill our obligation to deliver the energy storage system to the customer location. Cost of revenue may also include any impairment of energy storage systems held in our inventory for sale to our customer. Cost of hardware revenue related to the sale of energy storage systems is recognized when the delivery of the product is completed.

Cost of service revenue includes depreciation of the cost of energy storage systems we own under long-term customer contracts, which includes capitalized fulfillment costs, such as installation services, permitting and other related costs. Cost of revenue may also include any impairment of inventory and energy storage systems, along with system maintenance costs associated with the ongoing services provided to customers. Costs of revenue are recognized as energy optimization and other supporting services are provided to our customers throughout the term of the contract.

Gross Margin

Our gross margin fluctuates significantly from quarter to quarter. Gross margin, calculated as revenue less costs of revenue, has been, and will continue to be, affected by various factors, including fluctuations in the amount and mix of revenue and the amount and timing of investments to expand our customer base.

We hope to increase both our gross margin in absolute dollars and as a percentage of revenue through enhanced operational efficiency and economies of scale.

Operating Expenses

Sales and Marketing

Sales and marketing expense consists of payroll and other related personnel costs, including salaries, stock-based compensation, employee benefits, and travel for our sales & marketing department. In addition, sales and marketing expense includes trade show costs, amortization of intangibles and others. We expect to increase selling and marketing expense to support the overall growth in our business.

Research and development

Research and development expense consists primarily of payroll and other related personnel costs for engineers and third parties engaged in the design and development of products, third-party software and technologies, including salaries, bonus and stock-based compensation expense, project material costs, services and depreciation. We expect research and development expense to increase in future periods to support our growth, including continuing to invest in optimization, accuracy and reliability of our platform and other technology improvements to support and drive efficiency in our operations. These expenses may vary from period to period as a percentage of revenue, depending primarily upon when we choose to make more significant investments.

General and Administrative Expense

General and administrative expense consists of payroll and other related personnel costs, including salaries, stock-based compensation, employee benefits and expenses for executive management, legal, finance and others. In addition, general and administrative expense includes fees for professional services and occupancy costs. We expect our general and administrative expense to increase as we scale up headcount with the growth of our business, and as a result of operating as a public company, including compliance with the rules and regulations of the Securities Exchange Commission, legal, audit, additional insurance expenses, investor relations activities, and other administrative and professional services.

Other Income (Expense), Net

Interest Expense

Interest expense consists primarily of interest on our outstanding borrowings under our outstanding notes payable, convertible promissory notes, and financing obligations and accretion on our asset retirement obligations.

Change in Fair Value of Warrants and Embedded Derivatives

Change in fair value of warrants and embedded derivatives is related to the revaluation of our outstanding convertible preferred stock warrant liabilities and embedded derivatives related to the redemption features associated with our convertible notes at each reporting date.

Other Expenses, Net

Other expenses, net consists primarily of income from equity investments and foreign exchange gains or losses.

Results of Operations for the Three Months Ended March 31, 2021 and 2020

	Three Months Ended March 31,
	2021	2020	$ Change	% Change
	(In thousands, except percentage)
Service revenue	$4,881	$3,393	$1,488	44%
Hardware revenue	10,539	718	9,821	1,368
Total revenue	15,420	4,111	11,309	275
Cost of service revenue	6,905	4,762	2,143	45
Cost of hardware revenue	8,632	751	7,881	1,049
Total cost of revenue	15,537	5,513	10,024	182
Gross margin	(117)	(1,402)	1,285	(92)
Operating expenses:(1)
Sales and marketing	2,667	4,397	(1,730)	(39)
Research and development	4,407	3,395	1,012	30
General and administrative	2,692	3,004	(312)	(10)
Total operating expenses	9,766	10,796	(1,030)	(10)
Loss from operations	(9,883)	(12,198)	2,315	(19)
Other income (expense), net:
Interest expense	(6,233)	(4,369)	(1,864)	43
Change in fair value of warrants and embedded derivative	(66,397)	1,009	(67,406)	(6,680)
Other expenses, net	(40)	(1,913)	1,873	(98)
Total other income (expense)	(72,670)	(5,273)	(67,397)	1,278
Loss before income taxes	(82,553)	(17,471)	(65,082)	373
Income tax expense	—	—	—	—
Net loss	$(82,553)	$(17,471)	$(65,082)	373%
(1)	Includes stock-based compensation as follows:

	Three Months Ended March 31,
	2021	2020
	(in thousands)
Sales and marketing	$84	$63
Research and development	155	167
General and administrative	521	226
Total stock-based compensation expense	$760	$456

Revenue

Revenue increased $11.3 million, or 275%, for the three months ended March 31, 2021 compared to the three months ended March 31, 2020. The increase is primarily driven by a $9.8 million increase in hardware revenue as our sales of standalone systems related to FTM partnership agreements continue to grow. Services revenue increased by $1.5 million primarily due to continued growth in host customers arrangements and partnership revenue related to services provided.

Cost of Revenue

Cost of revenue increased $10.0 million, or 182%, for the three months ended March 31, 2021 compared to the three months ended March 31, 2020. The increase was primarily driven by an increase of cost of hardware sales of $7.9 million in line with the increase in hardware revenue and an increase of $2.1 million in cost of service revenue associated with growth in service revenue. The increase in cost of service revenue was also driven by the amortization of the energy storage systems, as well as the cost associated with developing the software that optimizes the efficiency of the energy storage systems.

Operating Expenses

Sales and Marketing

Sales and marketing expense decreased by $1.7 million, or 39%, for the three months ended March 31, 2021 compared to the three months ended March 31, 2020, primarily as a result of a decrease in personnel related costs as a result of turnover in the period along with a decrease in commissions due to a change in our commission plan structure.

Research and Development

Research and development expense increased by $1.0 million, or 30%, for the three months ended March 31, 2021 compared to the three months ended March 31, 2020, primarily as a result of an increase in personnel related costs related because of increased headcount to support the growth in our operations.

General and Administrative

General and administrative expense decreased by $0.3 million, or 10% for the three months ended March 31, 2021 compared to the three months ended March 31, 2020, driven primarily by a decrease of $0.8 million of personnel costs and office related expenses due to personnel working remotely and turnover. This decrease was partially offset by a $0.3 million increase in stock-based compensation as a result of additional options to purchase our common stock granted to certain executives and key employees, and a $0.2 million increase due to an increase in professional services and legal expenses during the period.

Other Income (Expense), Net

Interest Expense

Interest expense increased by $1.9 million, or 43%, for the three months ended March 31, 2021 compared to the three months ended March 31, 2020. The increase was primarily driven by a $1.6 million of interest expense for the issuance of Series D convertible notes from October 2020 through December 2020, and a $0.8 million on interest expense for the credit agreement that was entered in May 2020. This increase was partially offset by a decrease of $0.5 million interest expense due to the repayments of the term loans to SPE members throughout 2020.

Change in Fair Value of Warrants and Embedded Derivative

Change in fair value of warrants and embedded derivative increased by a $67.4 million, or 6,680%, for the three months ended March 31, 2021 compared to the three months ended March 31, 2020. This increase is primary driven by the issuance of new warrants in 2020 and the increased fair value of the warrants as a result of increases in fair value of the underlying stock.

Other Expenses, Net

Other expenses decreased by $1.9 million, or 98%, for the three months ended March 31, 2021 compared to the three months ended March 31, 2020, primarily driven by foreign exchange gains realized in the period related to operations in Canada.

Results of Operations for the Years Ended December 31, 2020 and 2019

	Years Ended December 31,
	2020	2019	$ Change	% Change
	(In thousands, except percentages)
Service revenue	$15,645	$13,482	$2,163	16%
Hardware revenue	20,662	4,070	16,592	408
Total revenue	36,307	17,552	18,755	107
Cost of service revenue	21,187	16,958	4,229	25
Cost of hardware revenue	19,032	3,854	15,178	394
Total cost of revenue	40,219	20,812	19,407	93
Gross margin	(3,912)	(3,260)	(652)	20
Operating expenses:(1)
Sales and marketing	14,829	17,462	(2,633)	(15)
Research and development	15,941	14,703	1,238	8
General and administrative	14,705	12,425	2,280	18
Total operating expenses	45,475	44,590	885	2
Loss from operations	(49,387)	(47,850)	(1,537)	3
Other income (expense), net:
Interest expense	(20,806)	(12,548)	(8,258)	66
Change in fair value of warrants and embedded derivative	(84,455)	1,493	(85,948)	(5,757)
Other expenses, net	(1,471)	(503)	(968)	192
Total other income (expense)	(106,732)	(11,558)	(95,174)	823
Loss before income taxes	(156,119)	(59,408)	(96,711)	163
Income tax expense	(5)	(6)	1	(17)
Net loss	$(156,124)	$(59,414)	$(96,710)	163%
(1)	Includes stock-based compensation as follows:

	Years Ended December 31,
	2020	2019
	(In thousands)
Sales and marketing	$396	$364
Research and development	1,211	901
General and administrative	2,935	266
Total stock-based compensation expense	$4,542	$1,531

Revenue

Revenue increased $18.8 million, or 107%, for the year ended December 31, 2020 compared to the year ended December 31, 2019. The increase is primarily driven by a $16.6 million increase in hardware revenue as our standalone systems related to partnership agreements continue to grow accompanied by an increase in the average price charged per system. Service revenue increased by $2.2 million primarily due to continued growth in host customer arrangements.

Cost of Revenue

Cost of revenue increased $19.4 million, or 93%, for the year ended December 31, 2020 compared to the year ended December 31, 2019. The increase is primarily driven by an increase in cost of hardware sales of $15.2 million in line with the increase in hardware revenue and an increase of $4.2 million in cost of service revenue associated with growth of host customer arrangements. The increase in cost of service revenue was driven by a $4.2 million increase in depreciation of energy storage systems, a $1.0 million increase in amortization of internally developed software and a $1.1 million increase in impairment charges related to decommissioning and impairment of energy storage systems used to provide our services. These increases were partially offset by a $1.7 million decrease in impairment charges related to our inventory.

Operating Expenses

Sales and Marketing

Sales and marketing expense decreased by $2.6 million, or 15%, for the year ended December 31, 2020 compared to the year ended December 31, 2019, primarily as a result of a decrease in personnel related costs of $2.3 million as a result of turnover in the period and a decrease of $0.4 million in travel-related costs due to COVID-19. COVID-19 significantly reduced travel during the year ended December 31, 2020, but marketing activity shifted towards on-line platforms including webinars and related events and we did not ultimately see a decrease in leads, customer proposals or the execution of contracts with customers.

Research and Development

Research and development expense increased by $1.2 million, or 8%, for the year ended December 31, 2020 compared to the year ended December 31, 2019, primarily as a result of an increase in personnel related costs because of increased headcount to support the growth in our operations.

General and Administrative

General and administrative expense increased by $2.3 million, or 18%, for the year ended December 31, 2020 compared to the year ended December 31, 2019, driven primarily by a $2.7 million increase in stock- based compensation as a result of additional options to purchase our common stock granted to certain executives and key employees, a $1.1 million increase in personnel related costs related to new hires in the period to support our continued growth and a $0.8 million increase in depreciation expense. These increases were partially offset by a $2.3 million decrease primarily related to legal expenses incurred related to an ongoing lawsuit with two former stockholders which was settled in 2019.

Other Income (Expense), Net

Interest Expense

Interest expense increased by $8.3 million, or 66%, for the year ended December 31, 2020 compared to the year ended December 31, 2019, primarily as a result of an increase of interest expense of $5.7 million related to the issuance of convertible notes during the second half of 2019 and January 2020. The increase was also driven by an increase in interest expense of $1.9 million related to the $25.0 million term loan entered into in May 2020, a $1.6 million decrease in interest capitalized in the period and an increase of interest expense of $1.1 million on financing obligations associated with funding received in relation to new installations of energy storage systems. These increases were partially offset by a decrease of $2.1 million of interest expense on term loans to SPE members as a result of repayment in the period.

Change in Fair Value of Warrants and Embedded Derivative

Change in fair value of warrants and embedded derivative increased by a net $85.9 million, or (5,757)%, for the year ended December 31, 2020 compared to the year ended December 31, 2019, as a result of subsequent remeasurement of warrant liabilities and embedded derivatives related to convertible promissory notes issued in June and July 2019, January 2020 and October through December 2020. The increase is primarily driven by increased fair value of the warrants as a result of increases in fair value of the underlying stock.

Other Expenses, Net

Other expenses increased by $1.0 million, or 192%, for the year ended December 31, 2020 compared to the year ended December 31, 2019 primarily driven by foreign exchange losses realized in the period related to operations in Canada.

Liquidity and Capital Resources

Sources of liquidity

Liquidity describes the ability of a company to generate sufficient cash flows to meet the cash requirements of its business operations, including working capital needs, debt service, acquisitions, contractual obligations and other commitments. We assess liquidity in terms of our cash flows from operations and their sufficiency to fund our operating and investing activities. To meet our payment service obligations at all times we must have sufficient highly liquid assets and be able to move funds on a timely basis.

As of March 31, 2021, our principal sources of liquidity were our cash and cash equivalents totaling $9.9 million. We had an accumulated deficit of $490.4 million and net current liabilities of $154.9 million, with $123.1 million of debt financing coming due within the next twelve months. During the three months ended March 31, 2021, we incurred a net loss of $82.6 million and had negative cash flows from operating activities of $1.8 million. However, the Company closed the proposed merger transaction on April 28, 2021 that provided the Company with $577.1 million, net of fees and expenses, and resulted in the conversion of approximately $70.0 million of convertible notes and the related accrued interest to equity and the payoff of all other outstanding debt except the 2021 Credit Agreement described below. We believe that our cash position, inclusive of funds raised with the merger, is sufficient to meet our capital and liquidity requirement for at least the next 12 months after the date that the condensed consolidated financial statements are available to be issued and thereafter for the foreseeable future; therefore, there is no longer substantial doubt about our ability to continue as a going concern.

Our business prospects are subject to risks, expenses and uncertainties frequently encountered by companies in the early stages of commercial operations. To date, we have financed our operations primarily through equity financings, convertible promissory notes and borrowings from affiliates. The attainment of profitable operations is dependent upon future events, including obtaining adequate financing to complete our development activities, obtaining adequate supplier relationships, building our customer base, successfully executing our business and marketing strategy and hiring appropriate personnel. Failure to generate sufficient revenues, achieve planned gross margins and operating profitability, control operating costs, or secure additional funding may require us to modify, delay, or abandon some of our planned future expansion or development, or to otherwise enact operating cost reductions available to management, which could have a material adverse effect on our business, operating results, financial condition and ability to achieve our intended business objectives.

In the future, we may be required to obtain additional equity or debt financing in order to support our continued capital expenditures and operations. In the event that additional financing is required from outside sources, we may not be able to raise it on terms acceptable to us or at all. If we are unable to raise additional capital or generate cash flows necessary to expand our operations and invest in new technologies, this could reduce our ability to compete successfully and harm our business, growth and results of operations.

The Company’s long-term liquidity requirements are primarily linked to the continued extension of the Athena platform and the use of our balance sheet to improve the terms and conditions associated with the purchase of energy storage systems from our hardware vendors. While we have plans to potentially expand our geographical footprint beyond our current partnerships and enter into joint ventures, those are not required initiatives to achieve our plan.

In addition to the foregoing, based on our current assessment, we do not expect any material adverse effect on our long-term liquidity due to the COVID-19 pandemic. However, we will continue to assess the effect of the pandemic to our operations. The extent to which the COVID-19 pandemic will affect our business and operations will depend on future developments that are highly uncertain and cannot be predicted with confidence, such as the ultimate geographic spread of the disease, the duration of the pandemic, any restrictions on the ability of hospitals and trial sites to conduct trials that are not designed to address the COVID-19 pandemic and the perceived effectiveness of actions taken in the United States and other countries to contain and treat the disease. While the potential economic impact brought by COVID-19 may be difficult to assess or predict, a widespread pandemic could result in significant disruption of global financial markets, reducing our ability to access capital in the future. In addition, a recession or long-term market correction resulting from the spread of COVID-19 could materially affect our business and the value of our common stock.

Financing Obligations

We have entered into arrangements wherein we finance the cost of energy storage systems via special purpose entities (“SPE”) we establish with outside investors. These SPEs are not consolidated into our financial statements, but are accounted for as equity method investments. Through the SPEs, the investors provide us upfront payments. Under these arrangements, the payment by the SPE to us is accounted for as a borrowing by recording the proceeds received as a financing obligation. The financing obligation is repaid with the future customer payments and incentives received. A portion of the amounts paid to the SPE is allocated to interest expense using the effective interest rate method.

Furthermore, we continue to account for the revenues from customer arrangements and incentives and all associated costs despite such systems being legally sold to the SPEs due to our significant continuing involvement in the operations of the energy storage systems.

The total financing obligation as of March 31, 2021 was $88.1 million, of which $18.1 million was classified as a current liability.

Notes Payable

Revolving Loan Due to SPE Member

In April 2017, we entered into a revolving loan agreement with an affiliate of a member of certain SPEs in which we have an ownership interest. The purpose of this revolving loan agreement is to finance the Company’s purchase of hardware for its various energy storage system projects. We have amended the loan from time to time as our business has grown, and as of the beginning of 2020, the agreement had a total revolving loan capacity of $45.0 million that bore fixed interest at 10% with a maturity date of June 2020.

In May 2020, concurrent with the 2020 Credit Agreement discussed below, we amended the facility to reduce the loan capacity to $35.0 million and extend the maturity date to May 2021. The amendment increased the fixed interest rate for any borrowings outstanding more than nine (9) months to 14% thereafter.

Additionally, under the original terms of the revolving loan agreement, we were able to finance 100% of the value of the hardware purchased up to the total loan capacity. The amendment reduced the advance rate to 85%, with an additional reduction to 70% in August 2020. We had $9.6 million outstanding under this revolving loan agreement as of March 31, 2021. In April 2021, we repaid the remaining outstanding balance in full.

Term Loan Due to SPE Member

In December 2018, we entered into a term loan in the amount of $13.3 million with an affiliate of a member of certain SPEs in which we have an ownership interest. As of the beginning of 2020, this term loan bore fixed interest of 12.5% on the outstanding principal balance with a final balloon payment of $3.0 million due at the maturity date of June 30, 2020. In May 2020, we repaid the remaining outstanding balance of $5.9 million with the proceeds received through the 2020 Credit Agreement discussed below.

Term Loan Due to Former Non-Controlling Interest Holder

In June 2018, we acquired the outstanding member interests of an entity we controlled for $8.1 million. We financed this acquisition by entering into a term loan agreement with the noncontrolling member bearing fixed interest of 18% (4.5% quarterly) on the outstanding principal balance. This loan requires fixed quarterly payments throughout the term of the loan, which will be paid in full by April 1, 2026. In May 2020, we amended the term loan and, using the proceeds from the 2020 Credit Agreement discussed below, prepaid $1.5 million of principal and interest on the note, of which $1.0 million was towards the outstanding principal balance, thereby reducing the fixed quarterly payment due to the lender. In relation to this amendment, we were required to issue warrants for 400,000 shares of common stock resulting in a discount to the term loan of $0.2 million. Such debt discount is being amortized to earnings through interest expense over the expected life of the debt. We had $5.7 million outstanding under this term loan agreement as of March 31, 2021. In April 2021, we repaid the remaining outstanding balance in full.

2020 Credit Agreement

In May 2020, we entered into a credit agreement (“2020 Credit Agreement”) with a new lender that provided us with proceeds of $25.0 million that increased our access to working capital. The 2020 Credit Agreement has a maturity date of the earlier of (1) May 14, 2021, (2) the maturity date of the revolving loan agreement, or (3) the maturity date of the convertible promissory notes discussed below. The loan bears interest of 12% per annum, of which 8% is paid in cash and 4% is added back to principal of the loan balance every quarter. We used a portion of the proceeds towards payments associated with existing debt as previously discussed. We had $25.9 million of outstanding borrowings, including the portion of the interest that has accrued as principal, under this term loan agreement as of March 31, 2021. In April 2021, we repaid the remaining outstanding balance in full.

2021 Credit Agreement

In January 2021, we entered into a non-recourse credit agreement to provide a total of $2.7 million towards the financing of certain energy storage systems that we own and operate. The credit agreement has a stated interest of 5.45% and a maturity date of June 2031. We received an advance under the credit agreement of $1.8 million in January 2021. The repayment of advances received under this credit agreement is determined by the lender based on the proceeds generated by us through the operation of the underlying energy storage systems. We have $1.8 million of outstanding borrowings under this credit agreement as of March 31, 2021.

Cash Flows – Quarterly Results

The following table summarizes our cash flows for the periods indicated (in thousands):

	Three Months Ended March 31,
	2021	2020
OPERATING ACTIVITIES:
Net cash used in operating activities	$(1,827)	$(10,670)
Net cash used in investing activities	(2,763)	(3,310)
Net cash provided by financing activities	7,093	12,155
Effect of exchange rate changed on cash	428	(184)
Net increase (decrease) in cash and cash equivalents	$2,931	$(2,009)

Operating Activities

During the three months ended March 31, 2021, net cash used in operating activities was $1.8 million, primarily resulting from our operating loss of $82.6 million, adjusted for non-cash charges of $77.0 million and net cash inflows of $3.8 million from changes in operating assets and liabilities. Non-cash charges primarily consisted of depreciation and amortization of $5.1 million, non-cash interest expense of $3.9 million, which includes interest expenses associated with debt issuance costs, stock-based compensation expense of $0.8 million, change in the fair value of warrant liability and embedded derivative of $66.4 million, and impairment of energy storage systems of $0.6 million. The net cash inflow from changes in operating assets and liabilities was primarily driven by an increase in deferred revenue of $3.0 million due to payments for hardware sales prior to delivery and state rebate incentives received in the period, an increase in accounts payable and accrued expenses of $8.6 million due to increases in hardware purchases in partnership arrangements, an increase in other liabilities of $0.2 million partially offset by an increase in inventory of $1.5 million due to additional partnership system purchases, an increase in other assets of $4.7 million due to capitalized offering costs for the period, an increase in accounts receivable of $1.0 million due to advance billings for partner hardware sales in the period and an increase in contract origination costs of $0.8 million related to commissions paid on new contracts executed in the period.

During the three months ended March 31, 2020, net cash used in operating activities was $10.7 million, primarily resulting from our operating loss of $17.5 million, offset by non-cash charges of $6.0 million and net cash inflows of $0.8 million from changes in operating assets and liabilities. Non-cash charges primarily consisted of depreciation and amortization of $4.0 million, non-cash interest expense of $2.1 million, which includes interest expenses associated with debt issuance costs, stock-based compensation expense of $0.5 million, and partially offset by the change in the fair value of warrant liability and embedded derivative of $1.0 million. The net cash inflow from changes in operating assets and liabilities was primarily driven by an increase in deferred revenue of $8.0 million due to payments for hardware sales prior to delivery and state rebate incentives received in the period, an increase in accounts payable and accrued expenses of $1.1 million due to a decrease of supplier’s accrual related to hardware sales for the period partially offset by increase in inventory of $5.1 million due to additional partnership system purchases, an increase in contract origination costs of $0.7 million related to commissions paid on new contracts executed in the period, and an increase in other assets of $2.7 million due to an increase in advances to suppliers in the period.

Investing Activities

During the three months ended March 31, 2021, net cash used for investing activities was $2.8 million, consisting of $1.6 million in purchase of energy systems and $1.2 million in capital expenditures on internally-developed software.

During the three months ended March 31, 2020, net cash used for investing activities was $3.3 million, consisting of $1.9 million in purchase of energy systems and $1.4 million in capital expenditures on internally-developed software.

Financing Activities

During the three months ended March 31, 2021, net cash provided by financing activities was $7.1 million, primarily resulting from proceeds from the issuance of notes payable of $3.9 million, proceeds from financing obligations of $2.7 million, proceeds from exercise of stock options and warrants of $2.9 million, net proceeds from the issuance of note payable of $1.1 million, and partially offset by repayment of financing obligations of $3.4 million.

During the three months ended March 31, 2020, net cash provided by financing activities was $12.2 million, primarily resulting from net proceeds from the issuance of convertible notes of $14.1 million, proceeds from financing obligations of $3.9 million, partially offset by repayment of notes payable of $4.0 million and repayment of financing obligations of $1.9 million.

Cash Flows – Annual Results

The following table summarizes our cash flows for the periods indicated (in thousands):

	Years Ended December 31,
	2020	2019
OPERATING ACTIVITIES
Net cash used in operating activities	$(33,671)	$(29,678)
Net cash used in investing activities	(12,036)	(46,358)
Net cash provided by financing activities	40,294	67,201
Effect of exchange rate changes on cash and cash equivalents	(534)	(170)
Net (decrease) increase in cash and cash equivalents	$(5,947)	$(9,005)

Operating Activities

During the year ended December 31, 2020, net cash used in operating activities was $33.7 million, primarily resulting from our operating loss of $156.1 million, adjusted for non-cash charges of $118.8 million and net cash flows of $2.7 million from changes in operating assets and liabilities. Non-cash charges primarily consisted of change in fair value of warrants and embedded derivative of $84.5 million, depreciation and amortization of $17.7 million, non-cash interest expense of $10.0 million, which includes amortization of debt issuance costs, stock-based compensation expense of $4.5 million, $1.4 million of impairment charges related to energy storage systems that were determined to not be recoverable and non-cash lease expense of $0.6 million. The net cash inflow from changes in operating assets and liabilities was primarily driven by an increase in deferred revenue of $31.7 million due to advance payments for hardware sales prior to delivery and rebates from state incentive programs received in the period, a increase in accounts payable and accrued expenses of $5.7 million and partially offset by an increase in inventory of $17.3 million in line with revenue growth, including growth in hardware sales, an increase in accounts receivable of $7.0 million primarily due to advance billings for partner hardware sales, an increase in contract origination costs of $2.6 million related to commissions paid on new contracts executed in the period, an increase of $5.3 million in other assets, a decrease of $1.0 million in other liabilities and a decrease of $0.6 million in lease liabilities.

During the year ended December 31, 2019, net cash used in operating activities was $29.7 million, primarily resulting from our operating loss of $59.4 million, adjusted for non-cash charges of $20.2 million and net cash inflow of $9.5 million from net changes in operating assets and liabilities. Non-cash charges primarily consisted of depreciation and amortization of $13.9 million, non-cash interest expense of $4.8 million, stock-based compensation expense of $1.5 million and non-cash lease expense of $0.9 million, partially offset by a net decrease in change in fair value warrant liability and embedded derivative of $1.5 million. The net cash inflow from changes in operating assets and liabilities was primarily driven by an increase in accounts payable and accrued expenses of $10.6 million primarily due to increases in hardware purchases in partnership arrangements, an increase in deferred revenue of $9.0 million due to payments for hardware sales prior to delivery and state rebate incentives received in the period, and partially offset by an increase in accounts receivable of $5.2 million primarily due to advance billings for partnership hardware sales, an increase in prepaid expenses and other assets of $1.9 million, an increase in inventory of $1.6 million and an increase in contract origination costs of $1.3 million related to commissions paid on new contracts executed in the period.

Investing Activities

During the year ended December 31, 2020, net cash used for investing activities was $12.0 million, consisting of $6.2 million in purchase of energy storage systems and $5.8 million in capital expenditures on internally developed software.

During the year ended December 31, 2019, net cash used for investing activities was $46.4 million, consisting of $41.0 million in purchase of energy storage systems and $5.4 million of capital expenditure on internally developed software.

Financing Activities

During the year ended December 31, 2020, net cash provided by financing activities was $40.3 million, primarily resulting from net proceeds from the issuance of convertible notes of $33.1 million, proceeds from the issuance of notes payable of $23.5 million, proceeds from financing obligations of $16.2 million and proceeds from exercise of stock options and warrants of $0.4 million, partially offset by repayment of our notes payable of $22.2 million and repayment of financing obligations of $10.7 million.

During the year ended December 31, 2019, net cash provided by financing activities was $67.2 million, primarily resulting from $63.3 million net proceeds from the issuance of convertible notes, $32.3 million proceeds from financing obligations and $4.7 million proceeds from the issuance of notes payable, partially offset by repayment of notes payable of $25.8 million and repayment of financing obligations of $7.3 million.

Contractual Obligations and Commitments

The following table summarizes our contractual obligations as of December 31, 2020 and the effects that such obligations are expected to have on our liquidity and cash flows in future periods:

	Payments due by Period
	Total	Less than 1 Year	1-3 Years	3-5 Years	More than 5 Years
Notes payable	$38,866	$33,713	$1,800	$2,559	$794
Interest on notes payable	5,072	2,597	1,590	831	54
Convertible promissory notes	68,875	68,875
Interest on convertible notes	8,564	8,564
Operation lease obligations	390	333	57
Total	$121,767	$114,082	$3,447	$3,390	$848

The table above excludes our financing obligations as our repayments of the obligation are only required to the extent payments are collected in relation to the operation of the underlying energy storage systems. The obligation is nonrecourse and there are no contractual commitments to pay specific amounts at any point in time throughout the life of the obligation.

Off-Balance Sheet Arrangements

We are not a party to any off-balance sheet arrangements, including guarantee contracts, retained or contingent interests, or unconsolidated variable interest entities that either have, or are reasonably likely to have, a current or future material effect on our consolidated financial statements.

Critical Accounting Policies and Estimates

Our discussion and analysis of financial condition and results of operations are based upon our consolidated financial statements included elsewhere in this prospectus. The preparation of our consolidated financial statements in accordance with GAAP requires us to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenue and expenses. We base our estimates on past experience and other assumptions that we believe are reasonable under the circumstances, and we evaluate these estimates on an ongoing basis. Actual results may differ from those estimates.

Our critical accounting policies are those that materially affect our consolidated financial statements and involve difficult, subjective or complex judgments by management. A thorough understanding of these critical accounting policies is essential when reviewing our consolidated financial statements. We believe that the critical accounting policies listed below involve the most difficult management decisions because they require the use of significant estimates and assumptions as described above.

See Note 2 to our consolidated financial statements and our unaudited condensed consolidated financial statements, which are included elsewhere in this prospectus for more information.

Revenue Recognition

We generate revenue through two types of arrangements with customers, host customer arrangements and partnership arrangements. We recognize revenue under these arrangements as described below.

Host Customer Arrangements

Host customer contracts are generally entered into with commercial entities who have traditionally relied on power supplied directly from the grid. Host customer arrangements consist of a promise to provide energy optimization services through our proprietary SaaS platform coupled with a dedicated energy storage system owned and controlled by us throughout the term of the contract. The host customer does not obtain legal title to, or ownership of the dedicated energy storage system at any point in time. The host customer is the end consumer of the energy that directly benefits from the energy optimization services we provide. The term for our contracts with host customers generally ranges from 5 to 10 years, which may include certain renewal options to extend the initial contract term or certain termination options to reduce the initial contract term.

Although we install energy storage systems at the host customer site in order to provide the energy optimization services, we determined we have the right to direct how and for what purpose the asset is used through the operation of our SaaS platform and, as such, retain control of the energy storage system; therefore, the contract does not contain a lease. We determined the various energy optimization services provided throughout the term of the contract, which may include services such as remote monitoring, performance reporting, preventative maintenance and other ancillary services necessary for the safe and reliable operation of the system, are part of a combined output of energy optimization services and we provide a single distinct combined performance obligation representing a series of distinct days of services.

We determine the transaction price at the outset of the arrangement, primarily based on the contractual payment terms dictated by the contract with the customer. Fees charged to customers for energy optimization services generally consist of recurring fixed monthly payments throughout the term of the contract. In certain arrangements, the transaction price may include incentive payments that are earned by the host customer from utility companies in relation to the services we provide. Under such arrangements, the rights to the incentive payments are assigned to us by the host customer. These incentives may be in the form of fixed upfront payments, variable monthly payments, or annual performance-based payments over the first five years of the customer contract term. Incentive payments may be contingent on approval from utility companies or actual future performance of the energy storage system.

Substantially all of our arrangements provide customers the unilateral ability to terminate for convenience prior to the conclusion of the stated contractual term or the contractual term is shorter than the estimated benefit period, which we have determined to be 10 years based on the estimated useful life of the underlying energy storage systems and the period over which the customer can benefit from the energy optimization services utilizing such energy storage systems. In these instances, we determined that upfront incentive payments received from our customers represent a material right that is, in effect, an advance payment for future energy optimization services to be recognized throughout the estimated benefit period. In contracts where the customer does not have the unilateral ability to terminate for convenience without a penalty during the estimated benefit period, we determined the upfront incentive payments do not represent a material right for services provided beyond the initial contractual period and are therefore a component of the initial transaction price. We revisit our estimate of the benefit period each reporting period. Our contracts with host customers do not contain a significant financing component.

We transfer control of our energy optimization services to our customers continuously throughout the term of the contract (a stand-ready obligation) and recognize revenue ratably as control of these services is transferred to our customers, in an amount that reflects the consideration we expect to be entitled to in exchange for our services. Monthly incentive payments based on the performance of the energy storage system are allocated to the distinct month in which they are earned because the terms of the payments relate specifically to the outcome from transferring the distinct time increment (month) of service and because such amounts reflect the fees to which we expect to be entitled for providing energy optimization services each period, consistent with the allocation objective. Annual variable performance- based payments are estimated at the inception in the transaction price using the expected value method, which takes into consideration historical experience, current contractual requirements, specific known market events and forecasted energy storage system performance patterns, and we recognize such payments ratably using a time-based measure of progress of days elapsed over the term of the contract to the extent that it is probable that a significant reversal of the cumulative revenue recognized will not occur in a future period. At the end of each reporting period, we reassess our estimate of the transaction price. We do not begin recognition of revenue until the System is live (i.e., provision of energy optimization services has commenced) or, as it relates to incentive payments, when approval has been received from the utility company if later.

Partnership Arrangements

Partnership arrangements consist of promises to transfer inventory in the form of an energy storage system to a solar plus storage project developer and separately provide energy optimization services as described previously to the ultimate owner of the project after the developer completes the installation of the project. Under partnership arrangements, our customer is the solar plus storage project developer. The customer obtains legal title to along with ownership and control of the inventory upon delivery and the customer is responsible for the installation of the project. Once installation of the project is complete, the owner of the solar plus storage project provides energy to the end consumer through a separate contractual arrangement directly with the end consumer. The term for our contracts with customers under partnership arrangements generally ranges from 10 to 20 years.

We determined the promise to deliver the inventory as a component of the solar plus storage project for which the customer is responsible to develop is a separate and distinct performance obligation from the promise to provide energy optimization services.

We determine the transaction price at the outset of the arrangement, primarily based on the contractual payment terms dictated by the contract with the customer. Fees charged for the sale of inventory generally consist of fixed fees payable upon or shortly after successful delivery to the customer. Fees charged to customers for energy optimization services consist of recurring fixed monthly payments throughout the term of the contract. We are responsible for designing, procuring, delivering and ensuring the proper components are provided in accordance with the requirements of the contract. Although we purchase the inventory from a third-party manufacturer, we determined we obtain control of the inventory prior to delivery to the customer and are the principal in the arrangement. We are fully responsible for responding to and correcting any customer issues related to the delivery of the inventory. We hold title and assume all risks of loss associated with the inventory until the customer accepts the inventory. We are primarily responsible for fulfilling the delivery of the inventory to the customer, assume substantial inventory risks and have discretion in the pricing charged to the customer. We have not entered into any partnership arrangements where we are not the principal in the transaction.

We allocate revenue between the hardware and energy storage services performance obligations based on the standalone selling price of each performance obligation. The standalone selling price for the hardware is established based on observable pricing. The standalone selling price for the energy optimization services is established using a residual value approach due to the significant variability in the services provided to each individual customer based on the specific requirements of each individual project and the lack of observable standalone sales of such services. Our partnership arrangements do not contain a significant financing component.

We transfer control of the inventory upon delivery and simultaneous transfer of title to the customer. We transfer control of our energy optimization services to our customers continuously throughout the term of the contract (a stand-ready obligation), which does not commence until the customer successfully completes the installation of the project. As a result, the time frame between when we transfer control of the inventory to the customer upon delivery is generally several months, and can be in excess of one year, before we are required to perform any subsequent energy optimization services. Revenue is recognized ratably as control of these services is transferred to our customers based on a time-based output measure of progress of days elapsed over the term of the contract, in an amount that reflects the consideration we expect to be entitled to in exchange for our services.

In some partnership arrangements, we charge shipping fees for the inventory. We account for shipping as a fulfillment activity, since control transfers to the customer after the shipping is complete and include such amounts within cost of revenue.

Financing Obligations

We have formed various SPEs to finance the development and construction of our energy storage systems (“Projects”). These SPEs, which are structured as limited liability companies, obtain financing in the form of large upfront payments from outside investors and purchase Projects from us under master purchase agreements. We account for the large upfront payments received from the fund investor as a borrowing by recording the proceeds received as a financing obligation, which will be repaid through host customer payments and incentives received from the utilities that will be received by the investor.

The financing obligation is non-recourse once the associated energy storage systems have been placed in-service and the associated customer arrangements have been assigned to the SPE. However, we are responsible for any warranties, performance guarantees, accounting, performance reporting and all other costs associated with the operation of the energy storage systems. Despite such systems being legally sold to the SPEs, we recognize host customer payments and incentives as revenue during the period as discussed in the Revenue Recognition section above. The amounts received by the fund investor from customer payments and incentives are recognized as interest using the effective interest method, and the balance is applied to reduce the financing obligation. The effective interest rate is the interest rate that equates the present value of the cash amounts to be received by a fund investor in relation to the underlying Projects with the present value of the cash amounts paid to us by the investor, adjusted for any payments made by us.

Energy Storage Systems, net

We sell energy optimization services to host customers through the use of energy storage systems installed at customer locations. We determined that we do not transfer control of these energy storage systems, which are operated and controlled via our proprietary cloud-based software (“SaaS”) platform; therefore, these energy storage systems do not qualify as a leased asset. The energy storage systems are stated at cost, less accumulated depreciation.

Energy storage systems, net is comprised of system equipment costs, which include components such as batteries, inverters, and other electrical equipment, and associated design, installation, and interconnection costs required to begin providing the energy optimization services to our customers.

Depreciation of the energy storage systems is calculated using the straight-line method over the estimated useful lives of the energy storage systems, or 10 years, once the respective systems have been installed, interconnected to the power grid, received permission to operate and we have begun to provide energy optimization services to the host customer (i.e., system is live). The valuation of energy storage systems and the useful life both require significant judgment.

Stock-Based Compensation

Accounting for stock-based compensation requires us to make a number of judgments, estimates and assumptions. If any of our estimates prove to be inaccurate, our net (loss) income and operating results could be adversely affected.

We estimate the fair value of stock options granted to employees and directors using the Black-Scholes option-pricing model, which requires the input of subjective assumptions, including (1) the expected stock price volatility, (2) the expected term of the award, (3) the risk-free interest rate and (4) expected dividends. We account for forfeitures as they occur. These assumptions are estimated as follows:

●	Fair value. The fair value of our common stock underlying the stock option awards is determined by the board. Given the absence of a public trading market, the board considered numerous objective and subjective factors to determine the fair value of our common stock at each meeting at which awards are approved. These factors include, but are not limited to: (i) contemporaneous third-party valuations of common stock; (ii) the rights, preferences and privileges of convertible preferred stock relative to common stock; (iii) the lack of marketability of common stock; (iv) stage and development of the Company’s business; (v) general economic conditions; and (vi) the likelihood of achieving a liquidity event, such as an initial public offering (“IPO”) or sale of the Company, given prevailing market conditions. To evaluate the fair value of the underlying shares for grants between two independent valuations and after the last independent valuation, a linear interpolation framework is used to evaluate the fair value of the underlying shares.
●	Volatility. As a result of the lack of historical and implied volatility data of our common stock, the expected stock price volatility is estimated based on the historical volatilities of a specified group of companies in our industry for a period equal to the expected life of the option. We select companies with comparable characteristics to us, including enterprise value, risk profiles and position within the industry and with historical share price information sufficient to meet the expected term of the stock options. The historical volatility data has been computed using the daily closing prices for the selected companies.
●	Expected term. We determine the expected term based on the average period the stock options are expected to remain outstanding using the simplified method, generally calculated as the midpoint of the stock options’ vesting term and contractual expiration period, as we do not have sufficient historical information to develop reasonable expectations about future exercise patterns and post- vesting employment termination behavior.
●	Risk-free rate. We use the U.S. Treasury yield for our risk-free interest rate that corresponds with the expected term.
●	Expected dividend yield. We utilize a dividend yield of zero, as we do not currently issue dividends, nor do we expect to do so in the future.

Historically, we have determined the fair value of our equity, including common stock underlying option grants and preferred stock underlying the various warrants, by considering a variety of factors including, among other things, timely valuations of our equity prepared by an independent third-party valuation firm in accordance with the guidance provided by the American Institute of Certified Public Accountants’ Accounting and Valuation Guide, Valuation of Privately-Held-Company Equity Securities Issued as Compensation. Given the absence of a public trading market for our equity, our board of directors exercised reasonable judgment and considered a number of objective and subjective factors to determine the best estimate of the fair value, including important developments in our operations, stage of development, valuations performed by an independent third-party valuation firm, sales of our preferred stock, actual operating results and financial performance, the conditions in similar industry sectors and the economy in general, the stock price performance and volatility of comparable public companies, the lack of liquidity of our equity, and the likelihood of achieving a liquidity event, such as an initial public offering, merger or sale of the company.

As of January 2019, our 409A valuation yielded a common stock value of $0.52 per share. In March 2019, we had difficulty funding projects due to liquidity concerns. Funding delays negatively affected liquidity, and we commenced a funding round led by insiders which resulted in the sale of convertible notes of approximately $65.0 million. This funding round began in April 2019 and concluded in July 2019. The agreement with the investor included the notes being sold with a two times liquidation preference in the event of a liquidation. Further, the investors were given the ability to exchange less senior preferred stock, or in some cases common stock, for Series D’ preferred stock. In conjunction with this transaction, we also issued warrants to the convertible note investors, giving such investors the option to purchase either Series D’ preferred stock or the next series of preferred equity issued by us. Such investment further drove down the value of our common stock. In November 2019, we also initiated a process to consider either sale of the company outright or an additional capital raise through the sale of Series E preferred stock. Based on analysis performed by our financial advisors, our board of directors concluded that a sale scenario was preferable due to the then current state of the equity markets, but left open the possibility of a sale of Series E preferred stock. Liquidity concerns arose again and a second round of funding through the sale of approximately $14.0 million of convertible notes to insiders concluded in January 2020.

As of January 2020, the 409A valuation of our common stock was determined to be $0.43 per share due, in part, to the impact of the two times liquidation preference included in the convertible notes issued in 2019 and January 2020. For the January 2020 409A valuation, as well all previous valuations, we applied valuation methods that relied on a continuing operations scenario approach, whereby during the periods discussed above, the time to liquidity was 1.45 to 2.5 years, as adjusted as appropriate depending on the valuation date.

With the signing of the letter of intent with STPK on September 28, 2020, we adjusted our valuation assumptions in the September 30, 2020 409A valuation report. Specifically beginning with the September 2020 409A valuation, a methodology which was carried forward into the December 31, 2020 and March 31, 2021 valuations, we utilized a combination approach relying on (1) a continued operations scenario and (2) a transaction scenario, which we describe as the hybrid method (the “Hybrid Method”). The Hybrid Method is appropriate for a company expecting a near term liquidity event, but where, due to market or other factors, the likelihood of completing the liquidity event is uncertain. The Hybrid Method is also appropriate when various possible future outcomes are assumed by our management. The

Hybrid Method considers a company’s going concern nature, stage of development and the company’s ability to forecast near and long-term future liquidity scenarios. The Hybrid Method was deemed the most appropriate due to the attainment of a non-binding letter of intent with STPK. The outcomes of each scenario are each assigned a probability and a future equity value under each outcome is then estimated. The two scenarios used in the Hybrid Method as of September 30, 2020, December 31, 2020 and March 31, 2021 are as follows:

Continuing Operations Scenario:

Under the continuing operations scenario (the “Continuing Operations Scenario”), we utilized an Income and Market approach to estimate the enterprise value of the company and the option pricing model (“OPM”) to allocate the resulting enterprise value to the various classes of our securities. This resulted in a per common share value of $1.02, $1.28 and $1.25 per common share, as of September 30, 2020, December 31, 2020 and March 31, 2021, respectively, prior to a discount for the lack of marketability being applied. The OPM assumptions included a time to liquidity event of 1.75 years and a volatility of 65% as of September 30, 2020, a time to liquidity event of 1.45 years and a volatility of 65% as of December 31, 2020 and a time to liquidity event of 1.20 years and a volatility of 65% as of March 31, 2021. The term considers the need for additional capital in this scenario. A discount for lack of marketability (“DLOM”) of 35.0%, 32.0% and 30.0% was applied as of September 30, 2020, December 31, 2020 and March 31, 2021, respectively, based on various put option models assuming a term ranging from 1.45 to 1.20 years and a common stock volatility of 104.2%, 102.7% and 107.8% as of September 30, 2020, December 31, 2020 and March 31, 2021, respectively. This resulted in a per common share value of $0.66, $0.87 and $0.89 at September 30, 2020, December 31, 2020 and March 31, 2021, respectively, under the Continuing Operations Scenario.

Transaction Scenario:

Under the transaction scenario (the “Transaction Scenario”), the convertible debt and all classes of preferred stock are assumed to convert into common stock and based on the pre-money equity value of $650.0 million. The September 30, 2020, December 31, 2020 and March 31, 2021 valuation resulted in a per share value of $2.10 per common share, $4.23 per common share and $5.63 per common share, prior to a discount for the lack of marketability being applied. Such per share values are based on the preliminary expected conversion ratio of Stem common stock to STPK common stock that will occur upon merger. A DLOM of 11.0%, 7.0% and 5.0% was applied as of September 30, 2020, December 31, 2020 and March 31, 2021, respectively, based on various put option models assuming a term of 0.34 years, 0.16 years and 0.08 years as of September 30, 2020, December 31, 2020 and March 31, 2021, respectively, and overall company volatility of 75% as well as a present value factor of 35% based on the same term. This resulted in a per common share value $1.69, $3.93 and $5.35 as of September 30, 2020, December 31, 2020 and March 31, 2021, respectively.

The application of the Hybrid Method resulted in a per common share value of $0.92, $3.47 and $5.12 at September 30, 2020, December 31, 2020 and March 31, 2021, respectively. Such values are derived based on a weighted value assigned to the Continuing Operations Scenario ($0.66) at 75% and Transaction Scenario ($1.69) at 25% as of September 30, 2020, the Continuing Operations Scenario ($0.87) at 15% and Transaction Scenario ($3.93) at 85% as of December 31, 2020 and the Continuing Operations Scenario ($0.89) at 5% and Transaction Scenario ($5.35) at 95% as of March 31, 2021. The weightings as of September 30, 2020, December 31, 2020 and March 31, 2021 reflect the uncertainty regarding the completion of the transaction that is reduced as the transaction progresses, which is reflective and consistent with uncertainties we experienced when undergoing an unsuccessful sale process during the first half of 2020 due both to investor interest and difficulties associated with the COVID-19 pandemic. Further, the weightings reflect the non-binding nature of the term sheet and that diligence was not initiated until October 2020 and continued through the middle of November 2020. The transaction also required the successful conclusion of a PIPE transaction initially sized at $150.0 million and initial meetings did not begin until early November with potential investors. The SPAC process, inclusive of the PIPE, was completed in early December 2020, and a merger agreement with STPK was executed on December 3, 2020, and at such point we believed the likelihood of the consummation of the SPAC merger increased significantly. In coordination with our valuation expert, risks related to delays and the uncertainty associated with the merger transaction were taken into account when determining the fair value of our common stock.

Convertible Preferred Stock Warrant Liability

We evaluate whether our warrants for shares of convertible redeemable preferred stock are freestanding financial instruments that obligate us to redeem the underlying preferred stock at some point in the future and determined that each of our outstanding warrants for convertible preferred stock are liability classified. The warrants are subject to re-measurement at each balance sheet date, and any change in fair value is recognized in the change in fair value of warrants and embedded derivatives in the consolidated statements of operations. We will continue to remeasure the warrants until the earlier of the exercise or expiration, the completion of a deemed liquidation event, the conversion of convertible preferred stock into common stock, or until holders of the convertible preferred stock can no longer trigger a deemed liquidation event. On expiration, the convertible preferred stock warrants will automatically net exercise, unless the warrant holder provides written notice that it does not wish to exercise its warrants. Upon exercise, the related convertible preferred stock warrant liability will be reclassified to convertible preferred stock.

We estimate the fair value of these liabilities using the Black-Scholes option pricing model, as further discussed in Stock-Based Compensation above, and assumptions that were based on the individual characteristics of the warrants on the valuation date, as well as assumptions for future financings.

Recent Accounting Pronouncements

See Note 2 to our audited financial statements included elsewhere in this prospectus for more information.

Quantitative and Qualitative Disclosures about Market Risk

Market risk represents the risk of loss that may impact our financial position because of adverse changes in financial market prices and rates. Our market risk exposure is primarily a result of exposure resulting from potential changes in inflation, exchange rates or interest rates. We do not hold financial instruments for trading purposes.

Foreign Currency Exchange Risk

Our expenses are generally denominated in U.S. dollars. However, we have foreign currency risks related to our revenue and operating expenses denominated in Canadian dollars. We have entered into contracts with customers and a limited number of supply contracts with vendors with payments denominated in foreign currencies. We are subject to foreign currency transaction gains or losses on our contracts denominated in foreign currencies. To date, foreign currency transaction gains and losses have not been material to our financial statements.

Unfavorable changes in foreign exchange rates versus the U.S. dollar could increase our product costs, thus reducing our gross profit. We have not engaged in the hedging of foreign currency transactions to date, although we may choose to do so in the future. We do not believe that an immediate 10% increase or decrease in the relative value of the U.S. dollar to other currencies would have a material effect on operating results or financial condition.

Interest Rate Risk

Interest rate risk is the risk that the value or yield of fixed-income investments may decline if interest rates change. Fluctuations in interest rates may impact the level of interest expense recorded on outstanding borrowings. In addition, our convertible promissory notes, notes payable, financing obligations bear interest at a fixed rate and are not publicly traded. Therefore, fair value of our convertible promissory notes, notes payable, financing obligations and interest expense is not materially affected by changes in the market interest rates. Stem does not enter into derivative financial instruments, including interest rate swaps, for hedging or speculative purposes.

Credit Risk

Credit risk with respect to accounts receivable is generally not significant due to a limited carrying balance of receivables. We routinely assess the creditworthiness of our customers. We generally have not experienced any material losses related to receivables from individual customers, or groups of customers during the years ended December 31, 2020 and 2019 and three months ended March 31, 2021. We do not require collateral. Due to these factors, no additional credit risk beyond amounts provided for collection losses is believed by management to be probable in our accounts receivable.

BUSINESS

Company Overview

Our mission is to build and operate the largest, digitally connected, intelligent energy storage network for our customers. In order to fulfill our mission, (i) we provide our customers, which include commercial and industrial (“C&I”) enterprises as well as independent power producers, renewable project developers, utilities and grid operators, with an energy storage system, sourced from leading, global battery original equipment manufacturers (“OEMs”), that we deliver through our partners, including solar project developers and engineering, procurement and construction firms and (ii) we provide our customers, through our Athena artificial intelligence (“AI”) platform (“Athena”), with on-going software-enabled services to operate the energy storage systems for 10 to 20 years. In addition, in all the markets where we operate our customers’ systems, we have agreements to manage the energy storage systems utilizing the Athena platform to participate in energy markets and to share the revenue from such market participation.

We deliver our battery hardware and software-enabled services through our Athena platform to our customers. Our hardware and recurring software-enabled services mitigate customer energy costs through time-of-use and demand charge management innovations and a network of virtual power plants. The resulting network created by our growing customer base increases grid resilience and reliability through the real-time processing of market-based demand cycles, energy prices and other factors in connection with the deployment of renewable energy resources to such customers. Additionally, our energy storage solutions support renewable energy generation by alleviating grid intermittency issues and thereby reducing customer dependence on traditional, fossil fuel resources. As of October 31, 2020, more than 750 customer energy systems operated by our Athena platform had accumulated an aggregate of over 20 million runtime hours.

We believe that energy storage, which can instantly provide grid power 24x7, is a critical component of the global transition to renewable energy and a distributed energy infrastructure. According to the U.S. Environmental Protection Agency, during 2018, electricity production was responsible for 27% of greenhouse gas emissions in the U.S. As a result, there is rising demand for clean electric power solutions that can provide electric power with lower carbon emissions with high availability. One such solution is distributed, renewable generation which is supplementing and replacing conventional generation sources, given its increasingly compelling economics. According to Wood Mackenzie Energy Storage Service (“Wood Mackenzie”), since 2019, 90% of the new interconnection requests in the U.S. electrical markets were for installations of renewable energy assets. However, one of the principal challenges impacting the increased development of renewable energy assets is the intermittent capacity that solar and wind generation exhibit when integrating into electrical power networks. Energy storage helps mitigate intermittency by acting as an energy reserve in times when wind and solar generation is reduced, unavailable or offline, which is why Bloomberg New Energy Finance (“BNEF”) forecasts energy storage solutions and services to represent a $1.2 trillion revenue opportunity on a cumulative basis through 2050.

The transition to renewable energy and a distributed energy infrastructure has resulted in an increase in the complexity and variability of end-customer electricity demand influenced by onsite generation and flexible sources of load. Accordingly, it has become nearly impossible to efficiently manage and operate businesses and the grid using a schedule based, human operated approach. Instead, the utilization of intelligent, responsive energy storage throughout the grid is required to provide the real-time balance necessary to support more distributed renewable assets, and we believe that Athena fulfills this vital need of a modern energy infrastructure. Athena unlocks the value of battery storage by providing energy forecasting, real-time energy optimization and automated controls for our customers leveraging over 10 years of operational data and experience. By dispatching electricity to our C&I customers through our energy storage network during periods of peak power demand, we are able to reduce our customers’ electricity expenses, improve the value of their energy usage and diminish their environmental impact. In addition, our energy storage network enables grid operators to decrease their reliance on conventional generation sources, thereby improving the resiliency of the electrical grid and enabling lower carbon emissions through the increased adoption of renewable generation sources.

(1)	Source: Bloomberg New Energy Finance — Storage Assets Interactive Dataset — Reflects System Integrators by Capacity (MWh), filtered by Commissioning Date and Commissioned Status as of 12/31/2020, Stem data represents aggregate capacity (MWh) of systems in operation globally, as recorded by the Stem Network Operations Dashboard.

Based on data from BNEF — Storage Assets Interactive Dataset, we are among the leading firms as measured by the amount of energy storage capacity commissioned between January 2014 and December 2020. We are currently operating or have contracted nearly 1 GWh of aggregate system capacity across over 900 locations in the U.S., Canada, Chile and Japan. Our Athena AI-powered platform has benefited from this large network by collecting significant amounts of data on the electricity usage across our customer base.

This data can be used to create a virtuous cycle of learning and deep insights to better inform the improvement of our algorithms in predicting economically optimal charge and discharge intervals of the energy storage systems in our network. As of December 31, 2020, Athena has accumulated over 20 million runtime hours, which is equivalent to over 2,200 years of operational experience, across hundreds of sites and customers in numerous utility areas across the U.S., Canada, Chile and Japan. We believe that as the size of our network of energy storage systems expands, the increased data and improved insights will advance the optimization capabilities and operation of the energy storage systems in our network.

We operate in two key markets within the energy storage landscape: Behind-the-Meter (“BTM”) and Front-of-the-Meter (“FTM”). BTM systems installed at C&I customer locations generate energy that can be used on-site without interacting with the electric grid and passing through an electric meter. Our BTM systems reduce C&I customer energy bills and help facilitate their corporate environmental, social and governance (“ESG”) objectives. FTM, grid-connected systems deliver power into the grid which is often sold to off-site customers and transported by the grid prior to reaching an end-user. FTM systems decrease risk for solar and renewable project developers, asset owners, independent power producers and investors by adapting to dynamic energy market conditions and improving the combined value of the solar renewable resource and energy storage over the course of their FTM system’s useful life. As an early participant in the BTM market, we developed operational focus and technical capabilities that position us to have multiple product offerings and services in the evolving market for FTM energy storage services. We believe that Athena’s ability to optimize operations in both the BTM and FTM markets is unique in the industry and provides us with a competitive advantage.

Industry

The architecture of the electric grid has historically been a unidirectional, central plant generation model, which is no longer optimal for the modern grid. Additionally, the electric power grid has suffered from insufficient investment in critical infrastructure as a result of complexities surrounding the ownership, operation and regulation of grid infrastructure, further compounded by the challenges of large capital costs and a lack of adequate innovation. These circumstances have contributed to the U.S. Department of Energy’s characterization of the U.S. electricity grid as “aging, inefficient, congested, and incapable of meeting the future energy needs of the information economy,” and the American Society of Civil Engineers issuing the U.S. energy infrastructure a D+ grade in 2017. We believe that deploying intelligent energy storage is a necessary step towards addressing these critical infrastructure issues as consumers are increasingly demanding clean electric power solutions.

Electricity generation from wind and solar in the U.S. has grown over recent years and is expected to account for a greater percentage of total generation going forward. According to Wood Mackenzie, since 2019, 90% of new interconnection requests in the U.S. electrical markets were for installations of renewable energy assets. While these renewable sources help to reduce overall greenhouse gas emissions from electricity production, a key challenge impacting adoption of renewable energy is the intermittent capacity that solar and wind generation exhibit when integrating into electrical power networks. Such unreliable integration can compromise the grid’s ability to deliver reliable electric power. Solutions such as energy storage are needed to balance the existing grid infrastructure and support the successful integration of intermittent sources such as wind or solar. Energy storage can help mitigate the issue of intermittency by effectively acting as a reserve in times when wind and solar generation is reduced, unavailable or offline. As a result, as the electricity generation from wind and solar increases, the demand for energy storage solutions and related services is also expected to increase.

Total Addressable Market

BNEF forecasts energy storage solutions and services to represent a $1.2 trillion revenue opportunity on a cumulative basis through 2050. Based on data provided by Wood Mackenzie, U.S. energy storage capacity, excluding the residential market, is expected to grow at a compound annual growth rate (CAGR) of 48% through 2026 and the global energy storage capacity, excluding the residential market, is expected to grow at a compound annual growth rate of 31% through 2030. Wood Mackenzie research forecasts that the U.S. Energy storage market, excluding the residential market, is expected to reach a total value of approximately 29.5 GWh in 2026 and the global energy storage market is expected to reach a total value of approximately 62 GWh in 2026. According to Wood Mackenzie, FTM applications are expected to grow the fastest (49% CAGR), while BTM C&I energy storage will follow closely behind (48% CAGR).

Source: Bloomberg New Energy Finance Storage Outlook, 2019.

Factors for Growth

Key drivers for the energy storage market’s growth include:

●	Decline in Lithium-Ion Battery Costs — Based on market forecasts, we believe that lithium-ion battery costs will continue to decline over the next decade. According to BNEF, the manufacturing cost of battery packs is expected to decline from $246/kWh in 2020 to below $120/kWh within the next 10 years, declining within an expected range of 5% to 10% per annum over the period. This anticipated reduction in the cost of batteries is expected to create the opportunity to deploy increasingly larger energy storage systems with improved economics in many global geographies.

Source: Bloomberg New Energy Finance, Dataset: Summary of utility-scale costs, Units: Real 2018.

●	Growing Demand for Renewable Energy — The growing number of corporations with ESG initiatives committed to procure and operate on 100% renewable energy will require increased energy storage to achieve these goals. Additionally, policy makers and regulatory agencies are increasingly enabling and incentivizing the adoption of renewable energy and energy storage. In the U.S., several states have enacted energy storage mandates or sought to encourage the adoption of energy storage in utility and grid resource plans. Recent actions by the Federal Energy Regulatory Commission (“FERC”) including Order 841 and Order 2222 direct regional transmission operators and independent system operators to remove barriers enabling participation of storage in wholesale electricity markets. Additionally FERC established rules to help ensure storage resources are compensated for the services they provide. Similar initiatives targeting distributed energy resources are being adopted globally and driving the expected increase in demand for energy storage solutions and services.

Source: Lazard’s Levelized Cost of Energy Analysis — Version 14.0.*

●	Increased Complexity of the BTM and FTM Grid Architecture — The transition to renewable energy and a distributed energy infrastructure has resulted in an increase in the complexity and variability of end-customer electricity demand influenced by onsite generation and flexible sources of load. Accordingly, it has become nearly impossible to efficiently manage and operate businesses and the grid using schedule based, human operated systems. Instead, the utilization of intelligent, responsive energy storage throughout the grid is required to provide the real-time balance necessary to support more distributed renewable assets.

*

The levelized cost of energy (also referred to as the levelized cost of electricity) (LCOE) is a measurement used to assess and compare alternative methods of energy production. The LCOE of an energy generating asset can be understood as the average total cost of building and operating the asset, per unit of total electricity generated over an assumed lifetime.

Our Solution

Our AI-powered energy storage solution provides a range of hardware and software-enabled services to end customers and the broader electrical grid infrastructure, including (1) active monitoring and dynamic responses to energy utilization on the grid in order to take advantage of time-varying retail electricity pricing and help our customers avoid peak charges common in electricity tariffs; (2) automated, real-time management of energy storage charge and discharge intervals to help align the utilization of power at businesses with the varying costs and price signals from onsite generation, utilities and grid operators; (3) helping renewable projects reach parity with fossil fuel-based power generation costs; (4) solving the issue of intermittency by effectively acting as a reserve in times when wind and solar generation is reduced, unavailable or offline; and (5) enhance the economics of renewable projects by enabling access to energy market revenue opportunities through the coordinated charge or discharge of stored energy in response to market prices for capacity, energy and ancillary services.

Historically, the Company has managed energy storage systems on behalf of its customers. As the market has matured, many of our customers are installing and interconnecting energy storage systems while engaging us to provide our software-enabled service platform to operate the systems on a long-term basis.

In the future, we expect the majority of our business will involve selling hardware and recurring software- enabled services to our customers. We provide hardware from leading global battery storage OEMs, including Tesla, Samsung, LG Chem, Panasonic and others. As a result of the significant demand for energy storage systems from our customers and the significant experience and operational data accumulated by our network of energy storage systems, we are able to negotiate pricing, warranty and performance guarantee provisions in our supply chain agreements that benefit our customers. Our software-enabled services are important components of the operation of these hardware products. As a result, in connection with the sales of energy storage hardware, we enter into recurring long-term service agreements with customers for 10 to 20 years.

In addition to our hardware and software-enabled services, in all the markets where we manage energy storage systems, we have agreements to manage the energy storage systems utilizing the Athena platform to participate in energy markets and to share the revenue from such market participation. Although we do not expect to generate significant market participation revenue in the early years of a project’s life cycle, we believe this revenue stream is an important long-term differentiation relative to our competitors.

Based on data from BNEF, we are one of the leading firms as measured by the capacity of energy storage capacity commissioned between January 2014 and December 2020. We currently have contracts to operate approximately 1 GWh of aggregate system capacity across hundreds of locations in the U.S., Canada, Chile and Japan. Our Athena AI-powered platform has benefited from this large network by collecting significant amounts of electricity usage and systems operating data across our customer base. This data is constantly growing and is used to create a virtuous cycle of learning and deep insights to better inform the improvement of our algorithms in predicting economically optimal charge and discharge intervals of energy storage systems. As of December 31, 2020, Athena has accumulated over 20 million runtime hours, which is equivalent to over 2,200 years of operational experience, across hundreds of sites and customers in several utility territories across the U.S., Canada, Chile and Japan. We believe that as the size of our network of energy storage systems expands, the increased data and improved insights will advance the optimization capabilities and operation of the energy storage systems in our network.

Our Athena Platform

Athena unlocks the value of battery storage by providing energy forecasting, real-time optimization and automated controls for our customers leveraging over 10 years of operational data and experience. By dispatching electricity to our C&I customers through our energy storage network during periods of peak power demand, we are able to decrease our customers’ electricity expenses, improve the value of their energy usage and diminish their environmental impact. Our Athena AI-powered platform supports customers by managing large-scale energy storage projects, addressing intermittency issues and safeguarding project value against fluctuating market conditions and on-going policy changes. In addition, our energy storage network enables grid operators to decrease their reliance on conventional generation sources thereby improving the resiliency of the electrical grid and enabling lower carbon emissions through the increased adoption of renewable generation sources.

Athena utilizes highly localized weather, energy price and market data to understand the impact on customer electricity usage and formulate optimal economic strategies for charge and discharge of the energy storage systems. Athena-operated systems are under real-time control and currently over 700,000 data points per second are streamed into the platform, informing the strategy developed for each individual asset and site. As of October 2020, Athena’s cloud infrastructure is performing automated data engineering, supporting our AI processes that currently model over 24 million scenarios per day, delivering optimal storage operating strategies for each individual customer site. This autonomous operation delivers value to enterprise customers, renewable generation partners, utilities, grid operators and financing counterparties. The most difficult part of AI and machine learning is data collection and data integrity, and our automated data engineering platform enables our data science team to rapidly develop and deploy new algorithms. These algorithms embed the physics of storage, renewable generation and the grid and include fit-to-purpose deep learning models that evolve so that Athena can react to changing conditions. Our team has automated AI model selection and training, evaluating them against our extensive energy storage operations database encompassing over 20 million runtime hours, or the equivalent of 2,200 years of operations.

As the chart above illustrates, our Athena platform provides value to its customer segments through multiple features, including the following:

●	Athena Analytics: We merge price inputs with load forecasts, solar production forecasts, greenhouse gas emissions data and other data to optimize each individual storage asset’s charging and discharging at each site in our network. With its market and site load forecasting capabilities, Athena accurately predicts customer facility and system peaks. To optimize value for each site, our platform evaluates over 24 million scenarios per day, has experience across multiple geographies, utilities and markets and continuously improves to deliver greater value to customers over time.
●	Athena Edge Platform: This platform serves as the monitoring and control hub at each customer or project site, continuously collecting data from meters, breakers, storage systems and solar generation systems, as applicable, and conducts local, real-time control to ensure safe and reliable operation. The Athena Edge Platform is embedded in our broad network of hardware energy storage solutions and enables us to monitor and roll-out new software to customers, while ensuring safety, security and quality of service.
●	Athena Cloud Platform: This cloud-native platform serves as the center of our network of edge devices, utilities, markets and third-party data providers. This network streams approximately 1 terabyte of data every day to the platform which along with weather, energy prices and grid information are processed and cleaned to ensure they are complete and accurate and that anomalies are detected. This Athena-engineered data is then published and efficiently provided to Athena Analytics delivering value across the growing Athena network.

●	Athena Portal: The portal is an interactive user interface for partners and customers to understand the operation of the energy storage systems along with the insights Athena provides. The customer portal allows end users to observe Athena’s operation of their sites in real-time as well as performance over time. Over a decade of refinement of customer-facing tools delivers a seamless user experience through this feature. Rich data APIs provide access to streaming data as well as asset performance data marts. The portal also provides project analysts with energy usage/cost modeling applications to simulate and evaluate anticipated savings for new potential customers based upon their electricity usage history and anticipated needs.
●	Athena Gateway: Gateway services provide real-time integration endpoints that tie into utility and market control systems. This feature enables our customers to participate in markets and grid programs with automated dispatching leveraging the near-instantaneous response of the Athena platform.
●	Monitoring: The Athena platform provides customers with real-time monitoring capabilities. Athena observes asset and system health to manage charging and discharging cycles continuously optimized to maximize customer savings and battery life.
●	Reporting: As part of the customer portal, we provide transparent performance reporting that makes it easy for customers to understand the insights being generated through Athena’s algorithms. Our ability to provide real-time high-quality reports allows customers to understand system performance, savings, and other key metrics.
●	Data Application Programming Interfaces (“APIs”): APIs are critical software elements (i.e., intermediaries) supporting data collection and transfer between diverse software applications, improving the functionality of complex digital systems. Beyond taking in and processing data, Athena also offers an extensive set of secure APIs that make real-time data immediately accessible to multiple stakeholders. These APIs provide critical data and transparency to partners, utilities and grid operators and allow partners to pull data directly if desired.
●	Security and Information Protocols: Our Athena platform employs state-of-the-art informational safeguards and security monitoring technologies to ensure our customers’ data and systems are protected with the most efficient, secure and reliable technology available while remaining interoperable with utilities and the grid.

Our Value Proposition

Our energy storage platform offers advantages to our customers:

(1)    Lower Electric Utility Bills

Our Athena AI-powered platform predicts customer electricity usage on a second by second basis dispatching energy storage at peak times targeting a 10-30% monthly utility bill reduction for customers like Walmart, Amazon and UPS.

(2)    Reduces Carbon Emissions

Our energy storage solutions promote and accelerate the adoption of renewable energy generation as a viable replacement for fossil fuel generation. By dispatching electricity to our customers through our energy storage network during periods of peak power demand, we lessen dependence by utilities on conventional generation thereby improving the resiliency of the grid and reducing carbon emissions. When installed with solar, our systems optimize charging from clean on-site solar generation and then dispatch stored solar energy during higher priced periods.

(3)    Mitigates Intermittency

In addition, energy storage mitigates the intermittency of renewable generation sources by effectively acting as a reserve in times when wind and solar generation is unavailable or offline.

(4)    Stabilizes the Grid

Energy storage helps stabilize the grid by reducing peaks, leveling loads, absorbing renewable generation and controlling voltage, thereby increasing the resilience and reliability of the grid. The virtual power plants created by our network of systems are Athena cloud enabled and can be called to instantaneously supply energy when and where it may be required by grid operators. Our network of systems delivered over 20,000 dispatches in 2019, providing critical resource support to utilities and grid operators in many of the most constrained electricity grid environments across the U.S., Canada and Japan.

Competitive Strengths

Our competitive strengths include the following:

●	Significant Benefits from Scale & Network Effects: We believe we are the largest in global distributed energy storage megawatts under management with approximately 1 GWh operating or contracted across more than 900 sites. This generates significant amounts of operational data leading to enhanced software performance through machine-learning and improving customer economics.
●	Advanced Technology Platform: We developed the first AI platform for energy storage and virtual power plants, automating storage participation in electricity markets, performing monitoring and management of customer loads, solar generation and energy prices with real-time, complex decision- making algorithms. The platform is able to co-optimize multiple energy market revenue streams across a diverse fleet of hardware throughout multiple geographies and energy markets.
●	Compelling Business Model & Customer Solutions: We provide a seamless customer experience from commercial proposal to installation. We pioneered a project financed offering for C&I energy storage, providing customers immediate significant savings without capital expenditure. C&I customers are aggressively procuring renewable energy to meet ESG targets and save money on electricity, our solution enables these objectives with no impact to customer operations. Customers sign long-term contracts, typically between 10 and 20 years in duration, while providing us the flexibility to control their energy storage system to earn market participation revenue, lower their energy costs and meet their decarbonization goals.
●	Leading Strategic Partnerships: We have numerous partnerships with a diverse set of industry leaders to reduce execution risk and increase speed to market in certain geographies. In Massachusetts, we have a partnership with Constellation Energy to pair our energy storage systems with retail energy offerings for C&I customers. Internationally, we have partnered with leading regional industrial equipment and energy firms such as Mitsui in Japan and Copec in South America, each focused on leveraging the partner’s local market knowledge and reputation with leading corporates, utilities and grid operators.
●	Exceptional AI and Energy Storage Expertise: We have a seasoned leadership team with a demonstrated track record of execution and over 150 years of accumulated experience in energy storage, software and distributed energy expertise focused on artificial intelligence and technology development, new market commercialization, renewable project development and utility / grid program operations. Our data science team has over 120 years of accumulated experience in machine learning, optimization and controls.

Our Strategy

We intend to leverage our competitive strengths, technology leadership and market share position to build out the largest, digitally connected, AI-powered energy storage network, through the following strategies:

●	Continued Focus on Software Innovations: Using our extensive network and underlying data, we will continue to enhance and further develop Athena’s capabilities. We will continue to invest in research and development in core areas such as predictive analytics and controls, networked energy operations and grid services, and innovative power solutions building on our extensive patent portfolio.
●	Front-of-the-Meter Expansion: We have significant in-house expertise in large utility scale projects and have developed a strategy to expand our team and technical capabilities for larger FTM opportunities.
●	International Market Growth: By leveraging the experience gained from successful international expansion strategies in Japan and South America through Mitsui and Copec, respectively, we intend to expand into other growing markets such as Mexico, Australia, Colombia and Europe. Additionally, we will continue to work with Mitsui in Japan on storage deployment as the electricity market continues to deregulate and push for more renewables and distributed generation. Recently, the new Prime Minister of Japan announced a move to 100% renewables by 2050. In South America, we will continue to build on its partnership with Copec by leveraging Copec’s strong customer presence in Chile and Colombia.
●	More Favorable Supply Chain and Financing Terms: We have a history of innovation in the energy storage market through our development of an AI-powered storage technology and zero-money down financing. While we have built a sizeable leadership position, there are incremental opportunities for cost savings with better supply chain terms from hardware providers and lower cost of capital from financing partners.
●	Additional Service Offerings: We have additional end-market opportunities in other applications for storage such as electric vehicle charging (“EV”) integration and power solutions. With the transition to EVs in the commercial sector accelerating, we are working with fleet operators to deliver a new offering where Athena uses smart storage to manage EV charging peaks, reducing grid connection costs and supporting fast-charging along with smart charge management. We are working to expand Athena’s capabilities to offer both backup power and voltage support to mitigate disturbances from power quality and grid intermittency.

Our Customers

We operate in two key markets within the energy storage landscape: BTM and FTM. BTM systems installed at C&I customer locations provide power that can be used on-site without interacting with the electric grid and generally without generating energy that passes through a utility electric meter. FTM grid-connected systems deliver power into the grid which is often sold to off-site customers and transported by the grid prior to reaching an end-user. For BTM customers, we seek to maximize value by providing AI-powered storage services that reduce spending on utility bills, enhance the economics of solar and provide backup power. Additionally, we help BTM customers achieve renewable energy targets as part of their ESG commitments. For FTM customers, we provide software-enabled services to capture revenue from energy market participation, including the sale of capacity, energy and ancillary services into regional electricity markets helping these customers enhance renewable project returns while improving grid resiliency and reliability for utilities and grid operators.

We believe that Athena’s ability to optimize the operations in both the BTM and FTM markets is unique in the industry and provides a competitive differentiation. As an early participant in the BTM market, we developed operational focus and technical capabilities that position us to have multiple product offerings and services in the evolving market for FTM energy storage services. In particular, many industry analysts believe recent regulatory actions by the FERC and by global utilities and grid operators will enable distributed energy storage systems to participate in energy markets and receive equivalent compensation and market access to the same extent as conventional generation assets. Such regulatory actions are expected to provide new economic opportunities for software-enabled services offerings in the energy storage and broader distributed energy resource markets.

Sales, Marketing and Partnerships

We leverage our partner network to increase BTM sales while maintaining direct relationships with our enterprise customers. This structure enables broad coverage across all key markets in the U.S. and significantly increases our market reach including through: (1) a direct sales force with account executive targeting large enterprise accounts; (2) a mid-market sales channel partners that includes over 500 account executives who are trained and supported through

Stem University, the Company’s online learning and partner support platform; (3) distributor partners that enable access to customers across the U.S.; and (4) a broad network of large renewable project developers and asset owners for FTM projects across the U.S. and South America.

Operations

Our Operations team supports all post-sale activities, including supply chain management, system installation support services, network operations, asset management and customer and partnership management. Our Operations team works very closely with our software and technology teams to develop proprietary, in-house tools as well as provide feedback and input for product enhancements.

Deployments

Our Deployments team is responsible for ensuring that systems are properly designed, permitted, interconnected and installed. We historically have acted as a general contractor, but do not maintain any in-house staff for construction, commissioning or maintenance. For FTM transactions, we are a supplier of energy storage sytems to our partners. We work closely with and advise construction partners on design, permitting, interconnection, system installation and system commissioning.

Network Operations and Asset Management

Our Network Operations team monitors and manages the fleets of operating energy storage systems to ensure the systems are operational, being properly maintained and dispatch repair resources when necessary. This team monitors the systems remotely and can triage, trouble shoot, and in many cases, repair systems remotely. This team also coordinates with hardware suppliers for warranty management and dispatches suppliers or sub-contractors to perform preventative and corrective maintenance.

Customer Operations

Our Customer Operations team is responsible for customer and partner onboarding, support and strategic account management, performance reporting and analytics. In addition to the economic benefits Athena delivers to customers by optimizing the value of their energy assets and facilitating their participation in energy markets, Athena’s customer-facing user interface is a powerful tool for customers to proactively understand and manage their overall energy site operations. The Customer Operations team ensures long-term success through effective onboarding and training, program enrollment, and proactive outreach. This team also manages support activities like billing inquiries, account maintenance, performance guarantee administration and system performance investigations and resolution to ensure our direct customers and partner network receive comprehensive support and service.

Program Operations

Our Program Operations team manages execution of our utility grid service and market operations agreements and has responsibility for contract, incentive and regulatory compliance activities, including tracking and reporting. This team manages hundreds of time-critical market interactions, including enrollment, nominations and settlement. Additionally, the team oversees performance measurement, portfolio analysis, risk assessment and reporting related to our grid services agreements, system operations and billings. The team also maintains an integrated operational data platform with multiple external parties, facilitating performance and settlement verification, tariff validation and automated detection of savings data anomalies and discrepancies.

Supplier Relationships

We have a global supply chain management team that proactively evaluates and selects Energy Storage System (“ESS”) OEM hardware providers. We perform an annual solicitation on technology and product offerings. The solicitation includes cost, detailed operating specifications, system sizes, warranty offering, production details and installation data. The supply management team will select two to three suppliers to integrate with Athena. The solicitation includes non-binding volume commitments by us and the supplier, pricing and delivery commitment for at least a 12 month timeframe. The common terms in an ESS supply agreement include firm pricing for twelve (12) months or longer, 10 and/or 20 year battery capacity availability performance guarantees, order lead times and guaranteed delivery timeframes, full system warranty, annual preventive maintenance, system uptime and repair timeframes and guarantees.

Our current ESS suppliers include Tesla, Sungrow, Socomec and Powin. We have recently executed a supply agreement with Powin who is a leader in providing medium to large scale outdoor systems with Iron Phosphate (LFP) based Lithium Ion ESSs that are longer life and lower cost systems. We believe that we need several ESS suppliers to meet specific market requirements (e.g., regional interconnection, electric code, fire code certifications, marine coating, etc.), provide a sufficient number of product offerings (e.g., multiple sizes of inverters and battery combinations, AC connected and/or DC connected configurations, backup power, etc.), and to mitigate any potential supplier risks (e.g., China import tariff risks, component or material supply constraints, etc.). The supply management team monitors quality control points, plans ongoing capacity needs, issues purchase orders and coordinates deliveries to customer locations around the world. We do not anticipate any unique supply constraints for the foreseeable future.

Research and Development

We have invested significant amounts of time and expense in the development of our Athena platform. The ability to maintain our leadership position depends in part on our ongoing research and development activities. Our software development team of 37 employees, is responsible for the design, development, integration and testing of the Athena platform. In addition, we augment our internal team with 15 to 20 off-shore contractors for flexible development capacity. We focus our efforts on developing Athena to continuously improve our algorithms, augment value with new revenue streams and localize based on geography and regulatory considerations.

Our research and development is principally conducted by our teams in Silicon Valley and Seattle. As of October 2020, we had 43 full-time employees engaged in research and development activities.

Intellectual Property

Intellectual property is a key differentiator for our business, and we seek protection for our intellectual property whenever possible. We rely upon a combination of patents, copyrights, trade secrets and trademark laws, along with employee and third-party non-disclosure agreements and other contractual restrictions to establish and protect our proprietary rights.

We have developed a significant patent portfolio to protect elements of our proprietary technology. As of April 28, 2021, we had 25 issued patents and 31 patent applications pending in the U.S. Our issued patents are expected to expire between 2024 and 2037.

Our intellectual property encompasses a diverse mix of patents with respect to our proprietary systems and software. These patents relate to the following broad categories:

●	power electronics, including the basic interaction of batteries with the power grid where such electronics convert direct current (DC) battery power to alternating current (AC) compatible grid power;
●	analytics and control, including use cases and decisions into the operation of an energy storage system and the coordination of providing economic or operational value to a customer; and
●	networked operations and grid services that involve the aggregation and operation of a group of energy storage systems to provide value to a utility or grid operator.

Our registered trademarks for goods and services include, “Stem,” “Powerscope,” “Athena” and “Energy Superintelligence.” The goods and services relating to these trademarks include, but are not limited to, energy optimization services, software as a service for energy optimization services and energy storage charge and discharge.

We continually review our development efforts to assess the existence and patentability of our intellectual property. We pursue the registration of our domain names and trademarks and service marks in the U.S. In an effort to protect our brand, as of April 28, 2021, we had four registered trademarks in the U.S.

We have no pending claims of infringement or similar claims with third parties with respect to our intellectual property.

Competition

The energy storage industry is highly competitive, and new regulatory requirements for carbon emissions, technological advances, the lower cost of renewable energy, the decrease in battery costs, improving battery technology and shifting customer demands are causing the industry to evolve and expand. We believe that the principal competitive factors in the energy storage market include, but are not limited to:

●	safety, reliability and quality;
●	product performance and uptime;
●	historical track record and references for customer satisfaction;
●	experience in utilizing the energy storage system for multiple stakeholders;
●	technological innovation;
●	comprehensive solution from a single provider;
●	ease of integration; and
●	seamless hardware and software-enabled service offerings.

There is rising demand for clean electric power solutions that can provide electric power with lower carbon emissions with high availability. Additionally, the transition to renewable energy sources and distributed energy infrastructure has increased the complexity and variability of end-customer electricity demand. This industry transformation has created an opportunity for an increased role for energy storage solutions like ours. We believe as one of the largest in this industry we have a significant head start against our competition in this rapidly evolving environment. We believe the global push for lower carbon emissions combined with vast technological improvements in lithium-ion battery-powered technologies will drive commercial and industrial customers, utilities, independent power producers and project developers to grow their use of and investment in energy storage systems.

Our key competitors include energy storage system OEMs, hardware integration providers, renewable project developers and engineering, procurement and construction firms. Our industry peers are typically focused on the development and marketing of single-purpose built solutions with captive hardware offerings, while our AI-powered platform is capable of delivering a multitude of software-enabled services operating an extensive and diverse network of energy storage systems across multiple geographies, utility and grid operator service areas.

We believe that one of the key advantages driving sustainable differentiation for our company includes the focus and capabilities built in our pioneering history in the BTM segment of the energy storage industry. This experience required an emphasis on AI-driven co-optimization of energy storage operations and the build out of significant operational infrastructure to execute economic considerations for enterprise customers, utilities and grid operators. We believe that the distributed asset management capability from this experience positions us well to compete in the evolving FTM segment of the energy storage industry as recent regulatory actions include the liberalization and formalization of rules for compensation of market participation for distributed energy resources. We believe the legacy single-purpose market for FTM solutions will be driven by greater demand for flexible solutions that can access multiple market opportunities. Our solutions have been designed to mitigate the challenges of today’s enterprise customers, independent power producers, utilities, renewable asset owners and the modern electrical grid at scale with continuous improvements to artificial intelligence optimization strategies informed by operational data from one of the industry’s largest network of digitally-connected energy storage systems.

We believe we are well-positioned to compete successfully in the market for energy storage hardware and software-enabled services. Despite our limited operating history, we are among the leaders in global distributed energy storage under management, supported by our Athena platform, compelling customer services, strategic partnerships and seasoned leadership team with a proven track record of success.

Government Regulation and Compliance

There are varying policy frameworks across the U.S. and abroad designed to support and accelerate customer adoption of clean and/or reliable distributed generation technologies. These policy initiatives come in the form of tax incentives, cash grants, performance incentives and/or electric tariffs.

Our AI-powered platform manages energy storage systems currently installed in California, Massachusetts, New York, Hawaii and Texas, each of which has its own enabling policy framework. Some states have utility procurement programs and/or renewable portfolio standards for which our technology is eligible. These energy storage systems currently qualify for tax exemptions, incentives or other customer incentives in many states, including the states of California, Massachusetts and New York. These policy provisions are subject to change.

Although we are not regulated as a utility, federal, state and local government statutes and regulations concerning electricity heavily influence the market for our product and services. These statutes and regulations often relate to electricity pricing, net metering, incentives, taxation, competition with utilities and the interconnection of customer-owned electricity generation. In the U.S., governments continuously modify these statutes and regulations. Governments, often acting through state utility or public service commissions, change and adopt different rates for commercial customers on a regular basis. These changes can have a positive or negative impact on our ability to deliver cost savings to customers for the purchase of electricity.

Several states have an energy storage mandate or policies designed to encourage the adoption of storage. For example, California offers a cash rebate for storage installations through the Self Generation Incentive Program and Massachusetts and New York offer performance-based financial incentives for storage. Storage installations also are supported in certain states by state public utility commission policies that require utilities to consider alternatives such as storage before they can build new generation. In February 2018, the FERC issued Order 841 directing regional transmission operators and independent system operators to remove barriers to the participation of storage in wholesale electricity markets and to establish rules to help ensure storage resources are compensated for the services they provide. An appeal of Order 841 filed by utility trade associations and other parties challenging the extent of FERC’s jurisdiction over storage resources connected to distribution systems (among other issues) is currently pending before the U.S. Court of Appeals for the D.C. Circuit. In September 2020, the FERC issued Order 2222 opening up the U.S. wholesale energy markets to aggregations of distributed energy resources like rooftop solar, BTM batteries and electric vehicles.

Energy storage systems require interconnection agreements from the applicable local electricity utilities in order to operate. In almost all cases, interconnection agreements are standard form agreements that have been pre-approved by the local public utility commission or other regulatory body with jurisdiction over interconnection agreements. As such, no additional regulatory approvals are typically required once interconnection agreements are signed.

Our operations are subject to stringent and complex federal, state and local laws and regulations governing the occupational health and safety of our employees and wage regulations. For example, we are subject to the requirements of the federal Occupational Safety and Health Act, as amended, and comparable state laws that protect and regulate employee health and safety.

There are government regulations pertaining to battery safety, transportation of batteries and disposal of hazardous materials. We and our suppliers, as applicable, are required to comply with these regulations to sell our batteries into the market.

The license and sale of our batteries and technology abroad is likely to be subject to export controls in the future.

Permits and Approvals

Each of our installations or customer installations must be designed, constructed and operated in compliance with applicable federal, state and local regulations, codes, standards, guidelines, policies and laws. To install and operate energy storage systems on our platform, we, our customers or our partners, as applicable, are required to obtain applicable permits and approvals from local authorities having jurisdiction to install energy storage systems and to interconnect the systems with the local electrical utility.

Employees

We pride ourselves on the quality of our world-class team and seek to hire only employees dedicated to our strategic mission. Our employees typically have significant experience working in the software and energy space. As of June 30, 2021, we employed 185 full-time employees and no part-time employees, based primarily in San Francisco and Burlingame, California.

To date, we have not experienced any work stoppages and consider our employee relations to be in good standing. None of our employees are either represented by a labor union or subject to a collective bargaining agreement.

Properties

Our corporate headquarters is located in San Francisco, California. This facility comprises approximately 23,533 square feet of space. Our Burlingame, California facilities comprises 20,822 square feet of space.

Legal Proceedings

From time to time, we may become involved in additional legal proceedings arising in the ordinary course of our business. We have been and continue to be involved in legal proceedings that arise in the ordinary course of business, the outcome of which, if determined adversely to us, would not, individually or in the aggregate, have a material adverse effect on our business, financial condition and results of operations.

Additional Information

Company Website and Public Filings

Our main website is www.stem.com, and our investor relations website is located at www.stem.com/investors. Neither the information on these websites, nor the information on the websites of any of our brands and businesses, is incorporated by reference into this prospectus, or into any other filings with, or into any other information furnished or submitted to, the SEC.

DIRECTORS AND OFFICERS

The following table sets forth certain information regarding our directors and executive officers.

Name	Age	Position
John Carrington	55	Chief Executive Officer and Director
William Bush	56	Chief Financial Officer
Mark Triplett	59	Chief Operating Officer
Alan Russo	52	Chief Revenue Officer
Larsh Johnson	63	Chief Technical Officer
Saul R. Laureles	55	Chief Legal Officer and Secretary
Prakesh Patel	46	Chief Strategy Officer
David Buzby	61	Chairman of the Board of Directors
Adam E. Daley	44	Director
Michael C. Morgan	52	Director
Anil Tammineedi	44	Director
Lisa L. Troe	58	Director
Laura D’Andrea Tyson	73	Director
Jane Woodward	61	Director

Executive Officers

John Carrington is Chief Executive Officer and Director for the Company. Mr. Carrington leads the energy storage and analytics movement at the Company. Mr. Carrington has more than 25 years of leadership experience at technology, energy and industrial companies. In 2011, Mr. Carrington joined Stem from MiaSole, the world’s largest CIGS-based thin film solar company. From 2011 to 2013, Mr. Carrington served as Chief Executive Officer and Director at MiaSole. Prior to MiaSole, from 2008 to 2009 Mr. Carrington was Executive Vice President of Marketing and Business Development at First Solar, where he grew the company revenue from $250 million to more than $2 billion, and opened markets in the U.S., Asia and Europe. From 1991 to 2008, Mr. Carrington worked at General Electric, most recently as General Manager and Chief Marketing officer of the $7 billion GE Plastics, where he led global innovation, new technology efforts and product strategy. Mr. Carrington was part of a small executive team that executed on the $12 billion sale of GE Plastics to SABIC in 2007. He is an alumnus of the University of Colorado, where he earned his bachelor’s degree in economics. Mr. Carrington is qualified to serve as a director due to his deep knowledge of the Stem platform and his extensive experience in the energy and technology sectors.

William Bush has been Chief Financial Officer for Stem since 2016. Mr. Bush manages the Company’s corporate and project financing efforts, and has guided the Company from a startup to a $300 million-invested leader in the energy storage industry. Before joining Stem, from 2010 to 2016 Mr. Bush was Chief Financial Officer of Borrego Solar Systems Inc., where he helped the company achieve nearly 10 times growth and profitability. From 2008 to 2010, Mr. Bush was Chief Financial Officer of Solar Semiconductor Inc., a leading private, vertically integrated manufacturer and distributor of PV modules and systems with operations in India, helping it achieve $100 million in sales in less than 15 months. Mr. Bush has served as Chief Financial Officer for numerous high-growth solar, software and online media companies, including being a co-founder of Buzzsaw.com, a spinoff of Autodesk, in 1999. Prior to his work with Buzzsaw.com, Bill served as Corporate Controller for Autodesk, Inc. (NASDAQ: ADSK) from 1997 to 1999 and worked for seven years in public accounting with Ernst & Young (EY) and PricewaterhouseCoopers. Mr. Bush holds a B.S. in business administration from UC Berkeley and is a Certified Public Accountant.

Mark Triplett has been Chief Operating Officer for the Company since 2018, responsible for energy storage system deployments, supply chain, network operations, and utility programs. Mr. Triplett also ensures effective deployment and usage of the Company’s energy storage systems and cutting-edge AI, AthenaTM. Mr. Triplett brings more than 25 years of experience developing, selling and delivering complex technology solutions in energy storage, smart grid, renewable energy, DERS, utility operations, telecommunications, and enterprise software. Prior to joining the Company, from 2015 to 2018 Mr. Triplett was Chief Operating Officer of Green Charge Networks, and earlier served from 2011 to 2015 as President of Software and Chief Operating Officer at UISOL, an Alstom-owned DRMS enterprise software application product exclusively for the utility industry. Mr. Triplett has a B.S. in engineering from the United States Military Academy at West Point and an M.B.A. from National University.

Alan Russo has been the Company’s Chief Revenue Officer since 2019, leading the expansion of the Company’s markets in the U.S., Canada, Europe and Asia. Before joining the Company, from 2015 to 2018 Mr. Russo led sales and marketing for REC Solar, a wholly owned subsidiary of Duke Energy. From 2012 to 2015, Mr. Russo was Vice President of Strategic Accounts for Bloom Energy. During his 10-year tenure at Bloom Energy from 2006 to 2015, Mr. Russo led the development and deployment of hundreds of fuel cell systems at critical facilities around the U.S. From 1999 to 2005 Mr. Russo also led Asia commercial operations for American Power Conversion, a Schneider Electric company, managing over 350 employees. Mr. Russo earned his B.S. in aerospace engineering from Boston University.

Larsh Johnson has been Chief Technology Officer for the Company since 2016. Mr. Johnson leads hardware and software engineering to meet the unique needs of the Company’s commercial, industrial, utility and energy market customers. Prior to joining the Company, from 2015 to 2016 Mr. Johnson was Chief Technology Officer at Siemens Digital Grid, where he led technology development teams on products spanning from consumer metering, demand response and analytics to control center software and grid automation. Mr. Johnson joined Siemens via the 2012 acquisition of eMeter Corporation, a Bay Area software company of which he was a co-founder and responsible for innovation and development of meter data management, analytics and advanced smart grid applications as Chief Technology Officer from 1999 to 2015. Prior to eMeter, in 1985 Mr. Johnson co-founded CellNet Data Systems, a pioneer in wireless networks for smart metering and distribution automation where he served as Chief Technology Officer from 1985 to 1999. Mr. Johnson was a founding member of the Department of Energy’s Gridwise Architecture Council (GWAC) in 2004 and remains a member emeritus. He earned his B.S. and an M.S. in mechanical engineering from Stanford University.

Prakesh Patel has been Chief Strategy Officer for the Company since 2020. Previously, Mr. Patel was the Company’s Vice President of Capital Markets and Strategy from 2013 to 2020, in which role he led the Company’s financial strategy and supported corporate fundraising initiatives, structuring its first project finance facilities and helping to secure more than $200 million in equity financing for the Company. Mr. Patel has spent his career financing technology and energy ventures at the cross section of multiple industries. Before joining the Company, from 2010 to 2013, he served on the investment team at Angeleno Group, an energy and natural resources-focused private equity firm, during which time he led their investment in the Company. Previously, Mr. Patel built and managed a portfolio of private equity investments at New Bridge Investments from 2008 to 2010 and Deutsche Bank from 2005 to 2008. Mr. Patel has a B.A. from UC Berkeley and an M.B.A. from Yale University.

Saul R. Laureles has been the Company’s Chief Legal Officer and Secretary since May 2021. Previously, Before joining the Company, he served as Director, Corporate Legal Affairs and Assistant Corporate Secretary at Schlumberger Limited, the world’s largest oilfield services company, which he joined in 2007. Mr. Laureles has a B.A. from the University of Chicago and earned his J.D. from the University of Michigan Law School.

Directors

David Buzby has been starting, building and investing in 12 climate transition businesses over the last 30 years with an emphasis on renewable energy generation, energy storage/grid services and e-commerce. These companies have been at the forefront of financial innovation in the climate transition industry, developing the world’s first commercial and solar PPAs and energy storage as a service agreements. The innovations not only created industry leading platform companies (SunRun, the Company, SunEdison), but also attracted hundreds of billions of capital to business models that propelled overall industry growth. David has been on the Board of the Company since 2010, Leading Edge Equipment Technologies since 2017, Cambrian Innovation from 2016 to 2020, ParagonClinicals since 2020. and was founder and CEO of Bright Plain Renewable Energy from 2011 – 2016, as well as being a member of the Investment Committee at the PRIME Coalition. He has in the past been a founding investor and director of SunRun (NASD: RUN), SunEdison (NYSE: SUNE), Valueclick (NASD: VCLK), Prevalent Power, Resource Holdings and Best Internet. David has an M.B.A. from the Harvard Business School (1988) and a B.A. from Middlebury College (1982). Mr. Buzby is qualified to serve as a director due to his extensive experience in the climate transition sector and as a director on the boards of other public companies.

Adam E. Daley is a Partner at Magnetar Capital, Co-Head of Magnetar’s Energy & Infrastructure Group and a member of Magnetar Capital’s management committee and investment committee. Since joining Magnetar Capital at its inception in 2005, Mr. Daley has been focused primarily on the sourcing, execution and management of various investments in the energy, energy infrastructure and renewables sectors. Mr. Daley is currently a director of STPK. Prior to joining Magnetar Capital, Mr. Daley was an investment banker at Citigroup’s Global Corporate and Investment Bank, where he was responsible for executing a variety of corporate finance transactions. Mr. Daley also currently serves on the boards of directors of Star Peak Corp. II (NYSE: STPC), Double Eagle Energy III, LLC, Vesper Energy Development LLC, and DoublePoint Energy, LLC. Mr. Daley earned a BS in Finance with High Honors from the University of Illinois. Mr. Daley is qualified to serve as a director due to his broad transactional experience in the energy, energy infrastructure and renewables sectors.

Michael C. Morgan served as the Chairman of Star Peak Energy Transition Corp. In 2008, Mr. Morgan co-founded Triangle Peak Partners, LP, a multi-strategy asset management firm focused on venture capital and growth equity, and he currently serves as its Chairman and Chief Executive Officer. Since 2004, Mr. Morgan has also served as President and Chief Executive Officer of Portcullis Partners, LP, a private investment partnership and one of Triangle Peak Partners’ largest limited partners. Mr. Morgan currently serves as the lead director of Kinder Morgan, Inc. (NYSE: KMI), one of the largest energy infrastructure companies in North America. Mr. Morgan joined Kinder Morgan at its founding in 1997 and headed Kinder Morgan’s corporate development efforts until 2001, completing 23 acquisitions worth over $5 billion. He then served as President of KMI until 2004. Mr. Morgan has also served on the board of Sunnova Energy International, Inc. (NYSE: NOVA), a leading residential solar and energy storage company, since June of 2019. Mr. Morgan first joined the board of NOVA’s predecessor (Sunnova Energy Corporation) in October 2015, served as Lead Director until March of 2016 and remained on that board until NOVA’s initial public offering in June of 2019. Mr. Morgan previously served on the boards of directors of two public energy funds affiliated with Kayne Anderson (NYSE: KYN and KYE) and on the boards of directors of Bunchball, Lytx, and SCIenergy. Mr. Morgan also currently serves on the boards of directors of Star Peak Corp. II (NYSE: STPC). Mr. Morgan is a frequent volunteer at Stanford University, currently serving as the national chair of The Stanford Fund, as co-chair of the Precourt Energy Institute Advisory Council, and on several other advisory committees. Mr. Morgan previously served as an Adjunct Professor in the Practice of Management at the Jones Graduate School of Business at Rice University in Houston. Mr. Morgan received an M.B.A. from Harvard Business School and B.A. in Economics and an M.A. in Sociology from Stanford University. Mr. Morgan is qualified to serve as a director due to his extensive experience in the energy infrastructure and clean energy sectors and as a director on the boards of other public companies.

Anil Tammineedi has been with Angeleno Group, a leading global investment firm focused on high growth clean energy and climate solutions companies, since 2008, where he leads investments across a number of sectors including sustainable mobility, energy storage, resource efficiency and smart infrastructure. Mr. Tammineedi currently serves on the Boards of the Company, Critigen and Patriot Environmental Services and is a Board Observer at mPrest. Mr. Tammineedi has several years of technology and operating experience at Broadcom, where he worked from 1999 to 2006, in product development and management roles related to semiconductors targeting communications, mobile and power management applications. Mr. Tammineedi has an M.B.A. from the UCLA Anderson School of Management, where he also currently serves as a Faculty Advisor to the Business Creation Option of the capstone project, and a M.S. from Iowa State University. Mr. Tammineedi is also a Kauffman Fellow. Mr. Tammineedi is qualified to serve as a director due to his extensive experience in the technology sector and with high growth and clean energy companies and as a director on the boards of other companies.

Lisa L. Troe is a Senior Managing Director of Athena Advisors LLC, a business advisory firm she co-founded in 2014 that provides services in securities litigation, public company accounting, financial reporting and disclosure, auditing, compliance systems, enterprise risk management, and other business needs and strategies. From 2005 through 2013, Ms. Troe was a Senior Managing Director at FTI Consulting, Inc. (NYSE: FCN), a global business advisory firm. From 1995 through 2005, Ms. Troe served on the staff of the U.S. Securities and Exchange Commission’s Pacific regional office, including seven years as an Enforcement Branch Chief and six years as Regional Chief Enforcement Accountant. Prior to joining the SEC, Ms. Troe was an auditor at a Big Four public accounting firm and held corporate accounting and financial positions in the fossil fuels energy industry. Ms. Troe serves as (i) a director and the audit committee chair of Magnite, Inc. (Nasdaq: MGNI), an independent platform that employs machine learning algorithms for the purchase and sale of digital advertising, joining the board shortly before the company’s public offering in 2014, and (ii) a director of HireRight GIS Group Holdings LLC, which provides employers with global background screening and other workforce solutions. Ms. Troe has served on private company boards as a director and audit committee chair. From 2003 to 2014, Ms. Troe was a member of the advisory board that functioned as a board of directors for a Texas general partnership engaged in oil and gas exploration and production. In 2007, Ms. Troe served a member of a Special Litigation Committee of the board of a public gaming industry manufacturing company. Ms. Troe is a National Association of Corporate Directors member and Board Leadership Fellow, CERT certified in cybersecurity by the Software Engineering Institute of Carnegie Mellon University, and a CPA. Ms. Troe received her B.S. in Business Administration with honors from the University of Colorado. Ms. Troe is qualified to serve as a director due to her expertise in public company accounting, financial reporting and corporate governance, and the depth of her government and business experience, as well as her public company board and audit committee experience.

Laura D’Andrea Tyson is a Distinguished Professor of the Graduate School and Professor Emeritus at the Haas School of Business at the University of California at Berkeley, positions she has held since 2016. She has also been the Chair of the Board of Trustees and Steering Committee Member of the Blum Center for Developing Economies since 2007, and is currently the Faculty Director of the Berkeley Haas Blockchain Initiative and the co-Faculty Director of the Sustainable and Impact Finance Initiative at the Haas School of Business since 2019. Dr. Tyson has also held a series of other roles at the University of California at Berkeley, including Professor Business Administration and Economics at the Haas School of Business from 2007 to 2016, the Faculty Director and Interim Director of the Institute of Business and Social Impact from 2013 to 2020, Interim Dean in 2018 and Dean from 1998 through 2001. She was also Dean of London Business School, University of London from 2001 through 2006. Dr. Tyson is currently serving as a director of the CBRE Group, Inc. (NYSE: CBRE), the world’s largest commercial real estate services and investment firm, having acted on the acquisition committee from joining the board in 2010 to 2014 and currently acting on the audit committee since 2014. She is also currently serving on the board of directors of Lexmark International Inc., an American company that manufactures laser printers and imaging products, and Apex Swiss Holdings, SARL since 2017. Dr. Tyson also served on the board of directors of AT&T (NYSE: T) from 1999 to 2020, Morgan Stanley (NYSE: MS) from 1997 to 2016, and Silver Springs Networks, Inc. (NYSE: SSNI), a provider of smart grid products, from 2009 to its acquisition by Itron in 2018. Dr. Tyson has also been a board member of the Haas School of Business since 2020, the Philanthropy University since 2019, SeriousFun Children’s Network since 2020 and the Sustainability Accounting Standards Board Foundation since 2017. In addition to her service on the board of directors, Dr. Tyson has numerous advisory roles, such as Senior Advisor to Rockefeller Capital Management since 2020 and to the Rock Creek Group since 2009. Dr. Tyson has also been serving as a Global Economy Fellow for the MasterCard Center for Inclusive Growth since 2019, having acted as their special advisor since 2016. Since 2019, Dr. Tyson has been a member of the Commission d’experts sur les grands défis économiques for French President Emmanuel Macron since 2020. She is the co-chair of the California Governor’s Council of Economic Advisors. Other government roles include membership on the US President’s Council of Advisors on Science and Technology (Working Group Member on Semiconductors) from 2016 to 2017, Secretary of State Foreign Affairs Policy Board and Council on Jobs and Competitiveness for the President of the U.S. from 2011 to 2013, Economic Recovery Advisory Board to the President of the U.S. from 2009 to 2011. Dr. Tyson was a member of President Clinton’s cabinet from 1993 to 1996 and was the first woman to serve in the position of Chair of the President’s Council of Economic Advisors, from 1993 to 1995, and Director of the White House National Economic Council, from 1995 to 1996. Dr. Tyson received her B.A. from Smith College and holds a Ph.D. in Economics from the Massachusetts Institute of Technology. Dr. Tyson is qualified to serve as a director due to her extensive public company board experience, deep experience in the technology and energy industries and track record of accomplishment at the high levels of government service.

Jane Woodward is a Founder and Managing Partner of MAP Energy. MAP is one of the longest- standing private energy investment fund management firms in the U.S. with investors from U.S. endowments, foundations, and families. MAP began investing in natural gas mineral rights in 1987, wind energy in 2004, utility scale solar in 2015 and energy storage in 2017. In December 2020, MAP sold its renewable energy and energy storage assets under management to Global Infrastructure Partners (GIP). MAP continues to manage one of the largest private mineral portfolios in the U.S. and remains focused on energy investing. Ms. Woodward is also currently an adjunct professor of civil and environmental engineering at Stanford University and has over 30 years of experience developing and teaching energy classes at Stanford University. Ms. Woodward also serves on the Precourt Institute for Energy Advisory Council at Stanford University. Prior to founding MAP and teaching at Stanford, Ms. Woodward worked as an exploration geologist with ARCO Exploration Company and later as a petroleum engineering consultant to Stanford University’s endowment. Ms. Woodward received her B.A. in Geological Sciences from the University of California, Santa Barbara and holds a Master’s degree in Applied Earth Science and M.B.A. from Stanford University. Ms. Woodward is qualified to serve as a director due to her extensive private sector experience in numerous areas of the energy and renewables industries, as well as three decades of energy related teaching experience.

Board Composition

Our business and affairs is organized under the direction of our board of directors, which consists of eight members. The primary responsibilities of the board of directors are to provide oversight, strategic guidance, counseling and direction to our management. The board of directors will meet on a regular basis and additionally as required.

Our board of directors is divided into three classes with only one class of directors being elected in each year and each class (except for those directors appointed prior to our first annual meeting of stockholders) serving a three-year term. The term of office of the first class of directors, consisting of Laura D’Andrea Tyson and Jane Woodward, will expire at the Company’s first annual meeting of stockholders. The term of office of the second class of directors, consisting of Adam E. Daley, Anil Tammineedi and Lisa L. Troe, will expire at the Company’s second annual meeting of stockholders. The term of office of the third class of directors, consisting of David Buzby, John Carrington and Michael C. Morgan, will expire at the Company’s third annual meeting of stockholders.

Role of Board in Risk Oversight

The board of directors has extensive involvement in the oversight of risk management related to us and our business and accomplishes this oversight through the regular reporting to the board of directors by the audit committee. The audit committee represents the board of directors by periodically reviewing our accounting, reporting and financial practices, including the integrity of our financial statements, the surveillance of administrative and financial controls and our compliance with legal and regulatory requirements. Through its regular meetings with management, including the finance, legal, internal audit and information technology functions, the audit committee reviews and discusses all significant areas of our business and summarizes for the board of directors all areas of risk and the appropriate mitigating factors. In addition, our board of directors receives periodic detailed operating performance reviews from management.

Committees of the Board of Directors

The Company’s board of directors has three standing committees: an audit committee, a compensation committee and a nominating, governance and sustainability committee. Each committee operates under a charter that has been approved by our board of directors and has the composition and responsibilities described below. The charter of each committee are available on the Company’s website at www.stem.com.

Our Chief Executive Officer, Chief Financial Officer and other executive officers regularly report to the non-executive directors and the audit, the compensation and the nominating, corporate governance and sustainability committees to ensure effective and efficient oversight of our activities and to assist in proper risk management and the ongoing evaluation of management controls.

Audit Committee

Our board of directors has established an audit committee. The audit committee consists of Adam E. Daley, Anil Tammineedi and Lisa L. Troe, who serves as chairperson. Each member of the audit committee qualifies as an independent director under the NYSE listing standards and applicable SEC rules.

Each member of the audit committee meets the financial literacy requirements of NYSE listing standards and our board of directors has determined that Lisa L. Troe is as an “audit committee financial expert” as defined in applicable SEC rules.

The purpose of the audit committee is to prepare the audit committee report required by the SEC to be included in our proxy statement and to assist our board of directors in overseeing and monitoring (i) the quality and integrity of our financial statements, (ii) our compliance with legal and regulatory requirements, (iii) our independent registered public accounting firm’s qualifications and independence, (iv) the performance of our internal audit function and (v) the performance of our independent registered public accounting firm.

Compensation Committee

Our board of directors has established a compensation committee. The compensation committee consists of David Buzby, Michael C. Morgan, who serves as chairperson, and Jane Woodward. Each member of the compensation committee qualifies as an independent director under the NYSE listing standards and applicable SEC rules.

The purpose of the compensation committee is to assist our board of directors in discharging its responsibilities relating to (i) setting our compensation program and compensation of our executive officers and directors, (ii) monitoring our incentive and equity-based compensation plans and (iii) preparing the compensation committee report required to be included in our proxy statement under the rules and regulations of the SEC.

Nominating, Governance and Sustainability Committee

Our board of directors has established a nominating, governance and sustainability committee. The nominating, governance and sustainability committee consists of Anil Tammineedi, Laura D’Andrea Tyson, who serves as chairperson, and Jane Woodward. Each member of the nominating, governance and sustainability committee qualifies as an independent director under the NYSE listing standards.

The primary purposes of our nominating, governance and sustainability committee is to assist the board in: (i) identifying individuals qualified to become new board of directors members, consistent with criteria approved by the board of directors, (ii) reviewing the qualifications of incumbent directors to determine whether to recommend them for reelection and selecting, or recommending that the board of directors select, the director nominees for the next annual meeting of stockholders, (iii) identifying members of the board of directors qualified to fill vacancies on any board of directors committee and recommending that the board of directors appoint the identified member or members to the applicable committee, (iv) reviewing and recommending to the board of directors a set of corporate governance principles applicable to us, (v) overseeing the evaluation of the board of directors, (vi) overseeing and making recommendations to the board of directors regarding sustainability matters relevant to the Company’s business and (vii) handling such other matters that are specifically delegated to the committee by the board of directors from time to time.

Director Nominations

Our nominating, governance and sustainability committee recommends to the board of directors candidates for nomination for election at the annual meeting of the stockholders. The board of directors also considers director candidates recommended for nomination by our stockholders during such times as they are seeking proposed nominees to stand for election at the next annual meeting of stockholders (or, if applicable, a special meeting of stockholders). Our stockholders that wish to nominate a director for election to our board of directors should follow the procedures set forth in our bylaws.

We have not formally established any specific, minimum qualifications that must be met or skills that are necessary for directors to possess. In general, in identifying and evaluating nominees for director, our board of directors considers educational background, diversity of professional experience, knowledge of our business, integrity, professional reputation, independence, wisdom, and the ability to represent the best interests of our stockholders.

Compensation Committee Interlocks and Insider Participation

Our compensation committee consists of David Buzby, Michael C. Morgan, who serves as chairperson, and Jane Woodward. None of our executive officers currently serves, or has served during the last year, as a member of the board of directors or compensation committee of any entity that has one or more executive officers that will serve as a member of our board of directors or compensation committee.

Code of Business Conduct

We have adopted a code of business conduct (the “code of business conduct”) that applies to all of our directors, officers and employees, including our chief executive officer, chief financial officer, chief revenue officer and chief operating officer. Our code of business conduct is a “code of ethics,” as defined in Item 406(b) of Regulation S-K. Copies of the code of business conduct and charters for each of our committees will be provided without charge upon request from us and is available on our website at www.stem.com. We make any legally required disclosures regarding amendments to, or waivers of, provisions of our code of ethics on our website.

Corporate Governance Guidelines

Our board of directors has adopted a corporate governance guidelines in accordance with the corporate governance rules of the NYSE that serve as a flexible framework within which our board of directors and its committees operate. These guidelines cover a number of areas including board membership criteria and director qualifications, director responsibilities, board agenda, roles of the chair of the board, principal executive officer and presiding director, meetings of independent directors, committee responsibilities and assignments, board member access to management and independent advisors, director communications with third parties, director compensation, director orientation and continuing education, evaluation of senior management and management succession planning. A copy of our corporate governance guidelines is available on our website at https://s27.q4cdn.com/138752898/files/doc_downloads/gov/Corporate-Governance-Guidelines.pdf m.

EXECUTIVE AND DIRECTOR COMPENSATION

Overview

We have opted to comply with the executive compensation disclosure rules applicable to emerging growth companies as the Company is an emerging growth company. The scaled down disclosure rules are those applicable to “smaller reporting companies,” as such term is defined in the rules promulgated under the Securities Act, which require compensation disclosure for the Company’s principal executive officer and its two most highly compensated executive officers other than the principal executive officer whose total compensation for 2020 exceeded $100,000 and who were serving as executive officers as of December 31, 2020. We refer to these individuals as “named executive officers.” For 2020, the Company’s named executive officers and the positions each held as of December 31, 2020 were:

●	John Carrington, Chief Executive Officer;
●	William Bush, Chief Financial Officer; and
●	Larsh Johnson, Chief Revenue Officer.

We expect that the Company’s executive compensation program will continue to evolve to reflect its status as a newly publicly-traded company, while still supporting the Company’s overall business and compensation objectives.

2020 Summary Compensation Table

The following table sets forth information concerning the compensation paid to the principal executive officer and the next two most highly compensated executive officers of the Company during the fiscal years ended December 31, 2020 and December 31, 2019 (the “named executive officers,” or “NEOs”).

Name and principal position	Year	Salary ($)(1)	Option Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)(3)	All Other Compensation ($)(4)	Total ($)
John Carrington	2020	$395,521	$6,739,716	$350,625	$—	$7,485,862
Chief Executive Officer	2019	$375,000	$2,813,944	$350,625	$—	$3,539,569
William Bush	2020	$350,000	$3,014,041	$150,000	$—	$3,514,041
Chief Financial Officer	2019	$328,750	$1,556,864	$113,750	$—	$1,999,364
Larsh Johnson	2020	$350,000	$617,400	$140,000	$88,876	$1,196,276
Chief Technical Officer	2019	$328,750	$672,514	$113,750	$102,894	$1,217,908
(1)	The amount in this column reflects the amount of salary actually paid during fiscal years 2020 and 2019 to the named executive officers. See below for more details regarding the named executive officers’ salaries.
(2)	The amounts in this column represent the aggregate grant date fair value of option awards granted to the named executive officers in fiscal years 2020 and 2019 computed in accordance with FASB ASC Topic 718. See Note 14 of the notes to the Company’s consolidated financial statements included elsewhere in this prospectus.
(3)	Messrs. Carrington, Bush and Johnson were each eligible to receive annual cash bonuses determined as a percentage of their respective base salaries based on the achievement of financial and operational metrics. The Company establishes annual performance goals for these metrics under an annual incentive plan.
(4)	The amount in this column represents a housing allowance provided to Mr. Johnson during 2020 and 2019.

Narrative Disclosure to the Summary Compensation Table

Principal Objectives of the Company’s Compensation Program for Named Executive Officers

Historically, the Company’s executive compensation program has reflected a corporate culture focused on growth and development. The following objectives have guided the Company’s decisions with respect to the compensation provided to its named executive officers: attract, retain and incent highly effective executives who share the Company’s values and philosophy; align the interests of our named executive officers with the interests of the Company’s stockholders; and reward the Company’s named executive officers for creating value for the Company’s stockholders in the long-term.

Elements of Compensation

The primary elements of compensation for the Company’s named executive officers are base salary, annual cash performance bonuses or commission payments, and awards of stock options under the long-term equity compensation plan. The named executive officers also participate in employee benefit plans and programs that the Company makes available to its other full-time employees on the same basis and receive certain additional benefits and perquisites, as described below.

Base Salary

The Company pays its named executive officers a base salary to compensate them for the satisfactory performance of services rendered to the Company. The base salary payable to each named executive officer is intended to provide a fixed component of compensation reflecting the executive’s skill set, experience, role, responsibilities, and contributions to the Company. Base salaries for the Company’s named executive officers have generally been set at levels deemed necessary to attract and retain individuals with superior talent and were initially established in each named executive officer’s employment offer letter agreement. The annual base salaries of the Company’s named executive officers for 2020 and 2019 are set forth in the summary compensation table above.

Annual Cash Performance Bonuses

Historically, the Company’s named executive officers have been provided the opportunity to earn annual cash bonuses to compensate them for attaining annual company and individual performance goals. Each of these named executive officers has historically had an annual target bonus that is expressed as a percentage of his annual base salary. In fiscal year 2020, Mr. Carrington was eligible to receive an annual bonus equal to 100% of his annual base salary, and Messrs. Bush and Johnson were eligible to receive an annual bonus equal to 50% of their respective annual base salaries.

Awards under the Company’s bonus plan for 2020 were based on the achievement of financial and operational performance metrics. The following table summarizes performance metrics, weighting per metric, the measurement of each metric, the target goal per metric, actual performance per metric and actual performance as a percentage of the target:

Metrics	Weight	Measurement	Target	Actual	Performance vs. Target
Bookings	30%	Total Bookings ($)	$119M	$137.7M	116%
		Total Bookings (MWh)	248 MWh	644.8 MWh	260%
Operations	25%	Installations (MWh)	190 MWh	411 MWh	216%
Cash EBITDA	30%	Net System Cash Flows (includes Drop Down, Pre-Drop Down funding, HW and Install Costs) + Customer Collections (SPV Distributions, Balance Sheet Asset Collections, SGIP, etc.) — OpEx — Revolver Repayments /Draws One-off unusual items removed from the calculation of EBITDA at year end Year End Cash (not inclusive of any capital raises)	$(11M)	$(41.3M)	(376)%
Cash	15%	EBITDA at year end Year End Cash (not inclusive of any capital raises)	$4.0M	$6.9M	173%

The compensation committee of the board of directors of the Company maintains ultimate discretion over all bonus payouts (except as to the CEO, whose payout is approved by the board of directors), and no awards are paid unless approved by the board. Bonus awards for 2020 are set forth in the summary compensation table above.

On May 25, 2021, the Compensation Committee of the board of directors of the Company, adopted the Stem, Inc. 2021 Annual Incentive Plan (the “2021 Plan”), which is intended to provide a link between the compensation of participants and Company performance, to motivate participants to achieve individual and corporate performance goals and objectives and to enable the Company to attract and retain high quality executives. The Plan contains performance metrics for the calendar year 2021 performance period, based upon the Company’s 12-month pipeline, contracted backlog, revenue and adjusted EBITDA for 2021. Final payouts under the Plan will be determined by the Committee based upon Company performance relative to these performance metrics.

Long-Term Equity Compensation

The Company maintained the 2009 Plan pursuant to which the NEOs have received stock options to acquire shares of common stock of the Company. When determining the number of stock options granted to an NEO, the Company considered such executive’s expertise, level of responsibilities, and contributions to the success of the Company. In addition to rewarding the NEOs based on the performance of the Company, these stock options have also served to retain the services of such executives since such stock options have been subject to time-based vesting conditions. The stock options granted to the NEOs have typically vested over a four-year period based on such executive’s continued employment or engagement by the Company. Information regarding the stock options granted to the NEOs in prior years, including during fiscal year 2020, is set forth above in the “Summary Compensation Table” above and in the “Outstanding Equity Awards at 2020 Fiscal Year End” table below.

401(k), Health, Welfare and Additional Benefits

The NEOs are eligible to participate in employee benefit plans and programs, including medical and dental benefits, flexible spending accounts, long-term care benefits, and short- and long-term disability and life insurance, to the same extent as the Company’s other full-time employees, subject to the terms and eligibility requirements of those plans. The NEOs have also participated in a 401(k) defined contribution plan, subject to limits imposed by the Internal Revenue

Code, to the same extent as the Company’s other full-time employees. In addition, Mr. Johnson receives an annual housing allowance to facilitate his ability to secure housing closer to the Company’s headquarters in San Francisco, California.

Employment Arrangements

Prior to the Merger, the Company entered into employment offer letter agreements with each of its named executive officers.

The key terms of these agreements are described immediately below.

John Carrington

Mr. Carrington and the Company entered into an employment offer letter agreement on December 3, 2013 (the “Carrington Agreement”), which provided that Mr. Carrington would serve as the Chief Executive Officer of the Company. The Carrington Agreement did not include a fixed term but instead provided for employment with the Company on an at-will basis. Mr. Carrington’s annual base salary was initially set at $325,000 under the Carrington Agreement and was subsequently increased to $375,000 for 2019 and $400,000 for 2020. The Carrington Agreement also provided that Mr. Carrington would be eligible to earn an annual cash bonus determined as a percentage of his annual base salary based on the achievement of individual and companywide performance metrics. During fiscal year 2020, Mr. Carrington had an opportunity to earn a cash bonus of $400,000 representing 100% of his annual base salary. In order to receive an annual bonus, Mr. Carrington was required to remain continuously employed by the Company through the end of applicable bonus period. Typically, any bonuses earned by Mr. Carrington have been generally paid by the fifteenth day of the third month following the close of the Company’s fiscal year or March 15 following the calendar year in which the bonus was earned. The Company also reimbursed Mr. Carrington for expenses incurred in the course and scope of his employment. In addition, Mr. Carrington was eligible to participate in the employee benefit plans of general applicability maintained by the Company for other senior-level executives.

Mr. Carrington also received stock options under the 2009 Plan consistent with the terms set forth in the Carrington Agreement.

As a condition of employment, Mr. Carrington also entered into the “At Will Employment, Confidential Information, Invention Assignment and Arbitration Agreement” with the Company (the “Restrictive Covenants Agreement”). This agreement includes a perpetual covenant prohibiting Mr. Carrington’s use and disclosure of confidential information. The agreement also provides for Mr. Carrington’s assignment of intellectual property to the Company. In addition, this agreement prohibits Mr. Carrington from soliciting employees of the Company during his service to the Company and for a period of twelve (12) months following his termination of service.

Mr. Carrington was also eligible to receive payments and benefits in connection with certain qualifying terminations of employment and a change in control of the Company. Such historical payments and benefits are described under “Severance and Change in Control Arrangements” below.

In connection with the Merger, Mr. Carrington entered into an employment agreement with the Company, which became effective as of the consummation of the Merger and superseded the Carrington Agreement. Such agreement is referred to herein as the “New Executive Agreement,” and the material terms of this agreement are summarized below under “New Executive Agreements”.

William Bush

Mr. Bush and the Company entered into an employment offer letter agreement on October 13, 2016 (the “Bush Agreement”), which provided that Mr. Bush would serve as the Chief Financial Officer of the Company. The Bush Agreement did not include a fixed term but instead provided for employment with the Company on an at-will basis. Mr. Bush’s annual base salary was initially set at $325,000 under the Bush Agreement and was subsequently increased to $350,000. The Bush Agreement also provided that Mr. Bush would be eligible to earn an annual cash bonus determined as a percentage of his annual base salary based on the achievement of individual and company-wide performance metrics. During fiscal year 2020, Mr. Bush had an opportunity to earn a cash bonus of up to $175,000 representing 50% of his annual base salary. Mr. Bush was eligible to receive all or a portion of such bonus depending on the level of performance with threshold achievement yielding 25% of his bonus, target achievement yielding 50% of his bonus and maximum achievement yielding 100% of his bonus. Typically, any bonuses earned by Mr. Bush have been generally paid by the fifteenth day of the third month following the close of the Company’s fiscal year or March 15 following the calendar year in which the bonus was earned. The Company also reimbursed Mr. Bush for expenses incurred in the course and scope of his employment. In addition, Mr. Bush was eligible to participate in the employee benefit plans of the Company.

Mr. Bush also received stock options under the 2009 Plan consistent with the terms set forth in the Bush Agreement.

As a condition of employment, Mr. Bush also entered into the Restrictive Covenants Agreement. This agreement includes a perpetual covenant prohibiting Mr. Bush’s use and disclosure of confidential information. The agreement also provides for Mr. Bush’s assignment of intellectual property to the Company. In addition, this agreement prohibits Mr. Bush from soliciting employees of the Company during his service to the Company and for a period of twelve (12) months following his termination of service.

Mr. Bush was eligible to receive payments and benefits in connection with certain qualifying terminations of employment and a change in control of the Company. Such payments and benefits are described under “Severance and Change in Control Arrangements” below.

In connection with the Merger, Mr. Bush entered into an employment agreement with the Company, which became effective as of the consummation of the Merger and superseded the Bush Agreement. Such agreement is referred to herein as the “New Executive Agreement,” and the material terms of this agreement are summarized below under “New Executive Agreements”.

Larsh Johnson

Mr. Johnson and the Company entered into an employment offer letter agreement on November 19, 2015 (the “Johnson Agreement”), which provided that Mr. Johnson would serve as the Chief Technical Officer of the Company. The Johnson Agreement did not include a fixed term but instead provided for employment with the Company on an at-will basis. Mr. Johnson’s annual base salary was initially set at $325,000 under the Johnson Agreement and was subsequently increased to $350,000. The Johnson Agreement also provided that Mr. Johnson would be eligible to earn an annual cash bonus determined as a percentage of his annual base salary based on the achievement of individual and company-wide performance metrics. During fiscal year 2020, Mr. Johnson had an opportunity to earn a cash bonus of up to $175,000 representing 50% of his annual base salary. Mr. Johnson was eligible to receive all or a portion of such bonus depending on the level of performance with threshold achievement yielding 25% of his bonus, target achievement yielding 50% of his bonus and maximum achievement yielding 100% of his bonus. Typically, any bonuses earned by Mr. Johnson have been paid no later than the fifteenth day of the third month following the close of the Company’s fiscal year or March 15 following the calendar year in which the bonus was earned. The Company also reimbursed Mr. Johnson for expenses incurred in the course and scope of his employment. In addition, Mr. Johnson was eligible to participate in the employee benefit plans of the Company.

Mr. Johnson also received stock options under the 2009 Plan consistent with the terms set forth in the Johnson Agreement.

As a condition of employment, Mr. Johnson also entered into the Restrictive Covenants Agreement. This agreement includes a perpetual covenant prohibiting Mr. Johnson’s use and disclosure of confidential information. The agreement also provides for Mr. Johnson’s assignment of intellectual property to the Company. In addition, this agreement prohibits Mr. Johnson from soliciting employees of the Company during his service to the Company and for a period of twelve (12) months following his termination of service.

Mr. Johnson was eligible to receive payments and benefits in connection with certain qualifying terminations of employment and a change in control of the Company. Such payments and benefits are described under “Severance and Change in Control Arrangements” below.

In connection with the Merger, Mr. Johnson entered into an employment agreement with the Company, which became effective as of the consummation of the Merger and superseded the Johnson Agreement. Such agreement is referred to herein as the “New Executive Agreement,” and the material terms of this agreement are summarized below under “New Executive Agreements”.

Severance and Change in Control Arrangements

Historically, the Company’s named executive officers were eligible to receive payments and benefits in connection with a qualifying termination of employment and/or in the event of a change in control transaction under their employment offer letter agreements. Through December 31, 2020, Stem’s named executive officers were also eligible to receive such payments and benefits pursuant to the Stem, Inc. Carve-Out Retention Bonus Plan, as amended (the “Carve-Out Plan”).

Carrington Agreement

Mr. Carrington was eligible to receive severance benefits in the event his status as a full-time employee or service provider was terminated by the Company without “Cause” or by Mr. Carrington for “Good Reason.” Specifically, he would have been eligible to receive (i) a lump sum payment equal to one (1) year of his annual base salary;(ii) reimbursements of any unreimbursed business expenses; (iii) a lump sum payment equal to a prorated bonus for the fiscal year in which his service to Stem terminated; (iv) accelerated vesting of half of his outstanding equity awards; and (v) a lump sum payment for the cost of the premiums that Mr. Carrington would pay for continuation of his health coverage for a period of one (1) year following his termination of service.

The Carrington Agreement entitled Mr. Carrington to receive a cash bonus in connection with a “Change of Control” (as defined under the 2009 Plan). The Merger did not constitute a Change of Control. In order to receive such a bonus, Mr. Carrington was required to have continuously served Stem as a full-time employee or service provider through the date of the Change of Control. Mr. Carrington would, however, have been eligible to receive such a bonus in the event his employment has been terminated without Cause within either the three-month period prior to the execution of a letter of intent or term sheet providing for a Change of Control or during the period following the execution of a letter of intent or term sheet and ending on the closing of the Change of Control described therein. Such cash bonus would have been equal to the lesser of (i) $3,000,000 of the total “Net Proceeds” (as defined in the Carrington Agreement) payable to the stockholders of Stem in connection with the Change of Control if the holders of Series A and Series B Preferred Stock had received $84,000,000 from the Net Proceeds or (ii) an amount equal to $3,000,000 multiplied by a percentage determined by dividing the amount received by the holders of Series A and Series B Preferred Stock from the Net Proceeds by $84,000,000. Mr. Carrington’s cash bonus would have been reduced by all cash payments or other property that he received in connection with the Change of Control due to his equity holdings of Stem.

The Carrington Agreement provided for the vesting of half of Mr. Carrington’s outstanding equity awards in the event of a Change of Control. The Carrington Agreement further provided for full vesting of Mr. Carrington’s equity awards if his status as a full-time employee or service provider had been terminated by Stem without Cause or by Mr. Carrington for “Good Reason” within twelve (12) months following a Change of Control.

Mr. Carrington’s receipt of severance payments and benefits under the Carrington Agreement would have been subject to his continuing compliance with the terms of the Carrington Agreement and the Restrictive Covenants Agreement and his execution and non-revocation of a separation agreement that included a general release of claims. The Carrington Agreement provided for an additional payment to Mr. Carrington to account for any excise tax payable under Sections 280G and 4999 of the Internal Revenue Code (including any associated taxes thereon).

In connection with the Merger, Mr. Carrington entered into an employment agreement with the Company, which became effective as of the consummation of the Merger and superseded the Carrington Agreement. Such agreement is referred to herein as the “New Executive Agreement,” and the material terms of this agreement are summarized below under “New Executive Agreements”.

Bush Agreement

Mr. Bush was eligible to receive severance benefits in the event his status as a full-time employee or service provider had been terminated by the Company without “Cause” or by Mr. Bush for “Good Reason.” In the event of such a termination of service, Mr. Bush would have been eligible to receive a lump sum payment equivalent to nine (9) months of his annual base salary and reimbursement for any unreimbursed business expenses.

The Bush Agreement provided for the following payments and benefits in the event that Mr. Bush’s continuous status as a full-time employee or service provider had been terminated within three (3) months prior to and six (6) months following a Change of Control (as defined in the 2009 Plan) either by Stem and/or any successor without Cause or by Mr. Bush for Good Reason: (i) a lump sum payment equivalent to nine (9) months’ worth of his annual base salary; (ii) a lump sum payment for the actual cost of the premiums that Mr. Bush would pay for continuation of his health and life insurance benefits for a period of nine (9) months; (iii) accelerated vesting of half of Mr. Bush’s outstanding equity awards; and (iv) reimbursement for any unreimbursed business expenses. The merger will not constitute a Change of Control.

Mr. Bush’s receipt of severance payments and benefits under the Bush Agreement would have been subject to his continuing compliance with the terms of the Bush Agreement and the Restrictive Covenants Agreement and his execution and non-revocation of a separation agreement that included a general release of claims.

In connection with the Merger, Mr. Bush entered into an employment agreement with the Company, which became effective as of the consummation of the Merger and superseded the Bush Agreement. Such agreement is referred to herein as the “New Executive Agreement,” and the material terms of this agreement are summarized below under “New Executive Agreements”.

Johnson Agreement

Mr. Johnson was eligible to receive severance benefits in the event his status as a full-time employee or service provider had been terminated by the Company without “Cause” or by Mr. Johnson for “Good Reason.” In the event of such a termination of service, Mr. Johnson would have been eligible to receive the following: (i) accelerated vesting of half of Mr. Johnson’s outstanding equity awards; (ii) a lump sum payment equivalent to nine (9) months of his annual base salary; and (iii) reimbursement for any unreimbursed business expenses.

The Johnson Agreement provided for the following payments and benefits in the event that Mr. Johnson’s continuous status as a full-time employee or service provider had been terminated within three (3) months prior to and twelve (12) months following a Change of Control (as defined in the 2009 Plan) either by Stem and/or any successor without Cause or by Mr. Johnson for Good Reason: (i) a lump sum payment equivalent to nine (9) months’ worth of his annual base salary; (ii) a lump sum payment for the actual cost of the premiums that Mr. Johnson would pay for continuation of his health and life insurance benefits for a period of nine (9) months; (iii) accelerated vesting of 100% of Mr. Johnson’s outstanding equity awards; and (iv) reimbursement for any unreimbursed business expenses. The merger will not constitute a Change of Control.

Mr. Johnson’s receipt of severance payments and benefits under the Johnson Agreement would have been subject to his continuing compliance with the terms of the Johnson Agreement and the Restrictive Covenants Agreement and his execution and non-revocation of a separation agreement that included a general release of claims.

In connection with the Merger, Mr. Johnson entered into an employment agreement with the Company, which became effective as of the consummation of the Merger and superseded the Johnson Agreement. Such agreement is referred to herein as the “New Executive Agreement,” and the material terms of this agreement are summarized below under “New Executive Agreements”.

Carve-Out Plan

Stem’s named executive officers participated in the Carve-Out Plan, which expired on December 31, 2020. Under the terms of the Carve-Out Plan, Stem would have established a bonus pool upon the consummation of a “Change of Control” (as defined in the Carve-Out Plan) with the size of such pool determined based on the net proceeds payable to equity holders of Stem pursuant to the terms of Stem’s organizational documents. The size of the bonus pool could have ranged between 7.5% of such net proceeds if such net proceeds did not exceed $264.4 million to 14% of such net proceeds if such net proceeds did exceed $479.4 million. The amount payable to each participant would have been based on the size of the bonus pool multiplied by each participant’s individual percentage (as set forth in such participant’s participation agreement).

A participant would have been eligible to receive a payment under the Carve-Out Plan if he or she had remained employed through the closing date of the Change of Control or experienced an “involuntary termination” prior to such closing date. Payment would have been subject to the participant’s execution of a release of claims. The amount paid to a participant would have been subject to an offset based on any consideration received by a participant as a holder of equity of Stem and the value of certain types of retention arrangements entered into with the acquiror. Prior to accounting for any reductions in the preceding sentence, Mr. Carrington would have been entitled to 50% of the bonus pool and Messrs. Bush and Johnson would each have been entitled to 11% of the bonus pool. The Merger would not have constituted a Change of Control under the Carve-Out Plan, and the Carve-Out Plan expired on December 31, 2020 since a Change of Control transaction agreement had not been entered into by December 31, 2020.

The Carve-Out Plan generally provided that “involuntary termination” meant (i) a termination of the participant’s employment by Stem, excluding a termination for “Cause” or due to death or disability or a termination of the participant’s employment for “Good Reason” (each as defined in the Carve-Out Plan). As part of the Merger, all participants in the Carve-Out Plan waived their rights under such plan, conditioned upon consummation of the Merger.

Outstanding Equity Awards at 2020 Fiscal Year End

The following table sets forth information regarding equity awards held by our named executive officers as of December 31, 2020:

		Option Awards(1)
		Number of securities underlying unexercised options exercisable	Number of securities underlying unexercised options unexercisable	Option exercise price	Options expiration date
Name	Grant Date	(#)	(#)	($)
John Carrington	2/8/2015(2)	565,000	—	$0.21	2/8/2025
	2/8/2015(2)	4,335,993	—	$0.21	2/8/2025
	10/28/2015(3)	4,669,262	—	$0.27	10/28/2025
	10/22/2019(4)	3,945,834	1,465,596	$0.52	10/22/2029
	12/3/2020(5)	—	3,634,841	$1.47	12/2/2030
	12/3/2020(5)	950,000		$1.47	12/2/2030
William Bush	5/30/2017(6)	2,299,459	—	$0.36	5/30/2027
	10/22/2019(7)	970,124	360,333	$0.52	10/21/2029
	12/3/2020(8)	—	1,587,868	$1.47	12/2/2030
	12/3/2020(8)	462,500		$1.47	12/2/2030
Larsh Johnson	8/10/2016(9)	2,341,426	—	$0.36	8/10/2026
	10/22/2019(10)	943,029	350,268	$0.52	10/21/2029
	12/3/2020(11)	420,000		$1.47	12/2/2030
(1)	The stock options have been granted under the 2009 Plan. Other than certain stock options granted on December 3, 2020 and as otherwise noted below, these stock options generally vest over a four-year period with 25% of the shares subject to the stock option vesting on the one-year anniversary of the vesting commencement date and 1/48th of the shares subject to the stock option vesting monthly thereafter through the four-year anniversary of the vesting commencement date, subject to the named executive officer’s continued employment through the applicable vesting date.
(2)	Mr. Carrington was granted a stock option to acquire 565,000 shares on February 8, 2015. The grant vested over a three-year period and the vesting start date for this grant was January 1, 2015, meaning that this grant of stock options became fully vested and exercisable on December 31, 2017. Mr. Carrington was also granted a stock option to acquire 4,335,993 shares on February 8, 2015, which vested over a four-year period and the vesting start date for this grant was December 3, 2013, meaning that this grant of stock options became fully vested and exercisable on December 2, 2017.
(3)	Mr. Carrington was granted a stock option to acquire 4,669,262 shares on October 28, 2015. The vesting start date for this grant was October 28, 2015, meaning that this grant of stock options became fully vested and exercisable on October 27, 2019.
(4)	Mr. Carrington was granted a stock option to acquire 5,411,430 shares on October 22, 2019 with a vesting commencement date of January 18, 2018.
(5)	Mr. Carrington was granted a stock option to acquire 3,634,841 shares on December 3, 2020. The vesting commencement date for such stock option was December 3, 2020, and such stock option is scheduled to vest in equal, annual installments of 25% over a four-year period subject to his continued employment through each applicable vesting date. Mr. Carrington was also granted a stock option to acquire 950,000 shares on December 3, 2020 which are fully vested.
(6)	Mr. Bush was granted a stock option to acquire 2,299,459 shares on May 30, 2017 with a vesting commencement date of November 7, 2016.
(7)	Mr. Bush was granted a stock option to acquire 1,330,457 shares on October 22, 2019 with a vesting commencement date of January 18, 2018.
(8)	Mr. Bush was granted a stock option to acquire 1,587,868 shares on December 3, 2020. The vesting commencement date for such stock option was December 3, 2020, and such stock option is scheduled to vest in equal, annual installments of 25% over a four-year period subject to his continued employment through each applicable vesting date. Mr. Bush was also granted a stock option to acquire 462,500 shares on December 3, 2020 which are fully vested.
(9)	Mr. Johnson was granted a stock option to acquire 2,341,426 shares on August 10, 2016 with a vesting commencement date of January 11, 2016.
(10)	Mr. Johnson was granted a stock option to acquire 1,293,297 shares on October 22, 2019 with a vesting commencement date of January 18, 2018.
(11)	Mr. Johnson was also granted a stock option to acquire 420,000 shares on December 3, 2020 which are fully vested.

Stem, Inc. 2009 Equity Incentive Plan

Stem maintains the 2009 Plan, which originally became effective in March 2009 and was amended on February 17, 2015. The 2009 Plan was adopted to attract and retain the best available personnel for positions of substantial responsibility, to provide additional incentive to employees, directors and consultants and to promote the success of the Company’s business. The 2009 Plan allows for the grant of stock options (both incentive stock options and “non-qualified” stock options), stock appreciation rights, restricted stock and restricted stock units. Following the adoption of the Incentive Plan, no further grants of awards have been made nor will be made under the 2009 Plan.

The following description of the 2009 Plan is not intended to be complete and is qualified in its entirety by the complete text of the 2009 Plan, a copy of which has been filed as an exhibit to the registration statement of which this prospectus forms a part. Stockholders and potential investors are urged to read the 2009 Plan in its entirety.

Administration

The 2009 Plan is administered by the board of directors, or a committee of the board, as contemplated by the 2009 Plan. The board or committee has broad authority, subject to the provisions of the 2009 Plan, to administer and interpret the 2009 Plan. All decisions and actions of the administrator will be final.

Stock Subject to 2009 Plan

As described below, upon effectiveness of the Incentive Plan, no new grants of awards will be made under the 2009 Plan.

As of December 31, 2020, the aggregate number of shares of common stock that may be issued pursuant to the settlement or exercise, as applicable, of outstanding awards granted under the 2009 Plan was 51,379,939. As of the end of fiscal year 2020, the named executive officers only held stock options granted under the 2009 Plan.

Stock Options

All stock options granted under the 2009 Plan are evidenced by a written agreement with the participant, which provides, among other things, whether the option is intended to be an incentive stock option or a non-qualified stock option, the number of shares subject to the option, the exercise price, exercisability (or vesting), the term of the option, which may not exceed ten (10) years, and other terms and conditions. Subject to the express provisions of the 2009 Plan, options generally may be exercised over such period, in installments or otherwise, as the administrator may determine. The exercise price for any stock option granted generally may not be less than the fair market value of the common stock subject to that option on the grant date. The exercise price may be paid in cash, check; promissory note (if permissible under applicable law), other shares, consideration received by Stem under a cashless exercise program (whether through a broker or otherwise) implemented by Stem in connection with the 2009 Plan, by net exercise, or such other consideration and method of payment for the issuance of shares to the extent permitted by applicable laws, or any combination of the foregoing methods of payment.

Transferability

Options generally may not be sold, transferred for value, pledged, assigned or otherwise alienated or hypothecated by a participant other than by will or the laws of descent or distribution, and each option may be exercised only by the participant during his or her lifetime or by the participant’s estate or by a person who acquires the right to exercise the option following the death of the participant.

Amendment and Termination

The board of directors has the right to amend, alter, suspend or terminate the 2009 Plan at any time, provided certain enumerated material amendments may not be made without stockholder approval. No amendment or alteration to the 2009 Plan will be made that would impair the rights of the holder, unless mutually agreed otherwise between the administrator and the participant in writing. The 2009 Plan has been adopted by the board of directors and the stockholders of Stem and will automatically terminate, unless earlier terminated by the board of directors, ten (10) years after approval by the board of directors.

2021 Equity Incentive Plan

At the special meeting of STPK’s stockholders in lieu of the Company’s 2021 annual meeting held on April 27, 2021, the stockholders of the Company considered and approved the Stem, Inc. 2021 Stock Incentive Plan (the

“Incentive Plan”). The Incentive Plan was previously approved, subject to stockholder approval, by the STPK board of directors on December 3, 2020.

The following description of the Incentive Plan is not intended to be complete and is qualified in its entirety by the complete text of the Incentive Plan, a copy of which has been filed as an exhibit to the registration statement of which this prospectus forms a part. Stockholders and potential investors are urged to read the Incentive Plan in its entirety.

Purpose of the Incentive Plan

The Incentive Plan is intended to help us secure and retain the services of eligible award recipients, provide incentives for such persons to exert maximum efforts for our success and the success of the Company’s affiliates and provide a means by which the eligible recipients may benefit from increases in the value of its common stock.

Eligibility

Awards may be granted to our and our subsidiaries’ employees, including officers, non-employee directors and consultants. Only our employees and those of our subsidiaries are eligible to receive incentive stock options.

Types of Awards

The Incentive Plan provides for the grant of incentive stock options within the meaning of Section 422 of the Code, non-statutory stock options, stock appreciation rights, restricted stock awards, restricted stock unit awards, performance stock awards and performance cash awards.

Authorized Shares

Subject to adjustment for certain dilutive or related events, the aggregate maximum number of shares of our Common Stock that may be issued pursuant to stock awards under the Incentive Plan is 23,722,254 shares of Common Stock (the “Share Reserve”).

The Share Reserve will not be reduced if an award or any portion thereof (i) expires, is cancelled or forfeited or otherwise terminates without all of the shares covered by such award having been issued or (ii) is settled in cash. If any shares of common stock issued under an award are forfeited back to or repurchased by us, such shares will revert to and again be made available for issuance under the Incentive Plan. Any shares retained or not issued by us in satisfaction of tax withholding obligations or as consideration for the exercise or purchase price of an award will also again become available for issuance under the Incentive Plan.

The aggregate maximum number of shares of common stock that may be issued on the exercise of incentive stock options is 23,722,254.

In a single fiscal year, a non-employee director may not be granted awards under the Incentive Plan for such individual’s service on the board of directors of the Company having a value that, together with cash fees paid to such individual for service on the board of directors of the Company, exceed $600,000.

Shares issued under the Incentive Plan may consist of our authorized but unissued or reacquired common stock, including shares repurchased by us on the open market or otherwise or shares classified as treasury shares.

Plan Administration

Our board of directors has the authority to administer the Incentive Plan, including the powers to: (i) determine who will be granted awards and what type of award, when and how each award will be granted, the provisions of each award (which need not be identical), the number of shares or cash value subject to an award and the fair market value applicable to an award; (ii) construe and interpret the Incentive Plan and awards granted thereunder and establish, amend and revoke rules and regulations for administration of the Incentive Plan and awards, including the ability to correct any defect, omission or inconsistency in the Incentive Plan or any award document; (iii) settle all controversies regarding the Incentive Plan and awards granted thereunder; (iv) accelerate or extend, in whole or in part, the time during which an award may be exercised or vested or at which cash or shares may be issued; (v) suspend or terminate the Incentive Plan; (vi) amend the Incentive Plan; (vii) submit any amendment to the Incentive Plan for stockholder approval; (viii) approve forms of award documents for use under the Incentive Plan and to amend the terms of any one or more outstanding awards; (ix) generally exercise such powers and perform such acts as our board of directors may deem necessary or expedient to promote our best interests and that are not in conflict with the provisions of the Incentive Plan or any award documents; and (x) adopt procedures and sub-plans as are necessary or appropriate.

Subject to the provisions of the Incentive Plan, our board of directors may delegate all or some of the administration of the Incentive Plan to a committee of one or more directors and may delegate to one or more officers the authority to designate employees who are not officers to be recipients of options and stock appreciation rights (and, to the extent permitted by applicable law, other stock awards) and, to the extent permitted by applicable law, to determine the terms of such awards and the number of shares of common stock to be subject to such stock awards granted to such employees. Unless otherwise provided by our board of directors, delegation of authority by our board of directors to a committee or an officer will not limit the authority of our board of directors. All determinations, interpretations and constructions made by our board of directors (or another authorized committee or officer exercising powers delegated by our board of directors) in good faith will be final, binding and conclusive on all persons.

Stock Options

A stock option may be granted as an incentive stock option or a nonqualified stock option. The option exercise price may not be less than the fair market value of the stock subject to the option on the date the option is granted (or, with respect to incentive stock options, less than 110% of the fair market value if the recipient owns stock possessing more than 10% of the total combined voting power of all classes of our stock or the stock of any affiliate (a “Ten Percent Stockholder”)) unless the option was granted pursuant to an assumption or substitution for another option in a manner satisfying the provisions of Section 409A and, if applicable, Section 424(a) of the Code. Options will not be exercisable after the expiration of ten (10) years from the date of grant (or five (5) years, in the case of an incentive stock option issued to a Ten Percent Stockholder). Each award agreement will set forth the number of shares subject to each option. The purchase price of any shares acquired pursuant to an option may be payable in cash, check, bank draft, money order, net exercise or as otherwise determined by our board of directors and set forth in the award agreement, including through an irrevocable commitment by a broker to pay over such amount from a sale of the shares issuable under the option and the delivery of previously owned shares. The vesting schedule applicable to any option, including any performance conditions, will be as set forth in the award agreement.

Stock Appreciation Rights

A stock appreciation right (“SAR”) is a right that entitles the participant to receive, in cash or shares of stock or a combination thereof, as determined by our board of directors, value equal to or otherwise based on the excess of (i) the fair market value of a specified number of shares at the time of exercise over (ii) the exercise price of the right, as established by our board of directors on the date of grant. Upon exercising a SAR, the participant is entitled to receive the amount by which the fair market value of the stock at the time of exercise exceeds the exercise price of the SAR. The exercise price of each SAR may not be less than the fair market value of the stock subject to the award on the date the SAR is granted, unless the SAR was granted pursuant to an assumption of or substitution for another option in a manner satisfying the provisions of Section 409A. SARs will not be exercisable after the expiration of ten (10) years from the date of grant. Each award agreement will set forth the number of shares subject to the SAR. The vesting schedule applicable to any SAR, including any performance conditions, will be as set forth in the award agreement.

Provisions Applicable to Both Options and SARs.

Transferability. Our board of directors may, in its sole discretion, impose limitations on the transferability of options and SARs. Unless our board of directors provides otherwise, an option or SAR will not be transferable except by will or the laws of descent and distribution and will be exercisable during the lifetime of a participant only by such participant. Our board of directors may permit transfer of an option or SAR in a manner not prohibited by applicable law. Subject to approval by our board of directors, an option or SAR may be transferred pursuant to the terms of a domestic relations order or similar instrument or pursuant to a beneficiary designation.

Termination of Service. Except as otherwise provided in an applicable award document or other agreement between us or any affiliate and a participant, upon a termination for any reason other than for cause or due to death or disability, a participant may exercise his or her option or SAR (to the extent such award was exercisable as of the date of termination) for a period of three (3) months following the termination date or, if earlier, until the expiration of the term of such award. Upon a termination due to a participant’s disability, unless otherwise provided in an applicable award or other agreement, the participant may exercise his or her option or SAR (to the extent that such award was exercisable as of the date of termination) for a period of twelve (12) months following the termination date or, if earlier, until the expiration of the term of such award. Upon a termination due to a participant’s death, unless otherwise provided in an applicable award or other agreement, the participant’s estate may exercise the option or SAR (to the extent such award was exercisable as of the termination date) for a period of eighteen (18) months following the termination date or, if earlier, until the expiration of the term of such award. Unless provided otherwise in an award or other agreement, an option or SAR will terminate on the date that a participant is terminated for cause and the participant will not be permitted to exercise such award.

No Repricing. Neither a stock option nor SAR may be modified to reduce its exercise price nor may (i) a new stock option, SAR or other award at a lower price be substituted or exchanged for a surrendered stock option or SAR, (ii) any option or SAR with an exercise price that exceeds the fair market value of a share of common stock be exchanged for a new option, SAR, cash or other consideration or (iii) any action be taken that would be considered a “repricing” of an option or SAR under the applicable listing standards of the national securities exchange on which the common stock is listed, if any (other than adjustments or substitutions in accordance with adjustment provisions of the Incentive Plan), unless such action is approved by the stockholders of the Company.

Awards Other Than Options and SARs.

Restricted Stock and Restricted Stock Units. Restricted Stock are awards of shares, the grant, issuance, retention, vesting and/or transferability of which is subject during specified periods of time to such conditions (including continued employment) and terms as our board of directors deems appropriate. Restricted stock units (“RSUs”) are an award denominated in units under which the issuance of shares (or cash payment in lieu thereof) is subject to such conditions (including continued employment) and terms as our board of directors deems appropriate. Each award document evidencing a grant of restricted stock or RSUs will set forth the terms and conditions of each award, including vesting and forfeiture provisions, transferability and, if applicable, right to receive dividends or dividend equivalents.

Performance Awards. A performance award is a stock or cash award that is payable contingent upon the attainment during a performance period of certain performance goals. A performance award may, but need not, require the completion of a specified period of service. The length of any performance period, the applicable performance goals and the measurement of whether and to what degree such performance goals have been attained will be as determined by the compensation committee, our board of directors or an authorized officer. We retain the discretion to reduce or eliminate the compensation or economic benefit upon the attainment of any performance goals and to define the manner of calculating the performance criteria it selects to use for a performance period.

Cash Awards. A cash award is granted and/or becomes payable upon the completion of a specified period of service or on a fully discretionary basis. The length of any applicable period of service will be determined by the compensation committee, our board of directors or an authorized officer.

Certain Adjustments.

In the event of any change in our capitalization, our board of directors will appropriately and proportionately adjust: (i) the class(es) and maximum number of securities subject to the Incentive Plan; (ii) the class(es) and maximum number of securities that may be issued pursuant to the exercise of incentive stock options; and (iii) the class(es) and number of securities or other property and value (including price per share of stock) subject to outstanding stock awards. Our board of directors will make such adjustments, and its determination will be final, binding and conclusive. Unless provided otherwise in an award or other agreement, in the event of our dissolution or liquidation, all outstanding stock awards (other than stock awards consisting of vested and outstanding shares of our common stock not subject to a forfeiture condition or our right of repurchase) will terminate immediately prior to the completion of such dissolution or liquidation, and the shares of common stock subject to our repurchase rights or subject to forfeiture may be repurchased or reacquired by us notwithstanding the fact that the holder of such stock award is providing continuous service; provided, however, that our board of directors may, in its sole discretion, provide that some or all stock awards will become fully vested, exercisable and/or no longer subject to repurchase or forfeiture (to the extent not already expired or terminated) before the dissolution or liquidation is completed but contingent upon its completion.

Change in Control.

Unless provided otherwise in an award agreement or other agreement between us or an affiliate and the participant, in the event of Change in Control (as defined in the Incentive Plan), our board of directors will take one or more of the following actions with respect to each outstanding award, contingent upon the closing or completion of the Change in Control:

(i)	arrange for the surviving corporation or acquiring corporation (or the surviving or acquiring corporation’s parent company) to assume or continue the award or to substitute a similar stock award for the award (including, but not limited to, an award to acquire the same consideration per share paid to the stockholders of the company pursuant to the Change in Control);
(ii)	arrange for the assignment of any reacquisition or repurchase rights held by us in respect of common stock issued pursuant to the award to the surviving corporation or acquiring corporation (or the surviving or acquiring corporation’s parent company);
(iii)	accelerate the vesting, in whole or in part, of the award (and, if applicable, the time at which the award may be exercised) to a date prior to the effective time of such Change in Control as determined by our board of directors, with such award terminating if not exercised (if applicable) at or prior to the effective time of the Change in Control, and with such exercise reversed if the Change in Control does not become effective;
(iv)	arrange for the lapse, in whole or in part, of any reacquisition or repurchase rights held by us with respect to the award;
(v)	cancel or arrange for the cancellation of the award, to the extent not vested or not exercised prior to the effective time of the Change in Control, in exchange for such cash consideration, if any, as our board of directors, in its reasonable determination, may consider appropriate as an approximation of the value of the cancelled award; and
(vi)	cancel or arrange for the cancellation of the award, to the extent not vested or not exercised prior to the effective time of the Change in Control, in exchange for a payment equal to the excess, if any, of (A) the value in the Change in Control of the property the participant would have received upon the exercise of the award immediately prior to the effective time of the Change in Control, over (B) any exercise price payable by such holder in connection with such exercise.

Our board of directors need not take the same action or actions with respect to all awards or portions thereof or with respect to all participants and may take different actions with respect to the vested and unvested portions of an award.

In the absence of any affirmative determination by our board of directors at the time of a Change in Control, each outstanding award will be assumed or an equivalent award will be substituted by such successor corporation or a parent or subsidiary of such successor corporation, referred to as a successor corporation, unless the successor corporation does not agree to assume the award or to substitute an equivalent award, in which case the vesting of such award will accelerate in its entirety (along with, if applicable, the time at which the award may be exercised) to a date prior to the effective time of such Change in Control as our board of directors will determine (or, if our board of directors does not determine such a date, to the date that is five (5) days prior to the effective date of the Change in Control), with such award terminating if not exercised (if applicable) at or prior to the effective time of the Change in Control, and with such exercise reversed if the Change in Control does not become effective.

Acceleration of Awards upon a Change in Control.

An award may be subject to additional acceleration of vesting and exercisability upon or after a Change in Control as may be provided in the award agreement for such award or as may be provided in any other written agreement between us or an affiliate and the participant, but in the absence of such provision, no such acceleration will occur.

Termination and Amendment.

Our board of directors or the compensation committee may suspend or terminate the Incentive Plan at any time. No incentive stock options may be granted under the Incentive Plan after the tenth anniversary of the date our board of directors adopted the Incentive Plan. No awards may be granted under the Incentive Plan while the Incentive Plan is suspended or after it is terminated.

Actions Taken in 2020

Stem and STPK took certain actions during 2020 impacting the compensatory arrangements of the named executive officers of Stem.

Change in Control Acknowledgement Letters

In connection with the Merger, each of the named executive officers of Stem entered into a letter agreement with Stem clarifying the impact of the Merger on their rights and obligations under their employment offer letter agreements, participation agreements under the Carve-Out Plan and their stock options under the 2009 Plan (the “Change in Control Acknowledgement Letters”). These letters provide that neither the execution of the Merger Agreement nor the consummation of the Merger would be deemed to constitute a change in control for purposes of their employment offer letter agreements, the Carve-Out Plan or their participation agreements under the Carve-Out Plan. As a result, none of the named executive officers were eligible to receive any change in control bonus or enhanced severance payments or benefits payable in connection with a change in control under their employment offer letter agreements or pursuant to the Carve-Out Plan. Each Change in Control Acknowledgement Letter further provides that the named executive officer’s employment offer letter agreement will be superseded, and of no further force or effect, upon the effectiveness of any new employment agreement entered into by such named executive officer with Stem (or its successor) in connection with the Merger. As noted above, each of the Carrington Agreement, Bush Agreement and Johnson Agreement were superseded by the New Executive Agreements entered into by Messrs. Carrington, Bush and Johnson.

Pursuant to the Change in Control Acknowledgement Letters, each named executive officer also agreed to not exercise any stock options granted under the 2009 Plan during the period commencing as of the date of the Merger Agreement and ending on the earlier of the consummation of the Merger and the termination of the Merger Agreement prior to the consummation of the Merger. However, the Company waived this requirement and permitted the named executive officers to exercise certain of their stock options under the 2009 Plan.

New Executive Agreements

In connection with the Merger, each of the named executive officers of Stem entered into an employment agreement with the Company. Such agreement is referred to herein as the “New Executive Agreement,” and the material terms of this agreement are summarized below.

The New Executive Agreement became effective upon the consummation of the Merger and provides for an initial three (3) year term. It further provides for automatic renewals for an additional one- year period unless the Company or the named executive officer provides written notice of non-renewal at least sixty (60) days prior to the end of the then-current term.

The New Executive Agreement sets forth the position in which the named executive officer will serve with Mr. Carrington serving as the Chief Executive Officer of the Company, Mr. Bush serving as the Chief Financial Officer of the Company and Mr. Johnson serving as the Chief Technology Officer of the Company. The agreement also sets forth each named executive officer’s annual base salary with Messrs. Carrington, Bush and Johnson entitled to receive $515,000 per year, $350,000 per year, and $350,000 per year, respectively. With respect to annual cash bonuses, each named executive officer will be eligible to receive an annual cash bonus determined as a percentage of his annual base salary. The target percentages for Messrs. Carrington, Bush and Johnson are 110%, 75% and 65%, respectively.

The New Executive Agreement further provides that each named executive officer is eligible to participate in the 2020 Incentive Plan, or the “Incentive Plan,” and that each named executive officer will receive a “Closing Grant” of time-based restricted stock units under the Incentive Plan with Messrs. Carrington, Bush and Johnson eligible to receive one million restricted stock units, 65,000 restricted stock units and 65,000 restricted stock units, respectively. In addition, Mr. Carrington will be eligible to receive a number of restricted stock units with a grant date fair value equal to approximately $2 million in each of 2021, 2022 and 2023. Messrs. Bush and Johnson will be eligible to receive a number of restricted stock units in 2021 with a grant date fair value equal to approximately $800,000, in the case of Mr. Bush, and $700,000, in the case of Mr. Johnson.

Under the New Executive Agreement, each named executive officer is eligible to participate in all benefit plans and programs of the Company available to similarly situated executives of the Company, subject to the terms and conditions of such plans and programs as in effect from time to time.

Under the New Executive Agreement, each of the named executive officers is eligible to receive severance payments and benefits in connection with certain qualifying terminations of employment, as well as enhanced severance payments and benefits if such qualifying terminations of employment occur in connection with a “Change in Control” (as defined in the Incentive Plan). The “Change in Control Period” in the New Executive Agreement commences three (3) months prior to the occurrence of the Change in Control and ends twelve (12) months following the Change in Control.

Upon a termination without “Cause” (other than a termination due to death or disability) or resignation for “Good Reason,” in each case, outside of the Change in Control Period, each named executive officer would be eligible to receive: (i) payment of any bonus earned, but not yet paid for the year prior to the year of termination; (ii) an amount equal to twelve (12) months (in the case of Mr. Carrington) or nine (9) months (in the case of Messrs. Bush and Johnson) of his annual base salary in effect immediately prior to termination (the “Non-CIC Cash Severance”); (iii) payment of a pro-rata bonus for the year of termination based on actual performance; (iv) accelerated vesting of the portion of the Closing Grant that would have otherwise vested within twelve (12) months (in the case of Mr. Carrington) or six (6) months (in the case of Messrs. Bush and Johnson) following the date of termination assuming employment had continued through such date (the “Non-CIC Equity Acceleration”); and (v) payment or reimbursement for the premiums that the named executive officer would be required to pay to maintain continued health coverage under COBRA for a period of up to twelve (12) months (in the case of Mr. Carrington) or nine (9) months (in the case of Messrs. Bush and Johnson) following the date of termination (the “Non-CIC COBRA Benefit”). Receipt of such payments and benefits would be subject to the named executive officer’s execution and non-revocation of a release of claims and his continued compliance with the covenants set forth in the New Executive Agreement.

Upon a termination without Cause (other than a termination due to death or disability) or resignation for Good Reason, in each case, during the Change in Control Period, each named executive officer would be eligible to receive: (i) cash payment equal to two (2) times (in the case of Mr. Carrington) or (1) times (in the case of Messrs. Bush and Johnson) of the sum of the named executive officer’s annual base salary plus target bonus (the “CIC Cash Severance”); (ii) payment of any bonus earned, but not yet paid for the year prior to the year of termination; (iii) payment of a pro-rata bonus for the year of termination based on actual performance; (iv) full vesting of the Closing Grant (the “CIC Equity Acceleration”); and (v) payment or reimbursement for the premium that the named executive officer would be required to pay to maintain continued health coverage under COBRA for a period of up to eighteen (18) months (in the case of Mr. Carrington) or twelve (12) months (in the case of Messrs. Bush and Johnson) following the date of termination (the “CIC COBRA Benefit”). Receipt of such payments and benefits would be subject to the named executive officer’s execution and non-revocation of a release of claims and his continued compliance with the covenants set forth in the New Executive Agreement.

Under the New Executive Agreement, the named executive officer has an obligation not to compete with the Company or any of its affiliates or solicit the Company’s or its affiliates’ employees, customers, vendors or suppliers, in each case, in a defined market area during employment and, in the case of non-solicitation of employees only, for twelve (12) months following a termination of employment. In addition, the New Executive Agreement also includes customary confidentiality, intellectual property, cooperation and non- disparagement covenants.

The form of the New Executive Agreement is incorporated by reference herein. You are encouraged to read the form of the New Executive Agreement in its entirety.

Director Compensation

Individuals who served as directors of Stem during fiscal year 2020 did not receive compensation for their service as directors.

The board of directors of the Company approved a non-employee director compensation program on the terms described herein in connection with the Merger and the offering described in this prospectus

Under the non-employee director compensation program, each of the non-employee directors will be eligible to receive annual cash retainers for their service on the board of directors of the Company and the committees of such board. The expected cash retainers are set forth in the table immediately below. In addition, the Company will reimburse non-employee directors for reasonable travel expenses incurred by them in connection with attendance at meetings of the board of directors of the Company, in accordance with the Company’s expense reimbursement policy as in effect from time to time.

Position	Cash Retainer ($)
Board Member	$36,000
Non-Executive Chair of the Board	$45,000
Audit Committee Member	$10,000
Audit Committee Chair	$20,000
Compensation Committee Member	$6,000
Compensation Committee Chair	$12,000
Nominating, Governance and Sustainability Committee Member	$4,000
Nominating, Governance and Sustainability Committee Chair	$8,000

Non-employee directors are also expected to be granted an annual award of restricted stock units valued at $140,000, which award is expected to vest on the one-year anniversary of the date of grant, subject to the director’s continuous service.

Under the Incentive Plan, in a single fiscal year, a non-employee director may not be granted awards for such individual’s service on the board of directors of the Company having a value that, together with cash fees paid to such individual for service on the board of directors of the Company, exceed $600,000.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Certain Relationships and Related Persons Transactions – Stem

In connection with the Merger, the Sponsor and the Investors entered into the Investor Rights Agreement, which became effective upon the consummation of the Merger. In accordance with the Investor Rights Agreement, the Sponsor and the Investors and their permitted transferees are entitled to, among other things, customary registration rights, including demand, piggy-back and shelf registration rights. The Investor Rights Agreement also provides that the Company will pay certain expenses relating to such registrations and indemnify the registration rights holders against (or make contributions in respect of) certain liabilities which may arise under the Securities Act.

Pursuant to the Investor Rights Agreement, the New Holders agreed, subject to certain exceptions, not to transfer or dispose of their Common Stock until (x) the earlier of six (6) months after the consummation of the Merger and (y) the date after the closing on which the Company completes a liquidation, merger, capital stock exchange, reorganization or other similar transaction that results in all of the Company’s stockholders having the right to exchange their equity holdings in Company for cash, securities or other property, and (ii) not engage, directly or indirectly, in any short sales or other hedging or derivative transactions involving the Company’s common stock or warrants until six (6) months after the consummation of the Merger. In addition, STPK’s officers and directors and their affiliates, the Company’s Chief Executive Officer and Chairman agreed, subject to certain exceptions, not to transfer or dispose of their Common Stock during the period from the date of the closing of the merger through the earlier of (i) the first anniversary of the consummation of merger, (ii) the date that the closing price of the Common Stock equals or exceeds $12.00 (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like), for twenty (20) trading days within any thirty (30) trading day period following the 150th day following the Merger and (iii) the consummation of a liquidation, merger, capital stock exchange, reorganization or other similar transaction that results in all of the Company’s stockholders having the right to exchange their shares of Common Stock for cash, securities or other property.

On April 28, 2021, Stem issued to RWE Supply & Trading GmbH (“RWE”) a warrant to purchase 350,000 shares of Stem Common Stock at an exercise price of $0.01 per share (the “RWE Warrant”) during the period commencing on the date of issuance of the RWE Warrant until the earliest to occur of 5:00 p.m., New York City time on the date that is five (5) years after the date on which such RWE Warrant is issued and (y) the liquidation of Stem in accordance with Stem’s amended and restated certificate of incorporation, as amended from time to time. The RWE Warrant and any shares underlying the RWE Warrant have not been registered under the Securities Act, in reliance on the exemption from registration provided by Section 4(a)(2) of the Securities Act. The RWE Warrant was issued to RWE in connection with STPK, Legacy Stem and RWE entering into a Strategic Relationship Agreement, dated April 7, 2021 (the “Strategic Relationship Agreement”), that, among other matters, provided for certain commercial initiatives between Stem and RWE to facilitate the sale of Stem products and services. On May 6, 2021, RWE elected to exercise the RWE Warrant and purchase 350,000 shares of Stem Common Stock.

On June 25, 2021, Stem entered into that certain Warrant Exchange Agreement, by and between Stem, the Sponsor and Star Peak Sponsor WarrantCo LLC, a Delaware limited liability company (“WarrantCo” and, together with Sponsor, the “Exchange Sellers”), pursuant to which the Exchange Sellers exchanged 7,181,134 Private Placement Warrants for 4,683,349 shares of Common Stock (the “Exchange Shares”), on the terms and conditions set forth therein (the “Exchange”). The exchange calculation was based on a Black-Scholes calculation that utilized, among other factors, the trading volatility of a group of peer companies, given the limited trading history of the Company’s Common Stock. The Exchange Shares have not been registered under the Securities Act, in reliance on the exemption from registration provided by Section 3(a)(9) of the Securities Act.

Certain Relationships and Related Party Transactions – STPK

Founder Shares

On November 8, 2018, the Sponsor purchased 2,875,000 Founder Shares of STPK’s Class B common stock, par value $0.0001 per share, for an aggregate price of $25,000. On July 13, 2020, STPK effected a stock split resulting in the Sponsor holding 10,062,500 Founder Shares. All shares and the associated amounts were retroactively restated to reflect the aforementioned stock split. On July 29, 2020, the Sponsor transferred 40,000 Founder Shares to each of Desirée Rogers and C. Park Shaper, the Company’s independent director nominees. The initial stockholders agreed to forfeit up to 1,312,500 Founder Shares to the extent that the over-allotment option is not exercised in full by the underwriters, so that the Founder Shares would represent 20% of the outstanding shares after the IPO. The underwriters partially exercised their over- allotment option on August 26, 2020, with the remaining portion of the over-allotment option expiring at the conclusion of the 45-day option period. As a result, an aggregate of 472,874 Founder Shares were forfeited upon the expiration of the over-allotment option. The Founder Shares automatically converted into Common Stock on a one-for-one basis at the time of the Merger and are subject to certain transfer restrictions, as described below.

The initial stockholders agreed, subject to limited exceptions, not to transfer, assign or sell any of their Founder Shares until the earlier to occur of: (A) one year after the completion of STPK’s initial business combination or (B) subsequent to STPK’s initial business combination, (x) if the last sale price of the Class A common stock equals or exceeds $12.00 per share (as adjusted for share splits, share dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after STPK’s initial business combination, or (y) the date on which the Company completes a liquidation, merger, capital stock exchange or other similar transaction that results in all of the Company’s stockholders having the right to exchange their common stock for cash, securities or other property.

Private Placement Warrants

Simultaneously with the closing of the IPO, the Company consummated the Private Placement of 6,733,333 Private Placement Warrants at a price of $1.50 per Private Placement Warrant to the Sponsor, generating gross proceeds of $10.1 million. In connection with the consummation of the sale of additional Units pursuant to the underwriters’ over-allotment option, on August 26, 2020, the Company sold an additional 447,801 Private Placement Warrants to the Sponsor, generating additional gross proceeds of approximately $0.7 million.

On June 25, 2021, all of the Private Placement Warrants were cancelled and exchanged pursuant to the terms and conditions of the Exchange (as defined herein).

Related Party Reimbursements and Loans

The Sponsor agreed to loan STPK up to $300,000 to cover expenses related to the IPO pursuant to a promissory note, dated November 8, 2018 and later amended on July 10, 2020 (the “Note”). This loan is non- interest bearing and payable upon the completion of the IPO. In 2018 and 2019, STPK borrowed approximately $182,000 under the Note and repaid approximately $125,000 when it temporary halted the IPO in September 2019. STPK recapitalized and continued in July 2020, and borrowed an additional of $235,000 under the Note. STPK fully repaid the remaining balance the Note of approximately $292,000 on August 20, 2020.

In order to fund working capital deficiencies or finance transaction costs in connection with an intended initial business combination, the initial stockholders, officers and directors and their affiliates could, but were not obligated to, loan STPK funds as may be required (the “Working Capital Loans”). Up to $1.5 million of such Working Capital Loans were be convertible into warrants of the post-business combination entity at a price of $1.50 per warrant at the option of the lender. Such warrants would be identical to the Private Placement Warrants. Except for the foregoing, the terms of such loans, if any, have not been determined and no written agreements exist with respect to such loans to date. STPK did not have any borrowings under the Working Capital Loans as of December 31, 2020 and 2019.

Administrative Service Agreement

Commencing on the date that the Company’s securities were first listed on the NYSE, we agreed to pay an affiliate of the Sponsor of total $10,000 per month for office space, utilities, secretarial support and administrative services. Upon completion of our initial business combination or the liquidation, we will cease paying these monthly fees. The Company incurred approximately $50,000 in administrative expenses under the agreement, which is recognized in our unaudited consolidated statements of operations for the year ended December 31, 2020 within general and administrative expenses — related party.

RWE Strategic Relationship Agreement

Information relating to STPK, Legacy Stem and RWE entering into a Strategic Relationship Agreement, is set forth in “Certain Relationships and Related Party Transactions—Stem” above and is incorporated herein by reference.

Certain Relationships and Related Party Transactions – Legacy Stem

Other than compensation arrangements for Stem’s directors and executive officers, which are described elsewhere in this prospectus, the following describes transactions since January 1, 2017, and each currently proposed transaction in which:

Legacy Stem was a participant;

the amount involved exceeded or will exceed $120,000; and

Any of Legacy Stem’s directors or executive officers that continued as directors or executive officers following the Merger or holders of more than 5% of Legacy Stem’s capital stock, or any immediate family member of, or person sharing the household with, any of these individuals, had or will have a direct or material interest.

Legacy Stem Investors’ Rights Agreement

Legacy Stem was a party to a Fifth Amended and Restated Investors’ Rights Agreement, dated as of June 18, 2019 (the “Legacy Stem Investors’ Rights Agreement”), with certain holders of Legacy Stem’s capital stock and warrants. The Legacy Stem Investors’ Rights Agreement provided, among other things, that certain holders of Legacy Stem’s capital stock and warrants have the right to request that Stem file a registration statement, and/or request that their shares be covered by a registration statement that Stem is otherwise filing, subject to certain exceptions. In connection with the Merger, the Legacy Stem Investors’ Rights Agreement was terminated and none of Legacy Stem’s holders of capital stock and warrants have any special registration rights with respect to Stem’s securities.

Legacy Stem Voting Agreement

Legacy Stem was a party to a Fifth Amended and Restated Voting Agreement, dated as of June 18, 2019 (the “Legacy Stem Voting Agreement”), under which certain holders of Legacy Stem’s capital stock agreed to vote their shares on certain matters, including with respect to the election of directors. In connection with the Merger, the Legacy Stem Voting Agreement was terminated and none of Legacy Stem’s stockholders have any special rights regarding the election or designation of members of Stem’s board of directors, the voting of Stem’s capital stock, or the restrictions on transfer of Stem’s capital stock pursuant to the Legacy Stem Voting Agreement.

Legacy Stem Right of First Refusal and Co-Sale Agreement

Legacy Stem was a party to a Fourth Amended and Restated Right of First Refusal and Co-Sale Agreement, dated as of June 18, 2019 (the “Legacy Stem Right of First Refusal and Co-Sale Agreement”), with certain holders of Legacy Stem’s capital stock. The Right of First Refusal and Co-Sale Agreement provided for rights of first refusal and co-sale relating to the shares of Legacy Stem’s common stock held by certain parties to the Right of First Refusal and Co-Sale Agreement. In connection with the Merger, the Right of First Refusal and Co-Sale Agreement was terminated.

Indemnification Agreements

Legacy Stem entered into indemnification agreements with each of its then-current directors and officers.

Secured Promissory Note

In January 2017, Legacy Stem entered into a secured promissory note of $1,500,000 with David Buzby. The note had an interest rate of 8% per annum. In connection with the secured promissory note, Legacy Stem granted a trust affiliated with Mr. Buzby 500,000 warrants to purchase shares of Legacy Stem’s common stock at an exercise price per share equal to $0.36, subject to certain adjustments. In February 2017, Stem repaid the note and accrued interest in full.

Convertible Notes 2017

During the first quarter of 2017, Legacy Stem issued and sold convertible promissory notes (the “2017 Convertible Notes”) payable to various investors with aggregate gross proceeds of $20.3 million of which $16.6 million were sold to related parties. Each 2017 Convertible Note was converted in January 2019 into shares of Legacy Stem’s Series D Preferred Stock pursuant to the terms of such agreement. The table below summarizes these sales and the conversion.

Investor	Shares of Series D Preferred Stock upon Conversion	Aggregate Principal Amount ($)
Angeleno Investors III, L.P.(1)	775,537	1,069,698
Mithril LP(2)	3,567,471	4,920,614
Mitsui & Co., Ltd.(3)	1,945,994	2,684,110
(1)	Mr. Tammineedi, a member of Stem’s board of directors, is a principal of an affiliate of Angeleno Investors III, L.P., which holds more than 5% of Stem’s capital stock.
(2)	Holds more than 5% of Stem’s capital stock.
(3)	Mr. Kurihara, a member of Stem’s board of directors, is an employee of Mitsui & Co., Ltd., which holds more than 5% of Stem’s capital stock.

Series D Offering

In three closings in January, June and December 2018, Stem sold an aggregate of 58,814,245 shares of Stem’s Series D Preferred Stock at a price of $1.5326 per share for an aggregate purchase price of approximately $90.1 million of which 48,936,449 shares were sold to related parties. Concurrent with the issuance of Stem’s Series D Preferred Stock, Stem issued to certain investors 4,133,681 shares of Stem’s Common Stock of which 3,584,130 shares were issued to related parties. The table below summarizes these sales and issuances:

Investor	Shares of Series D Preferred Stock Purchased	Shares of Common Stock Issued	Aggregate Purchase Price ($)
Activate Capital Partners, L.P.(1)	9,787,290	716,826	15,000,001
Esta Investments Pte. Ltd.(2)	9,787,290	716,826	15,000,001
2561549 Ontario Limited.(3)	19,574,579	1,433,652	30,000,000
OPG Investments Inc.(2)	9,787,290	716,826	15,000,001
(1)	Mr. Jacob, a member of Stem’s board of directors, is a managing director of an affiliate of Activate Capital Partners, L.P., which holds more than 5% of Stem’s capital stock.
(2)	Holds more than 5% of Stem’s capital stock.
(3)	Mr. Leufkens, a member of Stem’s board of directors, is a director of an affiliate of 2561549 Ontario Limited, which holds more than 5% of Stem’s capital stock.

Convertible Notes 2019 and 2020

In several closing throughout 2019 and 2020, Stem issued and sold convertible promissory notes (the “2019 Convertible Notes”) payable to various investors with aggregate gross proceeds of $98,875,394 of which $77,533,277 were sold to related parties. The 2019 Convertible Notes accrue interest at 8% per annum and are automatically convertible, contingent upon the occurrence of certain events, most notable a qualified financing (a “Qualified

Financing”), defined as the issuance and sale of a minimum amount of additional common stock or the next series of preferred stock of Stem (“Financing Stock”). The conversion price is defined as a price per share equal to 85% of the price per share (“Offer Price”) paid by the other purchase of the Financing Stock sold in the Qualified Financing. The 2019 Convertible Notes are convertible into the number of shares of Financing Stock needed to settle all of the aggregate amount of principal and unpaid interest owed to the investor, which is based on the ultimate price per share associated with the Financing Stock.

At the time of the 2019 Convertible Notes offerings, Stem allowed certain existing investors who participated in the 2019 Convertible Notes offering to exchange existing holdings of preferred shares and common shares for shares of Stem’s Series D’ Preferred Stock. The exchange ratios were based on the liquidation preference that such holders of preferred stock that was junior to the Stem Series D’ Preferred Stock will receive the same aggregate liquidation value and dividend before and after the exchange.

The table below summarizes these sales and the conversion.

Investor	Shares of Series D’ Preferred Stock Received	Aggregate Principal Amount ($)
2561549 Ontario Limited(1)	19,574,579	14,649,022
RWE Supply & Trading GMBH(2)	17,418,622	9,654,893
Angeleno Investors III, L.P.(3)	14,709,373	9,264,648
Activate Capital Partners, L.P.(4)	9,787,290	7,063,722
Mitsui & Co., Ltd.(5)	3,250,966	2,000,000
David Buzby(6)	254,888	2,000,000
Copec Overseas S.P.A.(7)	19,711,869(8)	30,000,000(8)
(1)	Mr. Leufkens, a member of Stem’s board of directors, is a director of an affiliate of 2561549 Ontario Limited, which holds more than 5% of Stem’s capital stock.
(2)	Mr. O’Reilly, a member of Stem’s board of directors, is an employee of RWE Supply & Trading GMBH, which holds more than 5% of Stem’s capital stock.
(3)	Mr. Tammineedi, a member of Stem’s board of directors, is a principal of an affiliate of Angeleno Investors III, L.P., which holds more than 5% of Stem’s capital stock.
(4)	Mr. Jacob, a member of Stem’s board of directors, is a managing director of an affiliate of Activate Capital Partners, L.P., which holds more than 5% of Stem’s capital stock.
(5)	Mr. Kurihara, a member of Stem’s board of directors, is an employee of Mitsui & Co., Ltd., which holds more than 5% of Stem’s capital stock.
(6)	Mr. Buzby is a member of Stem’s board of directors.
(7)	Holds more than 5% of Stem’s capital stock.
(8)	In August 2019, Copec Overseas S.P.A. converted the outstanding note into Stem’s Series D’ Preferred Stock.

In connection with the 2019 Convertible Note offering, certain investors, including the related parties above that bought a minimum threshold of the 2019 Convertible Notes were issued warrants giving them rights to acquire Financing Stock at the Offer Price per share, or in the event the Financing Stock offering does not occur, to acquire Stem’s Series D’ Preferred Stock (the “Preferred Stock Warrants”). The number of Preferred Stock Warrants issued is subject to adjustment pending the occurrence of the Qualified Financing. The Preferred Stock Warrants are transferrable (with Stem’s consent) and expire upon the earlier of the occurrence of certain events or the seventh anniversary of the date of issuance. Copec Overseas S.P.A. (“Copec”) also received a warrant to purchase 5,000,000 shares of Stem’s Common Stock at the time it purchased the 2019 Convertible Notes.

Project Financing Transactions with Ontario Teachers’ Pension Plan Board

In July 2018, Legacy Stem, through its wholly owned subsidiary Stem Finance SPV V ULC, entered into a partnership agreement with Trillium Storage GP Inc., an affiliate of Ontario Teachers’ Pension Plan Board, and a further affiliate of 2561549 Ontario Limited (“OTPP”), which was amended in August 2018. The partnership agreement provided an exclusive financing facility for Legacy Stem to construct and operate energy storage systems in Province of Ontario in Canada. The partnership agreement provided up to C$200 million of financing. The partnership agreement was further amended in June 2019 to remove the exclusivity term and allow Stem to pursue other financing options in addition to the facility with OTPP. As of May 11, 2021, approximately C$25 million has been financed through the facility.

Commercial Agreements

In July 2020, Legacy Stem and Copec, announced a joint venture and strategic partnership to bring Legacy Stem’s technology to Chile and Colombia. Copec will deploy Legacy Stem’s intelligent storage solutions and leverage Stem’s expertise in design, deployment, and project financing of energy storage projects. Legacy Stem and Copec intend to collaborate on expansion in the region, working with communities, regulators, utilities and commercial entities in both Chile and Colombia. Legacy Stem and Copec will focus exclusively on Chile and Colombia in the first phase of the partnership, with the potential to expand into other countries in South America. As of May 11, 2021, no systems are operational under the agreement.

Side Letters

In January 2018 in connection with the Series D offering described above, Legacy Stem entered into a side letter with Activate Capital Partners, L.P. which granted certain management and information rights.

In June 2018 in connection with the Series D offering described above, Legacy Stem entered into a side letter with OPG Investments Inc. (“OPG”) which granted certain management rights. Further, the side letter included certain other rights, including, among other things, that if Legacy Stem entered into any side letter or other similar written agreement following such date with a current stockholder, any purchaser of shares of Legacy Stem’s Series D Preferred Stock, or any other person that purchase shares of any series of preferred stock of Stem during the twelve (12) months following the date of the letter agreement (a “OPG New Stockholder”), then OPG shall receive the same rights as the OPG New Stockholder, subject to certain exemptions.

In June 2019, Legacy Stem entered into a side letter with Mitsui & Co., Ltd. (“Mitsui”) which granted certain management rights. Those rights followed Mitsui’s purchase of 9,787,290 shares of Stem’s Series C Preferred Stock. Further, the side letter included certain other rights, including, among other things, that if Stem entered into any side letter or other similar written agreement following such date with a current stockholder, any purchaser of shares of Legacy Stem’s Series D Preferred Stock, or any other person that purchase shares of any series of preferred stock of Legacy Stem during the twelve (12) months following the date of the letter agreement (a “Mitsui New Stockholder”), then Mitsui shall receive the same rights as the Mitsui New Stockholder, subject to certain exemptions.

In July 2019, Legacy Stem entered into a side letter with Copec that granted Copec certain management rights. Further, the side letter included certain other rights, including, among other things, that if Legacy Stem entered into any side letter or other similar written agreement following such date with a current stockholder, any purchaser of shares of Stem’s Series D’ Preferred Stock, or any other person that purchase shares of any series of preferred stock of Legacy Stem during the twelve (12) months following the date of the letter agreement (a “Copec New Stockholder”), then Copec shall receive the same rights as the Copec New Stockholder, subject to certain exemptions.

RWE Strategic Relationship Agreement

Information relating to STPK, Legacy Stem and RWE entering into a Strategic Relationship Agreement, is set forth in “Certain Relationships and Related Party Transactions—Stem” above and is incorporated herein by reference.

Related Person Transactions Policy

Although Legacy Stem did not have a written policy for the review and approval of transactions with related persons, its board of directors historically reviewed and approved any transaction where a director or officer had a financial interest, including the transactions described above. Prior to approving such a transaction, the material facts as to a director or officer’s relationship or interest in the agreement or transaction were disclosed to the board of directors.

Procedures with Respect to Review and Approval of Related Person Transactions

On May 26, 2021, Stem’s board of directors adopted a written related person transaction policy that sets forth the following policies and procedures for the review and approval or ratification of related person transactions.

A “Related Person Transaction” is a transaction, arrangement or relationship in which Stem or any of its subsidiaries was, is or will be a participant, the amount of which involved exceeds $120,000, and in which any related person had, has or will have a direct or indirect material interest. A “Related Person” means:

●	any person who is, or at any time during the applicable period was, one of Stem’s executive officers or a member of Stem’s board of directors;
●	any person who is known by Stem to be the beneficial owner of more than five percent (5%) of our voting stock;
●	any immediate family member of any of the foregoing persons, which means any child, stepchild, parent, stepparent, spouse, sibling, mother-in-law, father-in-law, daughter-in-law, brother-in-law or sister-in-law of a director, officer or a beneficial owner of more than five percent (5%) of our voting stock, and any person (other than a tenant or employee) sharing the household of such director, executive officer or beneficial owner of more than five percent (5%) of our voting stock; and
●	any firm, corporation or other entity in which any of the foregoing persons is a partner or principal or in a similar position or in which such person has a 10 percent (10%) or greater beneficial ownership interest.

Stem also adopted policies and procedures designed to minimize potential conflicts of interest arising from any dealings it may have with its affiliates and to provide appropriate procedures for the disclosure of any real or potential conflicts of interest that may exist from time to time. Specifically, pursuant to its audit committee charter, the audit committee will have the responsibility to review related person transactions.

PRINCIPAL SECURITYHOLDERS

The following table and accompanying footnotes set forth information with respect to the beneficial ownership of our Common Stock, as of April 28, 2021, after giving effect to the Closing, for (1) each person known by us to be the beneficial owner of more than 5% of our outstanding shares of Common Stock, (2) each member of the board of directors, (3) each of our named executive officers and (4) all of the members of our board of directors and our executive officers, as a group. As of April 28, 2021, we had 135,428,362 shares of Common Stock outstanding, owned by 220 holders of record.

The beneficial ownership percentages set forth in the table below are based on 135,428,362 shares of Common Stock issued and outstanding as of April 28, 2021 and do not take into account the issuance of any shares of Common Stock upon the exercise of warrants to purchase up to 20,340,897 shares of Common Stock that remain outstanding. In computing the number of shares of Common Stock beneficially owned by a person and the percentage ownership of such person, we deemed to be outstanding all shares of Common Stock subject to warrants, stock options and restricted stock units held by the person that are currently exercisable or may be exercised or that are scheduled to vest or settle, as applicable, within 60 days of April 28, 2021. We did not deem such shares outstanding, however, for the purpose of computing the percentage ownership of any other person.

Beneficial ownership for the purposes of the following table is determined in accordance with the rules and regulations of the SEC. A person is a “beneficial owner” of a security if that person has or shares “voting power”, which includes the power to vote or to direct the voting of the security, or “investment power”, which includes the power to dispose of or to direct the disposition of the security or has the right to acquire such powers within 60 days.

Unless otherwise noted in the footnotes to the following table, and subject to applicable community property laws, the persons and entities named in the table have sole voting and investment power with respect to their beneficially owned Common Stock.

Name and Address of Beneficial Owners(1)	Number of Shares of Common Stock Beneficially Owned	Percentage of Outstanding Common Stock
5% Stockholders:
Star Peak Sponsor LLC	9,509,626	7.0%
Michael C. Morgan(2)	9,559,626	7.1%
Eric Scheyer(3)	9,509,626	7.0%
Alec Litowitz(3)	9,509,626	7.0%
Ontario Teachers’ Pension Plan Board(4)	7,371,428	5.9%
Named Executive Officers and Directors:
John Carrington(5)	3,309,508	2.6%
William Bush(6)	881,378	*
Mark Triplett(7)	724,129	*
Alan Russo(8)	305,615	*
Larsh Johnson(9)	873,261	*
Prakesh Patel(10)	906,522	*
David Buzby(11)	793,294	*
Adam E. Daley	—	*
Michael C. Morgan(2)	9,559,626	7.1%
Anil Tammineedi(12)	5,039,849	4.0%
Lisa Troe	—	*
Laura D’Andrea Tyson	—	*
Jane Woodward	—	*
All directors and executive officers as a group (13 individuals)	22,393,182	17.2%
*	Less than One percent

(1)	Unless otherwise noted, the business address of the Sponsor is c/o Star Peak Energy Transition Corp., 1603 Orrington Avenue, 13th Floor, Evanston, Illinois 60201. Unless otherwise noted, the business address of each of the executive officers and directors of New Stem is c/o Stem, Inc., 100 San Francisco, CA 94111.
(2)	Includes 50,000 shares of Common Stock held by Portcullis Partners, LP. The general partner of Portcullis Partners, LP is Portcullis G.P., LLC (the “General Partner”). Michael C. Morgan is the Manager of the General Partner and President of Portcullis Partners, LP. Each such entity or person disclaims any beneficial ownership of the reported shares other than to the extent of any pecuniary interest they may have therein, directly or indirectly.
(3)	The Sponsor is the record holder of such shares. The Sponsor is controlled by a board of managers consisting of Eric Scheyer, Alex Litowitz and Michael C. Morgan. Each of Messrs. Scheyer, Litowitz and Morgan are deemed to have or share beneficial ownership of the shares held directly by the Sponsor. Each such entity or person disclaims any beneficial ownership of the reported shares other than to the extent of any pecuniary interest they may have therein, directly or indirectly. The address of Star Peak Sponsor LLC is 1603 Orrington Avenue, 13th Floor, Evanston, IL 60201.
(4)	Represents 7,371,428 shares of New Stem Common Stock as of the Closing Date held by Ontario Teachers’ Pension Plan Board.
(5)	Represents 208,100 shares of New Stem Common Stock and 3,101,408 shares of New Stem Common Stock underlying Stem Options exercisable within sixty (60) days of the Closing Date held by Mr. Carrington.
(6)	Represents 257,207 shares of New Stem Common Stock and 624,171 shares of New Stem Common Stock underlying Stem Options exercisable within sixty (60) days of the Closing Date held by Mr. Bush.
(7)	Represents 724,199 shares of New Stem Common Stock underlying Stem Options exercisable within sixty (60) days of the Closing Date held by Mr. Triplett.
(8)	Represents 148,094 shares of New Stem Common Stock and 157,521 shares of New Stem Common Stock underlying Stem Options exercisable within sixty (60) days of the Closing Date held by Mr. Russo.
(9)	Represents 150,758 shares of New Stem Common Stock and 722,503 shares of New Stem Common Stock underlying Stem Options exercisable within sixty (60) days of the Closing Date held by Mr. Johnson.
(10)	Represents 906,522 shares of New Stem Common Stock underlying Stem Options exercisable within sixty (60) days of the Closing Date held by Mr. Patel.
(11)	Represents 542,986 shares of New Stem Common Stock and 250,308 shares of New Stem Common Stock underlying Stem Options exercisable within sixty (60) days of the Closing Date held by Mr. Buzby.
(12)	Represents 5,039,849 shares of New Stem Common Stock held by Angeleno Investors III, L.P as of the Closing Date. Mr. Tammineedi is a Principal at Angeleno Group, an affiliate of Angeleno Investors III, L.P., and may be deemed to share voting and investment power with respect to all shares held by Angeleno Investors III, L.P. The address for Angeleno Investors III, L.P. is 2029 Century Park East, Suite 2980, Los Angeles, California 90067.

SELLING SECURITYHOLDERS

The Selling Securityholders listed in the table below may from time to time offer and sell any or all of the shares of Common Stock set forth below pursuant to this prospectus. When we refer to the “Selling Securityholders” in this prospectus, we refer to the persons listed in the table below, and the pledgees, donees, transferees, assignees, successors and other permitted transferees that hold any of the Selling Securityholders’ interest in the shares of Common Stock after the date of this prospectus.

The following table sets forth information concerning the shares of Common Stock that may be offered from time to time by each Selling Securityholder.

We cannot advise you as to whether the Selling Securityholders will in fact sell any or all of such shares of Common Stock. In particular, the Selling Securityholders identified below may have sold, transferred or otherwise disposed of all or a portion of their securities after the date on which they provided us with information regarding their securities. Any changed or new information given to us by the Selling Securityholders, including regarding the identity of, and the securities held by, each Selling Securityholder, will be set forth in a prospectus supplement or amendments to the registration statement of which this prospectus is a part, if and when necessary.

Our registration of the shares of Common Stock does not necessarily mean that the Selling Securityholders will sell all or any of such Common Stock. The following table sets forth certain information provided by or on behalf of the Selling Securityholders as of July 16, 2021 (the “Reference Date”) concerning the Common Stock that may be offered from time to time by each Selling Securityholder with this prospectus. A Selling Securityholder may sell all, some or none of such securities in this offering. See “Plan of Distribution.”

	Before the Offering		After the Offering
Name and Address of Selling Securityholder	Common Stock Beneficially Owned Prior to the Offering(1)	Number of Shares of Common Stock Being Offered	Number of Shares of Common Stock Beneficially Percentage of Outstanding Common Stock Owned After the Offered Shares of Common Stock are Sold	Percentage of Outstanding Common Stock Beneficially Owned After the Offered Shares of Common Stock are Sold
Sponsor Investors
Star Peak Sponsor LLC(1)	12,399,496	2,889,870	9,509,626	7.2%
Star Peak Sponsor WarrantCo LLC(2)	—	1,793,479	—	*
Directors and Officers(3)
Michael C. Morgan(3)	12,449,496	—	9,559,626	7.3%
*	Less than one percent
(1)	The Sponsor is the record holder of such shares. The Sponsor is controlled by a board of managers consisting of Eric Scheyer, Alec Litowitz and Michael C. Morgan. Each of Messrs. Scheyer, Litowitz and Morgan are deemed to have or share beneficial ownership of the shares held directly by the Sponsor. Each such entity or person disclaims any beneficial ownership of the reported shares other than to the extent of any pecuniary interest they may have therein, directly or indirectly. The address of Star Peak Sponsor LLC is 1603 Orrington Avenue, 13th Floor, Evanston, IL 60201.
(2)	NewEra Capital Holdings LLC is the record holder of such shares. The investment decisions of NewEra Capital Holdings LLC are controlled by David Wilansky. Mr. Wilansky is deemed to have beneficial ownership of the shares held directly by NewEra Capital Holdings LLC. Mr. Wilansky disclaims any beneficial ownership of the reported shares other than to the extent of any pecuniary interest he may have therein, directly or indirectly. The address of NewEra Capital Holdings LLC is 1603 Orrington Avenue, 13th Floor, Evanston, IL 60201.
(3)	Includes 50,000 shares of Common Stock held by Portcullis Partners, LP. The general partner of Portcullis Partners, LP is Portcullis G.P., LLC (the “General Partner”). Michael C. Morgan is the Manager of the General Partner and President of Portcullis Partners, LP. Each such entity or person disclaims any beneficial ownership of the reported shares other than to the extent of any pecuniary interest they may have therein, directly or indirectly. The address of Michael C. Morgan is 100 California Street, CA 94111.

DESCRIPTION OF SECURITIES

The following summary of the material terms of our securities is not intended to be a complete summary of the rights and preferences of such securities, and is qualified by reference to our Amended and Restated Charter, our Amended and Restated Bylaws and the warrant-related documents described herein, which are exhibits to the registration statement of which this prospectus is a part. We urge to you reach each of the Amended and Restated Charter, the Amended and Restated Bylaws and the warrant-related documents described herein in their entirety for a complete description of the rights and preferences of our securities.

Authorized and Outstanding Stock

The Amended and Restated Charter authorizes the issuance of 501,000,000 shares, consisting of (i) 1,000,000 shares of preferred stock, par value $0.0001 per share (“Preferred Stock”) and (ii) 500,000,000 shares of Common Stock.

As of the Closing Date, there were outstanding 125,754,510 shares of Common Stock, no shares of Preferred Stock outstanding, and 20,340,867 Warrants outstanding.

Common Stock

Holders of Common Stock are entitled to one vote for each share held of record on all matters submitted to a vote of stockholders, including the election or removal of directors. The holders of the Common Stock do not have cumulative voting rights in the election of directors. Upon the Company’s liquidation, dissolution or winding up and after payment in full of all amounts required to be paid to creditors and to the holders of preferred stock having liquidation preferences, if any, the holders of the Common Stock are be entitled to receive pro rata the Company’s remaining assets available for distribution. Holders of the Common Stock do not have preemptive, subscription, redemption or conversion rights. The Common Stock is not subject to further calls or assessment by the Company. There are no redemption or sinking fund provisions applicable to the Common Stock. All shares of the Company’s Common Stock that will be outstanding at the time of the completion of the offering will be fully paid and non-assessable. The rights, powers, preferences and privileges of holders of the Common Stock are subject to those of the holders of any shares of the Company’s preferred stock the Company may authorize and issue in the future.

Preferred Stock

The Amended and Restated Charter authorizes the board of directors to establish one or more series of preferred stock (including convertible preferred stock). Unless required by law or by the NYSE, the authorized shares of preferred stock will be available for issuance without further action by the holders of the Common Stock. The board of directors has the discretion to determine the powers, preferences and relative, participating, optional and other special rights, and the qualifications, limitations or restrictions thereof, including, without limitation, voting rights, dividend rights, conversion rights, redemption privileges and liquidation preferences, of each series of preferred stock, including, without limitation:

●	the designation of the series;
●	the number of shares of the series, which the board of directors may, except where otherwise provided in the preferred stock designation, increase (but not above the total number of authorized shares of the class) or decrease (but not below the number of shares then outstanding);
●	whether dividends, if any, will be cumulative or non-cumulative and the dividend rate of the series;
●	the dates at which dividends, if any, will be payable;
●	the redemption rights and price or prices, if any, for shares of the series;

●	the terms and amounts of any sinking fund provided for the purchase or redemption of shares of the series;
●	the amounts payable on shares of the series in the event of any voluntary or involuntary liquidation, dissolution or winding-up of the Company’s affairs;
●	whether the shares of the series will be convertible into shares of any other class or series, or any other security, of the Company or any other corporation, and, if so, the specification of the other class or series or other security, the conversion price or prices or rate or rates, any rate adjustments, the date or dates as of which the shares will be convertible and all other terms and conditions upon which the conversion may be made;
●	restrictions on the issuance of shares of the same series or of any other class or series; and the voting rights, if any, of the holders of the series.

The Company could issue a series of preferred stock that could, depending on the terms of the series, impede or discourage an acquisition attempt or other transaction that some, or a majority, of the holders of the Common Stock might believe to be in their best interests or in which the holders of the Common Stock might receive a premium for the Common Stock over the market price of the Common Stock. Additionally, the issuance of preferred stock could adversely affect the rights of holders of the Common Stock by restricting dividends on the Common Stock, diluting the voting power of the Common Stock or subordinating the liquidation rights of the Common Stock. As a result of these or other factors, the issuance of preferred stock could have an adverse impact on the market price of the Common Stock. At present, we have no plans to issue any preferred stock.

Redeemable Warrants

The warrants were issued in registered form under a warrant agreement between CST, as warrant agent, and the Company as successor of STPK (the “Warrant Agreement”). The Warrant Agreement provides that the terms of the Warrants may be amended without the consent of any holder to cure any ambiguity or correct any defective provision, but requires the approval by the holders of at least a majority of the then outstanding Public Warrants to make any change that adversely affects the interests of the registered holders of Public Warrants.

The Warrants may be exercised upon surrender of the warrant certificate on or prior to the expiration date at the offices of the warrant agent, with the exercise form on the reverse side of the warrant certificate completed and executed as indicated, accompanied by full payment of the exercise price (or on a cashless basis, if applicable), by certified check payable to the Company or by wire transfer, for the number of Warrants being exercised. The warrantholders do not have the rights or privileges of holders of Common Stock and any voting rights until they exercise their Warrants and receive shares of Common Stock. After the issuance of shares of Common Stock upon exercise of the Warrants, each holder will be entitled to one (1) vote for each share held of record on all matters to be voted on by stockholders.

In addition, if (x) the Company issues additional shares of Common Stock or equity-linked securities for capital raising purposes in connection with the closing of the initial business combination at a Newly Issued Price (as defined in the Warrant Agreement) of less than $9.20 per share of Common Stock (with such issue price or effective issue price to be determined in good faith by the Company’s board of directors and, in the case of any such issuance to the Sponsor or its affiliates, without taking into account any Founder Shares held by the Sponsor or such affiliates, as applicable, prior to such issuance), (y) the aggregate gross proceeds from such issuances represent more than 60% of the total equity proceeds, and interest thereon, available for the funding of the initial business combination on the date of the consummation of the initial business combination (net of redemptions), and (z) the Market Value (as defined in the Warrant Agreement) is below $9.20 per share, the exercise price of the Warrants will be adjusted (to the nearest cent) to be equal to 115% of the higher of the Market Value and the Newly Issued Price, and the $18.00 per share redemption trigger price described above will be adjusted (to the nearest cent) to be equal to 180% of the higher of the Market Value and the Newly Issued Price. No fractional shares will be issued upon exercise of the Warrants. If, upon exercise of the Warrants, a holder would be entitled to receive a fractional interest in a share, the Company will, upon exercise, round down to the nearest whole number of shares of Common Stock to be issued to the warrantholder.

Each whole Warrant entitles the registered holder to purchase one (1) whole share of Common Stock at a price of $11.50 per share, subject to adjustment as discussed below, on or after the date that is twelve months following the Company’s initial public offering (August 20, 2021). Pursuant to the Warrant Agreement, a warrantholder may exercise its Warrants only for a whole number of shares of Common Stock. This means that only a whole Warrant may be exercised at any given time by a warrantholder. Only whole Warrants are traded. The Warrants will expire five (5) years after the completion of the initial business combination, at 5:00 p.m. Eastern Time or earlier upon redemption or liquidation.

The Company will not be obligated to deliver any shares of Common Stock pursuant to the exercise of a Warrant and will have no obligation to settle such Warrant exercise unless a registration statement under the Securities Act with respect to the shares of Common Stock underlying the Warrants is then effective and a prospectus relating thereto is current, subject to the Company’s satisfying the Company’s obligations described below with respect to registration. No Warrant is exercisable and the Company will not be obligated to issue shares of Common Stock upon exercise of a Warrant unless Common Stock issuable upon such Warrant exercise has been registered, qualified, or deemed to be exempt under the securities laws of the state of residence of the registered holder of the Warrants. In the event that the conditions in the two immediately preceding sentences are not satisfied with respect to a Warrant, the holder of such Warrant will not be entitled to exercise such Warrant and such Warrant may have no value and expire worthless. In no event will the Company be required to net cash settle any Warrant. In the event that a registration statement is not effective for the exercised Warrants, the purchaser of a unit containing such Warrant will have paid the full purchase price for the unit solely for the share of Common Stock underlying such unit.

The Company has agreed that as soon as practicable, but in no event later than 20 business days after the closing of the Merger, the Company will use its best efforts to file with the SEC a registration statement covering the shares of Common Stock issuable upon exercise of the Warrants, to cause such registration statement to become effective and to maintain a current prospectus relating to those shares of Common Stock until the Warrants expire or are redeemed, as specified in the Warrant Agreement. If a registration statement covering the shares of Common Stock issuable upon exercise of the Warrants is not effective by the 60th business day after the closing of the initial business combination, warrantholders may, until such time as there is an effective registration statement and during any period when the Company will have failed to maintain an effective registration statement, exercise Warrants on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act or another exemption. Notwithstanding the foregoing, if a registration statement covering the Common Stock issuable upon exercise of the Warrants is not effective within a specified period following the consummation of the initial business combination, warrantholders may, until such time as there is an effective registration statement and during any period when the Company shall have failed to maintain an effective registration statement, exercise Warrants on a cashless basis pursuant to the exemption provided by Section 3(a)(9) of the Securities Act, as amended, provided that such exemption is available. If that exemption, or another exemption, is not available, holders will not be able to exercise their Warrants on a cashless basis.

Once the Warrants become exercisable, the Company may call the Warrants for redemption:

●	in whole and not in part;
●	at a price of $0.01 per Warrant;
●	upon not less than 30 days’ prior written notice of redemption (the “30-day redemption period”) to each warrantholder; and
●	if, and only if, the reported last sale price of the Common Stock equals or exceeds $18.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within a 30-trading day period ending three (3) business days before the Company sends the notice of redemption to the warrantholders.

If and when the Warrants become redeemable, the Company may not exercise its redemption right if the issuance of shares of Common Stock upon exercise of the Warrants is not exempt from registration or qualification under applicable state blue sky laws or the Company are unable to effect such registration or qualification.

The Company established the last of the redemption criteria discussed above to prevent a redemption call unless there is, at the time of the call, a significant premium to the Warrant exercise price. If the foregoing conditions are satisfied and the Company issues a notice of redemption of the Warrants, each warrantholder is entitled to exercise its Warrant prior to the scheduled redemption date. However, the price of the Common Stock may fall below the $18.00 redemption trigger price (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) as well as the $11.50 Warrant exercise price after the redemption notice is issued.

If the Company calls the Warrants for redemption as described above, the Company’s management will have the option to require any holder that wishes to exercise its Warrant to do so on a “cashless basis.” In determining whether to require all holders to exercise their Warrants on a “cashless basis,” management will consider, among other factors, the Company’s cash position, the number of Warrants that are outstanding and the dilutive effect on its stockholders of issuing the maximum number of shares of Common Stock issuable upon the exercise of the Company’s Warrants. If the Company’s management takes advantage of this option, all holders of Warrants would pay the exercise price by surrendering their Warrants for that number of shares of Common Stock equal to the quotient obtained by dividing (x) the product of the number of shares of Common Stock underlying the Warrants, multiplied by the difference between the exercise price of the Warrants and the “fair market value” (defined below) by (y) the fair market value. The “fair market value” shall mean the average reported last sale price of the Common Stock for the 10 trading days ending on the third trading day prior to the date on which the notice of redemption is sent to the holders of Warrants. If the Company’s management takes advantage of this option, the notice of redemption will contain the information necessary to calculate the number of shares of Common Stock to be received upon exercise of the Warrants, including the “fair market value” in such case. Requiring a cashless exercise in this manner will reduce the number of shares to be issued and thereby lessen the dilutive effect of a Warrant redemption. The Company believes this feature is an attractive option to it if it does not need the cash from the exercise of the Warrants after the initial business combination. If the Company calls its Warrants for redemption and its management does not take advantage of this option, the Sponsor and its permitted transferees would have still been entitled to exercise their Private Placement Warrants for cash or on a cashless basis using the same formula described above that other warrantholders would have been required to use had all warrantholders been required to exercise their Warrants on a cashless basis, as described in more detail below.

A holder of a Warrant may notify the Company in writing in the event it elects to be subject to a requirement that such holder will not have the right to exercise such Warrant, to the extent that, to the Warrant agent’s actual knowledge, after giving effect to such exercise, such person (together with such person’s affiliates) would beneficially own in excess of 4.9% or 9.8% (or such other amount as a holder may specify) of the shares of Common Stock outstanding immediately after giving effect to such exercise.

If the number of outstanding shares of Common Stock is increased by a stock dividend payable in shares of Common Stock, or by a split-up of shares of Common Stock or other similar event, then, on the effective date of such stock dividend, split-up or similar event, the number of shares of Common Stock issuable on exercise of each Warrant will be increased in proportion to such increase in the outstanding shares of Common Stock. A rights offering to holders of Common Stock entitling holders to purchase shares of Common Stock at a price less than the fair market value will be deemed a stock dividend of a number of shares of Company Common Stock equal to the product of (i) the number of shares of Common Stock actually sold in such rights offering (or issuable under any other equity securities sold in such rights offering that are convertible into or exercisable for Common Stock) and (ii) one (1) minus the quotient of (x) the price per share of Common Stock paid in such rights offering divided by (y) the fair market value. For these purposes (i) if the rights offering is for securities convertible into or exercisable for Common Stock, in determining the price payable for Common Stock, there will be taken into account any consideration received for such rights, as well as any additional amount payable upon exercise or conversion and (ii) fair market value means the volume weighted average price of Common Stock as reported during 10 trading day period ending on the trading day prior to the first date on which the shares of Common Stock trade on the applicable exchange or in the applicable market, regular way, without the right to receive such rights.

In addition, if the Company, at any time while the Warrants are outstanding and unexpired, pay a dividend or make a distribution in cash, securities, or other assets to the holders of Common Stock on account of such shares of Common Stock (or other shares of the Company’s capital stock into which the Warrants are convertible), other than (a) as described above or (b) certain ordinary cash dividends, then the Warrant exercise price will be decreased, effective immediately after the effective date of such event, by the amount of cash and/or the fair market value of any securities or other assets paid on each share of Common Stock in respect of such event.

If the number of outstanding shares of Common Stock is decreased by a consolidation, combination, reverse stock split or reclassification of shares of Common Stock or other similar event, then, on the effective date of such consolidation, combination, reverse stock split, reclassification or similar event, the number of shares of Common Stock issuable on exercise of each Warrant will be decreased in proportion to such decrease in outstanding shares of Common Stock.

Whenever the number of shares of Common Stock purchasable upon the exercise of the Warrants is adjusted, as described above, the Warrant exercise price will be adjusted by multiplying the Warrant exercise price immediately prior to such adjustment by a fraction (x) the numerator of which will be the number of shares of Common Stock purchasable upon the exercise of the Warrants immediately prior to such adjustment, and (y) the denominator of which will be the number of shares of Common Stock so purchasable immediately thereafter.

In case of any reclassification or reorganization of the outstanding shares of Common Stock (other than those described above or that solely affects the par value of such shares of Common Stock), or in the case of any merger or consolidation of us with or into another corporation (other than a consolidation or merger in which the Company is the continuing corporation and that does not result in any reclassification or reorganization of its outstanding shares of the Common Stock), or in the case of any sale or conveyance to another corporation or entity of the assets or other property of us as an entirety or substantially as an entirety in connection with which the Company are dissolved, the warrantholders will thereafter have the right to purchase and receive, upon the basis and upon the terms and conditions specified in the Warrants and in lieu of the shares of Common Stock immediately theretofore purchasable and receivable upon the exercise of the rights represented thereby, the kind and amount of shares of stock or other securities or property (including cash) receivable upon such reclassification, reorganization, merger or consolidation, or upon a dissolution following any such sale or transfer, that the holder of the Warrants would have received if such holder had exercised their Warrants immediately prior to such event. If less than 70% of the consideration receivable by the holders of Common Stock in such a transaction is payable in the form of Common Stock in the successor entity that is listed for trading on a national securities exchange or is quoted in an established over-the-counter market, or is to be so listed for trading or quoted immediately following such event, and if the registered holder of the Warrant properly exercises the Warrant within 30 days following public disclosure of such transaction, the Warrant exercise price will be reduced as specified in the Warrant Agreement based on the Black-Scholes value (as defined in the Warrant Agreement) of the Warrant. The purpose of such exercise price reduction is to provide additional value to warrantholders when an extraordinary transaction occurs during the exercise period of the Warrants pursuant to which the warrantholders otherwise do not receive the full potential value of the Warrants in order to determine and realize the option value component of the Warrant. This formula is to compensate the warrantholder for the loss of the option value portion of the Warrant due to the requirement that the warrantholder exercise the Warrant within 30 days of the event. The Black-Scholes model is an accepted pricing model for estimating fair market value where no quoted market price for an instrument is available.

Dividends

The DGCL permits a corporation to declare and pay dividends out of “surplus” or, if there is no “surplus”, out of its net profits for the fiscal year in which the dividend is declared and/or the preceding fiscal year. “Surplus” is defined as the excess of the net assets of the corporation over the amount determined to be the capital of the corporation by the board of directors. The capital of the corporation is typically calculated to be (and cannot be less than) the aggregate par value of all issued shares of capital stock. Net assets equals the fair value of the total assets minus total liabilities. The DGCL also provides that dividends may not be paid out of net profits if, after the payment of the dividend, capital is less than the capital represented by the outstanding stock of all classes having a preference upon the distribution of assets.

The Company has not paid any cash dividends on its Common Stock to date. Declaration and payment of any dividend in the future will be subject to the discretion of the board of directors. The time and amount of dividends will be dependent upon the Company’s financial condition, operations, cash requirements and availability, debt repayment obligations, capital expenditure needs and restrictions in the Company’s debt instruments, industry trends, the provisions of Delaware law affecting the payment of distributions to stockholders and any other factors the Board may consider relevant. In addition, the board of directors is not currently contemplating and does not anticipate declaring any stock dividends in the foreseeable future. Further, the Company’s ability to declare dividends may be limited by restrictive covenants contained in the agreements governing the indebtedness of the Company’s subsidiaries.

Annual Stockholder Meetings

The Amended and Restated Bylaws provide that annual stockholder meetings will be held at a date, time and place, if any, as exclusively selected by the board of directors. To the extent permitted under applicable law, the Company may conduct meetings by remote communications, including by webcast.

Anti-Takeover Effects of the Company’s Amended and Restated Charter and Amended and Restated Bylaws and Certain Provisions of Delaware Law

The Amended and Restated Charter, Amended and Restated Bylaws, and the DGCL contain provisions, as summarized in the following paragraphs, that are intended to enhance the likelihood of continuity and stability in the composition of the Company’s board of directors and to discourage certain types of transactions that may involve an actual or threatened acquisition of the Company. These provisions are intended to avoid costly takeover battles, reduce the Company’s vulnerability to a hostile change of control and enhance the ability of the Company’s board of directors to maximize stockholder value in connection with any unsolicited offer to acquire the Company. However, these provisions may have an anti-takeover effect and may delay, deter, or prevent a merger or acquisition of the Company by means of a tender offer, a proxy contest or other takeover attempt that a stockholder might consider in its best interest, including those attempts that might result in a premium over the prevailing market price for the shares of Common Stock held by stockholders.

Authorized but Unissued Capital Stock

Delaware law does not require stockholder approval for any issuance of authorized shares.

However, the listing requirements of NYSE, which would apply so long as the Common Stock remains listed on the NYSE, require stockholder approval of certain issuances equal to or exceeding 20% of the then-outstanding voting power of the Company’s capital stock or the-then outstanding number of shares of Common Stock. These additional shares may be used for a variety of corporate purposes, including future public offerings, to raise additional capital or to facilitate acquisitions.

The Company’s board of directors may generally issue preferred shares on terms calculated to discourage, delay or prevent a change of control of the Company or the removal of its management. Moreover, the Company’s authorized but unissued shares of preferred stock will be available for future issuances without stockholder approval and could be utilized for a variety of corporate purposes, including future offerings to raise additional capital, to facilitate acquisitions and employee benefit plans.

One of the effects of the existence of unissued and unreserved Common Stock or preferred stock may be to enable the Company’s board of directors to issue shares to persons friendly to current management, which issuance could render more difficult or discourage an attempt to obtain control of the Company by means of a merger, tender offer, proxy contest or otherwise, and thereby protect the continuity of the Company’s management and possibly deprive the Company’s stockholders of opportunities to sell their shares of Common Stock at prices higher than prevailing market prices.

Classified Board of Directors

The Amended and Restated Charter provides that the Company’s board of directors are classified into three (3) classes of directors, with the classes to be as nearly equal in number as possible, and with each director serving a three (3) year term. As a result, approximately one-third (1/3) of the Company’s board of directors will be elected each year. The classification of directors will have the effect of making it more difficult for stockholders to change the composition of the Company’s board of directors. The Amended and Restated Charter and amended and restated bylaws provide that, subject to any rights of holders of preferred stock to elect additional directors under specified circumstances, the number of directors will be fixed from time to time exclusively pursuant to a resolution adopted by the board of directors.

Business Combinations

The Company is subject to the provisions of Section 203 of the DGCL regulating corporate takeovers. This statute prevents certain Delaware corporations, under certain circumstances, from engaging in a “business combination” with:

●	a stockholder who owns 20% or more of the Company’s outstanding voting stock (otherwise known as an “interested stockholder”);
●	an affiliate of an interested stockholder; or
●	an associate of an interested stockholder, for three (3) years following the date that the stockholder became an interested stockholder.

A “business combination” includes a merger or sale of more than 10% of the Company’s assets. However, the above provisions of Section 203 do not apply if:

●	the Company’s board of directors approves the transaction that made the stockholder an “interested stockholder, prior to the date of the transaction;”
●	after the completion of the transaction that resulted in the stockholder becoming an interested stockholder, that stockholder owned at least 85% of the Company’s voting stock outstanding at the time the transaction commenced, other than statutorily excluded shares of Common Stock; or
●	on or subsequent to the date of the transaction, the initial business combination is approved by the Company’s board of directors and authorized at a meeting of the Company’s stockholders, and not by written consent, by an affirmative vote of at least two-thirds (2/3) of the outstanding voting stock not owned by the interested stockholder.

Amendments to the Certificate of Incorporation and Bylaws

Any amendment to the Amended and Restated Charter will be required to be approved by a majority of the Company’s board of directors as well as, if required by law or the Amended and Restated Charter, a majority of the outstanding shares entitled to vote on the amendment and a majority of the outstanding shares of each class entitled to vote thereon as a class, except that the amendment of provisions to board classification, stockholder action, certificate amendments, and liability of directors must be approved by not less than 66 2/3% of the outstanding shares entitled to vote on the amendment, voting together as a single class. Any amendment to our amended bylaws will be required to be approved by either a majority of the Company’s board of directors or not less than 66 2/3% of the outstanding shares entitled to vote on the amendment, voting together as a single class.

Removal of Directors; Vacancies

Under the DGCL, and as provided in the Company’s Amended and Restated Charter, a director serving on a classified board may be removed by the stockholders only for cause and only by the affirmative vote of holders of at least 66 2/3% of the voting power of all outstanding shares of stock entitled to vote generally in the election of directors, voting together as a single class. In addition, the Amended and Restated Charter provides that any newly created directorship on the board of directors that results from an increase in the number of directors and any vacancies on the board of directors will be filled only by the affirmative vote of a majority of the remaining directors then in office or by a sole remaining director (and not by stockholders) even if less than a quorum.

No Cumulative Voting

Under Delaware law, the right to vote cumulatively does not exist unless the amended and restated certificate of incorporation specifically authorizes cumulative voting. The Amended and Restated Charter and the restated bylaws do not authorize cumulative voting.

No Written Consent of Stockholders

The Amended and Restated Charter provides that all stockholder actions be taken by a vote of the stockholders at an annual or special meeting, and that stockholders may not take any action by written consent in lieu of a meeting. This limit may lengthen the amount of time required to take stockholder actions and would prevent the amendment of our amended and restated bylaws or removal of directors by our stockholders without holding a meeting of stockholders.

Special Stockholder Meetings

The Amended and Restated Charter provides that special meetings of the Company’s stockholders may be called at any time only by or at the direction of the chief executive officer, the board of directors or the chairperson of the board of directors pursuant to a resolution adopted by a majority of the board of directors. The Company’s Amended and Restated Bylaws provide that the business transacted at a special meeting shall be limited to the matters so stated in the notice for such meeting. These provisions may have the effect of deferring, delaying or discouraging hostile takeovers, or changes in control or management of the Company.

Requirements for Advance Notification of Director Nominations and Stockholder Proposals

The Company’s Amended and Restated Bylaws establish advance notice procedures with respect to stockholder proposals and the nomination of candidates for election as directors, other than nominations made by or at the direction of the board of directors or a committee of the board of directors. In order for any matter to be “properly brought” before a meeting, a stockholder must comply with advance notice requirements and provide the Company with certain information. Generally, to be timely, a stockholder’s notice must be received at the Company’s principal executive offices not less than 90 days nor more than 120 days prior to the first anniversary date of the immediately preceding annual meeting of stockholders. The Company’s Amended and Restated Bylaws also specify requirements as to the form and content of a stockholder’s notice. The Amended and Restated Bylaws allow the board of directors to adopt rules and regulations for the conduct of meetings as it deems appropriate which may have the effect of precluding the conduct of certain business at a meeting if the rules and regulations are not followed. These provisions may also defer, delay, or discourage a potential acquirer from conducting a solicitation of proxies to elect the acquirer’s own slate of directors or otherwise attempting to influence or obtain control of the Company.

Dissenters’ Rights of Appraisal and Payment

Under the DGCL, with certain exceptions, the Company’s stockholders have appraisal rights in connection with a merger or consolidation of the Company. Pursuant to the DGCL, stockholders who properly request and perfect appraisal rights in connection with such merger or consolidation will have the right to receive payment of the fair value of their shares as determined by the Delaware Court of Chancery.

Stockholders’ Derivative Actions

Under the DGCL, any of the Company’s stockholders may bring an action in the Company’s name to procure a judgment in the Company’s favor, also known as a derivative action, provided that the stockholder bringing the action is a holder of the Company’s shares at the time of the transaction to which the action relates or such stockholder’s stock thereafter devolved by operation of law.

Exclusive Forum

The Amended and Restated Charter provides that unless the Company consents to the selection of an alternative forum, any (1) derivative action or proceeding brought on behalf of the Company, (2) action asserting a claim of breach of a fiduciary duty owed by any director, officer or other employee of the Company or its stockholders, (3) action asserting a claim against the Amended and Restated Charter or the Company’s Amended and Restated Bylaws, or (4) action asserting a claim against the Company, its directors, officers or employees governed by the internal affairs doctrine and, if brought outside of Delaware, the stockholder bringing the suit will be deemed to have consented to service of process on such stockholder’s counsel except (A) as to which the Court of Chancery in the State of Delaware determines that there is an indispensable party not subject to the jurisdiction of the Court of Chancery (and the indispensable party does not consent to the personal jurisdiction of the Court of Chancery within 10 days following such determination), (B) which is vested in the exclusive jurisdiction of a court or forum other than the Court of Chancery, (C) for which the Court of Chancery does not have subject matter jurisdiction, or (D) any action arising under the Securities Act, as amended, as to which the Court of Chancery and the federal district court for the District of Delaware shall have concurrent jurisdiction. In addition, the provisions described above will not apply to suits brought to enforce a duty or liability created by the federal securities laws or any other claim for which the federal courts have exclusive jurisdiction.

Conflicts of Interest

Delaware law permits corporations to adopt provisions renouncing any interest or expectancy in certain opportunities that are presented to the corporation or its officers, directors, or stockholders. The Amended and Restated Charter, to the extent allowed by Delaware law, renounces any interest or expectancy that the Company has in, or right to be offered an opportunity to participate in, specified business opportunities that are from time to time presented to the Company’s officers, directors or their respective affiliates in circumstances where the application of any such doctrine would conflict with any fiduciary duties or contractual obligations they may have, and the Company renounces any expectancy that any of the directors or officers of the Company will offer any such corporate opportunity of which they may become aware to the Company, except with respect to any of the directors or officers of the Company regarding a corporate opportunity that was offered to such person solely in his or her capacity as a director or officer of the Company and (i) such opportunity is one the Company is legally and contractually permitted to undertake and would otherwise be reasonable for it to pursue and (ii) the director or officer is permitted to refer that opportunity to the Company without violating any legal obligation.

Limitations on Liability and Indemnification of Officers and Directors

The DGCL authorizes corporations to limit or eliminate the personal liability of directors to corporations and their stockholders for monetary damages for breaches of directors’ fiduciary duties, subject to certain exceptions. The Amended and Restated Charter includes a provision that eliminates the personal liability of directors for monetary damages for any breach of fiduciary duty as a director, except to the extent such exemption from liability or limitation thereof is not permitted under the DGCL. The effect of these provisions is to eliminate the rights of the Company and its stockholders, through stockholders’ derivative suits on the Company’s behalf, to recover monetary damages from a director for breach of fiduciary duty as a director, including breaches resulting from grossly negligent behavior. However, exculpation does not apply to any director if the director has acted in bad faith, knowingly or intentionally violated the law, authorized illegal dividends or redemptions or derived an improper benefit from his or her actions as a director.

The Company’s amended and restated bylaws provide that the Company must indemnify and advance expenses to the Company’s directors and officers to the fullest extent authorized by the DGCL. The Company also is expressly authorized to carry directors’ and officers’ liability insurance providing indemnification for the Company’s directors, officers and certain employees for some liabilities. The Company believes that these indemnification and advancement provisions and insurance are useful to attract and retain qualified directors and executive officers.

The limitation of liability, advancement and indemnification provisions in the Amended and Restated Charter and amended and restated bylaws may discourage stockholders from bringing a lawsuit against directors for breach of their fiduciary duty.

These provisions also may have the effect of reducing the likelihood of derivative litigation against directors and officers, even though such an action, if successful, might otherwise benefit the Company and its stockholders. In addition, your investment may be adversely affected to the extent the Company pays the costs of settlement and damage awards against directors and officers pursuant to these indemnification provisions.

There is currently no pending material litigation or proceeding involving the Company’s directors, officers or employees for which indemnification is sought.

PLAN OF DISTRIBUTION

We are registering up to 4,683,349 shares of Common Stock for possible sale by the Selling Securityholders from time to time. We are required to pay all fees and expenses incident to the registration of the shares of our Common Stock to be offered and sold pursuant to this prospectus. The Selling Securityholders will bear all commissions and discounts, if any, attributable to their sale of shares of our Common Stock.

We will not receive any of the proceeds from the sale of the securities by the Selling Securityholders. The aggregate proceeds to the Selling Securityholders will be the purchase price of the securities less any discounts and commissions borne by the Selling Securityholders.

The shares of Common Stock beneficially owned by the Selling Securityholders covered by this prospectus may be offered and sold from time to time by the Selling Securityholders. The term “Selling Securityholders” includes donees, pledgees, transferees or other successors in interest selling securities received after the date of this prospectus from a Selling Securityholder as a gift, pledge, partnership distribution or other transfer. The Selling Securityholders will act independently of us in making decisions with respect to the timing, manner and size of each sale. Such sales may be made on one or more exchanges or in the over-the-counter market or otherwise, at prices and under terms then prevailing or at prices related to the then current market price or in negotiated transactions. The Selling Securityholders may sell their shares of Common Stock by one or more of, or a combination of, the following methods:

●	in market transactions or on any national securities exchange or quotation service or over-the-counter market;
●	in transactions other than on such exchanges or services or in the over-the-counter market;
●	purchases by a broker-dealer as principal and resale by such broker-dealer for its own account pursuant to this prospectus;
●	exchange distributions and/or secondary distributions;
●	ordinary brokerage transactions and transactions in which the broker solicits purchasers;
●	block trades (which may involve crosses) in which the broker-dealer so engaged will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;
●	an over-the-counter distribution in accordance with the rules of NYSE;
●	through trading plans entered into by a Selling Securityholder pursuant to Rule 10b5-1 under the Exchange Act, that are in place at the time of an offering pursuant to this prospectus and any applicable prospectus supplement hereto that provide for periodic sales of their securities on the basis of parameters described in such trading plans;

●	to or through underwriters or broker-dealers;
●	in “at the market” offerings, as defined in Rule 415 under the Securities Act, at negotiated prices, at prices prevailing at the time of sale or at prices related to such prevailing market prices, including sales made directly on a national securities exchange or sales made through a market maker other than on an exchange or other similar offerings through sales agents;
●	in privately negotiated transactions;
●	in options transactions;
●	through a combination of any of the above methods of sale; or any other method permitted pursuant to applicable law.
●	through the writing or settlement of options or other hedging transactions (including the issuance by the selling securityholders of derivative securities), whether the options or such other derivative securities are listed on an options exchange or otherwise;
●	through the settlement of certain short sales;
●	in a public auction;
●	delayed delivery contracts;
●	derivative transactions;
●	in connection with a remarketing; and

In addition, any shares that qualify for sale pursuant to Rule 144, if available, or pursuant to other exemptions from the registration requirements under the Securities Act, may be sold under Rule 144 or such other exemption rather than pursuant to this prospectus.

To the extent required, this prospectus may be amended or supplemented from time to time to describe a specific plan of distribution. In connection with distributions of the shares or otherwise, the Selling Securityholders may enter into hedging transactions with broker-dealers or other financial institutions. In connection with such transactions, broker-dealers or other financial institutions may engage in short sales of shares of Common Stock in the course of hedging transactions, broker-dealers or other financial institutions may engage in short sales of shares of Common Stock in the course of hedging the positions they assume with Selling Securityholders. The Selling Securityholders may also sell shares of Common Stock short and redeliver the shares to close out such short positions. The Selling Securityholders may also enter into option or other transactions with broker-dealers or other financial institutions which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker- dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction). The Selling Securityholders may also pledge shares to a broker-dealer or other financial institution, and, upon a default, such broker-dealer or other financial institution, may effect sales of the pledged shares pursuant to this prospectus (as supplemented or amended to reflect such transaction).

A Selling Securityholder may enter into derivative transactions with third parties, or sell securities not covered by this prospectus to third parties in privately negotiated transactions. If the applicable prospectus supplement indicates, in connection with those derivatives, the third parties may sell securities covered by this prospectus and the applicable prospectus supplement, including in short sale transactions. If so, the third party may use securities pledged by any Selling Securityholder or borrowed from any Selling Securityholder or others to settle those sales or to close out any related open borrowings of stock, and may use securities received from any Selling Securityholder in settlement of those derivatives to close out any related open borrowings of stock. The third party in such sale transactions will be an underwriter and will be identified in the applicable prospectus supplement (or a post-effective amendment). In addition, any Selling Securityholder may otherwise loan or pledge securities to a financial institution or other third party that in turn may sell the securities short using this prospectus. Such financial institution or other third party may transfer its economic short position to investors in our securities or in connection with a concurrent offering of other securities.

In effecting sales, broker-dealers or agents engaged by the Selling Securityholders may arrange for other broker-dealers to participate. Broker- dealers or agents may receive commissions, discounts or concessions from the Selling Securityholders in amounts to be negotiated immediately prior to the sale.

In offering the shares covered by this prospectus, the Selling Securityholders and any broker-dealers who execute sales for the Selling Securityholders may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. Any profits realized by the Selling Securityholders and the compensation of any broker-dealer may be deemed to be underwriting discounts and commissions.

In order to comply with the securities laws of certain states, if applicable, the shares must be sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain states the shares may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

We have advised the Selling Securityholders that the anti-manipulation rules of Regulation M under the Exchange Act may apply to sales of shares in the market and to the activities of the Selling Securityholders and their affiliates. In addition, we will make copies of this prospectus available to the Selling Securityholders for the purpose of satisfying the prospectus delivery requirements of the Securities Act. The Selling Securityholders may indemnify any broker-dealer that participates in transactions involving the sale of the shares against certain liabilities, including liabilities arising under the Securities Act.

At the time a particular offer of shares is made, if required, a prospectus supplement will be distributed that will set forth the number of shares being offered and the terms of the offering, including the name of any underwriter, dealer or agent, the purchase price paid by any underwriter, any discount, commission and other item constituting compensation, any discount, commission or concession allowed or reallowed or paid to any dealer, and the proposed selling price to the public.

The Selling Securityholders party to the Investor Rights Agreement have agreed, and the other Selling Securityholders may agree, to indemnify the underwriters, their officers, directors and each person who controls such underwriters (within the meaning of the Securities Act), against certain liabilities related to the sale of the securities, including liabilities under the Securities Act.

MATERIAL UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

The following is a summary of certain material U.S. federal income tax considerations that may be relevant to the ownership and disposition of our common stock. This description addresses only the U.S. federal income tax considerations to beneficial owners that will purchase our common stock in this offering and hold our common stock as capital assets within the meaning of Section 1221 of the U.S. Internal Revenue Code of 1986, as amended (the “Code”). This description does not address all of the tax considerations applicable to particular investors in light of their individual circumstances (including the alternative minimum tax or the Medicare tax on net investment income), including holders that may be subject to special tax rules, including, but not limited to:

●	the Sponsor, Investors, officers or directors;
●	certain financial institutions, banks, thrifts or insurance companies;
●	real estate investment trusts;
●	regulated investment companies;
●	brokers, dealers or traders in securities;
●	a trader in securities who elects to use a mark-to-market method of accounting for its securities holdings;
●	tax-exempt entities;
●	individual retirement and other tax-deferred accounts;
●	persons that will hold our common stock as part of a “straddle,” “hedging,” “constructive sale,” “conversion” or other integrated transaction or as a position in a “straddle” for U.S. federal income tax purposes;
●	persons who acquire our common stock pursuant to the exercise of options or warrants or in other compensatory transactions;
●	certain former citizens or long-term residents of the United States;
●	U.S. Holders (as defined below) that have a “functional currency” other than the U.S. dollar; or
●	persons that own or are deemed to own directly, indirectly, or constructively 5% or more, by voting power or value, of our common stock.

Moreover, this description does not address the U.S. federal estate or gift tax consequences or any state, local or non-U.S. tax consequences, of the acquisition, ownership and disposition of our common stock. This description is for general information purposes only and does not purport to be a complete analysis or summary of all potential U.S. federal income tax consequences that may apply as a result of the ownership and disposition of our common stock. Each holder is urged to consult its own tax advisor regarding the U.S. federal, state, local and non-U.S. income and other tax considerations of their investment in our common stock.

This description is based on the Code, and existing, proposed and temporary U.S. Treasury regulations, and judicial and administrative interpretations thereof, in each case as of the date hereof. The U.S. tax laws and the interpretation thereof are subject to change, which change could apply retroactively and could affect the tax consequences described below.

For purposes of this description, a “U.S. Holder” is a beneficial owner of our common stock that is, for U.S. federal income tax purposes:

●	a citizen or individual resident of the United States;
●	an entity or arrangement treated as a corporation for U.S. federal income tax purposes and created or organized in or under the laws of the United States, any state thereof, or the District of Columbia;
●	an estate the income of which is subject to U.S. federal income taxation regardless of its source; or
●	a trust (A) the administration of which is subject to the primary supervision of a court within the United States and which has one or more U.S. persons who have the authority to control all of the substantial decisions of such trust or (B) that has otherwise validly elected to be treated as a U.S. person under applicable U.S. Treasury regulations.

If an entity or arrangement treated as a partnership for U.S. federal income tax purposes holds our common stock, the tax treatment of the partnership and a partner in such partnership will generally depend on the status of the partner (or other interest holder) and the activities of the partnership. Such a partnership or partner in such a partnership should consult its own tax advisor as to its own tax consequences of acquiring, holding, or disposing of our common stock.

A “Non-U.S. Holder” is a beneficial owner (other than an entity or arrangement treated as a partnership for U.S. federal income tax purposes) of our common stock that is not a U.S. Holder (described above).

Prospective purchasers should consult their own tax advisors concerning the U.S. federal, state, local, non-U.S. and other tax consequences of acquiring, owning and disposing of our common stock in light of their particular circumstances.

Consequences to U.S. Holders

Distributions

In the event that we make a distribution of cash or other property (other than certain pro rata distributions of our stock) in respect of our common stock, such distribution will be treated as a dividend to the extent paid out of our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. Distributions in excess of current and accumulated earnings and profits will be treated as a non-taxable return of capital to the extent of the U.S. Holder’s basis in its common shares and, to the extent the amount of the distribution exceeds a U.S. Holder’s adjusted tax basis in our common stock, the excess will be treated as gain from the disposition of our common stock (the tax treatment of which is discussed below under “— Sale, Exchange or Other Taxable Disposition”).

Dividends paid by us to U.S. corporate shareholders generally will be eligible for the dividends received deduction if the requisite holding period is satisfied. With certain exceptions (including dividends treated as investment income for purposes of investment interest deduction limitations), and provided certain holding period requirements are met, dividends we pay to a non-corporate U.S. Holder will generally constitute “qualified dividends” that will be subject to tax at the maximum tax rate accorded to long-term capital gains.

Sale, Exchange or Other Taxable Disposition

A U.S. Holder generally will recognize gain or loss on the sale, exchange or other taxable disposition of its common stock equal to the difference between the amount realized on such sale, exchange or other taxable disposition and the U.S. Holder’s adjusted tax basis in the common stock. Such gain or loss generally will be capital gain or loss, and generally will be long-term capital gain or loss if the U.S. Holder’s holding period for the common stock exceeds one year. Long-term capital gains of non-corporate U.S. Holders, including individuals, generally are eligible for preferential rates of taxation. The deductibility of capital losses is subject to limitations.

Backup Withholding Tax and Information Reporting Requirements

U.S. backup withholding tax and information reporting requirements generally apply to payments to non-corporate holders of common stock. Information reporting will apply to payments of dividends on, and to proceeds from the disposition of, common stock, other than U.S. Holders that are exempt from information reporting and properly certify their exemption.

Backup withholding is not an additional tax. Amounts withheld as backup withholding may be credited against a U.S. Holder’s U.S. federal income tax liability. A U.S. Holder generally may obtain a refund of any amounts withheld under the backup withholding rules in excess of such US. Holder’s U.S. federal income tax liability by filing the appropriate claim for refund with the IRS in a timely manner and furnishing any required information.

Consequences to Non-U.S. Holders

Distributions

In the event that we make a distribution of cash or other property (other than certain pro rata distributions of our stock) in respect of our common stock, the distribution generally will be treated as a dividend for U.S. federal income tax purposes to the extent it is paid from our current or accumulated earnings and profits, as determined under United States federal income tax principles. Any portion of a distribution that exceeds our current and accumulated earnings and profits generally will be treated first as a tax-free return of capital, causing a reduction in the adjusted tax basis of a Non-U.S. Holder’s common stock, and to the extent the amount of the distribution exceeds a Non-U.S. Holder’s adjusted tax basis in our common stock, the excess will be treated as gain from the disposition of our common stock (the tax treatment of which is discussed below under “— Gain on Sale, Exchange or Other Taxable Disposition”).

Subject to the discussions below regarding effectively connected income, backup withholding and Sections 1471 through 1474 of the Code (such Sections commonly referred to as “FATCA”), dividends paid to a Non-U.S. Holder generally will be subject to withholding of U.S. federal income tax at a 30% rate or such lower rate as may be specified by an applicable income tax treaty. A Non-U.S. Holder who wishes to claim the benefit of an applicable treaty rate and avoid backup withholding, as discussed below, for dividends will be required (a) to provide the applicable withholding agent with a properly executed Internal Revenue Service (“IRS”) Form W-BEN or Form W- 8BEN-E (or other applicable form) certifying under penalty of perjury that such Non-U.S. Holder is not a United States person as defined under the Code and is eligible for treaty benefits or (b) if our common stock is held through certain foreign intermediaries, to satisfy the relevant certification requirements of applicable United States Treasury regulations. Special certification and other requirements apply to certain Non-U.S. Holders that are pass-through entities rather than corporations or individuals. A Non-U.S. Holder eligible for a reduced rate of United States federal withholding tax pursuant to an income tax treaty may be eligible to obtain a refund of any excess amounts withheld by timely filing an appropriate claim for refund with the IRS.

Dividends that are effectively connected with the conduct of a trade or business by the Non-U.S. Holder within the United States (and, if required by an applicable income tax treaty, are attributable to a United States permanent establishment) are not subject to the withholding tax provided that the Non-U.S. Holder provides the applicable withholding agent with a property executed IRS Form W-8ECI. To claim the exemption, the Non-U.S. Holder generally must furnish a valid IRS Form W-8ECI (or applicable successor form) to the applicable withholding agent certifying eligibility for exemption. However, any such effectively connected dividends paid on our common stock generally will be subject to U.S. federal income tax on a net income basis in the same manner as if the Non-U.S. Holder were a United States person as defined under the Code. Any such effectively connected dividends received by a non-U.S. corporation may be subject to an additional “branch profits tax” at a 30% rate or such lower rate as may be specified by an applicable income tax treaty.

Gain on Sale, Exchange or Other Taxable Disposition

Subject to the discussion of backup withholding and FATCA below, any gain realized by a Non-U.S. Holder on the sale, exchange or other taxable disposition of our common stock generally will not be subject to U.S. federal income tax unless:

●	the gain is effectively connected with a trade or business of the Non-U.S. Holder in the United States (and, if required by an applicable income tax treaty, is attributable to a United States permanent establishment of the Non-U.S. Holder);
●	the Non-U.S. Holder is a nonresident alien individual who is present in the United States for 183 days or more in the taxable year of that sale, exchange or other taxable disposition, and certain other conditions are met; or
●	we are or have been a “United States real property holding corporation” for U.S. federal income tax purposes at any time within the shorter of the five-year period preceding the disposition or the Non-U.S. Holder’s holding period for our common stock, and our common stock is not regularly traded on an established securities market during the calendar year in which the sale, exchange or other taxable disposition occurs.

A Non-U.S. Holder described in the first bullet point immediately above will be subject to tax on the gain derived from the sale, exchange or other taxable disposition in the same manner as if the Non-U.S. Holder were a United States person as defined under the Code. In addition, if any Non-U.S. Holder described in the first bullet point immediately above is a non-U.S. corporation, the gain realized by such Non-U.S. Holder may be subject to an additional “branch profits tax” at a 30% rate or such lower rate as may be specified by an applicable income tax treaty.

An individual Non-U.S. Holder described in the second bullet point immediately above will be subject to a 30% (or such lower rate as may be specified by an applicable income tax treaty) tax on the gain derived from the sale, exchange or other taxable disposition, which gain may be offset by U.S. source capital losses even though the individual is not considered a resident of the United States, provided that the Non-U.S. Holder has timely filed U.S. federal income tax returns with respect to such losses.

Generally, a corporation is a “United States real property holding corporation” if the fair market value of its United States real property interests equals or exceeds 50% of the sum of the fair market value of its worldwide real property interests and its other assets used or held for use in a trade or business (all as determined for United States federal income tax purposes). We believe we are not and do not anticipate becoming a “United States real property holding corporation” for United States federal income tax purposes.

Non-U.S. Holders should consult their tax advisors regarding any applicable income tax treaties that may provide for different rules.

Information Reporting and Backup Withholding

Annual reports are required to be filed with the IRS and provided to each Non-U.S. Holder indicating the amount of distributions on our common stock paid to such Non-U.S. Holder and the amount of any tax withheld with respect to such distributions. These information reporting requirements apply even if no withholding was required because the distributions were effectively connected with the Non-U.S. Holder’s conduct of a United States trade or business, or withholding was reduced or eliminated by an applicable income tax treaty. Copies of the information returns reporting such distributions and any withholding may also be made available to the tax authorities in the country in which the Non-U.S. Holder resides under the provisions of an applicable income tax treaty.

A Non-U.S. Holder will not be subject to backup withholding on dividends received if such Non-U.S. Holder certifies under penalty of perjury that it is not a United States person as defined under the Code (and the payor does not have actual knowledge or reason to know that such holder is a United States person as defined under the Code), including by providing a valid IRS Form W-8BEN, IRS Form W-8BEN-E or IRS Form W-8ECI, or such Non-U.S. Holder otherwise establishes an exemption from back-up withholding.

Information reporting and backup withholding generally are not required with respect to the amount of any proceeds from the sale, exchange or other taxable disposition of our common stock by a Non-U.S. Holder outside the United States through a non-U.S. office of a non-U.S. broker that does not have certain specified connections to the United States. However, if a Non-U.S. Holder sells or otherwise disposes of its common stock through a United States broker or the United States offices of a non-U.S. broker, the broker will generally be required to report the amount of proceeds paid to the Non-U.S. Holder to the IRS and also backup withhold on that amount unless such Non-U.S. Holder provides appropriate certification to the broker of its status as a Non-U.S. Holder (and the payor does not have actual knowledge or reason to know that such Non-U.S. Holder is a United States person) or otherwise establishes an exemption. Information reporting will also apply if a Non-U.S. Holder sells its common stock through a non-U.S. broker deriving more than a specified percentage of its income from United States sources or having certain other connections to the United States, unless such broker has certain documentary evidence in its records that such Non-U.S. Holder is a Non-U.S. Holder (and the payor does not have actual knowledge or reason to know that such Non-U.S. Holder is a United States person) and certain other conditions are met, or such Non-U.S. Holder otherwise establishes an exemption from back-up withholding.

Backup withholding is not an additional tax and any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against a Non-U.S. Holder’s U.S. federal income tax liability provided the required information is timely furnished to the IRS.

FATCA Withholding

Under FATCA, a 30% U.S. federal withholding tax may apply to any dividends paid on our common stock paid to (i) a “foreign financial institution” (as specifically defined in the Code) which does not provide sufficient documentation, typically on IRS Form W-8BEN-E, evidencing either (x) an exemption from FATCA, or (y) its compliance (or deemed compliance) with FATCA (which may alternatively be in the form of compliance with an intergovernmental agreement with the United States) in a manner which avoids withholding, or (ii) a “non-financial foreign entity” (as specifically defined in the Code) which does not provide sufficient documentation, typically on IRS Form W-8BEN-E, evidencing either (x) an exemption from FATCA, or (y) adequate information regarding certain substantial United States beneficial owners of such entity (if any). As discussed above under “—Distributions,” a dividend payment may be subject to a 30% withholding tax. While a payment with respect to our common stock could be subject to both FATCA withholding and the withholding tax discussed above under “—Distributions,” the maximum rate of U.S. withholding on such payment would not exceed 30%. An intergovernmental agreement between the United States and an applicable foreign country may modify these requirements. Under certain circumstances, a Non-U.S. Holder might be eligible for refunds or credits of such taxes. FATCA currently applies to dividends paid on our common stock. The Treasury Secretary has issued proposed regulations providing that the withholding provisions under FATCA do not apply with respect to gross proceeds from a sale or other disposition of our common stock, which may be relied upon by taxpayers until final regulations are issued. You should consult your own tax advisors regarding these requirements and whether they may be relevant to your ownership and disposition of our common stock.

LEGAL MATTERS

The validity of the securities offered by this prospectus has been passed upon for us by Gibson, Dunn & Crutcher LLP. If the validity of any securities is also passed upon by counsel for the underwriters, dealers or agents of an offering of those securities, that counsel will be named in the applicable prospectus supplement.

EXPERTS

The consolidated financial statements of Star Peak Energy Acquisition Corp. of December 31, 2020 and 2019 and for the years ended December 31, 2020 and 2019 appearing in this prospectus have been audited by WithumSmith+Brown, PC, independent registered public accounting firm, as set forth in their report thereon, appearing elsewhere in this prospectus, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

The consolidated financial statements of Stem, Inc. as of December 31, 2020 and 2019, and for each of the two years in the period ended December 31, 2020, included in this Prospectus have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report appearing herein (which report expresses an unqualified opinion and includes an explanatory paragraph referring to Stem Inc.’s ability to continue as a going concern). Such financial statements have been so included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form S-1 under the Securities Act with respect to the securities offered by this prospectus. This prospectus, which forms a part of such registration statement, does not contain all of the information included in the registration statement. For further information pertaining to us and our securities, you should refer to the registration statement and to its exhibits. The registration statement has been filed electronically and may be obtained in any manner listed below. Whenever we make reference in this prospectus to any of our contracts, agreements or other documents, the references are not necessarily complete. If a contract or document has been filed as an exhibit to the registration statement or a report we file under the Exchange Act, you should refer to the copy of the contract or document that has been filed. Each statement in this prospectus relating to a contract or document filed as an exhibit to a registration statement or report is qualified in all respects by the filed exhibit.

We file annual, quarterly and current reports, proxy statements and other information with the SEC. Our SEC filings are available to the public over the internet at the SEC’s website at www.sec.gov and on our website, free of charge, at www.stem.com. The information found on, or that can be accessed from or that is hyperlinked to, our website is not part of this prospectus. You may inspect a copy of the registration statement through the SEC’s website, as provided herein.

INDEX TO FINANCIAL STATEMENTS

Page No.
I.	Index to Audited Consolidated Financial Statements of Star Peak Energy Transition Corp. as of and for the Years ended December 31, 2020 and December 31, 2019
	Report of Independent Registered Public Accounting Firm	F-2
	Consolidated Balance Sheets as of December 31, 2020 and 2019	F-4
	Consolidated Statements of Operations for the Years Ended December 31, 2020 and 2019	F-5
	Consolidated Statements of Changes in Stockholders’ Equity for the Years Ended December 31, 2020 and 2019	F-6
	Consolidated Statements of Cash Flows for the Years Ended December 31, 2020 and 2019	F-7
	Notes to Consolidated Financial Statements	F-8
II.	Index to Unaudited Condensed Consolidated Financial Statements of Star Peak Energy Transition Corp. as of March 31, 2021 and March 31, 2020
	Consolidated Condensed Balance Sheets as of March 31, 2021 (Unaudited) and December 31, 2020	F-26
	Unaudited Consolidated Condensed Statements of Operations for the Three Months Ended March 31, 2021 and 2020	F-27
	Unaudited Consolidated Condensed Statements of Changes in Stockholders’ Equity for the Three Months Ended March 31, 2021 and 2020	F-28
	Unaudited Consolidated Condensed Statements of Cash Flows for the Three Months Ended March 31, 2021 and 2020	F-29
	Notes to Unaudited Consolidated Condensed Financial Statements	F-30
III.	Index to Audited Consolidated Financial Statements of Stem, Inc. as of and for the Years ended December 31, 2020 and December 31, 2019
	Report of Independent Registered Public Accounting Firm	F-43
	Consolidated Balance Sheets	F-44
	Consolidated Statements of Operations	F-45
	Consolidated Statements of Comprehensive Loss	F-46
	Consolidated Statements of Convertible Preferred Stock and Stockholders’ Deficit	F-47
	Consolidated Statements of Cash Flows	F-48
	Notes to Consolidated Financial Statements	F-49
IV.	Index to Unaudited Condensed Consolidated Financial Statements of Stem, Inc. as of March 31, 2021 and March 31, 2020:
	Condensed Consolidated Balance Sheets	F-83
	Condensed Consolidated Statements of Operations	F-84
	Condensed Consolidated Statements of Comprehensive Loss	F-85
	Condensed Consolidated Statements of Convertible Preferred Stock and Stockholders’ Deficit	F-86
	Condensed Consolidated Statements of Cash Flows	F-87
	Notes to Condensed Consolidated Financial Statements	F-88

Report of Independent Registered Public Accounting Firm

To the Stockholders and the Board of Directors of

Star Peak Energy Acquisition Corp.

Opinion on the Consolidated Financial Statements

We have audited the accompanying consolidated balance sheets of Star Peak Energy Acquisition Corp. (the “Company”) as of December 31, 2020 and 2019, the related consolidated statements of operations, changes in stockholders’ equity and cash flows for the years ended December 31, 2020 and 2019, and the related notes (collectively referred to as the “financial statements”). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2020 and 2019, and the results of its operations and its cash flows for the years ended December 31, 2020 and 2019, in conformity with accounting principles generally accepted in the United States of America.

Restatement of Consolidated Financial Statements

As discussed in Note 2 to the financial statements, the Securities and Exchange Commission issued a public statement entitled Staff Statement on Accounting and Reporting Considerations for Warrants Issued by Special Purpose Acquisition Companies (“SPACs”) (the “Public Statement”) on April 12, 2021, which discusses the accounting for certain warrants as liabilities. The Company previously accounted for its warrants as equity instruments. Management evaluated its warrants against the Public Statement, and determined that the warrants should be accounted for as liabilities. Accordingly, the 2020 consolidated financial statements have been restated to correct the accounting and related disclosure for the warrants.

Going Concern

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the consolidated financial statements if the Company is unable to raise additional funds to alleviate liquidity needs then the Company may be forced to cease all operations except for the purpose of liquidating. The liquidity condition and subsequent dissolution raise substantial doubt about the Company’s ability to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis for Opinion

These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s consolidated financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the consolidated financial statement, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ WithumSmith+Brown, PC

We have served as the Company’s auditor since 2018.

New York, New York

April 23, 2021

STAR PEAK ENERGY TRANSITION CORP.

CONSOLIDATED BALANCE SHEETS

	December 31, 2020	December 31, 2019
	(Restated)
Assets:
Current assets:
Cash	$936,773	$—
Prepaid expenses	627,564	1,594
Total current assets	1,564,337	1,594
Deferred offering costs associated with initial public offering	—	251,424
Investments held in Trust Account	383,721,747	—
Total Assets	$385,286,084	$253,018

Liabilities and Stockholders' Equity:
Current liabilities:
Accounts payable	$93,965	$35,093
Accounts payable - related party	50,000	—
Accrued expenses	2,467,064	154,174
Note payable	—	57,301
Franchise tax payable	198,406	—
Total current liabilities	2,809,435	246,568
Warrant liabilities	121,091,978	—
Deferred legal fees	203,910	—
Deferred underwriting commissions in connection with the initial public offering	13,425,476	—
Total liabilities	137,530,799	246,568

Commitments
Class A common stock, $0.0001 par value; 24,275,528 and -0- shares subject to possible redemption at $10.00 per share as of December 31, 2020 and 2019, respectively	242,755,280	—
Stockholders' Equity:
Preferred stock, $0.0001 par value; 1,000,000 shares authorized; none issued and outstanding	—	—
Class A common stock, $0.0001 par value; 400,000,000 shares authorized; 14,082,976 and -0-shares issued and outstanding (excluding 24,275,528 and -0- shares subject to possible redemption) as of December 31, 2020 and 2019, respectively	1,408	—
Class B common stock, $0.0001 par value; 40,000,000 shares authorized; 9,589,626 and 10,062,500 shares issued and outstanding as of December 31, 2020 and 2019, respectively(1)	959	1,006
Additional paid-in capital	117,649,486	23,994
Accumulated deficit	(112,651,848)	(18,550)
Total stockholders' equity	5,000,005	6,450
Total Liabilities and Stockholders' Equity	$385,286,084	$253,018
(1)	The amount of shares as of December 31, 2019 included up to 1,312,500 shares of Class B common stock subject to forfeiture if the over-allotment option was not exercised in full or in part by the underwriters. On August 26, 2020, the underwriters partially exercised their over-allotment option; thus, 472,874 shares of Class B common stock were forfeited.

The accompanying notes are an integral part of these consolidated financial statements.

STAR PEAK ENERGY TRANSITION CORP.

CONSOLIDATED STATEMENTS OF OPERATIONS

	For the Years Ended December 31,
	2020	2019
	(Restated)
Operating expenses
General and administrative expenses	$3,136,965	$9,566
General and administrative expenses - related party	163,210	—
Franchise tax expense	200,000	840
Total operating expenses	3,500,175	10,406
Other (expense) income:
Change in fair value of warrant liabilities	(109,269,830)	—
Net gain from Investments held in Trust Account	136,707	—
Loss before income tax benefit	(112,633,298)	(10,406)
Net loss	$(112,633,298)	$(10,406)

Weighted average Class A common stock outstanding, basic and diluted	38,208,123	—
Basic and diluted net loss per Class A common stock	$—	$—
Weighted average Class B common stock outstanding, basic and diluted (1)	9,589,626	9,589,626
Basic and diluted net loss per Class B common stock	$(11.75)	$(0.00)
(1)	Included up to 1,312,500 shares of Class B common stock subject to forfeiture if the over-allotment option was not exercised in full or in part by the underwriters. On August 26, 2020, the underwriters partially exercised their over-allotment option; thus, 472,874 shares of Class B common stock were forfeited.

The accompanying notes are an integral part of these consolidated financial statements.

STAR PEAK ENERGY TRANSITION CORP.

CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY

For the Years Ended December 31, 2020 (restated) and 2019

	Common Stock				Additional		Total
	Class A		Class B		Paid-In	Accumulated	Stockholders'
	Shares	Amount	Shares(1)	Amount	Capital	Deficit	Equity
Balance - December 31, 2019	—	$—	10,062,500	$1,006	$23,994	$(18,550)	$6,450
Sale of Class A shares in initial public offering, less fair value of public warrants	38,358,504	3,836	—	—	376,929,142	—	376,932,978
Offering costs	—	—	—	—	(22,152,459)	—	(22,152,459)
Excess of cash received over fair value of private placement warrants	—	—	—	—	5,601,614	—	5,601,614
Class B common stock forfeited	—	—	(472,874)	(47)	47	—	—
Class A common stock subject to possible redemption	(24,275,528)	(2,428)	—	—	(242,752,852)	—	(242,755,280)
Net loss	—	—	—	—	—	(112,633,298)	(112,633,298)
Balance – December 31, 2020 (restated)	14,082,976	$1,408	9,589,626	$959	$117,649,486	$(112,651,848)	$5,000,005

	Common Stock						Total
	Class A		Class B		Additional Paid-In	Accumulated	Stockholder's
	Shares	Amount	Shares (1)	Amount	Capital	Deficit	Equity
Balance - December 31, 2018	—	$—	10,062,500	$1,006	$23,994	$(8,144)	$16,856
Net loss	—	—	—	—	—	(10,406)	(10,406)
Balance - December 31, 2019	—	$—	10,062,500	$1,006	$23,994	$(18,550)	$6,450
(1)	The amount of shares as of December 31, 2019 included up to 1,312,500 shares of Class B common stock subject to forfeiture if the over-allotment option was not exercised in full or in part by the underwriters. On August 26, 2020, the underwriters partially exercised their over-allotment option; thus, 472,874 shares of Class B common stock were forfeited.

The accompanying notes are an integral part of these consolidated financial statements.

STAR PEAK ENERGY TRANSITION CORP.

CONSOLIDATED STATEMENTS OF CASH FLOWS

	For the Years Ended December 31,
	2020	2019
	(Restated)
Cash Flows from Operating Activities:
Net loss	$(112,633,298)	$(10,406)
Adjustments to reconcile net loss to net cash used in operating activities:
Change in fair value of warrant liabilities	$109,269,830	$—
Unrealized gain from Investments held in Trust Account	(136,707)	—
Changes in operating assets and liabilities:
Prepaid expenses	(625,970)	(1,594)
Franchise tax payable	198,406	(4,695)
Accounts payable	(281,128)	(778)
Accrued expenses	2,370,390	—
Net cash used in operating activities	(1,838,477)	(17,473)

Cash Flows from Investing Activities
Cash deposited in Trust Account	(383,585,040)	—
Net cash used in investing activities	(383,585,040)	—

Cash Flows from Financing Activities:
Proceeds from note payable to related party	200,000	—
Repayment of note payable to related party	(292,301)	(117,699)
Proceeds received from initial public offering, gross	383,585,040	—
Proceeds received from private placement	10,771,700	—
Offering costs paid	(7,904,149)	(24,500)
Net cash provided by (used in) financing activities	386,360,290	(142,199)

Net change in cash	936,773	(159,672)

Cash - beginning of the period	—	159,672
Cash - end of the period	$936,773	$—

Supplemental disclosure of noncash activities:
Offering costs included in accounts payable	$292,500	$35,000
Offering costs included in accrued expenses	$75,000	$19,046
Adjust offering costs against accrued expenses	$—	$(149,200)
Deferred legal fees	$203,910	$—
Deferred underwriting commissions in connection with the initial public offering	$13,425,476	$—
Reclassification of accrued offering costs to accounts payable	$(132,500)	$—
Accounts payable paid by Sponsor	$(35,000)	$—
Initial value of Class A common stock subject to possible redemption	$334,952,900	$—
Change in value of Class A common stock subject to possible redemption	$(92,197,620)	$—
Forfeiture of Class B common stock	$47	$—
Stock warrant liabilities	$11,822,148	$—

The accompanying notes are an integral part of these consolidated financial statements.

STAR PEAK ENERGY TRANSITION CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 1 - Description of Organization and Business Operations

Star Peak Energy Transition Corp., formerly known as Star Peak Energy Acquisition Corp. (the “Company”), is a blank check company incorporated in Delaware on October 29, 2018 (inception) for the purpose of effecting a merger, capital stock exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses (the “Business Combination”). While the Company may pursue an acquisition opportunity in any business, industry, sector or geographical location, it intends to focus its efforts primarily on identifying businesses seeking to be a market leader in, and/or benefit from the increasing global initiatives to improve the efficiency of our energy ecosystems and reduce emissions (the “Energy Transition”). The Company is an emerging growth company and, as such, the Company is subject to all of the risks associated with emerging growth companies.

On December 3, 2020, the Company entered into an Agreement and Plan of Merger (the “merger agreement”) with STPK Merger Sub Corp., a newly formed Delaware corporation and wholly-owned subsidiary of the Company, and Stem, Inc., a Delaware corporation (“Stem”). See the Proposed Business Combination described below.

As of December 31, 2020, the Company had not commenced any operations. All activity for the period from October 29, 2018 (inception) through December 31, 2020 relates to the Company’s formation and the initial public offering (the “Initial Public Offering”) and since the closing of the Initial Public Offering, the search for a prospective initial Business Combination. The Company temporarily halted the Initial Public Offering in September 2019 and recapitalized and continued in July 2020. The Company will not generate any operating revenues until after the completion of its initial Business Combination, at the earliest. The Company will generate non-operating income in the form of interest income on cash and cash equivalents from the proceeds derived from the Initial Public Offering.

The Company’s sponsor is Star Peak Sponsor LLC, a Delaware limited liability company (the “Sponsor”). The registration statement for the Company’s Initial Public Offering was declared effective on August 17, 2020. On August 20, 2020, the Company consummated its Initial Public Offering of 35,000,000 units (the “Units” and, with respect to the Class A common stock included in the Units being offered, the “Public Shares”) at $10.00 per Unit, generating gross proceeds of $350.0 million, and incurring offering costs of approximately $20.2 million, inclusive of approximately $12.3 million in deferred underwriting commissions (Note 6). On August 26, 2020, the Company consummated the sale of 3,358,504 Units at the Initial Public Offering price at $10.00 per Unit pursuant to the notice of partial exercise from the underwriters, generating additional gross proceeds of approximately $33.6 million, and incurring additional offering costs of approximately $1.9 million, inclusive of approximately $1.2 million in deferred underwriting commissions.

Simultaneously with the closing of the Initial Public Offering, the Company consummated the private placement (“Private Placement”) of 6,733,333 warrants (each, a “Private Placement Warrant” and collectively, the “Private Placement Warrants”) at a price of $1.50 per Private Placement Warrant to the Sponsor, generating gross proceeds of $10.1 million (Note 5). In connection with the consummation of the sale of additional Units pursuant to the underwriters’ over-allotment option, on August 26, 2020, the Company sold 447,801 Private Placement Warrants to the Sponsor, generating additional gross proceeds of approximately $0.7 million.

Upon the closing of the Initial Public Offering and the Private Placement on August 20, 2020, $350.0 million ($10.00 per Unit) of the net proceeds of the sale of the Units in the Initial Public Offering and the Private Placement were placed in a trust account (“Trust Account”), located in the United States at J.P. Morgan Chase Bank, N.A. with Continental Stock Transfer & Trust Company acting as trustee, and invested only in U.S. “government securities” within the meaning of Section 2(a)(16) of the Investment Company Act having a maturity of 185 days or less or in money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act which invest only in direct U.S. government treasury obligations, until the earlier of: (i) the completion of a Business Combination and (ii) the distribution of the assets held in the Trust Account as described below. Upon closing of the sale of Units and Private Placement Warrants upon exercise of the over-allotment, on August 26, 2020, $33.6 million of the net proceeds of the sale of the Units and Private Placement Warrants were placed in the Trust Account.

The Company’s management has broad discretion with respect to the specific application of the net proceeds of the Initial Public Offering and the sale of the Private Placement Warrants, although substantially all of the net proceeds are intended to be applied generally toward consummating a Business Combination. There is no assurance that the Company will be able to complete a Business Combination successfully. If the Company’s securities are listed on a national securities exchange, the Company must complete one or more initial Business Combinations having an aggregate fair market value of at least 80% of the assets held in the Trust Account (as defined below) (excluding the deferred underwriting commissions and taxes payable on income earned on the Trust Account) at the time of the agreement to enter into the initial Business Combination. However, the Company will only complete a Business Combination if the post-transaction company owns or acquires 50% or more of the outstanding voting securities of the target or otherwise acquires a controlling interest in the target sufficient for it not to be required to register as an investment company under the Investment Company Act 1940, as amended (the “Investment Company Act”).

The Company will provide the holders of its outstanding Class A common stock, par value $0.0001 (the “Class A common stock”), sold in the Initial Public Offering (the “Public Stockholders”) with the opportunity to redeem all or a portion of their Public Shares (as defined in Note 4) upon the completion of a Business Combination either (i) in connection with a stockholder meeting called to approve the Business Combination or (ii) by means of a tender offer. The decision as to whether the Company will seek stockholder approval of a Business Combination or conduct a tender offer will be made by the Company, solely in its discretion. The Public Stockholders will be entitled to redeem their Public Shares for a pro rata portion of the amount then in the Trust Account (initially anticipated to be $10.00 per Public Share). The per-share amount to be distributed to Public Stockholders who redeem their Public Shares will not be reduced by the deferred underwriting commissions the Company will pay to the underwriters (as discussed in Note 6). These Public Shares will be recorded at a redemption value and classified as temporary equity upon the completion of the Initial Public Offering in accordance with the Financial Accounting Standards Board’s (“FASB”) Accounting Standards Codification (“ASC”) Topic 480 “Distinguishing Liabilities from Equity.” In such case, the Company will proceed with a Business Combination if the Company has net tangible assets of at least $5,000,001 upon such consummation of a Business Combination and a majority of the shares of the Company’s outstanding common stock voted are voted in favor of the Business Combination. If a stockholder vote is not required by law and the Company does not decide to hold a stockholder vote for business or other legal reasons, the Company will, pursuant to its amended and restated certificate of incorporation, conduct the redemptions pursuant to the tender offer rules of the U.S. Securities and Exchange Commission (the “SEC”) and file tender offer documents with the SEC prior to completing a Business Combination. If, however, stockholder approval of the transactions is required by law, or the Company decides to obtain stockholder approval for business or legal reasons, the Company will offer to redeem Public Shares in conjunction with a proxy solicitation pursuant to the proxy rules and not pursuant to the tender offer rules. Additionally, each Public Stockholder may elect to redeem their Public Shares irrespective of whether they vote for or against the proposed transaction. If the Company seeks stockholder approval in connection with a Business Combination, the initial stockholders (as defined below) have agreed to vote their Founder Shares (as defined below in Note 5) and any Public Shares purchased during or after the Initial Public Offering in favor of a Business Combination. In addition, the initial stockholders have agreed to waive their redemption rights with respect to their Founder Shares and Public Shares, if any, in connection with the completion of a Business Combination.

Notwithstanding the foregoing, the Company’s amended and restated certificate of incorporation provides that a Public Stockholder, together with any affiliate of such stockholder or any other person with whom such stockholder is acting in concert or as a “group” (as defined under Section 13 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), will be restricted from redeeming its shares with respect to more than an aggregate of 15% or more of the Class A common stock sold in the Initial Public Offering, without the prior consent of the Company.

The Company’s Sponsor, officers and directors (the “initial stockholders”) have agreed not to propose an amendment to the Company’s amended and restated certificate of incorporation that would affect the substance or timing of the Company’s obligation to redeem 100% of its Public Shares if the Company does not complete a Business Combination within 24 months from the closing of the Initial Public Offering, or August 20, 2022 (the “Combination Period”), unless the Company provides the Public Stockholders with the opportunity to redeem their shares of Class A common stock in conjunction with any such amendment.

If the Company is unable to complete a Business Combination within the Combination Period, the Company will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem the Public Shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account including interest earned on the funds held in the Trust Account and not previously released to the Company to pay its franchise and income taxes (less up to $100,000 of interest to pay dissolution expenses), divided by the number of then outstanding Public Shares, which redemption will completely extinguish Public Stockholders’ rights as stockholders (including the right to receive further liquidating distributions, if any), subject to applicable law, and (iii) as promptly as reasonably possible following such redemption, subject to the approval of the Company’s remaining stockholders and board of directors, dissolve and liquidate, subject in each case to our obligations under Delaware law to provide for claims of creditors and the requirements of other applicable law.

The initial stockholders have agreed to waive their liquidation rights with respect to the Founder Shares if the Company fails to complete a Business Combination within the Combination Period. However, if the initial stockholders acquire Public Shares in or after the Initial Public Offering, they will be entitled to liquidating distributions from the Trust Account with respect to such Public Shares if the Company fails to complete a Business Combination within the Combination Period. The underwriters have agreed to waive their rights to their deferred underwriting commission (see Note 6) held in the Trust Account in the event the Company does not complete a Business Combination within the Combination Period and, in such event, such amounts will be included with the funds held in the Trust Account that will be available to fund the redemption of the Company’s Public Shares. In the event of such distribution, it is possible that the per share value of the residual assets remaining available for distribution (including Trust Account assets) will be only $10.00 per share initially held in the Trust Account (or less than that in certain circumstances). In order to protect the amounts held in the Trust Account, the Sponsor has agreed to be liable to the Company if and to the extent any claims by third parties, including any vendor for services rendered or products sold to the Company, or any prospective target business with which the Company has discussed entering into a transaction agreement, reduce the amount of funds in the Trust Account. This liability will not apply with respect to any claims by a third party who executed a waiver of any right, title, interest or claim of any kind in or to any monies held in the Trust Account or to any claims under the Company’s indemnity of the underwriters of the Initial Public Offering against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the “Securities Act”). Moreover, in the event that an executed waiver is deemed to be unenforceable against a third party, the Sponsor will not be responsible to the extent of any liability for such third-party claims. The Company will seek to reduce the possibility that the Sponsor will have to indemnify the Trust Account due to claims of creditors by endeavoring to have all third parties, including vendors, service providers (except the Company’s independent registered public accounting firm and the underwriters with respect to the underwriting agreement), prospective target businesses or other entities with which the Company does business, execute agreements with the Company waiving any right, title, interest or claim of any kind in or to monies held in the Trust Account.

Proposed Business Combination

On December 3, 2020, the Company entered into an Agreement and Plan of Merger (the “merger agreement”) with STPK Merger Sub Corp., a newly formed wholly-owned subsidiary of the Company, and Stem, Inc., a Delaware corporation (“Stem”). If the merger agreement is adopted by Stem’s stockholders, the merger agreement and the transactions contemplated thereby, including the issuance of common stock of the Company (“New Stem Common Stock”) to be issued or reserved as the merger consideration, is approved by the Company’s stockholders, and the merger is subsequently completed, Merger Sub will merge with and into Stem, with Stem surviving the merger as a wholly owned subsidiary of the Company (the “merger”).

Immediately prior to the effective time of the merger, each outstanding share of Stem common stock, including common stock held by prior owners of Stem preferred stock (other than shares owned by Stem as treasury stock, dissenting shares and restricted shares) (“Existing Stem Common Stock”), will be cancelled and converted into the right to receive a pro rata portion of approximately 65,000,000 shares of New Stem Common Stock (less any shares of New Stem Common Stock that will be issuable upon exercise of certain outstanding options and warrants to purchase capital stock of Stem that remain outstanding after the merger).

The total number of shares of New Stem Common Stock expected to be issued in the merger at the closing of the merger is approximately 65,000,000 (including shares of New Stem Common Stock that will be issuable upon exercise of certain outstanding options and warrants to purchase capital stock of Stem that remain outstanding after the merger), and holders of shares of Stem common stock as of immediately prior to the closing of the merger (and following the conversion of Stem preferred stock, Stem Warrants and Convertible Notes into New Stem Common Stock) will hold, in the aggregate, approximately 48% and 66.9% of the issued and outstanding shares of New Stem Common Stock immediately following the closing of the merger, assuming no shares of the Company’s common stock are redeemed and the maximum number of shares of the Company’s common stock are redeemed, respectively.

Refer to the preliminary proxy statement/consent solicitation statement/prospectus, as filed in Form S-4 with the Securities and Exchange Commission on January 22, 2021 for additional information.

Liquidity, Capital Resources and Going Concern

The accompanying consolidated financial statements have been prepared assuming the Company will continue as a going concern, which contemplates, among other things, the realization of assets and satisfaction of liabilities in the normal course of business. As of December 31, 2020, the Company had approximately $937,000 in its operating bank account, approximately $137,000 of interest income available in the Trust Account to pay for taxes and working capital deficit of approximately $1.2 million. Further, the Company has incurred and expects to continue to incur significant costs in pursuit of its acquisition plans.

Through December 31, 2020, the Company’s liquidity needs have been satisfied through a capital contribution of $25,000 from the Sponsor to purchase the Founder Shares (as defined below), the loan of up to $300,000 under the Note (see Note 5), and the net proceeds from the consummation of the Private Placement not held in the Trust Account. The Company fully repaid the Note on August 20, 2020. In addition, in order to finance transaction costs in connection with a Business Combination, the Company’s officers, directors and initial stockholders may, but are not obligated to, provide the Company Working Capital Loans (see Note 5). To-date, there have been no borrowings under any Working Capital Loans.

In connection with the Company’s assessment of going concern considerations in accordance with FASB Accounting Standards Update (“ASU”) 2014-15, “Disclosures of Uncertainties about an Entity’s Ability to Continue as a Going Concern,” management has determined that the lack of liquidity raises substantial doubt about the Company’s ability to continue as a going concern. No adjustments have been made to the carrying amounts of assets or liabilities should the Company be forced to liquidate before August 20, 2022.

Note 2 — Restatement of Previously Issued Financial Statements

In April 2021, the Company concluded that, because of a misapplication of the accounting guidance related to its Public and Private Placement warrants the Company issued in August 2020, the Company’s previously issued financial statements for the quarter ended September 30, 2020 and the year ended December 31, 2020 should no longer be relied upon. As such, the Company is restating its financial statements for the Affected Periods included in this Annual Report.

On April 12, 2021, the staff of the Securities and Exchange Commission (the “SEC Staff”) issued a public statement entitled “Staff Statement on Accounting and Reporting Considerations for Warrants issued by Special Purpose Acquisition Companies (“SPACs”)” (the “SEC Staff Statement”). In the SEC Staff Statement, the SEC Staff expressed its view that certain terms and conditions common to SPAC warrants may require the warrants to be classified as liabilities on the SPAC’s balance sheet as opposed to equity. Since issuance on August 20, 2020, the Company’s warrants were accounted for as equity within the Company’s previously reported balance sheets, and after discussion and evaluation, including with the Company’s independent auditors, management concluded that the warrants should be presented as liabilities with subsequent fair value remeasurement.

Historically, the Warrants were reflected as a component of equity as opposed to liabilities on the balance sheets and the statements of operations did not include the subsequent non-cash changes in estimated fair value of the

Warrants, based on our application of FASB ASC Topic 815-40, Derivatives and Hedging, Contracts in Entity’s Own Equity (“ASC 815-40). The views expressed in the SEC Staff Statement were not consistent with the Company’s historical interpretation of the specific provisions within its warrant agreement and the Company’s application of ASC 815-40 to the warrant agreement. The Company reassessed its accounting for Warrants issued on August 20, 2020, in light of the SEC Staff’s published views. Based on this reassessment, management determined that the Warrants should be classified as liabilities measured at fair value upon issuance, with subsequent changes in fair value reported in the Company Statement of Operations each reporting period.

Therefore, the Company, in consultation with its Audit Committee, concluded that its previously issued Financial Statements for the year ended December 31, 2020 and for the quarter ended September 30, 2020 (the “Affected Periods”) should be restated because of a misapplication in the guidance around accounting for certain of our outstanding warrants to purchase common stock (the “Warrants”) and should no longer be relied upon.

Impact of the Restatement

The impact of the restatement on the balance sheets, statements of operations and statements of cash flows for the Affected Periods is presented below. The restatement had no impact on net cash flows from operating, investing or financing activities.

	As of December 31, 2020
	As Previously	Restatement
	Reported	Adjustment	As Restated
Balance Sheet
Total assets	$385,286,084	$—	$385,286,084
Liabilities and stockholders’ equity
Total current liabilities	$2,809,435	$—	$2,809,435
Deferred legal fees	203,910	—	203,910
Deferred underwriting commissions	13,425,476	—	13,425,476
Stock warrant liabilities	—	121,091,978	121,091,978
Total liabilities	16,438,821	121,091,978	137,530,799
Class A common stock, $0.0001 par value; shares subject to possible redemption	363,847,260	(121,091,980)	242,755,280
Stockholders’ equity
Preferred stock- $0.0001 par value	—	—	—
Class A common stock - $0.0001 par value	197	1,211	1,408
Class B common stock - $0.0001 par value	959	—	959
Additional paid-in-capital	8,380,865	109,268,621	117,649,486
Accumulated deficit	(3,382,018)	(109,269,830)	(112,651,848)
Total stockholders’ equity	5,000,003	2	5,000,005
Total liabilities and stockholders’ equity	$385,286,084	$—	$385,286,084

	For the Year Ended December 31, 2020
	As Previously	Restatement
	Reported	Adjustment	As Restated
Statement of Operations
Loss from operations	$(3,500,175)	$—	$(3,500,175)
Other (expense) income:
Change in fair value of warrant liabilities	—	(109,269,830)	(109,269,830)
Net gain from investments held in Trust Account	136,707	—	136,707
Total other (expense) income	136,707	(109,269,830)	(109,133,123)
Net loss	$(3,363,468)	$(109,269,830)	$(112,633,298)

Weighted average Class A common stock outstanding, basic and diluted	38,208,123	—	38,208,123
Basic and diluted net loss per Class A common stock	$—	$—	$—
Weighted average Class B common stock outstanding, basic and diluted	9,589,626	—	9,589,626
Basic and diluted net loss per Class B common stock	$(0.35)	$—	$(11.75)

	For the Year Ended December 31, 2020
	As Previously	Restatement
	Reported	Adjustment	As Restated
Statement of Cash Flows
Net loss	$(3,363,468)	$(109,269,830)	$(112,633,298)
Adjustments to reconcile net loss to net cash used in operating activities	—	109,269,830	109,269,830
Net cash used in operating activities	(1,838,477)	—	(1,838,477)
Net cash used in investing activities	(383,585,040)	—	(383,585,040)
Net cash provided by financing activities	386,360,290	—	386,360,290
Net change in cash	$936,773	$—	$936,773

	As of September 30, 2020
	As Previously	Restatement
	Reported	Adjustment	As Restated
Balance Sheet
Total assets	$386,179,543	$—	$386,179,543
Liabilities and stockholders’ equity
Total current liabilities	$716,028	$—	$716,028
Deferred legal fees	203,910	—	203,910
Deferred underwriting commissions	13,425,476	—	13,425,476
Stock warrant liabilities	—	11,822,148	11,822,148
Total liabilities	14,345,414	11,822,148	26,167,562
Class A common stock, $0.0001 par value; shares subject to possible redemption Stockholders’ equity	366,834,120	(11,822,140)	355,011,980
Preferred stock- $0.0001 par value	—	—	—
Class A common stock - $0.0001 par value	168	118	286
Class B common stock - $0.0001 par value	959	—	959
Additional paid-in-capital	5,394,034	(126)	5,393,908
Accumulated deficit	(395,152)	—	(395,152)
Total stockholders’ equity	5,000,009	(8)	5,000,001
Total liabilities and stockholders’ equity	$386,179,543	$—	$386,179,543

The impact to the balance sheet dated August 20, 2020, filed on Form 8-K on August 26, 2020 related to the impact of accounting for public and private warrants as liabilities at fair value resulted in a $11.8 million increase to the warrant liabilities line item on August 20, 2020 and offsetting decrease to the Class A common stock subject to redemption mezzanine equity line item. There is no change to total stockholders' equity at any reported balance sheet date.

Note 3 — Summary of Significant Accounting Policies

Basis of Presentation

The accompanying consolidated financial statements are presented in U.S. dollars, in conformity with accounting principles generally accepted in the United States of America (“GAAP”) for financial information and pursuant to the rules and regulations of the Securities and Exchange Commission (“SEC”), and include the accounts of the Company’s wholly-owned subsidiary, STPK Merger Sub Corp. All intercompany balances and transactions have been eliminated in consolidation.

As described in Note 2-Restatement of Previously Issued Financial Statements, the Company's financial statements for the year ended December 31, 2020, and for the quarter ended September 30, 2020 (collectively, the "Affected Periods"), are restated in this Annual Report on Form 10-K/A (Amendment No. 1) (this "Annual Report") to correct the misapplication of accounting guidance related to the Company's warrants in the Company's previously issued audited and unaudited condensed financial statements for such periods. The restated financial statements are indicated as "Restated" in the audited and unaudited condensed financial statements and accompanying notes, as applicable. See Note 2-Restatement of Previously Issued Financial Statements for further discussion.

Emerging Growth Company

The Company is an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”), and it may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002, reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved.

Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that an emerging growth company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such an election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period, which means that when a standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard.

This may make comparison of the Company’s consolidated financial statements with another public company that is neither an emerging growth company nor an emerging growth company that has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.

Use of Estimates

The preparation of consolidated financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Making estimates requires management to exercise significant judgment. It is at least reasonably possible that the estimate of the effect of a condition, situation or set of circumstances that existed at the date of the consolidated financial statements, which management considered in formulating its estimate, could change in the near term due to one or more future confirming events. Actual results could differ from those estimates.

Cash and Cash Equivalents

The Company considers all short-term investments with an original maturity of three months or less when purchased to be cash equivalents. There were no cash equivalents at December 31, 2020 and 2019.

Concentration of Credit Risk

Financial instruments that potentially subject the Company to concentration of credit risk consist of cash accounts in a financial institution which, at times, may exceed the Federal depository insurance coverage of $250,000, and investments held in Trust Account. The Company has not experienced losses on these accounts and management believes the Company is not exposed to significant risks on such accounts.

Investments Held in the Trust Account

The Company’s portfolio of investments held in the Trust Account is comprised of U.S. government securities, within the meaning set forth in Section 2(a)(16) of the Investment Company Act, with a maturity of 185 days or less, or investments in money market funds that invest in U.S. government securities, or a combination thereof. The Company’s investments held in the Trust Account are classified as trading securities. Trading securities are presented on the consolidated balance sheets at fair value at the end of each reporting period. Gains and losses resulting from the change in fair value of these securities is included in net gain from investments held in the Trust Account in the accompanying consolidated statements of operations. The estimated fair values of investments held in the Trust Account are determined using available market information.

Fair Value of Financial Instruments

Fair value is defined as the price that would be received for sale of an asset or paid for transfer of a liability, in an orderly transaction between market participants at the measurement date. GAAP establishes a three-tier fair value hierarchy, which prioritizes the inputs used in measuring fair value. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurements) and the lowest priority to unobservable inputs (Level 3 measurements). These tiers include:

●	Level 1, defined as observable inputs such as quoted prices (unadjusted) for identical instruments in active markets;
●	Level 2, defined as inputs other than quoted prices in active markets that are either directly or indirectly observable such as quoted prices for similar instruments in active markets or quoted prices for identical or similar instruments in markets that are not active; and
●	Level 3, defined as unobservable inputs in which little or no market data exists, therefore requiring an entity to develop its own assumptions, such as valuations derived from valuation techniques in which one or more significant inputs or significant value drivers are unobservable.

In some circumstances, the inputs used to measure fair value might be categorized within different levels of the fair value hierarchy. In those instances, the fair value measurement is categorized in its entirety in the fair value hierarchy based on the lowest level input that is significant to the fair value measurement.

As of December 31, 2020 and 2019, the carrying values of cash, prepaid expenses, accounts payable, accrued expenses and franchise tax payable approximate their fair values due to the short-term nature of the instruments. The Company’s investments held in Trust Account are comprised of investments in U.S. Treasury securities with an original maturity of 185 days or less or investments in a money market funds that comprise only U.S. treasury securities and are recognized at fair value. The fair value of investments held in Trust Account is determined using quoted prices in active markets.

Offering Costs Associated with the Initial Public Offering

The Company complies with the requirements of the ASC 340-10-S99-1 and SEC Staff Accounting Bulletin Topic 5A– “Expenses of Offering.” Offering costs consist of costs incurred in connection with the formation and preparation for the Initial Public Offering. These costs, together with the underwriting discount, were charged to additional paid- in capital upon the completion of the Initial Public Offering.

Class A Common Stock Subject to Possible Redemption

The Company accounts for its Class A common stock subject to possible redemption in accordance with the guidance in ASC Topic 480 “Distinguishing Liabilities from Equity.” Shares of Class A common stock subject to mandatory redemption (if any) are classified as liability instruments and are measured at fair value. Shares of conditionally redeemable Class A common stock (including Class A common stock that feature redemption rights that are either within the control of the holder or subject to redemption upon the occurrence of uncertain events not solely within the Company’s control) are classified as temporary equity. At all other times, shares of Class A common stock are classified as stockholders’ equity. The Company’s Class A common stock features certain redemption rights that are considered to be outside of the Company’s control and subject to the occurrence of uncertain future events. Accordingly, at December 31, 2020, 24,275,528 shares of Class A common stock subject to possible redemption are presented as temporary equity, outside of the stockholders’ equity section of the Company’s consolidated balance sheet.

Net Loss Per Common Share

Net loss per share of common stock is computed by dividing net loss applicable to stockholders by the weighted average number of shares of common stock outstanding during the periods. The Company has not considered the effect of the warrants sold in the Initial Public Offering and Private Placement to purchase an aggregate of 19,967,302 shares of Class A common stock in the calculation of diluted earnings per share, since their inclusion would be anti- dilutive under the treasury stock method. As a result, diluted earnings per share is the same as basic earnings per share for the periods presented.

The Company’s consolidated statement of operations includes a presentation of income per share for common stock subject to redemption in a manner similar to the two-class method of income per share. Net income per share, basic and diluted for Class A common stock is calculated by dividing the investment income earned on the Trust Account of approximately $137,000, net of applicable franchise taxes of approximately $137,000 for the year ended December 31, 2020, by the weighted average number of shares of Class A common stock outstanding for the periods. Net loss per share, basic and diluted for Class B common stock for the year ended December 31, 2020 is calculated by dividing the general and administration expenses of approximately $3.3 million, change in fair value of derivative warrant liabilities of $109.3 million and franchise taxes of $63,000, resulting in a net loss of approximately $112.6 million, by the weighted average number of Class B common stock outstanding for the period.

Income Taxes

The Company complies with the accounting and reporting requirements of Financial Accounting Standards Board Accounting Standard Codification, or FASB ASC, 740, “Income Taxes,” which requires an asset and liability approach to financial accounting and reporting for income taxes. Deferred tax assets and liabilities are recognized for the estimated future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that included the enactment date. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized.

FASB ASC 740 prescribes a recognition threshold and a measurement attribute for the financial statement recognition and measurement of tax positions taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more-likely-than-not to be sustained upon examination by taxing authorities. The Company recognizes accrued interest and penalties related to unrecognized tax benefits as income tax expense.

Derivative warrant liabilities

The Company does not use derivative instruments to hedge exposures to cash flow, market, or foreign currency risks. The Company evaluates all of its financial instruments, including issued stock purchase warrants, to determine if such instruments are derivatives or contain features that qualify as embedded derivatives, pursuant to ASC 480 and ASC 815-15. The classification of derivative instruments, including whether such instruments should be recorded as liabilities or as equity, is re-assessed at the end of each reporting period.

The Company accounts for its 19,967,302 common stock warrants issued in connection with its Initial Public Offering (12,786,168) and Private Placement (7,181,134) as derivative warrant liabilities in accordance with ASC 815-40. Accordingly, the Company recognizes the warrant instruments as liabilities at fair value and adjusts the instruments to fair value at each reporting period. The liabilities are subject to re-measurement at each balance sheet date until exercised, and any change in fair value is recognized in the Company’s statement of operations. The fair value of warrants issued by the Company in connection with the Public Offering and Private Placement has been estimated using Monte-Carlo simulations at each measurement date.

Recent Accounting Pronouncements

Management does not believe that any recently issued, but not yet effective, accounting pronouncements, if currently adopted, would have an effect on the Company’s consolidated financial statements.

Note 4 — Initial Public Offering

Public Units

On August 20, 2020, the Company consummated its Initial Public Offering of 35,000,000 Units at $10.00 per Unit, generating gross proceeds of $350.0 million, and incurring offering costs of approximately $20.2 million, inclusive of approximately $12.3 million in deferred underwriting commissions. On August 26, 2020, the Company consummated the sale of 3,358,504 Units at the Initial Public Offering price at $10.00 per Unit pursuant to the notice of partial exercise from the underwriters, generating additional gross proceeds of approximately $33.6 million, and incurring additional offering costs of approximately $1.9 million, inclusive of approximately $1.2 million in deferred underwriting commissions.

Each Unit consists of one share of Class A common stock (such shares of Class A common stock included in the Units being offered, the “Public Shares”), and one-third of one redeemable warrant (each, a “Public Warrant”). Each whole Public Warrant entitles the holder to purchase one share of Class A common stock at a price of $11.50 per share, subject to adjustment (see Note 6).

Note 5 — Related Party Transactions

Founder Shares

On November 8, 2018, the Sponsor purchased 2,875,000 shares (the “Founder Shares”) of the Company’s Class B common stock, par value $0.0001 per share, for an aggregate price of $25,000. On July 13, 2020, the Company effected a stock split resulting in the Sponsor holding 10,062,500 Founder Shares. All shares and the associated amounts have been retroactively restated to reflect the aforementioned stock split. On July 29, 2020, the Sponsor transferred 40,000 Founder Shares to each of Desirée Rogers and C. Park Shaper, the Company’s independent director nominees. The initial stockholders agreed to forfeit up to 1,312,500 Founder Shares to the extent that the over- allotment option is not exercised in full by the underwriters, so that the Founder Shares would represent 20% of the outstanding shares after the Initial Public Offering. The underwriters partially exercised their over-allotment option on August 26, 2020, with the remaining portion of the over-allotment option expiring at the conclusion of the 45-day option period. As a result, an aggregate of 472,874 Founder Shares were forfeited upon the expiration of the over- allotment option.

The Founder Shares will automatically convert into Class A common stock on a one-for-one basis at the time of the Company’s initial Business Combination and are subject to certain transfer restrictions, as described below. In the case that additional shares of Class A common stock, or equity-linked securities, are issued or deemed issued in excess of the amounts sold in the Initial Public Offering and related to the closing of the initial Business Combination, the ratio at which shares of Class B common stock shall convert into shares of Class A common stock will be adjusted (unless the holders of a majority of the outstanding shares of Class B common stock agree to waive such adjustment with respect to any such issuance or deemed issuance) so that the number of shares of Class A common stock issuable upon conversion of all shares of Class B common stock will equal, in the aggregate, on an as-converted basis, 20% of the sum of the total number of all shares of common stock outstanding upon the completion of the Initial Public Offering plus all shares of Class A common stock and equity-linked securities issued or deemed issued in connection with the Business Combination (excluding any shares or equity-linked securities issued, or to be issued, to any seller in the Business Combination).

The initial stockholders agreed, subject to limited exceptions, not to transfer, assign or sell any of their Founder Shares until the earlier to occur of: (A) one year after the completion of the initial Business Combination or (B) subsequent to the initial Business Combination, (x) if the last sale price of the Class A common stock equals or exceeds $12.00 per share (as adjusted for share splits, share dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after the initial Business Combination, or (y) the date on which the Company completes a liquidation, merger, capital stock exchange or other similar transaction that results in all of the Company’s stockholders having the right to exchange their common stock for cash, securities or other property.

Private Placement Warrants

Simultaneously with the closing of the Initial Public Offering, the Company consummated the Private Placement of 6,733,333 Private Placement Warrants at a price of $1.50 per Private Placement Warrant to the Sponsor, generating gross proceeds of $10.1 million. In connection with the consummation of the sale of additional Units pursuant to the underwriters’ over-allotment option, on August 26, 2020, the Company sold an additional 447,801 Private Placement Warrants to the Sponsor, generating additional gross proceeds of approximately $0.7 million.

Each Private Placement Warrant is exercisable for one share of Class A common stock at a price of $11.50 per share. A portion of the proceeds from the sale of the Private Placement Warrants will be added to the proceeds from the Initial Public Offering to be held in the Trust Account. If the Company does not complete a Business Combination within the Combination Period, the Private Placement Warrants will expire worthless. The Private Placement Warrants will be non-redeemable and exercisable on a cashless basis so long as they are held by the Sponsor or its permitted transferees.

The Sponsor and the Company’s officers and directors have agreed, subject to limited exceptions, not to transfer, assign or sell any of their Private Placement Warrants until 30 days after the completion of the initial Business Combination.

Related Party Reimbursements and Loans

The Company’s Sponsor had agreed to loan the Company up to $300,000 to cover expenses related to the Initial Public Offering pursuant to a promissory note, dated November 8, 2018 and later amended on July 10, 2020 (the “Note”). This loan was non-interest bearing and payable upon the completion of the Initial Public Offering. In 2018 and 2019, the Company borrowed approximately $182,000 under the Note and repaid approximately $125,000 when it temporarily halted the Initial Public Offering in September 2019. The Company recapitalized and continued in July 2020, and borrowed an additional of $235,000 under the Note. The Company fully repaid the remaining balance the Note of approximately $292,000 on August 20, 2020.

During the year ended December 31, 2020, the Company reimbursed affiliates of the sponsor for costs incurred of approximately $113,000.

In addition, in order to finance transaction costs in connection with a Business Combination, the Sponsor or an affiliate of the Sponsor, or certain of the Company’s officers and directors may, but are not obligated to, loan the Company funds as may be required (“Working Capital Loans”). If the Company completes a Business Combination, the Company would repay the Working Capital Loans out of the proceeds of the Trust Account released to the Company. Otherwise, the Working Capital Loans would be repaid only out of funds held outside the Trust Account. In the event that a Business Combination is not completed, the Company may use a portion of the proceeds held outside the Trust Account to repay the Working Capital Loans but no proceeds held in the Trust Account would be used to repay the Working Capital Loans. Except for the foregoing, the terms of such Working Capital Loans, if any, have not been determined and no written agreements exist with respect to such loans. The Working Capital Loans would either be repaid upon consummation of a Business Combination, without interest, or, at the lenders’ discretion, up to $1.5 million of such Working Capital Loans may be convertible into warrants of the post Business Combination entity at a price of $1.50 per warrant. The warrants would be identical to the Private Placement Warrants. As of December 31, 2020 and 2019, no Working Capital Loan was outstanding.

Administrative Service Agreement

Commencing on the date that the Company’s securities were first listed on the NYSE, the Company agreed to pay an affiliate of the Sponsor of total $10,000 per month for office space, utilities, secretarial support and administrative services. Upon completion of the initial Business Combination or the liquidation, the Company will cease paying these monthly fees. The Company incurred approximately $50,000 in administrative expenses under the agreement, which is recognized in the accompanying consolidated statements of operations for the year ended December 31, 2020 within general and administrative expenses – related party. As of December 31, 2020, an aggregate of $50,000 in accounts payable - related party was outstanding, as reflected in the accompanying balance sheets.

Note 6 — Commitments and Contingencies

Registration Rights

The holders of Founder Shares, Private Placement Warrants and warrants that may be issued upon conversion of Working Capital Loans, if any, are entitled to registration rights (in the case of the Founder Shares, only after conversion of such shares into Class A common stock) pursuant to the registration and shareholder rights agreement. These holders will be entitled to certain demand and “piggyback” registration rights. However, the registration and shareholder rights agreement provides that the Company will not permit any registration statement filed under the Securities Act to become effective until the termination of the applicable lock-up period for the securities to be registered. The Company will bear the expenses incurred in connection with the filing of any such registration statements.

Underwriting Agreement

The Company granted the underwriters a 45-day option from the closing date of the Initial Public Offering to purchase up to 5,250,000 additional Units to cover over-allotments, if any, at $10.00 per Unit, less underwriting discounts and commissions. On August 26, 2020, the Company consummated the sale of an additional 3,358,504 Units at the Initial Public Offering price at $10.00 per Unit pursuant to the notice of partial exercise from the underwriters.

The underwriters were entitled to an underwriting discount of $0.20 per Unit, or $7.0 million in the aggregate, paid upon the closing of the Initial Public Offering. In addition, $0.35 per Unit, or approximately $12.3 million in the aggregate will be payable to the underwriters for deferred underwriting commissions. The deferred underwriting commissions will become payable to the underwriters from the amounts held in the Trust Account solely in the event that the Company completes a Business Combination, subject to the terms of the underwriting agreement.

In connection with the consummation of the sale of Units pursuant to the over-allotment option on August 26, 2020, the underwriters were entitled to an aggregate of approximately $0.7 million in fees payable upon closing and an additional deferred underwriting commissions of approximately $1.2 million.

Risks and Uncertainties

Management continues to evaluate the impact of the COVID-19 pandemic on the industry and has concluded that while it is reasonably possible that the virus could have a negative effect on the Company’s financial position, results of its operations and/or search for a target company, the specific impact is not readily determinable as of the date of these consolidated financial statements. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Note 7 — Stockholders’ Equity

Class A common stock — The Company is authorized to issue 400,000,000 Class A common stock with a par value of $0.0001 per share. As of December 31, 2020, there were 38,358,504 Class A common shares outstanding, including 36,384,726 shares of Class A common stock subject to possible redemption that were classified as temporary equity in the accompanying consolidated balance sheets.

Class B common stock — The Company is authorized to issue 40,000,000 shares of Class B common stock with a par value of $0.0001 per share. On November 8, 2018, the Company issued 2,875,000 Class B common stock for $25,000. On July 13, 2020, the Company effected a stock split resulting in the Sponsor holding 10,062,500 shares of Class B common stock. All shares and the associated amounts have been retroactively restated to reflect the aforementioned stock split. Of the 10,062,500 shares of Class B common stock outstanding, up to 1,312,500 shares were subject to forfeiture to the Company by the Sponsor for no consideration to the extent that the underwriters’ over-allotment option is not exercised in full or in part, so that the initial stockholders would collectively own 20.0% of the Company’s issued and outstanding common stock after the Initial Public Offering. The underwriters partially exercised their over-allotment option on August 26, 2020, with the remaining portion of the over-allotment option expiring at the conclusion of the 45-day option period. As a result, an aggregate of 472,874 Founder Shares were forfeited upon the expiration of the over-allotment option.

Common stockholders of record are entitled to one vote for each share held on all matters to be voted on by stockholders. Holders of the Class A common stock and holders of the Class B common stock will vote together as a single class on all matters submitted to a vote of our stockholders except as required by law.

Preferred Stock — The Company is authorized to issue 1,000,000 shares of preferred stock, with such designations, voting and other rights and preferences as may be determined from time to time by the Company’s board of directors. As of December 31, 2020 and 2019, there were no shares of preferred stock issued or outstanding.

Warrants — Public Warrants may only be exercised for a whole number of shares. No fractional Public Warrants will be issued upon separation of the Units and only whole Public Warrants will trade. The Public Warrants will become exercisable on the later of (a) 30 days after the completion of a Business Combination or (b) 12 months from the closing of the Initial Public Offering; provided in each case that the Company has an effective registration statement under the Securities Act covering the Class A common stock issuable upon exercise of the Public Warrants and a current prospectus relating to them is available (or the Company permits holders to exercise their Public Warrants on a cashless basis and such cashless exercise is exempt from registration under the Securities Act). The Company has agreed that as soon as practicable, but in no event later than 20 business days, after the closing of a Business Combination, the Company will use its commercially reasonable efforts to file with the SEC a registration statement for the registration, under the Securities Act, of the Class A common stock issuable upon exercise of the Public Warrants. The Company will use its commercially reasonable efforts to cause the same to become effective and to maintain the effectiveness of such registration statement, and a current prospectus relating thereto, until the expiration of the Public Warrants in accordance with the provisions of the warrant agreement. If a registration statement covering the Class A common stock issuable upon exercise of the warrants is not effective by the sixtieth (60th) day after the closing of the initial Business Combination, warrant holders may, until such time as there is an effective registration statement and during any period when the Company will have failed to maintain an effective registration statement, exercise warrants on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act or another exemption. The Public Warrants will expire five years after the completion of a Business Combination or earlier upon redemption or liquidation.

Redemption of Warrants when the price per Class A ordinary share equals or exceeds $18.00. Once the warrants become exercisable, the Company may redeem the Public Warrants (except as described herein with respect to the Private Placement Warrants):

●	in whole and not in part;
●	at a price of $0.01 per warrant;
●	upon a minimum of 30 days’ prior written notice of redemption; and
●	if, and only if, the reported closing price of the Company’s Class A ordinary shares equals or exceeds $18.00 per share (as adjusted) for any 20 trading days within a 30-trading day period ending three trading days prior to the date on which the Company sends the notice of redemption to the warrant holders

The Company will not redeem the warrants as described above unless a registration statement under the Securities Act covering the issuance of the Class A ordinary shares issuable upon exercise of the warrants is then effective and a current prospectus relating to those Class A ordinary shares is available throughout the 30-day redemption period. If and when the warrants become redeemable by the Company, the Company may exercise its redemption right even if it is unable to register or qualify the underlying securities for sale under all applicable state securities laws.

Redemption of Warrants when the price per Class A Ordinary Share equals or exceeds $10.00. Once the warrants become exercisable, the Company may redeem the outstanding Public Warrants:

●	in whole and not in part;
●	at $0.10 per warrant upon a minimum of 30 days’ prior written notice of redemption; provided that holders will be able to exercise their warrants on a cashless basis prior to redemption and receive that number of shares based on the redemption date and the “fair market value” of the Company’s Class A ordinary shares;
●	if and only if, the last reported sale price (the “closing price”) of the Company’s Class A ordinary shares equals or exceeds $10.00 per Public Share (as adjusted) for any 20 trading days within the 30-trading day period ending three trading days before the Company sends the notice of redemption to the warrant holders; and
●	if the closing price of the Class A ordinary shares for any 20 trading days within a 30-trading day period ending on the third trading day prior to the date on which we send the notice of redemption to the warrant holders is less than $18.00 per share (as adjusted), the Private Placement Warrants must also be concurrently called for redemption on the same terms as the outstanding Public Warrants, as described above.

If and when the Public Warrants become redeemable by the Company, the Company may exercise its redemption right even if it is unable to register or qualify the underlying securities for sale under all applicable state securities laws.

The exercise price and number of ordinary shares issuable upon exercise of the Public Warrants may be adjusted in certain circumstances, including in the event of a share dividend, or recapitalization, reorganization, merger or consolidation. However, except as described below, the Public Warrants will not be adjusted for issuance of ordinary shares at a price below its exercise price. Additionally, in no event will the Company be required to net cash settle the warrants. If the Company has not completed a Business Combination within the Combination Period and the Company liquidates the funds held in the Trust Account, holders of warrants will not receive any of such funds with respect to their Public Warrants, nor will they receive any distribution from the Company’s assets held outside of the Trust Account with the respect to such warrants. Accordingly, the warrants may expire worthless.

In addition, if (x) the Company issues additional Class A ordinary shares or equity-linked securities for capital raising purposes in connection with the closing of a Business Combination at an issue price or effective issue price of less than $9.20 per ordinary share (with such issue price or effective issue price to be determined in good faith by the Company’s board of directors and, in the case of any such issuance to the Sponsor or its affiliates, without taking into account any Founder Shares held by the Sponsor or such affiliates, as applicable, prior to such issuance) (the “Newly Issued Price”), (y) the aggregate gross proceeds from such issuances represent more than 60% of the total equity proceeds, and interest thereon, available for the funding of a Business Combination on the date of the consummation of a Business Combination (net of redemptions), and (z) the volume weighted average trading price of the Class A ordinary shares during the 20 trading day period starting on the trading day prior to the day on which the Company consummates a Business Combination (such price, the “Market Value”) is below $9.20 per share, then the exercise price of the warrants will be adjusted (to the nearest cent) to be equal to 115% of the higher of the Market Value and the Newly Issued Price, the $18.00 per share redemption trigger price and the “Redemption of Warrants when the price per Class A ordinary share equals or exceeds $10.00” described above will be adjusted (to the nearest cent) to be equal to 180% of the higher of the Market Value and the Newly Issued Price, and the $10.00 per share redemption trigger price described above under “Redemption of Warrants when the price per Class A ordinary share equals or exceeds $10.00” will be adjusted (to the nearest cent) to be equal to the higher of the Market Value and the Newly Issued Price.

The Private Placement Warrants will be identical to the Public Warrants underlying the Units being sold in the Initial Public Offering, except that the Private Placement Warrants and the Class A ordinary shares issuable upon the exercise of the Private Placement Warrants will not be transferable, assignable or salable until 30 days after the completion of a Business Combination, subject to certain limited exceptions. Additionally, the Private Placement Warrants will be exercisable on a cashless basis and be non-redeemable (except as described above under “Redemption of Warrants when the price per Class A ordinary share equals or exceeds $10.00”) so long as they are held by the initial purchasers or their permitted transferees. If the Private Placement Warrants are held by someone other than the initial purchasers or their permitted transferees, the Private Placement Warrants will be redeemable under all redemption scenarios by the Company and exercisable by such holders on the same basis as the Public Warrants.

Note 8 — Fair Value Measurements

The following table presents information about the Company’s financial assets that are measured at fair value on a recurring basis as of December 31, 2020 by level within the fair value hierarchy:

	Fair Value Measured as of December 31, 2020
	Level 1	Level 2	Level 3	Total
Assets
Investments held in Trust Account - U.S. Treasury Securities	$383,721,747	$—	$—	$383,721,747
Liabilities:
Stock warrant liabilities (restated)	—	—	121,091,978	121,091,978
Total fair value	$383,721,747	$—	$121,091,978	$504,813,725

Transfers to/from Levels 1, 2 and 3 are recognized at the end of the reporting period. There were no transfers between levels for the year ended December 31, 2020.

The Company utilizes a binomial Monte-Carlo simulation to estimate the fair value of the warrants at each reporting period, with changes in fair value recognized in the statement of operations. The Company recorded $11,822,148 for the derivative warrant liabilities upon their issuance on August 20, 2020. For the year ended December 31, 2020, the Company recognized a charge to the statement of operations resulting from an increase in the fair value of liabilities of $109,269,830 presented as change in fair value of derivative warrant liabilities on the accompanying statement of operations.

The change in the fair value of the derivative warrant liabilities for the year ended December 31, 2020 is summarized as follows:

Warrant liabilities at January 1, 2020	$—
Issuance of Public and Private Warrants	11,822,148
Warrant liabilities at September 30, 2020	$11,822,148
Change in fair value of warrant liabilibites	109,269,830
Warrant liabilities at December 31, 2020	$121,091,978

The estimated fair value of the derivative warrant liabilities is determined using Level 3 inputs. Inherent in a Monte Carlo simulation are assumptions related to expected stock-price volatility, expected life, risk-free interest rate and dividend yield. The Company estimates the volatility of its common stock based on historical volatility of select peer companies that matches the expected remaining life of the warrants. The risk-free interest rate is based on the U.S. Treasury zero-coupon yield curve on the grant date for a maturity similar to the expected remaining life of the warrants. The expected life of the warrants is assumed to be equivalent to their remaining contractual term. The dividend rate is based on the historical rate, which the Company anticipates remaining at zero.

The following table provides quantitative information regarding Level 3 fair value measurements inputs as their measurement dates:

	As of December 31,	As of August 20, 2020 and
	2020	September 30, 2020
Exercise price	$11.50	$11.50
Stock price	$20.46	$9.90
Term (in years)	5.33	5.58
Volatility	21.00%	21.50%
Risk-free interest rate	0.41%	0.34%
Dividend yield	—	—
Probability of completing a Business Combination	85.00%	50.00%
Discount for lack of marketability	3.00%	4.00%

Note 9 — Income Taxes

The Company’s taxable income primarily consists of interest income on the Trust Account. The Company’s general and administrative expenses are generally considered start-up costs and are not currently deductible. There was no income tax expense for the years ended December 31, 2020 and 2019.

The income tax provision (benefit) consists of the following:

	For the Years Ended December 31,
	2020	2019
Current
Federal	$(13,468)	$(176)
State	—	—
Deferred
Federal	(695,046)	(2,009)
State	—	—
Valuation allowance	708,514	2,185
Income tax (benefit) provision	$—	$—

The Company’s net deferred tax assets are as follows:

	December 31, 2020	December 31, 2019
Deferred tax assets:
Net-operating loss carryforward	$(13,291)	$(176)
Start-up/Organization costs	(693,037)	(2,009)
Total deferred tax assets	(706,328)	(2,185)
Valuation allowance	706,328	2,185
Deferred tax asset, net of allowance	$—	$—

In assessing the realization of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which temporary differences representing net future deductible amounts become deductible. Management considers the scheduled reversal of deferred tax assets, projected future taxable income and tax planning strategies in making this assessment. After consideration of all of the information available, management believes that significant uncertainty exists with respect to future realization of the deferred tax assets and has therefore established a full valuation allowance. At December 31, 2020 and 2019, the valuation allowance was approximately $709,000 and $2,000, respectively.

There were no unrecognized tax benefits as of December 31, 2020 and 2019. No amounts were accrued for the payment of interest and penalties at December 31, 2020 and 2019. The Company is currently not aware of any issues under review that could result in significant payments, accruals or material deviation from its position. The Company is subject to income tax examinations by major taxing authorities since inception.

A reconciliation of the statutory federal income tax rate (benefit) to the Company’s effective tax rate (benefit) is as follows:

	For the Years Ended December 31,
	2020	2019
Statutory federal income tax rate	21.0%	21.0%
Change in fair value of derivative warrant liabilities	(20.4)%
State taxes, net of federal tax benefit	0.0%	0.0%
Change in valuation allowance	(0.6)%	(21.0)%
Income tax provision expense	0.0%	0.0%

Note 10 — Subsequent Events

The Company evaluated subsequent events and transactions that occurred after the balance sheet date up to the date that the consolidated financial statements were available to be issued, and determined that there have been no events that have occurred that would require adjustments to the disclosures in the consolidated financial statements.

Note 11 — Quarterly Financial Information (Unaudited)

The following tables contain unaudited consolidated quarterly financial information for the quarterly period ended September 30, 2020 that has been updated to reflect the restatement and revision of the Company’s consolidated financial statements as described in Note 2—Restatement of Previously Issued Financial Statements. The restatement and revision had no impact net loss, net cash flows from operating, investing or financing activities. The Company has not amended its previously filed Quarterly Report on Form 10-Q for the Affected Period. The financial information that has been previously filed or otherwise reported for the Affected Period is superseded by the information in this Annual Report, and the financial statements and related financial information for the Affected Period contained in such previously filed report should no longer be relied upon.

Unaudited Condensed Statement of Operations

	As of September 30, 2020
	As Previously	Restatement
	Reported	Adjustment	As Restated
Balance Sheet
Total assets	$386,179,543	$—	$386,179,543
Liabilities and stockholders’ equity
Total current liabilities	$716,028	$—	$716,028
Deferred legal fees	203,910	—	203,910
Deferred underwriting commissions	13,425,476	—	13,425,476
Stock warrant liabilities	—	11,822,148	11,822,148
Total liabilities	14,345,414	11,822,148	26,167,562
Class A common stock, $0.0001 par value; shares subject to possible redemption	366,834,120	(11,822,140)	355,011,980
Stockholders’ equity
Preferred stock- $0.0001 par value	—	—	—
Class A common stock - $0.0001 par value	168	118	286
Class B common stock - $0.0001 par value	959	—	959
Additional paid-in-capital	5,394,034	(126)	5,393,908

Accumulated deficit	(395,152)	—	(395,152)
Total stockholders’ equity	5,000,009	(8)	5,000,001
Total liabilities and stockholders’ equity	$386,179,543	$—	$386,179,543

F-26

STEM, INC.

(Formerly Known as Star Peak Energy Transition Corp.)

CONSOLIDATED CONDENSED BALANCE SHEETS

	March 31, 2021	December 31, 2020
	(Unaudited)
Assets:
Current assets:
Cash	$426,064	$936,773
Prepaid expenses	586,259	627,564
Total current assets	1,012,323	1,564,337
Investments held in Trust Account	383,585,733	383,721,747
Total Assets	$384,598,056	$385,286,084

Liabilities and Stockholders' Equity:
Current liabilities:
Accounts payable	$21,152	$93,965
Accounts payable - related party	—	50,000
Accrued expenses	2,616,157	2,467,064
Franchise tax payable	49,315	198,406
Total current liabilities	2,686,624	2,809,435
Warrant liabilities	276,873,719	121,091,978
Deferred legal fees	203,910	203,910
Deferred underwriting commissions in connection with the initial public offering	13,425,476	13,425,476
Total liabilities	293,189,729	137,530,799

Commitments and Contingencies (Note 5)
Class A common stock, $0.0001 par value; 8,640,832 and 24,275,528 shares subject to possible redemption at $10.00 per share as of March 31, 2021 and December 31, 2020, respectively	86,408,320	242,755,280

Stockholders' Equity:
Preferred stock, $0.0001 par value; 1,000,000 shares authorized; none issued and outstanding	—	—
Class A common stock, $0.0001 par value; 400,000,000 shares authorized; 29,717,672 and 14,082,976 shares issued and outstanding (excluding 8,640,832 and 24,275,528 shares subject to possible redemption) as of March 31, 2021 and December 31, 2020, respectively	2,972	1,408
Class B common stock, $0.0001 par value; 40,000,000 shares authorized; 9,589,626 shares issued and outstanding as of March 31, 2021 and December 31, 2020	959	959
Additional paid-in capital	273,994,882	117,649,486
Accumulated deficit	(268,998,806)	(112,651,848)
Total stockholders' equity	5,000,007	5,000,005
Total Liabilities and Stockholders' Equity	$384,598,056	$385,286,084

The accompanying notes are an integral part of these unaudited consolidated condensed financial statements.

STEM, INC.

(Formerly Known as Star Peak Energy Transition Corp.)

UNAUDITED CONSOLIDATED CONDENSED STATEMENTS OF OPERATIONS

	For the Three Months Ended March 31,
	2021	2020
Operating expenses
General and administrative expenses	$521,271	$—
General and administrative expenses - related party	30,000	—
Franchise tax expense	49,415	1,100
Total operating expenses	600,686	1,100
Other (expense) income:
Change in fair value of warrant liabilities	(155,781,741)	—
Net gain from investments held in Trust Account	35,469	—
Total Other (expense)	(155,746,272)	—
Net loss	$(156,346,958)	$(1,100)

Weighted average Class A common stock outstanding, basic and diluted	38,358,504	—
Basic and diluted net income per Class A common stock	$—	$—
Weighted average Class B common stock outstanding, basic and diluted (1)	9,589,626	8,750,000
Basic and diluted net loss per Class B common stock	$(16.30)	$(0.00)

(1) As of March 31, 2020, excluded up to 1,312,500 shares of Class B common stock subject to forfeiture if the over-allotment option was not exercised in full or in part by the underwriters.  On August 26, 2020, the underwriters partially exercised their over-allotment option; thus, 472,874 shares of Class B common stock were forfeited.

The accompanying notes are an integral part of these unaudited consolidated condensed financial statements.

STEM, INC.

(Formerly Known as Star Peak Energy Transition Corp.)

UNAUDITED CONSOLIDATED CONDENSED STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY

For the Three Months Ended March 31, 2021 and 2020

	Common Stock						Total
	Class A		Class B		Additional Paid-In	Accumulated	Stockholders'
	Shares	Amount	Shares	Amount	Capital	Deficit	Equity
Balance - December 31, 2020	14,082,976	1,408	9,589,626	959	117,649,486	(112,651,848)	5,000,005
Class A common stock subject to possible redemption	15,634,696	1,564	—	—	156,345,396	—	156,346,960
Net loss	—	—	—	—	—	(156,346,958)	(156,346,958)
Balance - March 31, 2021 (unaudited)	29,717,672	$2,972	9,589,626	$959	$273,994,882	$(268,998,806)	$5,000,007

	Common Stock						Total
	Class A		Class B		Additional Paid-In	Accumulated	Stockholders'
	Shares	Amount	Shares (1)	Amount	Capital	Deficit	Equity
Balance - December 31, 2019	—	$—	10,062,500	$1,006	$23,994	$(18,550)	$6,450
Net loss	—	—	—	—	—	(1,100)	(1,100)
Balance -March 31, 2020 (unaudited)	—	—	10,062,500	1,006	23,994	(19,650)	5,350

(1) As of March 31, 2020, included up to 1,312,500 shares of Class B common stock subject to forfeiture if the over-allotment option was not exercised in full or in part by the underwriters.  On August 26, 2020, the underwriters partially exercised their over-allotment option; thus, 472,874 shares of Class B common stock were forfeited.

The accompanying notes are an integral part of these unaudited consolidated condensed financial statements.

STEM, INC.

(Formerly Known as Star Peak Energy Transition Corp.)

UNAUDITED CONSOLIDATED CONDENSED STATEMENTS OF CASH FLOWS

	For the Three Months Ended March 31,
	2021	2020
Cash Flows from Operating Activities:
Net loss	$(156,346,958)	$(1,100)
Adjustments to reconcile net loss to net cash used in operating activities:
Change in fair value of warrant liabilities	155,781,741	—
Unrealized gain from investments held in Trust Account	(35,469)	—
Changes in operating assets and liabilities:
Prepaid expenses	41,305	—
Franchise tax payable	22,392	1,100
Accounts payable	(122,813)	—
Accrued expenses	149,093	—
Net cash used in operating activities	(510,709)	—

Net change in cash	(510,709)	—

Cash - beginning of the period	936,773	—
Cash - end of the period	$426,064	$—

Supplemental disclosure of noncash activities:
Change in value of Class A common stock subject to possible redemption	$(156,346,960)	$—

The accompanying notes are an integral part of these unaudited consolidated condensed financial statements.

STEM, INC.

(Formerly Known as Star Peak Energy Transition Corp.)

NOTES TO UNAUDITED CONSOLIDATED CONDENSED FINANCIAL STATEMENTS

Note 1-Description of Organization and Business Operations

Star Peak Energy Transition Corp., formerly known as Star Peak Energy Acquisition Corp. (the “Company”), is a blank check company incorporated in Delaware on October 29, 2018 (inception) for the purpose of effecting a merger, capital stock exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses (the “Business Combination”). While the Company may pursue an acquisition opportunity in any business, industry, sector or geographical location, it intends to focus its efforts primarily on identifying businesses seeking to be a market leader in, and/or benefit from the increasing global initiatives to improve the efficiency of our energy ecosystems and reduce emissions (the “Energy Transition”). The Company is an emerging growth company and, as such, the Company is subject to all of the risks associated with emerging growth companies.

On December 3, 2020, the Company entered into an Agreement and Plan of Merger with STPK Merger Sub Corp., a newly formed Delaware corporation and wholly-owned subsidiary of the Company, and Stem, Inc., a Delaware corporation. See the consumated Business Combination described below.

As of March 31, 2021, the Company had not commenced any operations. All activity for the period from October 29, 2018 (inception) through March 31, 2021 relates to the Company’s formation and the initial public offering (the “Initial Public Offering”) and since the closing of the Initial Public Offering, the search for a prospective initial Business Combination. The Company temporary halted the Initial Public Offering in September 2019 and recapitalized and continued in July 2020. The Company will not generate any operating revenues until after the completion of its initial Business Combination, at the earliest. The Company will generate non-operating income in the form of interest income on investments held in trust account from the proceeds derived from the Initial Public Offering.

The Company’s sponsor is Star Peak Sponsor LLC, a Delaware limited liability company (the “Sponsor”). The registration statement for the Company’s Initial Public Offering was declared effective on August 17, 2020. On August 20, 2020, the Company consummated its Initial Public Offering of 35,000,000 units (the “Units” and, with respect to the Class A common stock included in the Units being offered, the “Public Shares”) at $10.00 per Unit, generating gross proceeds of $350.0 million, and incurring offering costs of approximately $20.0 million, inclusive of approximately $12.3 million in deferred underwriting commissions (Note 5). On August 26, 2020, the Company consummated the sale of 3,358,504 Units at the Initial Public Offering price at $10.00 per Unit pursuant to the notice of partial exercise from the underwriters, generating additional gross proceeds of approximately $33.6 million, and incurring additional offering costs of approximately $1.9 million, inclusive of approximately $1.2 million in deferred underwriting commissions.

Simultaneously with the closing of the Initial Public Offering, the Company consummated the private placement (“Private Placement”) of 6,733,333 warrants (each, a “Private Placement Warrant” and collectively, the “Private Placement Warrants”) at a price of $1.50 per Private Placement Warrant to the Sponsor, generating gross proceeds of $10.1 million (Note 4). In connection with the consummation of the sale of additional Units pursuant to the underwriters’ over-allotment option, on August 26, 2020, the Company sold 447,801 Private Placement Warrants to the Sponsor, generating additional gross proceeds of approximately $0.7 million.

Upon the closing of the Initial Public Offering and the Private Placement on August 20, 2020, $350.0 million ($10.00 per Unit) of the net proceeds of the sale of the Units in the Initial Public Offering and the Private Placement were placed in a trust account (“Trust Account”), located in the United States at J.P. Morgan Chase Bank, N.A. with Continental Stock Transfer & Trust Company acting as trustee, and invested only in U.S. “government securities” within the meaning of Section 2(a)(16) of the Investment Company Act (the “Investment Company Act”) having a maturity of 185 days or less or in money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act which invest only in direct U.S. government treasury obligations, until the earlier of: (i) the completion of a Business Combination and (ii) the distribution of the assets held in the Trust Account as described below. Upon closing of the sale of Units and Private Placement Warrants upon exercise of the over-allotment, on August 26, 2020, $34.3 million of the net proceeds of the sale of the Units and Private Placement Warrants were placed in the Trust Account.

STEM, INC.

(Formerly Known as Star Peak Energy Transition Corp.)

NOTES TO UNAUDITED CONSOLIDATED CONDENSED FINANCIAL STATEMENTS

The Company’s management has broad discretion with respect to the specific application of the net proceeds of the Initial Public Offering and the sale of the Private Placement Warrants, although substantially all of the net proceeds are intended to be applied generally toward consummating a Business Combination. There is no assurance that the Company will be able to complete a Business Combination successfully. If the Company’s securities are listed on a national securities exchange, the Company must complete one or more initial Business Combinations having an aggregate fair market value of at least 80% of the assets held in the Trust Account (as defined below) (excluding the deferred underwriting commissions and taxes payable on income earned on the Trust Account) at the time of the agreement to enter into the initial Business Combination. However, the Company will only complete a Business Combination if the post-transaction company owns or acquires 50% or more of the outstanding voting securities of the target or otherwise acquires a controlling interest in the target sufficient for it not to be required to register as an investment company under the Investment Company Act 1940, as amended.

Prior to consummation of the Merger, the Company’s amended and restated certificate of incorporation provided that the Company would provide the holders of its outstanding Class A common stock, par value $0.0001 (the “Class A common stock”), sold in the Initial Public Offering (the “Public Stockholders”) with the opportunity to redeem all or a portion of their Public Shares (as defined in Note 3) upon the completion of a Business Combination. The Public Stockholders were entitled to redeem their Public Shares for a pro rata portion of the amount then in the Trust Account (initially anticipated to be $10.00 per Public Share). These Public Shares were recorded at a redemption value and classified as temporary equity upon the completion of the Initial Public Offering in accordance with the Financial Accounting Standards Board’s (“FASB”) Accounting Standards Codification (“ASC”) Topic 480 “Distinguishing Liabilities from Equity.”

Consummated Business Combination

On April 28, 2021, the Company and STPK Merger Sub Corp., a newly formed wholly-owned subsidiary of the Company, and Stem, Inc., a Delaware corporation (“Stem”), consummated the previously-announced merger pursuant to that certain Agreement and Plan of Merger, dated December 3, 2020. See the Form 8-K, filed with the SEC on May 4, 2021 for additional information.

Liquidity, Capital Resources and Going Concern

The accompanying unaudited consolidated condensed financial statements have been prepared assuming the Company will continue as a going concern, which contemplates, among other things, the realization of assets and satisfaction of liabilities in the normal course of business. As of March 31, 2021, the Company had approximately $426,000 in its operating bank account and working capital deficit of approximately $1.7 million. Further, the Company has incurred and expects to continue to incur significant costs in pursuit of its acquisition plans.

The Company’s liquidity needs to date have been satisfied through a capital contribution of $25,000 from the Sponsor to purchase the Founder Shares (as defined below), the loan of up to $300,000 under the Note (see Note 4), and the net proceeds from the consummation of the Private Placement not held in the Trust Account. The Company fully repaid the Note on August 20, 2020. In addition, in order to finance transaction costs in connection with a Business Combination, the Company’s officers, directors and initial stockholders may, but are not obligated to, provide the Company Working Capital Loans (see Note 4). To date, there have been no borrowings under any Working Capital Loans.

In connection with the Company’s assessment of going concern considerations in accordance with FASB Accounting Standards Update (“ASU”) 2014-15, “Disclosures of Uncertainties about an Entity’s Ability to Continue as a Going Concern,” management has determined that the lack of liquidity raises substantial doubt about the Company’s ability to continue as a going concern. No adjustments have been made to the carrying amounts of assets or liabilities. Management continues to evaluate the impact of the COVID-19 pandemic and has concluded that the specific impact is not readily determinable as of the date of the balance sheet. The unaudited consolidated condensed financial statements do not include any adjustments that might result from the outcome of this uncertainty.

STEM, INC.

(Formerly Known as Star Peak Energy Transition Corp.)

NOTES TO UNAUDITED CONSOLIDATED CONDENSED FINANCIAL STATEMENTS

Note 2—Basic of Presentation and Summary of Significant Accounting Policies

Basis of Presentation

The accompanying unaudited consolidated condensed financial statements of the Company, including the accounts of the Company’s wholly-owned subsidiary, STPK Merger Sub Corp, have been prepared in accordance with United States generally accepted accounting principles (“U.S. GAAP”) for interim financial information and Article 8 of Regulation S-X. Accordingly, they do not include all of the information and footnotes required by U.S. GAAP. all adjustments (consisting of normal accruals) considered for a fair presentation have been included. All intercompany accounts and transactions have been eliminated in consolidation. In the opinion of management, operating results for the periods presented are not necessarily indicative of the results that may be expected for the year ending December 31, 2021, or any other future period.

The accompanying unaudited consolidated condensed financial statements should be read in conjunction with the audited financial statements and notes thereto included in the Company’s Annual Report on Form 10K/A filed with the SEC on April 26, 2021.

Emerging Growth Company

The Company is an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”), and it may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002, reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved.

Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that an emerging growth company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such an election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period, which means that when a standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard.

This may make comparison of the Company’s unaudited consolidated condensed financial statements with another public company that is neither an emerging growth company nor an emerging growth company that has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.

Use of Estimates

The preparation of unaudited consolidated condensed financial statements in conformity with U.S. GAAP requires the Company’s management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosures of contingent assets and liabilities at the date of the unaudited consolidated condensed financial statements and the reported amounts of revenues and expenses during the reporting period. Making estimates requires management to exercise significant judgment. It is at least reasonably possible that the estimate of the effect of a condition, situation or set of circumstances that existed at the date of the unaudited consolidated condensed financial

STEM, INC.

(Formerly Known as Star Peak Energy Transition Corp.)

NOTES TO UNAUDITED CONSOLIDATED CONDENSED FINANCIAL STATEMENTS

statements, which management considered in formulating its estimate, could change in the near term due to one or more future confirming events. Accordingly, the actual results could differ significantly from those estimates.

Cash and Cash Equivalents

The Company considers all short-term investments with an original maturity of three months or less when purchased to be cash equivalents. There were no cash equivalents at March 31, 2021 and December 31, 2020.

Investments Held in Trust Account

The Company’s portfolio of investments is comprised solely of U.S. government securities, within the meaning set forth in Section 2(a)(16) of the Investment Company Act, with a maturity of 185 days or less, or investments in money market funds that invest in U.S. government securities, or a combination thereof. The Company’s investments held in the Trust Account are classified as trading securities. Trading securities are presented on the consolidated condensed balance sheets at fair value at the end of each reporting period. Gains and losses resulting from the change in fair value of these securities is included in gain on investment (net), dividends and interest held in Trust Account in the accompanying unaudited consolidated condensed statements of operations. The estimated fair values of investments held in the Trust Account are determined using available market information.

Concentration of Credit Risk

Financial instruments that potentially subject the Company to concentrations of credit risk consist of cash accounts in a financial institution, which, at times, may exceed the Federal Depository Insurance Coverage of $250,000, and investments held in Trust Account. The Company has not experienced losses on these accounts and management believes the Company is not exposed to significant risks on such accounts.

Fair Value of Financial Instruments

Fair value is defined as the price that would be received for sale of an asset or paid for transfer of a liability, in an orderly transaction between market participants at the measurement date. U.S. GAAP establishes a three-tier fair value hierarchy, which prioritizes the inputs used in measuring fair value.

The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurements) and the lowest priority to unobservable inputs (Level 3 measurements). These tiers include:

●	Level 1, defined as observable inputs such as quoted prices for identical instruments in active markets;
●	Level 2, defined as inputs other than quoted prices in active markets that are either directly or indirectly observable such as quoted prices for similar instruments in active markets or quoted prices for identical or similar instruments in markets that are not active; and
●	Level 3, defined as unobservable inputs in which little or no market data exists, therefore requiring an entity to develop its own assumptions, such as valuations derived from valuation techniques in which one or more significant inputs or significant value drivers are unobservable.

In some circumstances, the inputs used to measure fair value might be categorized within different levels of the fair value hierarchy. In those instances, the fair value measurement is categorized in its entirety in the fair value hierarchy based on the lowest level input that is significant to the fair value measurement.

As of March 31, 2021 and December 31, 2020, the carrying values of cash, accounts payable, accrued expenses, and franchise tax payable approximate their fair values due to the short-term nature of the instruments. The Company’s portfolio of investments held in the Trust Account is comprised of investments in U.S. Treasury securities with an

STEM, INC.

(Formerly Known as Star Peak Energy Transition Corp.)

NOTES TO UNAUDITED CONSOLIDATED CONDENSED FINANCIAL STATEMENTS

original maturity of 185 days or less or investments in money market funds that invest in U.S. government securities, or a combination thereof. The fair value for trading securities is determined using quoted market prices in active markets.

Offering Costs Associated with the Initial Public Offering

Offering costs consisted of legal, accounting, underwriting fees and other costs incurred through the Initial Public Offering that were directly related to the Initial Public Offering. Offering costs are allocated to the separable financial instruments issued in the Initial Public Offering based on a relative fair value basis, compared to total proceeds received. Offering costs associated with warrant liabilities are expensed as incurred, presented as non-operating expenses in the statements of operations. Offering costs associated with the Class A common stock were charged to stockholders' equity upon the completion of the Initial Public Offering.

Class A Common Stock Subject to Possible Redemption

The Company accounts for its Class A common stock subject to possible redemption in accordance with the guidance in ASC Topic 480 “Distinguishing Liabilities from Equity.” Class A common stock subject to mandatory redemption (if any) is classified as a liability instrument and measured at fair value. Shares of conditionally redeemable Class A common stock (including Class A common stock that features redemption rights that are either within the control of the holder or subject to redemption upon the occurrence of uncertain events not solely within the Company’s control) are classified as temporary equity. At all other times, Class A common stock are classified as stockholders’ equity. The Company’s Class A common stock features certain redemption rights that are considered to be outside of the Company’s control and subject to the occurrence of uncertain future events. Accordingly, at March 31, 2021 and December 31, 2020, 8,640,832 and 24,275,528 shares of Class A common stock subject to possible redemption are presented as temporary equity, respectively, outside of the stockholders’ equity section of the Company’s consolidated condensed balance sheets.

Income Taxes

The Company complies with the accounting and reporting requirements of Financial Accounting Standards Board Accounting Standard Codification, or FASB ASC, 740, “Income Taxes,” which requires an asset and liability approach to financial accounting and reporting for income taxes. Deferred tax assets and liabilities are recognized for the estimated future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that included the enactment date. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized.

FASB ASC 740 prescribes a recognition threshold and a measurement attribute for the financial statement recognition and measurement of tax positions taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more-likely-than-not to be sustained upon examination by taxing authorities. The Company recognizes accrued interest and penalties related to unrecognized tax benefits as income tax expense.

Net Income (Loss) Per Share of Common Stock

Net income (loss) per share of common stock is computed by dividing net income (loss) by the weighted-average number of common stock outstanding during the periods. The Company has not considered the effect of the warrants sold in the Initial Public Offering and the Private Placement to purchase up to an aggregate of 19,967,302 shares of the Company’s Class A common stock in the calculation of the diluted income per share, since their inclusion would be anti-dilutive under the treasury stock method. As a result, diluted earnings per share of common stock is the same as basic earnings per share of common stock for the periods presented.

STEM, INC.

(Formerly Known as Star Peak Energy Transition Corp.)

NOTES TO UNAUDITED CONSOLIDATED CONDENSED FINANCIAL STATEMENTS

The Company’s unaudited consolidated condensed statements of operations include a presentation of income (loss) per share for common stock subject to redemption in a manner similar to the two-class method of income (loss) per share. Net income per share, basic and diluted for Class A common stock is calculated by dividing the gain on investment (net), dividends and interest held in Trust Account of approximately $35,000, net of applicable taxes available to be withdrawn from the Trust Account of approximately $35,000, by the weighted average number of Class A common stock outstanding for the three months ended March 31, 2021. Net loss per share, basic and diluted for Class B common stock is calculated by dividing the net loss of approximately $156.3 million and $0 for the three months ended March 31, 2021 and 2020, respectively, less income attributable to Class A common stock of $0 for each period, by the weighted average number of Class B common stock outstanding for the periods.

Derivative warrant liabilities

The Company does not use derivative instruments to hedge exposures to cash flow, market, or foreign currency risks. The Company evaluates all of its financial instruments, including issued stock purchase warrants, to determine if such instruments are derivatives or contain features that qualify as embedded derivatives, pursuant to ASC 480 and ASC 815-15. The classification of derivative instruments, including whether such instruments should be recorded as liabilities or as equity, is re-assessed at the end of each reporting period.

The Company accounts for its 19,967,302 common stock warrants issued in connection with its Initial Public Offering (12,786,168) and Private Placement (7,181,134) as derivative warrant liabilities in accordance with ASC 815-40. Accordingly, the Company recognizes the warrant instruments as liabilities at fair value and adjusts the instruments to fair value at each reporting period. The liabilities are subject to re-measurement at each balance sheet date until exercised, and any change in fair value is recognized in the Company’s statements of operations. The fair value of the Private Placement Warrants have been estimated using a Monte Carlo simulation model each measurement date. The fair value of the warrants issued in connection with the Public Offering were initially measured at fair value using a Monte Carlo simulation model and subsequently measured based on the listed market price of such warrants.

Recent Adopted Accounting Standards

In August 2020, the FASB issued Accounting Standards Update (“ASU”) No. 2020-06, Debt—Debt with Conversion and Other Options (Subtopic 470-20) and Derivatives and Hedging—Contracts in Entity’s Own Equity (Subtopic 815-40): Accounting for Convertible Instruments and Contracts in an Entity’s Own Equity (“ASU 2020-06”), which simplifies accounting for convertible instruments by removing major separation models required under current GAAP. The ASU also removes certain settlement conditions that are required for equity-linked contracts to qualify for the derivative scope exception, and it simplifies the diluted earnings per share calculation in certain areas. The Company adopted ASU 2020-06 on January 1, 2021. Adoption of the ASU did not impact the Company’s financial position, results of operations or cash flows.

Recent Issued Accounting Standards

The Company’s management does not believe that any recently issued, but not yet effective, accounting standards updates, if currently adopted, would have a material effect on the accompanying financial statement.

Note 3—Initial Public Offering

Public Units

On August 20, 2020, the Company consummated its Initial Public Offering of 35,000,000 Units at $10.00 per Unit, generating gross proceeds of $350.0 million, and incurring offering costs of approximately $20.0 million, inclusive of approximately $12.3 million in deferred underwriting commissions. On August 26, 2020, the Company consummated the sale of 3,358,504 Units at the Initial Public Offering price at $10.00 per Unit pursuant to the notice of partial exercise from the underwriters, generating additional gross proceeds of approximately $33.6 million, and incurring

STEM, INC.

(Formerly Known as Star Peak Energy Transition Corp.)

NOTES TO UNAUDITED CONSOLIDATED CONDENSED FINANCIAL STATEMENTS

additional offering costs of approximately $1.9 million, inclusive of approximately $1.2 million in deferred underwriting commissions.

Each Unit consists of one share of Class A common stock (such shares of Class A common stock included in the Units being offered, the “Public Shares”), and one-third of one redeemable warrant (each, a “Public Warrant”). Each whole Public Warrant entitles the holder to purchase one share of Class A common stock at a price of $11.50 per share, subject to adjustment (see Note 6).

Note 4—Related Party Transactions

Founder Shares

On November 8, 2018, the Sponsor purchased 2,875,000 shares (the “Founder Shares”) of the Company’s Class B common stock, par value $0.0001 per share, for an aggregate price of $25,000. On July 13, 2020, the Company effected a stock split resulting in the Sponsor holding 10,062,500 Founder Shares. All shares and the associated amounts have been retroactively restated to reflect the aforementioned stock split. On July 29, 2020, the Sponsor transferred 40,000 Founder Shares to each of Desirée Rogers and C. Park Shaper, the Company’s independent director nominees. The initial stockholders agreed to forfeit up to 1,312,500 Founder Shares to the extent that the over-allotment option is not exercised in full by the underwriters, so that the Founder Shares would represent 20% of the outstanding shares after the Initial Public Offering. The underwriters partially exercised their over-allotment option on August 26, 2020, with the remaining portion of the over-allotment option expiring at the conclusion of the 45-day option period. As a result, an aggregate of 472,874 Founder Shares were forfeited upon the expiration of the over-allotment option.

The Founder Shares automatically converted into common stock on a one-for-one basis at the time of the Merger and are subject to certain transfer restrictions, as described below.

The initial stockholders have agreed, subject to limited exceptions, not to transfer, assign or sell any of their Founder Shares, or shares of common stock issued upon conversion there of, until the earlier to occur of: (A) one year after the completion of the initial Business Combination or (B) subsequent to the initial Business Combination, (x) if the last sale price of the Class A common stock equals or exceeds $12.00 per share (as adjusted for share splits, share dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after the initial Business Combination, or (y) the date on which the Company completes a liquidation, merger, capital stock exchange or other similar transaction that results in all of the Company’s stockholders having the right to exchange their common stock for cash, securities or other property.

Private Placement Warrants

Simultaneously with the closing of the Initial Public Offering, the Company consummated the Private Placement of 6,733,333 Private Placement Warrants at a price of $1.50 per Private Placement Warrant to the Sponsor, generating gross proceeds of $10.1 million. In connection with the consummation of the sale of additional Units pursuant to the underwriters’ over-allotment option, on August 26, 2020, the Company sold an additional 447,801 Private Placement Warrants to the Sponsor, generating additional gross proceeds of approximately $0.7 million.

Each Private Placement Warrant is exercisable for one share of Class A common stock at a price of $11.50 per share. A portion of the proceeds from the sale of the Private Placement Warrants will be added to the proceeds from the Initial Public Offering to be held in the Trust Account. If the Company does not complete a Business Combination within the Combination Period, the Private Placement Warrants will expire worthless. The Private Placement Warrants will be non-redeemable and exercisable on a cashless basis so long as they are held by the Sponsor or its permitted transferees.

STEM, INC.

(Formerly Known as Star Peak Energy Transition Corp.)

NOTES TO UNAUDITED CONSOLIDATED CONDENSED FINANCIAL STATEMENTS

The Sponsor and the Company’s officers and directors have agreed, subject to limited exceptions, not to transfer, assign or sell any of their Private Placement Warrants until 30 days after the completion of the initial Business Combination.

Related Party Loans

The Company’s Sponsor has agreed to loan the Company up to $300,000 to cover expenses related to the Initial Public Offering pursuant to a promissory note, dated November 8, 2018 and later amended on July 10, 2020 (the “Note”). This loan is non-interest bearing and payable upon the completion of the Initial Public Offering. In 2018 and 2019, the Company borrowed approximately $182,000 under the Note and repaid approximately $125,000 when it temporary halted the Initial Public Offering in September 2019. The Company recapitalized and continued in July 2020, and borrowed an additional of $235,000 under the Note. The Company fully repaid the remaining balance the Note of approximately $292,000 on August 20, 2020.

In addition, in order to finance transaction costs in connection with a Business Combination, the Sponsor or an affiliate of the Sponsor, or certain of the Company’s officers and directors may, but are not obligated to, loan the Company funds as may be required (“Working Capital Loans”). If the Company completes a Business Combination, the Company would repay the Working Capital Loans out of the proceeds of the Trust Account released to the Company. Otherwise, the Working Capital Loans would be repaid only out of funds held outside the Trust Account. In the event that a Business Combination is not completed, the Company may use a portion of the proceeds held outside the Trust Account to repay the Working Capital Loans but no proceeds held in the Trust Account would be used to repay the Working Capital Loans. Except for the foregoing, the terms of such Working Capital Loans, if any, have not been determined and no written agreements exist with respect to such loans. The Working Capital Loans would either be repaid upon consummation of a Business Combination, without interest, or, at the lenders’ discretion, up to $1.5 million of such Working Capital Loans may be convertible into warrants of the post Business Combination entity at a price of $1.50 per warrant. The warrants would be identical to the Private Placement Warrants. As of March 31, 2021 and December 31, 2020, no Working Capital Loan was outstanding.

Administrative Service Agreement

Commencing on the date that the Company’s securities were first listed on the NYSE, the Company agreed to pay an affiliate of the Sponsor of total $10,000 per month for office space, utilities, secretarial support and administrative services. Upon completion of the initial Business Combination or the liquidation, the Company will cease paying these monthly fees. The Company incurred approximately $30,000 in administrative expenses under the agreement, which is recognized in the accompanying unaudited consolidated condensed statements of operations for the three  months ended March 31, 2021 within general and administrative expenses –related party. As of March 31, 2021 and December 31, 2020, there were $0 and $50,000 in accounts payable – related party outstanding, as reflected in the accompanying consolidated condensed balance sheets.

Note 5—Commitments and Contingencies

Registration Rights

The holders of Founder Shares, Private Placement Warrants and warrants that may be issued upon conversion of Working Capital Loans, if any, are entitled to registration rights (in the case of the Founder Shares, only after conversion of such shares into Class A common stock) pursuant to the registration and shareholder rights agreement. These holders will be entitled to certain demand and “piggyback” registration rights. However, the registration and shareholder rights agreement provides that the Company will not permit any registration statement filed under the Securities Act to become effective until the termination of the applicable lock-up period for the securities to be registered. The Company will bear the expenses incurred in connection with the filing of any such registration statements.

STEM, INC.

(Formerly Known as Star Peak Energy Transition Corp.)

NOTES TO UNAUDITED CONSOLIDATED CONDENSED FINANCIAL STATEMENTS

Underwriting Agreement

The Company granted the underwriters a 45-day option from the closing date of the Initial Public Offering to purchase up to 5,250,000 additional Units to cover over-allotments, if any, at $10.00 per Unit, less underwriting discounts and commissions. On August 26, 2020, the Company consummated the sale of an additional 3,358,504 Units at the Initial Public Offering price at $10.00 per Unit pursuant to the notice of partial exercise from the underwriters.

The underwriters were entitled to an underwriting discount of $0.20 per Unit, or $7.0 million in the aggregate, paid upon the closing of the Initial Public Offering. In addition, $0.35 per Unit, or approximately $12.3 million in the aggregate will be payable to the underwriters for deferred underwriting commissions. The deferred underwriting commissions became payable to the underwriters from the amounts held in the Trust Account in connection with the consummation of the Business Combination on April 28, 2021.

In connection with the consummation of the sale of Units pursuant to the over-allotment option on August 26, 2020, the underwriters were entitled to an aggregate of approximately $0.7 million in fees payable upon closing and an additional deferred underwriting commissions of approximately $1.2 million.

Note 6—Stockholders’ Equity

Class A common stock — The Company is authorized to issue 400,000,000 Class A common stock with a par value of $0.0001 per share. As of March 31, 2021 and December 31,2020, there were 38,358,504 shares of Class A common stock outstanding, including 8,640,832 and 24,275,528 shares of Class A common stock subject to possible redemption that were classified as temporary equity in the accompanying unaudited consolidated condensed balance sheets, respectively.

Class B common stock — The Company is authorized to issue 40,000,000 shares of Class B common stock with a par value of $0.0001 per share. On July 13, 2020, the Company effected a stock split resulting in the Sponsor holding 10,062,500 shares of Class B common stock. All shares and the associated amounts have been retroactively restated to reflect the aforementioned stock split. Of the 10,062,500 shares of Class B common stock outstanding, up to 1,312,500 shares were subject to forfeiture to the Company by the Sponsor for no consideration to the extent that the underwriters’ over-allotment option is not exercised in full or in part, so that the initial stockholders would collectively own 20.0% of the Company’s issued and outstanding common stock after the Initial Public Offering. The underwriters partially exercised their over-allotment option on August 26, 2020, with the remaining portion of the over-allotment option expiring at the conclusion of the 45-day option period. As a result, an aggregate of 472,874 Founder Shares were forfeited upon the expiration of the over-allotment option.

Common stockholders of record are entitled to one vote for each share held on all matters to be voted on by stockholders. Holders of the Class A common stock and holders of the Class B common stock will vote together as a single class on all matters submitted to a vote of our stockholders except as required by law.

Preferred Stock — The Company is authorized to issue 1,000,000 shares of preferred stock, with such designations, voting and other rights and preferences as may be determined from time to time by the Company’s board of directors. As of March 31, 2021 and December 31, 2020, there were no shares of preferred stock issued or outstanding.

Warrants — Public Warrants may only be exercised for a whole number of shares. No fractional Public Warrants will be issued upon separation of the Units and only whole Public Warrants will trade. The Public Warrants will become exercisable on the later of (a) 30 days after the completion of a Business Combination or (b) 12 months from the closing of the Initial Public Offering; provided in each case that the Company has an effective registration statement under the Securities Act covering the Class A common stock issuable upon exercise of the Public Warrants and a current prospectus relating to them is available (or the Company permits holders to exercise their Public Warrants on a cashless basis and such cashless exercise is exempt from registration under the Securities Act). The Company has

STEM, INC.

(Formerly Known as Star Peak Energy Transition Corp.)

NOTES TO UNAUDITED CONSOLIDATED CONDENSED FINANCIAL STATEMENTS

agreed that as soon as practicable, but in no event later than 20 business days, after the closing of a Business Combination, the Company will use its commercially reasonable efforts to file with the SEC a registration statement for the registration, under the Securities Act, of the Class A common stock issuable upon exercise of the Public Warrants. The Company will use its commercially reasonable efforts to cause the same to become effective and to maintain the effectiveness of such registration statement, and a current prospectus relating thereto, until the expiration of the Public Warrants in accordance with the provisions of the warrant agreement. If a registration statement covering the Class A common stock issuable upon exercise of the warrants is not effective by the sixtieth (60th) day after the closing of the initial Business Combination, warrant holders may, until such time as there is an effective registration statement and during any period when the Company will have failed to maintain an effective registration statement, exercise warrants on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act or another exemption. The Public Warrants will expire five years after the completion of a Business Combination or earlier upon redemption or liquidation.

Redemption of Warrants when the price per Class A common stock equals or exceeds $18.00. Once the warrants become exercisable, the Company may redeem the Public Warrants (except as described herein with respect to the Private Placement Warrants):

●	in whole and not in part;
●	at a price of $0.01 per warrant;
●	upon a minimum of 30 days’ prior written notice of redemption; and
●	if, and only if, the reported closing price of the Company’s Class A common stock equals or exceeds $18.00 per share (as adjusted) for any 20 trading days within a 30-trading day period ending three trading days prior to the date on which the Company sends the notice of redemption to the warrant holders

The Company will not redeem the warrants as described above unless a registration statement under the Securities Act covering the issuance of the Class A common stock issuable upon exercise of the warrants is then effective and a current prospectus relating to those Class A common stock is available throughout the 30-day redemption period. If and when the warrants become redeemable by the Company, the Company may exercise its redemption right even if it is unable to register or qualify the underlying securities for sale under all applicable state securities laws.

Redemption of Warrants when the price per Class A common stock equals or exceeds $10.00. Once the warrants become exercisable, the Company may redeem the outstanding Public Warrants:

●	in whole and not in part;
●	at $0.10 per warrant upon a minimum of 30 days’ prior written notice of redemption; provided that holders will be able to exercise their warrants on a cashless basis prior to redemption and receive that number of shares based on the redemption date and the “fair market value” of the Company’s Class A common stock;
●	if, and only if, the last reported sale price (the “closing price”) of the Company’s Class A common stock equals or exceeds $10.00 per Public Share (as adjusted) for any 20 trading days within the 30-trading day period ending three trading days before the Company sends the notice of redemption to the warrant holders; and
●	if the closing price of the Class A common stock for any 20 trading days within a 30-trading day period ending on the third trading day prior to the date on which we send the notice of redemption to the warrant holders is less than $18.00 per share (as adjusted), the Private Placement Warrants must also be concurrently called for redemption on the same terms as the outstanding Public Warrants, as described above.

If and when the Public Warrants become redeemable by the Company, the Company may exercise its redemption right even if it is unable to register or qualify the underlying securities for sale under all applicable state securities laws.

STEM, INC.

(Formerly Known as Star Peak Energy Transition Corp.)

NOTES TO UNAUDITED CONSOLIDATED CONDENSED FINANCIAL STATEMENTS

The exercise price and number of common stock issuable upon exercise of the Public Warrants may be adjusted in certain circumstances, including in the event of a share dividend, or recapitalization, reorganization, merger or consolidation. However, except as described below, the Public Warrants will not be adjusted for issuance of common stock at a price below its exercise price. Additionally, in no event will the Company be required to net cash settle the warrants. If the Company has not completed a Business Combination within the Combination Period and the Company liquidates the funds held in the Trust Account, holders of warrants will not receive any of such funds with respect to their Public Warrants, nor will they receive any distribution from the Company’s assets held outside of the Trust Account with the respect to such warrants. Accordingly, the warrants may expire worthless.

In addition, if (x) the Company issues additional Class A common stock or equity-linked securities for capital raising purposes in connection with the closing of a Business Combination at an issue price or effective issue price of less than $9.20 per common stock (with such issue price or effective issue price to be determined in good faith by the Company’s board of directors and, in the case of any such issuance to the Sponsor or its affiliates, without taking into account any Founder Shares held by the Sponsor or such affiliates, as applicable, prior to such issuance) (the “Newly Issued Price”), (y) the aggregate gross proceeds from such issuances represent more than 60% of the total equity proceeds, and interest thereon, available for the funding of a Business Combination on the date of the consummation of a Business Combination (net of redemptions), and (z) the volume weighted average trading price of the Class A common stock during the 20 trading day period starting on the trading day prior to the day on which the Company consummates a Business Combination (such price, the “Market Value”) is below $9.20 per share, then the exercise price of the warrants will be adjusted (to the nearest cent) to be equal to 115% of the higher of the Market Value and the Newly Issued Price, the $18.00 per share redemption trigger price and the “Redemption of Warrants when the price per Class A common stock equals or exceeds $10.00” described above will be adjusted (to the nearest cent) to be equal to 180% of the higher of the Market Value and the Newly Issued Price, and the $10.00 per share redemption trigger price described above under “Redemption of Warrants when the price per Class A common stock equals or exceeds $10.00” will be adjusted (to the nearest cent) to be equal to the higher of the Market Value and the Newly Issued Price.

The Private Placement Warrants will be identical to the Public Warrants underlying the Units being sold in the Initial Public Offering, except that the Private Placement Warrants and the Class  common stock issuable upon the exercise of the Private Placement Warrants will not be transferable, assignable or salable until 30 days after the completion of a Business Combination, subject to certain limited exceptions. Additionally, the Private Placement Warrants will be exercisable on a cashless basis and be non-redeemable (except as described above under “Redemption of Warrants when the price per Class A common stock equals or exceeds $10.00”) so long as they are held by the initial purchasers or their permitted transferees. If the Private Placement Warrants are held by someone other than the initial purchasers or their permitted transferees, the Private Placement Warrants will be redeemable under all redemption scenarios by the Company and exercisable by such holders on the same basis as the Public Warrants.

Note 7—Fair Value Measurements

The following table presents information about the Company’s financial assets and liabilities that are measured at fair value on a recurring basis as of March 31, 2021 and indicates the fair value hierarchy of the valuation techniques that the Company utilized to determine such fair value.

	Fair Value Measured as of March 31,2021
	Level 1	Level 2	Level 3	Total
Assets
Investments held in Trust Account - U.S. Treasury Securities	$383,585,733	$—	$—	$383,585,733
Liabilities:
Warrant liabilities - public warrants	171,878,063	—	—	171,878,063
Warrant liabilities - private warrants	—	—	104,995,656	104,995,656
Total fair value	$555,463,796	$—	$104,995,656	$660,459,452

STEM, INC.

(Formerly Known as Star Peak Energy Transition Corp.)

NOTES TO UNAUDITED CONSOLIDATED CONDENSED FINANCIAL STATEMENTS

The following table presents information about the Company’s financial assets and liabilities that are measured at fair value on a recurring basis as of December 31, 2020 by level within the fair value hierarchy:

	Fair Value Measured as of December 31, 2020
	Level 1	Level 2	Level 3	Total
Assets
Investments held in Trust Account - U.S. Treasury Securities	$383,721,747	$—	$—	$383,721,747
Liabilities:
Warrant liabilities - public warrants	64,339,997	—	—	64,339,997
Warrant liabilities - private warrants	—	—	56,751,981	56,751,981
Total fair value	$448,061,744	$—	$56,751,981	$504,813,725

Transfers to/from Levels 1, 2, and 3 are recognized at the end of the reporting period. There were no transfers between levels for the three months ended March 31, 2021.

The fair value of the Private Placement Warrants have been estimated using a Monte Carlo simulation model each measurement date. The fair value of the warrants issued in connection with the Public Offering were initially measured at fair value using a Monte Carlo simulation model and subsequently measured based on the listed market price of such warrants. The Company estimate the fair value of the warrants at each reporting period, with changes in fair value recognized in the statements of operations. For the three months ended March 31, 2021, the Company recognized a charge from an increase in the fair value of liabilities of approximately $155.8 million presented as change in fair value of derivative warrant liabilities on the accompanying statements of operations.

The change in the fair value of the derivative warrant liabilities for three months ended March 31, 2021 is summarized as follows:

Warrant liabilities at December 31, 2020	$121,091,978
Change in fair value of warrant liabilities	155,781,741
Warrant liabilities at March 31, 2021	$276,873,719

The estimated fair value of the derivative warrant liabilities is determined using Level 3 inputs. Inherent in a Monte-Carlo simulation are assumptions related to expected stock-price volatility, expected life, risk-free interest rate, dividend yield, probability of completing a Business Combination and discount for lack of marketability. The Company estimates the volatility of its common stock based on historical volatility of select peer companies that matches the expected remaining life of the warrants. The risk-free interest rate is based on the U.S. Treasury zero-coupon yield curve on the grant date for a maturity similar to the expected remaining life of the warrants. The expected life of the warrants is assumed to be equivalent to their remaining contractual term. The dividend rate is based on the historical rate, which the Company anticipates remaining at zero. The Company estimates the probability of completing a Business Combination to be 95.0% based on its proposed business combination.

STEM, INC.

(Formerly Known as Star Peak Energy Transition Corp.)

NOTES TO UNAUDITED CONSOLIDATED CONDENSED FINANCIAL STATEMENTS

The following table provides quantitative information regarding Level 3 fair value measurements inputs as their measurement dates:

As of March 31, 2021
Exercise price	$11.50
Stock Price	$20.58
Term (in years)	5.09
Volatility	15.00%
Risk-free interest rate	0.94%
Dividend yield	—
Probability of completing a Business Combination	95.00%
Discount for lack of marketability	1.5%

Note 8—Subsequent Events

The Company evaluated subsequent events and transactions that occurred after the balance sheet date up to the date that the unaudited consolidated condensed financial statements were available to be issued, and determined that there have been no events that have occurred that would require adjustments to the disclosures in the unaudited consolidated condensed financial statements, except as noted below.

On April 28, 2021, the Company and STPK Merger Sub Corp., a newly formed wholly-owned subsidiary of the Company, and Stem, Inc., a Delaware corporation, consummated the previously-announced merger pursuant to that certain Agreement and Plan of Merger, dated December 3, 2020.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Stockholders and the Board of Directors of Stem, Inc.

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheets of Stem, Inc. and subsidiaries (the “Company”) as of December 31, 2020 and 2019, the related consolidated statements of operations, comprehensive loss, convertible preferred stock and stockholders’ deficit, and cash flows for each of the two years in the period ended December 31, 2020, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2020 and 2019, and the results of its operations and its cash flows for each of the two years in the period ended December 31, 2020, in conformity with accounting principles generally accepted in the United States of America.

Going Concern

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the financial statements, the Company has suffered recurring losses from operations and cash outflows from operating activities and has debt coming due that raise substantial doubt about its ability to continue as a going concern. Management’s plans regarding these matters are also described in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB and in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/DELOITTE & TOUCHE LLP

San Jose, California

March 15, 2021

We have served as the Company’s auditor since 2018.

STEM, INC.

CONSOLIDATED BALANCE SHEETS

(in thousands, except share and per share amounts)

	December 31,
	2020	2019
ASSETS
Current assets:
Cash and cash equivalents	$6,942	$12,889
Accounts receivable, net	13,572	6,619
Inventory, net	20,843	3,580
Other current assets (includes $123 and $483 due from related parties as of December 31, 2020 and 2019, respectively)	7,920	5,710
Total current assets	49,277	28,798
Energy storage systems, net	123,703	131,569
Contract origination costs, net	10,404	8,608
Goodwill	1,739	1,695
Intangible assets, net	12,087	10,695
Other noncurrent assets	8,640	6,682
Total assets	$205,850	$188,047

LIABILITIES, CONVERTIBLE PREFERRED STOCK AND STOCKHOLDERS’ DEFICIT
Current liabilities:
Accounts payable	$13,749	$12,691
Accrued liabilities	16,072	7,307
Accrued payroll	5,976	5,573
Notes payable, current portion	33,683	28,895
Convertible promissory notes (includes $45,271 and $24,102 due to related parties as of December 31, 2020 and 2019, respectively)	67,590	34,925
Financing obligation, current portion	14,914	6,373
Deferred revenue, current	36,942	10,948
Other current liabilities (includes $399 and $190 due to related parties as of December 31, 2020 and 2019, respectively)	1,589	2,636
Total current liabilities	190,515	109,348
Deferred revenue, noncurrent	15,468	9,780
Asset retirement obligation	4,137	5,759
Notes payable, noncurrent	4,612	6,568
Financing obligation, noncurrent	73,128	74,640
Warrant liabilities	95,342	6,094
Lease liability, noncurrent	57	390
Total liabilities	383,259	212,579
Commitments and contingencies (Note 18)
Convertible preferred stock, $0.00001 par value; 409,351,021 and 321,346,716 shares authorized as of December 31, 2020 and 2019, respectively; 175,437,783 and 191,139,933 shares issued and outstanding as of December 31, 2020 and 2019, respectively; (liquidation preference of $257,947 and $258,041 as of December 31, 2020 and 2019, respectively)	220,563	231,129
Stockholders’ Deficit:
Series 1 convertible preferred stock, $0.00001 par value; 4,305 shares authorized as of December 31, 2020 and 2019; 2,961 shares issued and outstanding as of December 31, 2020 and 2019	—	—
Common stock, $0.000001 par value; 474,728,323 and 386,728,323 authorized as of December 31, 2020 and 2019, respectively; 11,228,371 and 9,392,682 issued and outstanding as of December 31, 2020 and 2019, respectively	—	—
Additional paid-in capital	10,061	3,339
Accumulated other comprehensive (loss) income	(192)	54
Accumulated deficit	(407,841)	(259,054)
Total stockholders’ deficit	(397,972)	(255,661)
Total liabilities, convertible preferred stock and stockholders' deficit	$205,850	$188,047

The accompanying notes are an integral part of these consolidated financial statements.

STEM, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except share and per share amounts)

	Years Ended December 31,
	2020	2019
Service revenue	$15,645	$13,482
Hardware revenue	20,662	4,070
Total revenue	36,307	17,552
Cost of service revenue	21,187	16,958
Cost of hardware revenue	19,032	3,854
Total cost of revenue	40,219	20,812
Gross margin	(3,912)	(3,260)
Operating expenses:
Sales and marketing	14,829	17,462
Research and development	15,941	14,703
General and administrative	14,705	12,425
Total operating expenses	45,475	44,590
Loss from operations	(49,387)	(47,850)
Other income (expense), net:
Interest expense	(20,806)	(12,548)
Change in fair value of warrants and embedded derivative	(84,455)	1,493
Other expenses, net	(1,471)	(503)
Total other income (expense)	(106,732)	(11,558)
Loss before income taxes	(156,119)	(59,408)
Income tax expense	(5)	(6)
Net loss	$(156,124)	$(59,414)
Net loss per share attributable to common shareholders, basic and diluted	$(17.48)	$(6.05)
Weighted-average shares used in computing net loss per share, basic and diluted	9,474,749	10,703,380

The accompanying notes are an integral part of these consolidated financial statements.

STEM, INC.

CONSOLIDATED STATEMENTS OF COMPREHENSIVE LOSS

(in thousands)

	Years Ended December 31,
	2020	2019

Net loss	$(156,124)	$(59,414)
Other comprehensive (loss) income:
Foreign currency translation adjustment	(246)	54
Total comprehensive loss	$(156,370)	$(59,360)

The accompanying notes are an integral part of these consolidated financial statements.

STEM, INC.

CONSOLIDATED STATEMENTS OF CONVERTIBLE PREFERRED STOCK AND STOCKHOLDERS’ DEFICIT

(in thousands, except share amounts)

			Series 1					Accumulated
	Convertible		Convertible				Additional	Other		Total
	Preferred Stock		Preferred Stock		Common Stock		Paid-In	Comprehensive	Accumulated	Stockholders’
	Shares	Amount	Shares	Amount	Shares	Amount	Capital	(Loss) Income	Deficit	Deficit
Balance as of January 1, 2019	186,466,181	$218,931	3,405	$—	9,583,163	$—	$555	$—	$(210,596)	$(210,041)
Effect of exchange transaction (Note 11)	(15,035,612)	(15,946)	—	—	(603,874)	—	—	—	10,956	10,956
Issuance of warrants to purchase common stock	—	—	—	—	—	—	1,217	—	—	1,217
Issuance of Series D preferred stock upon conversion of promissory note	19,711,869	28,144	—	—	—	—	—	—	—	—
Settlement of litigation (Note 18)	(2,505)	—	(444)	—	(10,540)	—	—	—	—	—
Issuance of common stock upon exercise of stock options and warrants	—	—	—	—	423,933	—	36	—	—	36
Stock-based compensation	—	—	—	—	—	—	1,531	—	—	1,531
Foreign currency translation adjustments	—	—	—	—	—	—	—	54	—	54
Net loss	—	—	—	—	—	—	—	—	(59,414)	(59,414)
Balance as of December 31, 2019	191,139,933	231,129	2,961	—	9,392,682	—	3,339	54	(259,054)	(255,661)
Effect of exchange transaction (Note 11)	(15,546,014)	(10,605)	—	—	(466,711)	—	—	—	7,337	7,337
Cancellation of exchange transaction by shareholder (Note 11)	(177,375)	—	—	—	1,034,135	—	—	—	—	—
Recognition of beneficial conversion feature related to convertible notes (Note 11)	—	—	—	—	—	—	1,629	—	—	1,629
Issuance of warrants to purchase common stock	—	—	—	—	—	—	168	—	—	168
Issuance of common and preferred stock upon exercise of stock options and warrants	21,239	39	—	—	1,268,265	—	383	—	—	383
Stock-based compensation	—	—	—	—	—	—	4,542	—	—	4,542
Foreign currency translation adjustments	—	—	—	—	—	—	—	(246)	—	(246)
Net loss	—	—	—	—	—	—	—	—	(156,124)	(156,124)
Balance as of December 31, 2020	175,437,783	$220,563	2,961	$—	11,228,371	$—	$10,061	$(192)	$(407,841)	$(397,972)

The accompanying notes are an integral part of these consolidated financial statements.

STEM, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands)

	Years Ended December 31,
	2020	2019
OPERATING ACTIVITIES
Net loss	$(156,124)	$(59,414)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization expense	17,736	13,889
Non-cash interest expense, including interest expense associated with debt issuance costs	10,044	4,759
Stock-based compensation	4,542	1,531
Change in fair value of warrant liability and embedded derivative	84,455	(1,493)
Noncash lease expense	589	906
Accretion expense	217	303
Impairment of energy storage systems	1,395	295
Earnings from equity method investments	(129)	(76)
Changes in operating assets and liabilities:
Accounts receivable	(6,988)	(5,112)
Inventory	(17,263)	(1,553)
Other assets	(5,329)	(1,860)
Contract origination costs	(2,552)	(1,302)
Accounts payable and accrued expenses	5,684	10,562
Deferred revenue	31,682	9,007
Lease liabilities	(646)	(230)
Other liabilities	(984)	110
Net cash used in operating activities	(33,671)	(29,678)
INVESTING ACTIVITIES
Purchase of energy storage systems	(6,196)	(40,995)
Capital expenditures on internally-developed software	(5,828)	(5,356)
Purchase of property and equipment	(12)	(7)
Net cash used in investing activities	(12,036)	(46,358)
FINANCING ACTIVITIES
Proceeds from exercise of stock options and warrants	422	36
Proceeds from financing obligations	16,222	32,310
Repayment of financing obligations	(10,689)	(7,309)
Proceeds from issuance of convertible notes, net of issuance costs of $240 and $2,308 for the years ended December 31, 2020 and 2019, respectively	33,081	63,250
Proceeds from issuance of notes payable, net of issuance costs of $1,502 and $0 for the years ended December 31, 2020 and 2019, respectively.	23,498	4,710
Repayment of notes payable	(22,240)	(25,796)
Net cash provided by financing activities	40,294	67,201
Effect of exchange rate changes on cash and cash equivalents	(534)	(170)
Net decrease in cash and cash equivalents	(5,947)	(9,005)
Cash and cash equivalents, beginning of year	12,889	21,894
Cash and cash equivalents, end of year	$6,942	$12,889
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION
Cash paid for income taxes	$2	$3
Cash paid for interest	$9,665	$8,937
NON-CASH INVESTING AND FINANCING ACTIVITIES
Change in asset retirement costs and asset retirement obligation	$1,839	$(636)
Issuance of common stock warrants	$168	$1,216
Conversion of convertible promissory notes and accrued interest into Series D preferred stock	$—	$28,144
Conversion of accrued interest into outstanding note payable	$644	$—
Purchase of energy storage systems in accounts payable	$1,806	$950

The accompanying notes are an integral part of these consolidated financial statements

STEM, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.BUSINESS

Description of the Business

Stem, Inc. and its subsidiaries (together “Stem, Inc.” or the “Company”) is an energy technology company that creates innovative technology services that transform the way energy is distributed and consumed. Through its technology, the Company enables businesses to control their electricity expense and helps the electrical grid be more efficient in managing peak usage.

Stem, Inc. was incorporated on March 16, 2009 in the State of Delaware and is headquartered in San Francisco, California.

Liquidity and Going Concern

The accompanying consolidated financial statements have been prepared in conformity with U.S. generally accepted accounting principles (“GAAP”), assuming the Company will continue as a going concern. As of December 31, 2020, the Company had cash and cash equivalents of $6.9 million, an accumulated deficit of $407.8 million and net current liabilities of $141.2 million, with $116.2 million of debt financing coming due in 2021. During the year ended December 31, 2020, the Company incurred a net loss of $156.1 million and had negative cash flows from operating activities of $33.7 million. As a result of these conditions, there is substantial doubt about the Company’s ability to continue as a going concern within one year after the date that the financial statements are available to be issued.

The Company’s business prospects are subject to risks, expenses, and uncertainties frequently encountered by companies in the early stages of commercial operations. To date, the Company has been funded primarily by equity financings, convertible promissory notes and borrowings from affiliates. The attainment of profitable operations is dependent upon future events, including obtaining adequate financing to complete the Company’s development activities, obtaining adequate supplier relationships, building its customer base, successfully executing its business and marketing strategy and hiring appropriate personnel. Failure to generate sufficient revenues, achieve planned gross margins and operating profitability, control operating costs, or secure additional funding may require the Company to modify, delay, or abandon some of its planned future expansion or development, or to otherwise enact operating cost reductions available to management, which could have a material adverse effect on the Company’s business, operating results, financial condition, and ability to achieve its intended business objectives.

The Company intends to obtain financing through the execution of a merger transaction with a Special Purpose Acquisition Company (“SPAC”) or through the issuance of additional equity or debt. These plans are intended to mitigate the relevant conditions or events that raise substantial doubt about the Company’s ability to continue as a going concern; however, as the plans are not entirely within the Company’s control, management cannot assure they will be effectively implemented.

The consolidated financial statements do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets or the amounts and classification of liabilities that may result from the outcome of this uncertainty.

COVID-19

In March 2020, the World Health Organization declared the outbreak of the novel coronavirus disease (“COVID-19”) as a pandemic, and we expect our operations in all locations to be affected as the virus continues to proliferate. We have adjusted certain aspects of our operations to protect our employees and customers while still meeting customers’ needs for vital technology. We will continue to monitor the situation closely and it is possible that we will implement further measures. In light of the uncertainty as to the severity and duration of the pandemic, the impact on our revenues, profitability and financial position is uncertain at this time.

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2.SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the U.S. (“GAAP”) and include the accounts of the Company, its wholly-owned subsidiaries, and consolidated variable interest entities (“VIEs”). All intercompany balances and transactions have been eliminated in consolidation.

Reclassification

Certain prior year amounts have been reclassified for consistency with the current year presentation. These reclassifications had an immaterial effect on our reported results of operations.

Variable Interest Entities

The Company forms special purpose entities (“SPEs”), some of which are VIEs, with its investors in the ordinary course of business to facilitate the funding and monetization of its energy storage systems. A legal entity is considered a VIE if it has either a total equity investment that is insufficient to finance its operations without additional subordinated financial support or whose equity holders lack the characteristics of a controlling financial interest. The Company’s variable interests arise from contractual, ownership, or other monetary interests in the entity. The typical condition for a controlling financial interest ownership is holding a majority of the voting interests of an entity; however, a controlling financial interest may also exist in entities, such as VIEs, through arrangements that do not involve controlling voting interests.

The Company consolidates a VIE if it is deemed to be the primary beneficiary. The Company determines it is the primary beneficiary if it has the power to direct the activities that most significantly impact the VIEs’ economic performance and has the obligation to absorb losses or has the right to receive benefits of the VIE that could potentially be significant to the VIE. The Company evaluates its relationships with its VIEs on an ongoing basis to determine whether it is the primary beneficiary.

Equity Method Investments

The Company has ownership interests in SPEs which it does not control. The Company holds an interest in these SPEs of greater than 20% and has the ability to exercise significant influence and, therefore, uses the equity method to account for its investments in these SPEs. Under the equity method of accounting, investments are stated at initial cost and are adjusted for subsequent additional investments and the Company’s proportionate share of earnings or losses and distributions. Such proportionate share of earnings or losses is included within other expenses, net in the consolidated statements of operations. The Company considers whether its equity method investments are impaired when events or circumstances suggest that the carrying amount may not be recoverable. An impairment charge is recognized in the consolidated statements of operations for a decline in value that is determined to be other-than-temporary. In determining if and when a decline in the fair value of these investments below their carrying value is other-than-temporary, the Company evaluates the market condition, trends of earnings and cash flows and other key measures of performance and recognizes such loss which is deemed to be other-than-temporary. No such losses have been recognized during the years ended December 31, 2020 and 2019.

Use of Estimates

The preparation of consolidated financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the consolidated financial statements, and the reported amounts of revenues and expenses during the reporting period. The Company bases its estimates on historical experience and on various other assumptions

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believed to be reasonable. Actual results could differ from those estimates and such differences could be material to the financial position and results of operations.

Significant estimates and assumptions reflected in these consolidated financial statements include, but are not limited to, depreciable life of energy storage systems; the amortization of financing obligations; deferred commissions and contract fulfillment costs; the valuation of energy storage systems, internally developed software, and asset retirement obligations; and the fair value of equity instruments, equity- based instruments, warrant liabilities, and embedded derivatives.

Segment Information

Operating segments are defined as components of an entity for which discrete financial information is available that is regularly reviewed by the Chief Operating Decision Maker (“CODM”) in deciding how to allocate resources to an individual segment and in assessing performance. Our Chief Executive Officer is the CODM. The CODM reviews financial information presented on a consolidated basis for purposes of making operating decisions, allocating resources, and evaluating financial performance. As such, we have determined that the Company operates as one operating segment that is focused exclusively on innovative technology services that transform the way energy is distributed and consumed. Net assets outside of the U.S. were less than 10% of total net assets as of December 31, 2020 and 2019.

Cash and Cash Equivalents

The Company considers all highly liquid investments with an original maturity date of three months or less at the date of purchase to be cash equivalents. Cash and cash equivalents are maintained at financial institutions. The Company maintains all cash in a highly liquid form to meet current obligations.

Accounts Receivable, Net

Accounts receivable are recorded at the invoiced amount, net of allowance for doubtful accounts. Accounts receivable also include unbilled accounts receivable, which is composed of the monthly energy optimization services provided and recognized but not yet invoiced as of the end of the reporting period. The allowance for doubtful accounts is based on the Company’s best estimate and is determined based upon a variety of factors, including analyses of specific customer receivables, aging, and overall assessments of collectability. Accounts receivable balances are charged against the allowance when the Company believes it is probable that the receivable will not be recovered. The allowance for doubtful accounts balance was $0.1 million and $0.2 million as of December 31, 2020 and 2019, respectively.

Concentrations of Credit Risk and Other Uncertainties

Financial instruments that potentially subject the Company to concentration of credit risk consist of cash and cash equivalents and accounts receivable. The Company’s cash and cash equivalents are held at financial institutions where account balances may at times exceed federally insured limits. Management believes the Company is not exposed to significant credit risk due to the financial strength of the depository institution in which the cash is held. The Company has no financial instruments with off-balance sheet risk of loss.

At times, the Company may be subject to a concentration of credit risk in relation to certain customers due to the purchase of large energy storage systems made by such customers. The Company routinely assesses the creditworthiness of its customers. The Company has not experienced any material losses related to receivables from individual customers, or groups of customers during the years ended December 31, 2020 and 2019. The Company does not require collateral. Due to these factors, no additional credit risk beyond amounts provided for collection losses is believed by management to be probable in the Company’s accounts receivable.

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Significant Customers

A significant customer represents 10% or more of the Company’s total revenue or accounts receivable, net balance at each respective balance sheet date. For each significant customer, revenue as a percentage of total revenue and accounts receivable as a percentage of total accounts receivable are as follows:

	Accounts Receivable		Revenue
	December 31,		Years Ended December 31,
	2020	2019	2020	2019
Customers:
Customer A	*	45%	12%	*
Customer B	30%	*	*	*
Customer C	20%	*	*	*
Customer D	17%	*	25%	*
*	Total less than 10% for the respective period

Substantially all of the Company’s revenue is from customers in the U.S. for the years ended December 31, 2020 and 2019.

Inventory

Inventory consists of batteries and related components either in-process at the Company’s OEM suppliers or as a finished product at the Company’s warehouse which are sold and delivered directly to customers under the Company’s partnership arrangements as individual assets or assembled systems. Inventory is stated at lower of cost or net realizable value with cost being determined by the specific identification method. The Company periodically reviews its inventory for potentially slow-moving or obsolete items and writes down specific items in inventory to net realizable value based on its assessment of market conditions.

Energy Storage Systems, Net

The Company sells energy optimization services to host customers through the use of energy storage systems installed at customer locations. The Company determined that it does not transfer control of these energy storage systems to the customer, which are operated and controlled via the Company’s proprietary cloud-based software (“SaaS”) platform; therefore, these energy storage systems do not qualify as a leased asset. The energy storage systems are stated at cost, less accumulated depreciation.

Energy storage systems, net is comprised of equipment costs, which include components such as batteries, inverters, and other electrical equipment, and associated design, installation, and interconnection costs required to begin providing the energy optimization services to customers.

Depreciation of the energy storage systems is a component of cost of revenues within the consolidated statements of operations and is calculated using the straight-line method over the estimated useful lives of the energy storage systems, or 10 years, once the respective energy storage systems have been installed and interconnected to the power grid, the Company has received permission to operate, and the Company has begun to provide energy optimization services to the customer (i.e., energy storage system is live). Repairs and maintenance costs are expensed as incurred. Impairment charges related to energy storage system that were determined to no longer be recoverable were not material for the years ended December 31, 2020 and 2019.

Contract Origination Costs, Net

Contract origination costs, net is stated at gross contract origination costs less accumulated amortization. Contract origination costs consists of sales commissions earned by the Company’s sales team,as well as related payroll taxes and

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other relevant fringe benefits that are direct, incremental, and recoverable costs of obtaining a contract with a customer. As a result, these amounts have been capitalized on the consolidated balance sheets. The Company deferred incremental costs of obtaining a contract of $2.6 million and $1.8 million during the years ended December 31, 2020 and 2019, respectively.

Contract origination costs are amortized over a period of benefit of ten years. The period of benefit was estimated by considering factors such as historical customer attrition rates, the useful life of the Company’s technology, and the impact of competition in its industry. Amortization of contract costs were $0.8 million and $0.5 million for the years ended December 31, 2020 and 2019, respectively, and are included in sales and marketing expense in the accompanying consolidated statements of operations. The Company also recorded $0.1 million and $0.5 million in impairment losses in cost of revenue in the statements of operations related to the contract origination costs that were determined to no longer be recoverable during the years ended December 31, 2020 and 2019, respectively.

Goodwill

Goodwill represents the excess of cost over net assets of acquired businesses that are consolidated. The Company tests goodwill for impairment on an annual basis in the fourth quarter of each year, and between annual tests if indicators of potential impairment exist, by first assessing qualitative factors to determine whether it is necessary to perform the quantitative goodwill impairment test. No impairment of goodwill was recorded during the years ended December 31, 2020 and 2019.

Intangible Assets

The Company capitalizes costs incurred in the development of internal-use software during the application development stage. Costs related to preliminary project activities and post-implementation activities are expensed as incurred. Capitalized internal-use software is amortized on a straight-line basis over its estimated useful life of five years. The Company recorded amortization for internal-use software of $4.0 million and $3.0 million in cost of revenues in the accompanying consolidated statements of operations for the years ended December 31, 2020 and 2019, respectively.

Other finite-lived intangible assets consist of developed technology acquired in a business combination. Intangible assets acquired in business combinations are initially recorded at fair value and subsequently presented net of accumulated amortization. These intangible assets are amortized on a straight-line basis over their estimated useful lives. The Company amortizes its developed technology over five years. Amortization of these intangible assets was not material for the years ended December 31, 2020 and 2019.

Impairment of Long-Lived Assets

The Company reviews its long-lived assets, which primarily consist of energy storage systems, right-of- use assets, and intangible assets for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable or that the useful life is shorter than originally estimated. Recoverability of assets is measured by comparing the carrying amount of an asset to future undiscounted net cash flows expected to be generated by the asset over its remaining useful life.

If such assets are impaired, the impairment recognized is measured by the amount by which the carrying amount of the assets exceeds the fair value of the assets. If the useful life is shorter than originally estimated, the Company depreciates or amortizes the remaining carrying value over the revised shorter useful life. Assets to be disposed of by sale are reflected at the lower of their carrying amount or fair value less cost to sell.

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Leases

The Company determines if an arrangement is or contains a lease at inception by assessing whether the arrangement contains an identified asset and whether it has the right to control the identified asset. Right- of-use (“ROU”) assets represent the Company’s right to use an underlying asset for the lease term and lease liabilities represent the Company’s obligation to make lease payments arising from the lease. The classification of the Company’s leases as operating or finance leases along with the initial measurement and recognition of the associated ROU assets and lease liabilities is performed at the lease commencement date. The measurement of ROU assets and lease liabilities is based on the present value of future lease payments over the lease term. The ROU asset also includes the effect of any lease payments made prior to or on lease commencement and excludes lease incentives and initial direct costs incurred, as applicable.

As the implicit rate in the Company’s leases is generally unknown, the Company uses its incremental borrowing rate based on the information available at the lease commencement date in determining the present value of future lease payments. The Company considers its credit risk, term of the lease, total lease payments and adjusts for the impacts of collateral, as necessary, when calculating its incremental borrowing rates. The lease terms may include options to extend or terminate the lease when it is reasonably certain the Company will exercise any such options. Rent expense for the Company’s operating leases is recognized on a straight-line basis over the lease term. Variable lease payments are recorded as an expense in the period incurred.

The Company has elected to not separate lease and non-lease components for any leases within its existing classes of assets and, as a result, accounts for any lease and non-lease components as a single lease component. The Company has also elected to not apply the recognition requirement to any leases within its existing classes of assets with a term of 12 months or less.

Convertible Preferred Stock Warrant Liabilities

The Company evaluates whether its warrants for shares of convertible redeemable preferred stock are freestanding financial instruments that obligate the Company to redeem the underlying preferred stock at some point in the future and determined that each of its outstanding warrants for preferred stock are liability classified. The warrants are subject to re-measurement at each balance sheet date, and any change in fair value is recognized in the change in fair value of warrants and embedded derivatives in the consolidated statements of operations. The Company will continue to remeasure the warrants until the earlier of the exercise or expiration, the completion of a deemed liquidation event, the conversion of convertible preferred stock into common stock, or until holders of the convertible preferred stock can no longer trigger a deemed liquidation event. On expiration, the convertible preferred stock warrants will automatically net exercise, unless the warrant holder provides written notice that it does not wish to exercise its warrants. Upon exercise, the related convertible preferred stock warrant liability will be reclassified to convertible preferred stock.

Asset Retirement Obligations

The Company recognizes a liability for the fair value of asset retirement obligations (“ARO”) associated with its energy storage systems in the period in which there is a legal obligation associated with the retirement of such assets and the amount can be reasonably estimated. The associated asset retirement costs are capitalized as part of the carrying amount of the energy storage systems and depreciated over the asset’s remaining useful life. This liability includes costs related to the removal of its energy storage systems at the conclusion of each respective customer contract. Subsequent to initial measurement, the asset retirement liability is accreted each period and such accretion is recognized as an expense in the consolidated statements of operations. If there are changes in the estimated amount or timing of cash flows, a revision is recorded to both the asset retirement obligation and the asset retirement capitalized cost.

Financing Obligations

The Company has formed various SPEs to finance the development and construction of its energy storage systems. These SPEs, which are structured as limited liability companies, obtain financing in the form of large upfront payments

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from outside investors and purchase energy storage systems from the Company under master purchase agreements. The Company accounts for the large upfront payments received from the fund investor as a borrowing by recording the proceeds received as a financing obligation, which will be repaid through host customer payments and incentives received from the utilities that will be received by the investor.

The financing obligation is non-recourse once the associated energy storage systems have been placed in-service and the associated customer arrangements have been assigned to the SPE. However, the Company is responsible for any warranties, performance guarantees, accounting, performance reporting, and all other costs associated with the operation of the energy storage systems. Despite such energy storage systems being legally sold to the SPEs, the Company recognizes host customer payments and incentives as revenue during the period as discussed in Note 3, Revenue. The amounts received by the fund investor from customer payments and incentives are recognized as interest using the effective interest method, and the balance is applied to reduce the financing obligation. The effective interest rate is the interest rate that equates the present value of the cash amounts to be received by a fund investor in relation to the underlying Projects with the present value of the cash amounts paid by the investor to the Company, adjusted for any payments made by the Company.

Fair Value of Financial Instruments

Assets and liabilities recorded at fair value in the consolidated financial statements are categorized based upon the level of judgment associated with the inputs used to measure their fair value. The fair value of the Company’s financial assets and liabilities reflects management’s estimate of amounts that the Company would have received in connection with the sale of the assets or paid in connection with the transfer of the liabilities in an orderly transaction between market participants at the measurement date. In connection with measuring the fair value of its assets and liabilities, the Company seeks to maximize the use of observable inputs (market data obtained from independent sources) and to minimize the use of unobservable inputs (internal assumptions about how market participants would price assets and liabilities).

Hierarchical levels which are directly related to the amount of subjectivity associated with the inputs to the valuation of these assets or liabilities are as follows:

Level 1 — Unadjusted quoted prices in active markets for identical assets or liabilities that the Company has the ability to access as of the measurement date.

Level 2 — Inputs other than quoted prices included within Level 1 that are directly observable for the asset or liability or indirectly observable through corroboration with observable market data.

Level 3 — Unobservable inputs for the asset or liability only used when there is little, if any, market activity for the asset or liability at the measurement date.

This hierarchy requires the Company to use observable market data, when available, and to minimize the use of unobservable inputs when determining fair value. Assets and liabilities measured at fair value are classified in their entirety based on the lowest level of input that is significant to their fair value measurement. The Company’s assessment of the significance of a specific input to the fair value measurement in its entirety requires management to make judgments and consider factors specific to the asset or liability.

Financial assets and liabilities held by the Company measured at fair value on a recurring basis as of December 31, 2020 and 2019 include cash and cash equivalents, warrant liabilities, and embedded derivatives which are bifurcated from the host financial instrument.

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Revenue Recognition

The Company generates revenue from the sales of its energy optimization services to its customers in accordance with Accounting Standards Update (“ASU”), Revenue from Contracts with Customers (Topic 606) (“ASU 2014-09”). See Note 3, Revenue for discussion of the Company’s revenue recognition policies and financial statement impacts.

Cost of Revenue

Cost of revenue related to the sale of hardware includes the cost of the hardware sold to project developers, which generally includes the cost to purchase the hardware from a manufacturer, shipping, and other costs required to fulfill our obligation to deliver the hardware to the customer location. Cost of revenue may also include any impairment of hardware held in inventory for sale to a customer. Cost of revenue related to the sale of hardware is recognized when the delivery of the hardware is completed.

Cost of revenue related to energy optimization services includes depreciation of the cost of energy storage systems associated with long-term host customer contracts, which includes capitalized fulfillment costs, such as installation services, permitting and other related costs. Cost of revenue may also include any impairment of energy storage systems along with energy storage system maintenance costs associated with the ongoing services provided to customers and other amounts not qualifying for capitalization pursuant to the Company’s internal use software capitalization policy. Cost of revenue is recognized as the energy optimization and other supporting services are provided to the Company’s customers throughout the term of the contract.

Sales and Marketing

Sales and marketing expense consists primarily of payroll and other related personnel costs, including stock-based compensation, employee benefits, and travel for our sales & marketing department. These costs are recognized in the period incurred. Advertising expenses for the years ended December 31, 2020 and 2019 were not material.

Research and Development

Research and development expense consists primarily of payroll and other related personnel costs for engineers and third parties engaged in the design and development of products, third-party software, and technologies, including salaries, bonus and stock-based compensation expense, project material costs, services, and depreciation. The Company expenses research and development costs as they are incurred.

General and Administrative

General and administrative expense consists of payroll and other related personnel costs, including salaries, bonuses and stock-based compensation for executive management, legal, finance, and others. In addition, general and administrative expense includes fees for professional services and occupancy costs.

Stock-Based Compensation

The Company recognizes stock-based compensation expense related to employees over the requisite service period based on the grant-date fair value of the awards. The fair value of options granted is estimated using the Black-Scholes option valuation model. The Company recognizes the grant-date fair value of an award as compensation expense on a straight-line basis over the requisite service period, which typically corresponds to the vesting period for the award. The Company elects to account for forfeitures as they occur and, upon forfeiture of an award prior to vesting, the Company reverses any previously recognized compensation expense related to that award.

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Income Taxes

The Company uses the asset and liability method of accounting for income taxes based on Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) 740, Accounting for Income Taxes. Under the asset and liability method, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between financial statement carrying amounts and the tax basis of existing assets and liabilities. The Company records a valuation allowance to reduce tax assets to an amount for which realization is more likely than not. There are certain charges that are not deductible for tax purposes.

In evaluating the ability to recover its deferred income tax assets, the Company considers all available positive and negative evidence, including its operating results, ongoing tax planning, and forecasts of future taxable income on a jurisdiction-by-jurisdiction basis. In the event the Company determines that it would be able to realize its deferred income tax assets in the future in excess of their net recorded amount, it would make an adjustment to the valuation allowance that would reduce the provision for income taxes. Conversely, in the event that all or part of the net deferred tax assets are determined not to be realizable in the future, an adjustment to the valuation allowance would be charged to earnings in the period such determination is made.

The Company recognizes the tax benefit from uncertain tax positions in accordance with GAAP, which prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of uncertain tax positions taken or expected to be taken in the Company’s tax return. No liability related to uncertain tax positions has been recognized in the financial statements.

The Company includes interest and penalties for uncertain tax positions in the financial statements as a component of income tax expense. No accrual has been deemed necessary as of December 31, 2020 and 2019.

Foreign Currency Translation

The Company’s foreign subsidiaries financial position and results of operations are measured using the local currency as the functional currency. The functional currency is the currency of the primary economic environment in which an entity’s operations are conducted. Assets and liabilities of foreign subsidiaries are translated at exchange rates in effect as of the balance sheet date. Revenues and expenses are translated at average exchange rates in effect during the year. Translation adjustments are recorded within accumulated other comprehensive income, a separate component of stockholders’ deficit.

Net Loss Per Share Attributable to Common Stockholders

Basic and diluted net loss per share attributable to common stockholders is presented in conformity with the two-class method required for participating securities. Under the two-class method, net loss is attributed to common stockholders and participating securities based on their participation rights. The Company considers all series of its convertible preferred stock to be participating securities. Under the two- class method, the net loss attributable to common stockholders is not allocated to the convertible preferred stock as the holders of the Company’s convertible preferred stock do not have a contractual obligation to share in the Company’s losses. Basic net loss per share attributable to common stockholders is calculated by dividing the net loss attributable to common stockholders by the weighted-average number of shares of common stock outstanding for the period, without consideration for potential dilutive securities. Diluted net loss per share is computed by dividing the net loss attributable to common stockholders by the weighted- average number of common shares and common share equivalents of potentially dilutive securities outstanding for the period. For purposes of the diluted net loss per share calculation, convertible preferred stock, convertible notes, warrants and common stock options are considered to be potentially dilutive securities. As the Company was in a net loss position for the years ended December 31, 2020 and 2019, diluted net loss per share attributable to common stockholders is the same as basic net loss per share attributable to common stockholders because the effects of potentially dilutive securities are antidilutive.

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Recently Adopted Accounting Standards

In August 2018, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) 2018-13, Fair Value Measurement (Topic 820): Disclosure Framework—Changes to the Disclosure Requirements for Fair Value Measurement. The amendments applicable to the Company on the range and weighted average of significant unobservable inputs used to develop Level 3 fair value measurements and the narrative description of measurement uncertainty should be prospectively applied in the initial fiscal year of adoption. All other amendments applicable to the Company should be applied retrospectively to all periods presented upon their effective date. The Company adopted ASU 2018-13 as of January 1, 2020. The Company’s disclosures related to its level 3 financial instruments were not materially impacted for the periods presented. See Note 4, Fair Value Measurements, for more information.

Recently Issued Accounting Standards

In June 2016, the FASB issued ASU 2016-13, Financial instruments—Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments, and subsequent related ASUs, which amends the guidance on the impairment of financial instruments by requiring measurement and recognition of expected credit losses for financial assets held. This ASU is effective for public and private companies’ fiscal years, and for interim periods within those fiscal years, beginning after December 15, 2019, and December 15, 2022, respectively. The Company expects to adopt ASU 2016-13 under the private company transition guidance beginning January 1, 2023 and is currently assessing the impact, if any, the guidance will have on the Company’s consolidated financial statements.

In August 2018, the FASB issued ASU 2018-15, Intangibles—Goodwill and Other—Internal-Use Software (Subtopic 350-40): Customer’s Accounting for Implementation Costs Incurred in a Cloud Computing Arrangement That Is a Service Contract (“ASU 2018-15”). The intent of this pronouncement is to align the requirements for capitalizing implementation costs incurred in a cloud computing arrangement that is a service contract with the requirements for capitalizing implementation costs incurred to develop or obtain internal- use software as defined in ASC 350-40. Under ASU 2018-15, the capitalized implementation costs related to a cloud computing arrangement will be amortized over the term of the arrangement and all capitalized implementation amounts will be required to be presented in the same line items of the financial statements as the related hosting fees. ASU 2018-15 is effective for public and private companies’ fiscal years beginning after December 15, 2019, and December 15, 2020, respectively, and interim periods within those fiscal years, with early adoption permitted. The Company will adopt ASU 2018-15 for the fiscal year beginning January 1, 2021, and does not expect the adoption to have a material impact on the Company’s consolidated financial statements.

In December 2019, the FASB issued ASU 2019-12, Income Taxes (Topic 740): Simplifying the Accounting for Income Taxes (“ASU 2019-12”). ASU 2019-12 removes certain exceptions to the general principles in Topic 740 and also clarifies and amends existing guidance to improve consistent application. ASU 2019-12 will be effective for public entities for interim and annual periods beginning after December 15, 2020, with early adoption permitted. ASU 2019-12 will be effective for private entities for annual periods beginning after December 15, 2021, and interim periods beginning after December 15, 2020, with early adoption permitted. The Company plans to adopt ASU 2019-12 for the fiscal year beginning January 1, 2022 and is currently assessing the impact, if any, the guidance will have on the Company’s consolidated financial statements.

In August 2020, the FASB issued ASU 2020-06, Debt — Debt with Conversion and Other Options (Subtopic 470-20) and Derivatives and Hedging — Contracts in Entity’s Own Equity (Subtopic 815-40) — Accounting For Convertible Instruments and Contracts in an Entity’s Own Equity. The ASU simplifies accounting for convertible instruments by removing major separation models required under current GAAP. Consequently, more convertible debt instruments will be reported as a single liability instrument with no separate accounting for embedded conversion features. The ASU removes certain settlement conditions that are required for equity contracts to qualify for the derivative scope exception, which will permit more equity contracts to qualify for it. The ASU also simplifies the diluted net income per share calculation in certain areas. The new guidance is effective for annual and interim periods beginning

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after December 15, 2023, and early adoption is permitted for fiscal years beginning after December 15, 2020, and interim periods within those fiscal years. The Company plans to adopt 2020-06 for the fiscal year beginning January 1, 2024 and is currently evaluating the impact that this new guidance will have on the Company’s financial statements.

3.REVENUE

The Company generates revenue through two types of arrangements with customers, host customer arrangements and partnership arrangements. The Company recognizes revenue under these arrangements as described below.

Host Customer Arrangements

Host customer contracts are generally entered into with commercial entities who have traditionally relied on power supplied directly from the grid. Host customer arrangements consist of a promise to provide energy optimization services through the Company’s proprietary SaaS platform coupled with a dedicated energy storage system owned and controlled by the Company throughout the term of the contract. The host customer does not obtain legal title to, or ownership of the dedicated energy storage system at any point in time. The host customer is the end consumer of the energy that directly benefits from the energy optimization services provided by the Company. The term for the Company’s contracts with host customers generally ranges from 5 to 10 years, which may include certain renewal options to extend the initial contract term or certain termination options to reduce the initial contract term.

Although the Company installs an energy storage system at the host customer site in order to provide the energy optimization services, the Company determined it has the right to direct how and for what purpose the asset is used through the operation of its SaaS platform and, as such, retains control of the energy storage system; therefore, the contract does not contain a lease. The Company determined the various energy optimization services provided throughout the term of the contract, which may include services such as remote monitoring, performance reporting, preventative maintenance and other ancillary services necessary for the safe and reliable operation of the energy storage system, are part of a combined output of energy optimization services and the Company provides a single distinct combined performance obligation representing a series of distinct days of services.

The Company determines the transaction price at the outset of the arrangement, primarily based on the contractual payment terms dictated by the contract with the customer. Fees charged to customers for energy optimization services generally consist of recurring fixed monthly payments throughout the term of the contract. In certain arrangements, the transaction price may include incentive payments that are earned by the host customer from utility companies in relation to the services provided by the Company. Under such arrangements, the rights to the incentive payments are assigned by the host customer to the Company. These incentives may be in the form of fixed upfront payments, variable monthly payments, or annual performance- based payments over the first five years of the customer contract term. Incentive payments may be contingent on approval from utility companies or actual future performance of the energy storage system.

Substantially all of the Company’s arrangements provide customers the unilateral ability to terminate for convenience prior to the conclusion of the stated contractual term or the contractual term is shorter than the estimated benefit period, which the Company has determined to be 10 years based on the estimated useful life of the underlying energy storage systems and the period over which the customer can benefit from the energy optimization services utilizing such energy storage systems. In these instances, the Company determined that upfront incentive payments received from its customers represent a material right that is, in effect, an advance payment for future energy optimization services to be recognized throughout the estimated benefit period. In contracts where the customer does not have the unilateral ability to terminate for convenience without a penalty during the estimated benefit period, the Company determined the upfront incentive payments do not represent a material right for services provided beyond the initial contractual period and are therefore a component of the initial transaction price. The Company revisits its estimate of the benefit period each reporting period. The Company’s contracts with host customers do not contain a significant financing component.

STEM, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The Company transfers control of its energy optimization services to its customers continuously throughout the term of the contract (a stand-ready obligation) and revenue is recognized ratably as control of these services is transferred to its customers, in an amount that reflects the consideration the Company expects to be entitled to in exchange for its services. Monthly incentive payments based on the performance of the energy storage system are allocated to the distinct month in which they are earned because the terms of the payments relate specifically to the outcome from transferring the distinct time increment (month) of service and because such amounts reflect the fees to which the Company expects to be entitled for providing energy optimization services each period, consistent with the allocation objective. Annual variable performance- based payments are estimated at the inception in the transaction price using the expected value method, which takes into consideration historical experience, current contractual requirements, specific known market events and forecasted energy storage system performance patterns, and the Company recognizes such payments ratably using a time-based measure of progress of days elapsed over the term of the contract to the extent that it is probable that a significant reversal of the cumulative revenue recognized will not occur in a future period. At the end of each reporting period, the Company reassesses its estimate of the transaction price. The Company does not begin recognition of revenue until the energy storage system is live (i.e., provision of energy optimization services has commenced) or, as it relates to incentive payments, when approval has been received from the utility company if later.

Partnership Arrangements

Partnership arrangements consist of promises to transfer inventory in the form of an energy storage system to a solar plus storage project developer and separately provide energy optimization services as described previously to the ultimate owner of the project after the developer completes the installation of the project. Under partnership arrangements, the Company’s customer is the solar plus storage project developer. The customer obtains legal title to along with ownership and control of the inventory upon delivery and the customer is responsible for the installation of the project. Once installation of the project is complete, the owner of the solar plus storage project provides energy to the end consumer through a separate contractual arrangement directly with the end consumer. The term for the Company’s contracts with customers under partnership arrangements generally ranges from 10 to 20 years.

The Company determined the promise to deliver the inventory as a component of the solar plus storage project for which the customer is responsible to develop is a separate and distinct performance obligation from the promise to provide energy optimization services.

The Company determines the transaction price at the outset of the arrangement, primarily based on the contractual payment terms dictated by the contract with the customer. Fees charged for the sale of inventory generally consist of fixed fees payable upon or shortly after successful delivery to the customer. Fees charged to customers for energy optimization services consist of recurring fixed monthly payments throughout the term of the contract. The Company is responsible for designing, procuring, delivering and ensuring the proper components are provided in accordance with the requirements of the contract. Although the inventory is purchased by the Company from a third-party manufacturer, the Company determined it obtains control of the inventory prior to delivery to the customer and is the principal in the arrangement. The Company is fully responsible for responding to and correcting any customer issues related to the delivery of the inventory. The Company holds title and assumes all risks of loss associated with the inventory until the customer accepts the inventory. The Company is primarily responsible for fulfilling the delivery of the inventory to the customer, assumes substantial inventory risks and has discretion in the pricing charged to the customer. The Company has not entered into any partnership arrangements where it is not the principal in the transaction.

The Company allocates revenue between the hardware and energy storage services performance obligations based on the standalone selling price of each performance obligation. The standalone selling price for the hardware is established based on observable pricing. The standalone selling price for the energy optimization services is established using a residual value approach due to the significant variability in the services provided to each individual customer based on the specific requirements of each individual project and the lack of observable standalone sales of such services. The Company’s partnership arrangements do not contain a significant financing component.

The Company transfers control of the inventory upon delivery and simultaneous transfer of title to the customer. The Company transfers control of its energy optimization services to its customers continuously throughout the term of

STEM, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

the contract (a stand-ready obligation), which does not commence until the customer successfully completes the installation of the project. As a result, the time frame between when the Company transfers control of the inventory to the customer upon delivery is generally several months, and can be in excess of one year, before the Company is required to perform any subsequent energy optimization services. Revenue is recognized ratably as control of these services is transferred to its customers based on a time-based output measure of progress of days elapsed over the term of the contract, in an amount that reflects the consideration the Company expects to be entitled to in exchange for its services.

In some partnership arrangements, the Company charges shipping fees for the inventory. The Company accounts for shipping as a fulfillment activity, since control transfers to the customer after the shipping is complete and includes such amounts within cost of revenue.

Disaggregation of Revenue

The following table provides information on the disaggregation of revenue as recorded in the consolidated statements of operations (in thousands):

	December 31,
	2020	2019
Partnership hardware revenue	$20,662	$4,070
Partnership service revenue	51	6
Host customer service revenue	15,594	13,476
Total revenue	$36,307	$17,552

Remaining Performance Obligations

Remaining performance obligations represent contracted revenue that has not been recognized, which include contract liabilities (deferred revenue) and amounts that will be billed and recognized as revenue in future periods. As of December 31, 2020, the Company had $148.9 million of remaining performance obligations, and the approximate percentages expected to be recognized as revenue in the future are as follows (in thousands):

	Total
	remaining	Percent expected to be recognized as revenue
	performance	Less than	Two to	Greater
	obligations	one year	five years	than five year

		(in thousands, except percentages)
Service revenue	$107,909	13%	50%	37%
Hardware revenue	41,012	100%	—	—
Total revenue	$148,921

STEM, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Contract Balances

Deferred revenue primarily includes cash received in advance of revenue recognition related to energy optimization services and incentives. The following table presents the changes in the deferred revenue balance during the years ended December 31, 2020 and 2019 (in thousands):

	December 31,
	2020	2019
Beginning balance at January 1,	$20,728	$11,859
Upfront payments received from customers	40,481	6,698
Upfront or annual incentive payments received	8,015	8,240
Revenue recognized related to amounts that were included in beginning balance of deferred revenue	(9,764)	(4,830)
Revenue recognized	(7,050)	(1,239)
Ending balance at December 31,	$52,410	$20,728

4.FAIR VALUE MEASUREMENTS

Fair value accounting is applied for all financial assets and liabilities that are recognized or disclosed at fair value in the financial statements on a recurring basis. At December 31, 2020 and 2019, the carrying amount of cash and cash equivalents, accounts receivable, other current assets, other assets, accounts payable, and accrued and other current liabilities approximated their estimated fair value due to their relatively short maturities.

The following table provides the financial instruments measured at fair value (in thousands):

		December 31, 2020
	Level 1	Level 2	Level 3	Total
Assets
Cash equivalents:	$67	$—	$—	$67
Money market fund
Liabilities
Convertible preferred stock warrant liabilities	$—	$—	$95,342	$95,342
Embedded derivative liabilities	$—	$—	$—	$—
Total liabilities	$—	$—	$95,342	$95,342

		December 31, 2019
	Level 1	Level 2	Level 3	Total
Assets
Cash equivalents:	$67	$—	$—	$67
Money market fund
Liabilities
Convertible preferred stock warrant liabilities	$—	$—	$6,094	$6,094
Embedded derivative liabilities	$—	$—	$786	$786
Total liabilities	$—	$—	$6,880	$6,880

The Company’s money market funds are classified as Level 1 because they are valued using quoted market prices. The convertible preferred stock warrant liabilities and embedded derivatives are defined as Level 3 in the fair value hierarchy as the valuations are based on significant unobservable inputs, which reflect the Company’s own assumptions incorporated in valuation techniques used to determine fair value; further discussion of these assumptions is set forth below. There were no transfers into or out of Level 3 of the fair value hierarchy during the periods presented.

STEM, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Convertible Preferred Stock Warrant Liabilities

The fair value of the detachable redeemable preferred stock warrants was determined as of December 31, 2020 and 2019 using the Black-Scholes method as well as a discount for lack of marketability. Black- Scholes inputs used to value the warrants are based on information from purchase agreements and within valuation reports prepared by an independent third party for the Company. Inputs include exercise price, volatility, fair value of common or preferred stock, expected dividend rate and risk-free interest rate.

The key assumptions used for the valuation of the preferred stock warrant liabilities upon remeasurement were as follows:

	Year Ended December 31,
	2020	2019
Volatility	65.0%	65.0%
Risk-free interest rate	0.1%	1.6%
Expected term (in years)	1.5	2.5
Dividend yield	—%	—%
Discount for lack of marketability	12.3%	40.0%

The following table presents the changes in the liability for warrants on convertible preferred stock during the years ended December 31, 2020 and 2019 (in thousands):

	December 31,
	2020	2019
Beginning balance at January 1,	$6,094	$1,700
Issuance of warrants	3,633	3,999
Change in fair value of warrants	85,623	395
Exercised warrants	(8)	—
Ending balance at December 31,	$95,342	$6,094

Embedded Derivatives

The fair value of the derivative liability related to the Company’s issuance of certain convertible notes discussed in Note 11 was estimated using a with and without method. This method isolates the value of the embedded derivative by measuring the difference in the host contract’s value with and without the isolated feature. The resulting cash flows are discounted at the Company’s borrowing rate, as adjusted for fluctuations in the market interest rate from the inception of the Company’s comparative borrowings to the reporting date, to measure the fair value of the embedded derivative. The valuation for the conversion portion of the derivative factors in the expected timing and probability of a qualified financing that would result in the conversion of the underlying (refer to Note 11 for further discussion of the terms), plus accrued interest discounted to the qualified financing price per share. The probability and timing of a qualified financing are estimated at each reporting date. As of December 31, 2020, the Company determined the probability of a qualified financing to be minimal and, as such, the estimated value of the derivative is $0.

The following table sets forth a summary of the changes in fair value of the embedded derivative liabilities:

	December 31,
	2020	2019
Beginning balance at January 1,	$786	$—
Issuance of derivative	382	2,673
Change in fair value	(1,168)	(1,887)
Ending balance at December 31,	$—	$786

STEM, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

5.GOODWILL AND INTANGIBLE ASSETS, NET

Goodwill consists of the following (in thousands):

	December 31,
	2020	2019
Goodwill	$1,625	$1,625
Effect of foreign currency translation	114	70
Total goodwill	$1,739	$1,695

Intangible assets, net, consists of the following (in thousands):

	December 31,
	2020	2019
Developed technology	$500	$500
Internally developed software	22,545	16,722
Intangible assets	23,045	17,222
Less: Accumulated amortization	(10,993)	(6,549)
Add: Currency translation adjustment	35	22
Total intangible assets, net	$12,087	$10,695

Amortization expense for intangible assets was $4.5 million and $3.1 million for the years ended December 31, 2020 and 2019, respectively, of which substantially all represents amortization of internally developed software recognized in cost of goods sold in the consolidated statements of operations.

6.LEASES

The Company leases and subleases certain office spaces with lease terms ranging from one to five years. These leases require monthly lease payments that may be subject to annual increases throughout the lease term. Certain of these leases also include renewal options at the election of the Company to renew or extend the lease for an additional three to five years. These optional periods have not been considered in the determination of the ROU assets or lease liabilities associated with these leases as the Company did not consider the exercise of these options to be reasonably certain.

The Company performed evaluations of its contracts and determined each of its identified leases are operating leases. For the years ended December 31, 2020 and 2019, the Company incurred $0.8 million and $1.2 million, respectively, of rent expense included in operating expenses in the consolidated statements of operations in relation to its operating leases, inclusive of short-term and variable lease expense which was immaterial. Cash paid for amounts included in the measurement of operating lease liabilities for the years ended December 31, 2020 and 2019 was $0.7 million and $0.9 million, respectively, and was included in net cash used in operating activities in the Company’s consolidated statements of cash flows.

STEM, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

As of December 31, 2020, future payments associated with the Company’s operating lease liabilities were as follows (in thousands):

Operating
Leases
2021	$348
2022	60
Total lease payments	408
Less: imputed interest	(18)
Total operating lease liability future lease payments	$390

Reported as of December 31, 2020 and 2019 (in thousands):

	December 31,
	2020	2019
Current portion of operating lease liabilities included within other current liabilities	$333	$645
Non-current portion of operating lease liabilities	57	390
Total	$390	$1,035

The following summarizes additional information related to operating leases:

	December 31,
	2020	2019
Weighted average remaining operating lease term (in years)	0.8	2.1
Weighted average discount rate	11.3%	11.0%

7.ASSET RETIREMENT OBLIGATION

The information below details the asset retirement obligation for the years ended December 31, 2020 and 2019 as follows (in thousands):

	December 31,
	2020	2019
Beginning balance at January 1,	$5,759	$6,092
Asset retirement obligation	771	850
Settlement of asset retirement obligation	(1,375)	—
Retirement cost revaluation	(1,235)	(1,486)
Accretion expense	217	303
Ending balance at December 31,	$4,137	$5,759

8.ENERGY STORAGE SYSTEMS, NET

Energy storage systems, net, consists of the following (in thousands):

	December 31,
	2020	2019
Energy storage systems placed into service	$144,425	$124,789
Less accumulated depreciation	(33,389)	(20,489)
Energy storage systems not yet placed into service	12,667	27,269
Total energy storage systems, net	$123,703	$131,569

STEM, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Depreciation expense for the energy storage systems was approximately $13.9 million and $9.7 million within cost of service revenue for the years ended December 31, 2020 and 2019, respectively.

9.BALANCE SHEET COMPONENTS

Inventory

Inventory consists of the following (in thousands):

	December 31,
	2020	2019
Work in process inventory	$15,296	$2,535
Batteries	5,547	1,045
Total inventory	$20,843	$3,580

Other Current Assets

Other current assets consist of the following (in thousands):

	December 31,
	2020	2019
Deferred costs with suppliers	$6,204	$3,589
Prepaid expenses	698	868
Utility program deposits	891	770
Due from related parties	123	483
Other	4	—
Total other current assets	$7,920	$5,710

Other Noncurrent Assets

Other noncurrent assets consist of the following (in thousands):

	December 31,
	2020	2019
Receivable from SPEs (Note 15)	$3,583	$3,161
Deferred SPAC costs	1,256	—
Self-generation incentive program deposits	1,036	864
Investment in VIEs	744	843
Revolver debt issuance costs	73	416
Right-of-use assets (Note 6)	358	947
Property and equipment, net	44	71
Other	1,546	380
Total other noncurrent assets	$8,640	$6,682

Depreciation expense for property and equipment was immaterial for both the years ended December 31, 2020 and 2019.

Accrued Liabilities

Accrued liabilities consist of the following (in thousands):

STEM, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

	December 31,
	2020	2019
Accrued payables	$9,799	$5,493
Accrued interest–notes payable	6,149	1,757
Other accrued liabilities	124	57
Total accrued liabilities	$16,072	$7,307

Other Current Liabilities

Other current liabilities consist of the following (in thousands):

	December 31,
	2020	2019
System advances	$640	$1,493
Lease liabilities–current portion	333	645
Due to related parties	399	190
Other	217	308
Total other current liabilities	$1,589	$2,636

10.NOTES PAYABLE

Revolving Loan Due to SPE Member

In April 2017, the Company entered into a revolving loan agreement with an affiliate of a member of certain SPEs with the Company, which was subsequently amended from time to time. The purpose of this revolving loan agreement is to finance 100% of the Company’s purchase of hardware for its various energy storage system projects. As of the beginning of 2019, the agreement had a total revolving loan capacity $35.0 million that bore fixed interest at 10% with a maturity date of August 2019, which continued to be extended through December 2019 via mutual agreement with the lender. In December 2019, in conjunction with the restructuring of the term loan due to the SPE member discussed below, the Company expanded the revolving loan capacity to $45.0 million and extended the maturity date to June 2020.

In May 2020, the Company entered into an amendment to the revolving loan agreement, which reduced the loan capacity to $35.0 million and extended the maturity date to May 2021. The amendment increased the fixed interest rate for any borrowings outstanding more than nine months to 14% thereafter. Additionally, under the original terms of the revolving loan agreement, the Company was able to finance 100% of the value of the hardware purchased up to the total loan capacity. The amendment reduced the advance rate to 85%, with an additional reduction to 70% in August 2020. The amendment was accounted for as a modification of the debt, which did not have a material impact on the consolidated financial statements. As of December 31, 2020 and 2019, the Company had $7.4 million and $19.6 million, respectively, outstanding under the revolving loan agreement.

The revolving loan agreement is primarily secured by the purchased hardware under the facility and secondarily by substantially all the Company’s assets with a negative pledge agreement concerning the Company’s intellectual property and contains customary representations and warranties, certain nonfinancial covenants, and certain limitations on liens and indebtedness. The Company was in compliance with all covenants associated with the revolving loan agreement as of December 31, 2020 and 2019.

Term Loan Due to SPE Member

In December 2018, the Company entered into a term loan in the amount of $13.3 million with an affiliate of a member of certain SPEs with the Company. The term loan had no stated interest at any time prior to the original maturity date of July 2019, which was extended through the end of 2019 via mutual agreement with the lender. The Company recorded imputed interest of $1.2 million associated with the debt discount on the term loan as a result of the below market interest rate. In December 2019, the Company and lender agreed for the Company to repay $4.8 million

STEM, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

of the outstanding loan and concurrently entered into an amended term loan agreement in the amount of $8.7 million. The amended term loan bears a fixed interest rate of 12.5% on the outstanding principal balance with a final balloon payment of $3.0 million due at the maturity date of June 30, 2020. In May 2020, the Company repaid the remaining outstanding balance of $5.9 million with the proceeds received through the 2020 Credit Agreement discussed below.

Term Loan Due to Former Non-Controlling Interest Holder

In June 2018, the Company acquired the outstanding member interests of an entity controlled by the Company for $8.1 million. The Company financed this acquisition by entering into a term loan agreement with the noncontrolling member bearing fixed interest of 4.5% per quarter (18% per annum) on the outstanding principal balance. The loan requires fixed monthly payments throughout the term of the loan, which will be paid in full by April 1, 2026.

In May 2020, the Company amended the term loan and, using the proceeds from the 2020 Credit Agreement discussed below, prepaid $1.5 million of principal and interest on the note, of which $1.0 million was towards the outstanding principal balance, thereby reducing the fixed quarterly payment due to the lender. The amendment was accounted for as a modification of the debt, which did not have a material impact on the consolidated financial statements. In relation to this amendment, the Company was required to issue warrants for 400,000 shares of common stock resulting in a discount to the term loan of $0.2 million. Such debt discount is being amortized to earnings through interest expense over the expected life of the debt. As of December 31, 2020 and 2019, the outstanding balance was $5.8 million and $7.2 million, respectively.

The term loan is secured by substantially all the Company’s assets with a negative pledge agreement concerning the Company’s intellectual property, and contains customary representations and warranties, nonfinancial covenants, and certain limitations on liens and indebtedness. The Company was in compliance with all covenants associated with the term loan agreement as of December 31, 2020 and 2019.

2020 Credit Agreement

In May 2020, the Company entered into a credit agreement (“2020 Credit Agreement”) with a new lender for proceeds of $25.0 million that will provide the Company with access to working capital towards the purchase of energy storage systems. The 2020 Credit Agreement has a maturity date of the earlier of (1) May 2021, (2) the maturity date of the revolving loan agreement, or (3) the maturity date of the convertible promissory notes discussed in Note 11. The loan bears interest of 12% per annum, of which 8% is paid in cash and 4% is added to principal of the loan balance every quarter. The Company used a portion of the proceeds towards payments associated with existing debt as previously discussed. As of December 31, 2020, the outstanding balance was $25.6 million.

In relation to the 2020 Credit Agreement, the Company issued warrants for 750,000 shares of Series D convertible preferred stock. However, if the Company repays the borrowed amount with 12 months from the issuance date, the warrants are terminated. The Company determined the fair value of these warrants to be $0.2 million as of issuance, resulting in a discount in relation to the debt that is being amortized to interest expense over the life of the debt.

The 2020 Credit Agreement is secured by substantially all the Company’s assets with a negative pledge agreement concerning the Company’s intellectual property and contains customary representations and warranties, certain nonfinancial covenants, and certain limitations on liens and indebtedness. The Company was in compliance with all covenants associated with the 2020 Credit Agreement as of December 31, 2020.

STEM, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The Company’s outstanding notes payable consisted of the following as of December 31, 2020 (in thousands):

December 31,
2020
Outstanding principal	$38,866
Unamortized discount	(571)
Carrying value of debt	$38,295

The following table summarizes the aggregate undiscounted amount of maturities of all borrowings as of December 31, 2020 (in thousands):

Payment
Schedule
2021	$33,712
2022	821
2023	979
2024	1,167
2025	1,392
Thereafter	795
Total	$38,866

11.CONVERTIBLE NOTES

During the years ended December 31, 2020 and 2019, the Company issued various convertible notes to investors. The details of the convertible notes issued are set forth below and the Company refers to the collective group of all such note instruments as the “Convertible Notes”.

2019 Convertible Notes and Warrants Issuance and Equity Exchange

During June, July and November of 2019, the Company entered into an agreement to issue and sell convertible promissory notes (the “2019 Convertible Notes”) to various investors receiving aggregate gross proceeds of $65.5 million, of which $54.5 million was issued and sold to related parties as a result of affiliations with certain members of the Company’s board of directors (the “Board of Directors” or, the “Board”) or significant ownership of the Company’s outstanding capital stock. Each of the 2019 Convertible Notes was issued at par with interest at 8% per annum with a maturity date of June 2020. At the election of a majority of the note holders, the maturity date of the 2019 Convertible Notes can be extended by six months up to four separate times. The Company incurred $2.3 million of debt issuance costs associated with the 2019 Convertible Notes offering, which was included within the convertible promissory notes balance on the consolidated balance sheet and amortized to interest expense over the expected life of the related notes, which approximated one year.

At the time of the 2019 Convertible Notes offering, certain note holders that bought a minimum threshold of 2019 Convertible Notes were also issued warrants giving them rights to acquire shares of the next series of preferred stock of the Company (“Financing Stock”) at the Financing Stock Offer Price, or in the event the Financing Stock offering does not occur to acquire Series D’ preferred stock (the “2019 Preferred Stock Warrants”). The 2019 Preferred Stock Warrants are transferrable (with Company consent) and expire upon the earlier of the occurrence of certain events, as defined by the warrant agreement, or the seventh anniversary of date of issuance (2026). A total of 23,177,068 2019 Preferred Stock Warrants were issued and initially recognized at fair value, which resulted in warrant liabilities totaling approximately $4.0 million.

Concurrent with the issuance of certain of the 2019 Convertible Notes and 2019 Preferred Stock Warrants (discussed in Note 12), the Company entered into an equity exchange transaction with certain note holders that were existing stockholders. Under this transaction, preferred stockholders exchanged their existing junior preferred stock, and

STEM, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

in certain cases common stock, for senior Series D’ preferred stock. The transaction was accounted for as an extinguishment and as the preferred equity exchange, 2019 Convertible Notes issuance and 2019 Preferred Stock Warrants issuance all occurred in connection with one another, the Company recorded each unit of account in the transaction at their respective fair values. In relation to the 2019 transactions, the difference between the fair value of 2019 Convertible Notes of $36.5 million, 2019 Preferred Stock Warrants of $4.0 million, and senior Series D’ preferred stock of $71.4 million which were issued to the note holders and the cash paid of $35.6 million and carrying value of preferred and common equity of $87.3 million surrendered by the note holders in the amount of $11.0 million, was credited to accumulated deficit.

January 2020 Convertible Notes and Warrants Issuance and Equity Exchange

In January 2020, the Company issued and sold convertible promissory notes (“the “January 2020 Convertible Notes”) to various investors under the same terms as the 2019 Convertible Notes and received aggregate gross proceeds of $14.3 million, of which $13.7 million was issued and sold to related parties as a result of affiliations with certain members of the Board. The Company incurred $0.2 million of additional debt issuance costs associated with the notes offering, which was included within the convertible promissory notes balance on the consolidated balance sheet and amortized over the expected life of the related notes, which approximated six months from the date of issuance. In May 2020, the note holders voted to extend the maturity date of the then outstanding Convertible Notes by six months, resulting in an expected maturity date of December 2020.

At the time of the January 2020 Convertible Notes offering, certain note holders that bought a minimum threshold of the January 2020 Convertible Notes were also issued warrants giving them rights to acquire Financing Stock at the Financing Stock Offer Price, or in the event the Financing Stock offering does not occur to acquire Series D’ preferred stock (the “January 2020 Preferred Stock Warrants”). The January 2020 Preferred Stock Warrants are transferrable (with Company consent) and expire upon the earlier of the occurrence of certain events, as defined by the warrant agreement, or the seventh anniversary of date of issuance (2027). A total of 9,338,642 January 2020 Preferred Stock Warrants were issued and initially recognized at fair value, which resulted in warrant liabilities totaling approximately $2.0 million.

Concurrent with the issuance of certain of the January 2020 Convertible Notes and January 2020 Preferred Stock Warrants (discussed in Note 12), the Company entered into an equity exchange transaction with certain note holders that were existing stockholders. Under this transaction and consistent with the exchange transaction related to the 2019 Convertible Notes, preferred stockholders exchanged their existing junior preferred stock, and in certain cases common stock, for senior Series D’ preferred stock. The transaction was accounted for as an extinguishment and as the preferred equity exchange, January 2020 Convertible Notes issuance and January 2020 Preferred Stock Warrants issuance all occurred in connection with one another, the Company recorded each unit of account in the transaction at their respective fair values. In relation to the January 2020 transaction, the difference between the fair value of the January 2020 Convertible Notes of $15.4 million, the January 2020 Preferred Stock Warrants of $2.0 million, and senior Series D’ preferred stock of $29.8 million which were issued to the note holders and the cash paid of $14.1 million and carrying value of preferred and common equity of $40.4 million surrendered by the note holders in the amount of $7.3 million, was credited to accumulated deficit.

In Q4 2020, the Company entered into an agreement with one holder that participated in the exchange transaction discussed above which allowed the holder to reverse the previously executed exchange. The cancellation of such exchange did not have a material impact on the Company’s financial statements.

Net Loss Per Share Impact of 2019 Convertible Notes and Warrants Issuance and Equity Exchange and January 2020 Convertible Notes and Warrant Issuance and Equity Exchange

For the purpose of determining the impact of the aforementioned transactions associated with the issuances of the 2019 Convertible Notes and the January 2020 Convertible Notes, on the calculation of net loss per share, the Company reduced net loss attributable to common stockholders for the years ended December 31, 2020 and 2019 by $9.5 million and $5.4 million, respectively, to reflect a dividend for the amount by which the (1) aggregate fair value of new instruments issued less the amount of cash received is greater than (2) the fair value of preferred and common stock

STEM, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

surrendered. Given that the exchanges involved a multiple element transaction and the fair value of the consideration received by the stockholders exceeded the fair value of the preferred and common equity given up, the Company has adjusted the EPS computation to reflect the value given to note holders from the common stockholders of the Company that did not participate. This adjustment was computed on the individual holder unit of account basis.

Q4 2020 Convertible Notes and Warrants Issuance

From October 2020 through December 2020, the Company issued and sold convertible promissory notes (the “Q4 2020 Convertible Notes”) under the same terms as the 2019 Convertible Notes to various investors with aggregate gross proceeds of $19.0 million, of which $7.9 million was issued and sold to related parties as a result of affiliations with certain members of the Board or significant ownership of the Company’s outstanding capital stock. In December 2020, the note holders voted to further extend the maturity date of all outstanding Convertible Notes by six months to June 2021. At the time of the Q4 2020 Convertible Notes offering, certain note holders that bought a minimum threshold of the Q4 2020 Convertible Notes were also issued warrants giving them rights to acquire Financing Stock at the Financing Stock Offer Price, or in the event the Financing Stock offering does not occur to acquire Series D’ preferred stock (the “Q4 2020 Preferred Stock Warrants”). The Q4 2020 Preferred Stock Warrants are transferrable (with Company consent) and expire upon the earlier of the occurrence of certain events, as defined by the warrant agreement, or the seventh anniversary of date of issuance (2027). A total of 4,620,018 Q4 2020 Preferred Stock Warrants were issued and initially recognized at fair value, which resulted in warrant liabilities totaling approximately $1.6 million.

Additionally, the Company evaluated the conversion option within the Q4 2020 Convertible Notes and determined the effective conversion price was beneficial to the note holders. As such, the Company recorded a beneficial conversion feature (“BCF”) related to the issuance of the Q4 2020 Convertible Notes based on the difference between the effective conversion rate and the fair value of the Series D’ preferred stock into which it is convertible. The BCF resulted in a $1.6 million discount to the Q4 2020 Convertible Notes with an increase to additional paid in capital. The Company will accrete the discount in connection with the BCF as interest expense over the term of the Q4 2020 Convertible Notes using the effective interest rate method.

Convertible Notes Embedded Derivative

As outlined in the indenture governing the Convertible Notes, the Convertible Notes are automatically convertible, contingent upon the occurrence of certain events, most notably a qualified financing (a “Qualified Financing”), defined as the issuance and sale of a minimum amount of additional common stock or Financing Stock. The redemption price is defined as a price per share equal to 85% of the price per share (“Offer Price”) paid by the other purchasers of the Financing Stock sold in the Qualified Financing. The Convertible Notes are redeemable into the number of shares of Financing Stock needed to settle all of the aggregate amount of principal and unpaid interest owed to the Holder, which is based on the ultimate price per share associated with the Financing Stock. Consequently, the Convertible Notes are considered stock settled debt.

This redemption feature embedded in the Convertible Notes is considered to be a derivative that is required to be separately accounted for at fair value and subsequently remeasured to fair value at each reporting date. Accordingly, upon issuance of the 2019 and January 2020 Convertible Notes, the Company recognized the fair value associated with the embedded derivative which resulted in a derivative liability of approximately $2.7 million and $0.4 million, respectively. The Company determined the fair value of the embedded derivative associated with the Q4 2020 Convertible Notes as of issuance was not material. The value of the embedded derivative liability is presented together with the associated convertible promissory notes on the consolidated balance sheet.

Conversion of 2019 Convertible Notes

In August 2019, one of the holders of the 2019 Convertible Notes converted the outstanding note and principal balance of $30.2 million resulting in the issuance of 19,711,869 shares of Series D’ convertible preferred stock. The existing unamortized debt discount, including the discount associated with the common warrants discussed in Note 12, of $2.1 million associated with such notes was reclassified into additional paid-in capital at the time of conversion.

STEM, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

12.WARRANTS

Convertible Preferred Stock Warrants

Since inception the Company has issued warrants on convertible preferred stock in conjunction with various debt financings. See Note 4 for further information regarding the fair value measurement associated with the resulting warrant liabilities. Throughout the year 2019 and 2020, warrants to purchase Financing Stock or Series D’ preferred stock were issued along with Convertible Notes at an exercise price that is dependent on the next equity financing event.

The following tables represents the warrants on convertible preferred stock outstanding:

	December 31, 2020
		Exercise	Number of	Term
	Issuance Date	Price	Shares	(years)
Series A’	2012	$0.4485	178,372	10
Series D	2017	1.5326	6,247,984	7
Series D’	2019 and 2020	1.5326**	37,869,886	7
Total			44,296,242

	December 31, 2019
		Exercise	Number of	Term
	Issuance Date	Price	Shares	(years)
Series A’	2012	$0.4485	178,372	10
Series D	2017	1.5326	6,269,223	7
Series D’	2019	1.5326**	23,177,068	7
Total			29,624,663

**   In connection with various issuances of Convertible Notes that occurred during 2019 and 2020, warrants to purchase either next financing stock or Series D’ preferred stock were issued. At December 31, 2020 and December 31, 2019, the number of warrants issued was subject to adjustment pending the occurrence of the next round of financing; however, the number of shares and exercise price of these warrants and related valuation of these warrants has been performed assuming that the warrants will be on Series D’ preferred stock.

Common Stock Warrants

Among the investors in the 2019 Convertible Notes discussed in Note 11, was an investor who received a warrant to purchase 5,000,000 common shares at the time such investor purchased convertible promissory notes. This warrant was determined to be equity classified and was recorded upon issuance to additional paid in capital based on an estimated grant date fair value of $1.2 million with an offsetting debt discount, with such debt discount being amortized to earnings over the expected life of the debt.

The Company also issued warrants in relation to the modification of the term loan in May 2020. These warrants were determined to be equity classified and upon issuance was recorded to additional paid in capital based on an estimated grant date fair value of $0.2 million with an offsetting debt discount as discussed in Note 10. The holder of warrants exercised the warrants in exchange for common stock during the same period.

As of December 31, 2020 and 2019, the Company had 6,001,639 warrants to purchase common stock outstanding at an exercise price ranging from $0.36 to $1.53 and an expiration date ranging from approximately 1 to 5 years. None of the outstanding warrants are classified as liabilities and, as such, are not subject to remeasurement.

STEM, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

13.CONVERTIBLE PREFERRED STOCK AND STOCKHOLDERS’ DEFICIT

Convertible Preferred Stock

The authorized, issued and outstanding shares of the convertible preferred stock and liquidation preferences as of the periods presented were as follows:

	December 31, 2020
	Authorized	Outstanding	Net Carrying	Liquidation
	Shares	Shares	Value	Preference

			(in thousands)
Series D’	190,000,000	105,386,149	$129,339	$161,516
Series D	87,235,535	33,392,701	46,587	51,178
Series C	64,129,209	23,298,388	35,293	35,514
Series B	36,969,407	9,185,302	7,049	7,123
Series A’	30,991,277	4,158,503	1,702	1,865
Series A	21,288	16,740	593	751
Series 1	4,305	2,961	—	—
Total	409,351,021	175,440,744	$220,563	$257,947

	December 31, 2019
	Authorized	Outstanding	Net Carrying	Liquidation
	Shares	Shares	Value	Preference

			(in thousands)
Series D’	102,000,000	78,932,752	$99,588	$120,972
Series D	87,235,535	35,586,652	49,772	54,540
Series C	64,129,209	41,305,384	62,570	62,962
Series B	36,969,407	9,126,596	7,071	7,078
Series A’	30,991,277	26,171,809	11,535	11,738
Series A	21,288	16,740	593	751
Series 1	4,305	2,961	—	—
Total	321,351,021	191,142,894	$231,129	$258,041

The rights, preferences, restrictions, and privileges of the holders of convertible preferred stock are as follows:

Conversion

At the option of the holder, each share of preferred stock is convertible into the number of fully paid and non-assessable shares of common stock at a conversion ratio that is equal to the original issuance price as adjusted for stock dividends, splits or combinations, divided by the applicable conversion price at the time of conversion. The conversion price is equal to the original issuance price, as adjusted for stock dividends, splits or combinations. The original issue price is $1.00, $0.4485, $0.4485, $0.7755, $1.5243, $1.5326 and $1.5326 for series 1, series A, series A’, series B, series C, series D and series D’, respectively.

Each share of preferred stock automatically converts into the number of shares of common stock into which such shares are convertible at the then applicable conversion ratio upon: (i) the closing of the sale of the Company’s common stock in a public offering with aggregate gross proceeds of at least $20.0 million, or (ii) the consent of holders owning 66% of the then outstanding shares of preferred stock, voting together as a single class on an as-converted basis.

STEM, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Dividends

The holders of preferred stock are entitled to receive non-cumulative dividends at an annual rate of $3.59, $0.0359, $0.0620, $0.1219, $0.1226 and $0.1226 per share for Series A, Series A’, Series B, Series C, Series D and Series D’, respectively, as adjusted for stock dividends, splits or combinations, per annum when and if declared by the Board of Directors. Dividends on preferred stock are non-cumulative and are payable prior to and in preference to any dividends on common stock. No dividends may be paid on any common stock unless and until a dividend is paid or declared and set aside on each outstanding share of preferred stock. The holders of convertible preferred stock are also entitled to participate in dividends on common stock on an as-converted basis. As of December 31, 2020 and 2019, no dividends have been paid or declared to date.

Liquidation Rights

In the event of any liquidation, dissolution or winding up of the Company, including a merger or acquisition where the beneficial owners of the Company’s common stock and preferred stock own less than 50% of the surviving entity, or a sale of all or substantially all Company assets, the holders of preferred stock will be entitled to receive a per share amount equal to the greater of (i) the liquidation preference rate, as adjusted for stock dividends, splits or combinations, plus all declared but unpaid dividends, or (ii) the amount per share that would have been payable had all the shares of convertible preferred stock had been converted into common stock. As of December 31, 2020 and 2019, the liquidation preference rates are $44.85 for Series A preferred stock, $0.4485 for Series A’ preferred stock, $0.7755 for Series B preferred stock, $1.5243 for Series C preferred stock, $1.5326 for Series D preferred stock and $1.5326 for Series D’ preferred stock.

The Series D’ holders are entitled are entitled to receive its liquidation preference prior and in preference to the holders of other classes of convertible preferred stock or common stock, followed by Series D preferred stockholders, then Series C stockholders, then Series B stockholders, then the Series A’ stockholders and lastly by Series A stockholders. If there are insufficient assets and funds to allow for full payment to the holders of a particular class of senior preferred stock, distribution will be made ratably in proportion to the preferential amount each holder of such class of preferred stock is otherwise entitled to receive.

After full payment has been made to the holders of senior preferred stock, the entire remaining liquidation proceeds, if any, will be distributed among the holders of Series 1 preferred stock and common stock, on an as-converted basis.

Voting

Each holder of preferred stock is entitled to the number of votes equal to the number of shares of common stock into which each such shares of preferred stock could be converted. Each holder of common stock is entitled to one vote for each share of common stock held. For as long as a minimum number of the originally issued shares remain outstanding, consent of the holders of at least 65% of the outstanding shares of preferred stock, voting as a single class, must approve certain actions.

Classification

The Company has classified its Series A, Series A’, Series B, Series C, Series D and Series D’ convertible preferred stock as mezzanine equity on the consolidated balance sheets as the stock is contingently redeemable. Upon the occurrence of certain deemed liquidation events that are outside the Company’s control, including liquidation, sale or transfer of the Company, holders of the convertible preferred stock can cause redemption for cash. During the years ended December 31, 2020 and 2019, the Company did not adjust the carrying value of the convertible preferred stock to the deemed liquidation value of such shares as a deemed liquidation event was not probable of occurring.

STEM, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Common Stock

Holders of common stock are entitled to one vote per share on all matters to be voted upon by the stockholders of the Company.

The Company had reserved shares of common stock for issuance, on an as-converted basis, as follows:

	December 31,
	2020	2019
Shares reserved for convertible preferred stock outstanding	175,440,744	191,142,894
Shares reserved for warrants to purchase shares of common stock	6,001,639	6,001,639
Shares reserved for warrants to purchase shares of preferred stock	44,296,242	29,624,663
Options issued and outstanding	51,379,939	42,846,649
Shares available for future option grants	11,048	4,299,140
Total	277,129,612	273,914,985

14.STOCK-BASED COMPENSATION

In 2009, the Company adopted the 2009 Stock Plan (the “Plan”). The Plan provides for the granting of incentive stock options (“ISOs”), nonqualified stock options (“NSOs”), stock bonuses, and rights to acquire restricted stock to employees, directors and consultants. The Company has reserved 55,305,506 shares of common stock for issuance under the Plan.

Under the Plan, the exercise price of an option cannot be less than 100% of the fair value of one share of common stock for incentive or non-qualified stock options, and not less than 110% of the fair value for stockholders owning greater than 10% of all classes of stock, as determined by the Board of Directors. Options under the Plan generally expire after ten years. Under the Plan, the Board of Directors determines when the options granted will become exercisable. Options granted under the Plan generally vest 1/4 one year from the grant date and then 1/48 each month over the following three years and are exercisable for up to 10 years after the date of the grant. The Plan allows for exercise of unvested options with repurchase rights over the restricted common stock issued at the original exercise price. The repurchase rights lapse at the same rate as the options vest.

A summary of activity under the Plan is as follows:

			Weighted-	Weighted-
			Average	Average	Aggregate
	Options	Number of	Exercise	Remaining	Intrinsic
	Available	Options	Price Per	Contractual	Value (in
	for Grant	Outstanding	Share	Life (years)	thousands)
Balances as of December 31, 2019	4,299,140	42,846,649	$0.34	6.82	$5,821
Increase to options available under Plan	5,242,189	—
Options granted	(10,932,615)	10,932,615	1.23
Options exercised	—	(996,991)	0.38
Options forfeited	870,317	(870,317)	0.49
Options expired	532,017	(532,017)	0.35
Balances as of December 31, 2020	11,048	51,379,939	$0.56	7.21	$46,516
Options vested and exercisable – December 31, 2020		37,219,281	$0.45	6.48	$37,854

The weighted-average grant date fair value of stock options granted to employees was $0.82 and $0.34 during the years ended December 31, 2020 and 2019, respectively. The intrinsic value of options exercised was $1.1 million and less than $0.1 million during the years ended December 31, 2020 and 2019.

STEM, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Significant Assumptions in Estimating Option Fair Value

The Company uses the Black-Scholes model for estimating the fair value of options granted and used the following assumptions for options:

	Year Ended December 31,
	2020	2019
Volatility	71.41%	69.10%
Risk-free interest rate	0.49%	2.47%
Expected term (in years)	5.82	5.83
Dividend yield	—%	—%

Fair Value of Common Stock — The fair value of the common stock underlying the stock option awards was determined by the Board. Given the absence of a public trading market, the Board considered numerous objective and subjective factors to determine the fair value of the Company’s common stock at each meeting at which awards were approved. These factors included, but were not limited to (i) contemporaneous third-party valuations of common stock; (ii) the rights, preferences, and privileges of convertible preferred stock relative to common stock; (iii) the lack of marketability of common stock; (iv) stage and development of the Company’s business; (v) general economic conditions; and (vi) the likelihood of achieving a liquidity event, such as an initial public offering (“IPO”) or sale of the Company, given prevailing market conditions. To evaluate the fair value of the underlying shares for grants between two independent valuations and after the last independent valuation, a linear interpolation framework was used to evaluate the fair value of the underlying shares.

Volatility — The volatility is based on a peer group in the industry in which the Company does business.

Risk-Free Interest Rate — The risk-free interest rate is based on the U.S. Treasury yield in effect at the time the options are granted for zero coupon U.S. Treasury notes with maturities approximately equal to the expected term of the option.

Dividend Yield — The Company has not historically paid dividends. It is possible that the Company will declare a dividend related to future years’ earnings but as this is unlikely, a zero percent yield was used.

Expected Term — The expected term is based upon the Company’s consideration of the historical life of options, the vesting period of the option granted, and the contractual period of the option granted. The Company has a limited history of granting options, accordingly, the expected life was calculated using the simplified method.

Stock-Based Compensation Expense

The following table summarizes stock-based compensation expense recorded in each component of operating expenses in the Company’s consolidated statements of operations and comprehensive loss for the years ended December 31, 2020 and 2019 (in thousands):

	Year Ended December 31,
	2020	2019
Sales and marketing	$396	$364
Research and development	1,211	901
General and administrative	2,935	266
Total stock-based compensation expense	$4,542	$1,531

As of December 31, 2020, the Company had approximately $8.0 million of remaining unrecognized stock-based compensation expense, which is expected to be recognized over a weighted average period of 3.2 years.

STEM, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

15.SPECIAL PURPOSE ENTITIES

The Company has formed various SPEs to finance the development and construction of its energy storage systems. These SPEs, which are structured as limited liability companies, obtain financing from outside investors and purchase projects from the Company under master purchase agreements by making an upfront payment to the Company for such energy storage systems. As more fully described in Note 2, the Company accounts for the large upfront payment received from the SPE as a financing obligation. The legal purchase of the energy storage system does not affect the Company’s legal or constructive obligation to the host customer.

Consolidated VIE

In September 2013, the Company entered into agreements to form SCF 1, LLC (“SCF 1”) and consolidated this SPE under the VIE consolidation model. During 2018, the Company acquired the outstanding non-controlling interests of SCF 1 which remained a VIE upon reconsideration at the acquisition.

As of December 31, 2020 and 2019, the Company’s consolidated total assets include the assets of SCF 1 that can only be used to settle the liabilities, if any, of SCF 1. The assets and liabilities of SCF 1 are comprised primarily of the following:

	Year Ended December 31,
	2020	2019
Energy storage systems, net	$1,463	$1,785
Deferred revenue, current	$283	$283
Deferred revenue, noncurrent	$1,047	$1,369
Other liabilities	$239	$307

Unconsolidated VIEs

On January 23, 2015, June 7, 2016, and June 30, 2017 the Company entered into agreements to form three Limited Liability Companies: Stem Finance SPV II, LLC (“SPV II”), Stem Finance SPV III, LLC (“SPV III”), and Generate-Stem LCR, LLC (“SPV IV”), respectively, which are accounted for as unconsolidated VIEs because the Company lacks the power to direct the activities that most significantly impact the economics of these entities. Although the Company is not the primary beneficiary of these entities, due to its significant continuing involvement in the generation of cash flows of the energy storage systems and legal responsibilities under the host customer contract, the Company is required to include the assets, liabilities, revenues, and expenses of these entities in its consolidated financial statements. The significant activities involve deciding which energy storage systems to be purchased by the SPE and setting of the annual operating budgets which govern the ongoing operation and maintenance of the energy storage systems. Both of these activities significantly impact the revenue, expenses, and resulting residual returns or losses that will accrue to the investors of the SPE and require approval by both Stem and the other third-party investor. Stem, the non-managing member of the SPE, shares power through its rights to (i) agree on SPE purchases of energy storage systems in the master purchase agreement, and (ii) approve the annual operating budgets in the operating and maintenance agreement. The other investor shares power through its rights as the managing member in the SPE. As a result, power is shared with the other investors in the SPE who are not considered related parties (including de facto agency relationships) of the Company. Investments in such SPEs are accounted for under the equity method of accounting and are recorded within other noncurrent assets on the consolidated balance sheets. The Company’s maximum loss exposure from these entities is limited to the aggregate carrying amount of its equity method investments. As of December 31, 2019, the Company had not provided, and is not required to provide, financial support through a liquidity arrangement or otherwise, to its SPEs, including circumstances in which it could be exposed to further losses (e.g., cash shortfalls). The Company’s cumulative share of the earnings/(losses) in SPV II, SPV III and SPV IV was $0.1 and $0.2 million for the years ended December 31, 2020 and 2019.

STEM, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The following table summarizes additional information about our equity method investments, SPV II, SPV III and SPV IV:

	SPV II	SPV III	SPV IV
Date formed	January 23, 2015	June 7, 2016	June 30, 2017
Initial ownership %	49%	50%	50%
Stem’s interest	100% of Class A shares	100% of Class B shares	100% of Class B shares
Initial distributions:
Class A	10% (Stem)	80% (Stem — 50%)	97.5%
Class B	90%	20% (Stem — 100%)	2.5% (Stem)

As of December 31, 2020 and 2019, the Company’s investment in its unconsolidated SPE’s, recorded within other noncurrent assets on the consolidated balance sheets, was as follows (in thousands):

	December 31,
	2020	2019
Investment in SPV II	$—	$—
Investment in SPV III	487	695
Investment in SPV IV	257	148
Total equity method investments	$744	$843

As discussed in Note 2, the Company accounts for the legal sales of the energy storage systems to the SPEs as a financing obligation. This is because we have significant continuing involvement in the generation of cash flows of the energy storage systems and continue to be legally responsible under the host customer contract. Accordingly, in addition to the equity method investment, the Company has the following financing obligations associated with energy storage systems legally sold to the unconsolidated SPEs (in thousands):

	Year Ended December 31,
	2020	2019
Financing obligation, current portion	$14,914	$6,373
Financing obligation, noncurrent	$73,128	$74,640

Interest expense related to the financing obligations was $6.9 million and $5.8 million for the years ended December 31, 2020 and 2019, respectively.

As a result of being the accounting owner of energy storage systems sold to the SPEs and retaining the obligation to provide energy optimization services to host customers, the Company records the carrying value of energy storage system assets and obligations under the customer host contracts on its consolidated balance sheet. These balances were as follows as of December 31, 2020 and 2019 (in thousands):

	Year Ended December 31,
	2020	2019
Energy storage systems, net	$91,593	$98,358
Deferred revenue, current	$3,713	$3,507
Deferred revenue, noncurrent	$8,265	$6,302
Other liabilities	$3,178	$2,608

Because the Company is the legal party responsible for providing services to the host customer and significantly involved in generating the revenue under the host customer arrangements, the Company records the revenue associated with services, and separately records payments to the VIE as debt and interest payments. Revenues recognized by the Company associated with energy storage systems legally sold to the unconsolidated SPEs were $12.8 million and $8.8 million for the years ended December 31, 2020 and 2019, respectively. Such revenues are inclusive of incentive fees, consistent with the Company’s revenue policy. Depreciation expense recognized within cost of service revenue by the

STEM, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Company for the energy storage systems legally sold to the unconsolidated SPEs was $11.8 million and $7.1 million for the years ended December 31, 2020 and 2019, respectively.

16.NET LOSS PER SHARE

The following table sets forth the computation of basic and diluted net loss per share attributable to common stockholders (in thousands, except share and per share amounts):

	Year Ended December 31,
	2020	2019
Numerator:
Net loss	$(156,124)	$(59,414)
Less: Deemed dividend to preferred stockholders (see Note 11)	(9,484)	(5,353)
Net loss attributable to common stockholders	(165,608)	(64,767)
Denominator:
Weighted-average number of shares outstanding used to compute net loss per share attributable to common stockholders, basic and diluted	9,474,749	10,703,380
Net loss per share attributable to common stockholders, basic and diluted Net loss per share attributable to common stockholders, basic and diluted	$(17.48)	$(6.05)

The following potentially dilutive shares were not included in the calculation of diluted shares outstanding for the periods presented as the effect would have been anti-dilutive:

	December 31,
	2020	2019
Convertible preferred stock	175,440,744	191,142,894
Convertible promissory notes	48,730,782	24,157,103
Outstanding stock options	51,379,939	42,846,649
Outstanding common stock warrants	6,001,639	6,001,639
Outstanding convertible preferred stock warrants	44,296,242	29,624,664
Total	325,849,346	293,772,949

17.INCOME TAXES

The components of loss before provision for income taxes for the years ended December 31, 2020 and 2019 are as follows (in thousands):

	December 31,
	2020	2019
Domestic	$(156,124)	$(59,408)
Foreign	—	—
Loss before income taxes	$(156,124)	$(59,408)

STEM, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The components of the provision for income tax expense for the years ended December 31, 2020 and 2019 are as follows (in thousands):

	December 31,
	2020	2019
Current:
Federal	$—	$—
State	5	6
Total current	5	6
Deferred:
Federal	—	—
State	—	—
Total deferred	—	—
Total provision for income taxes	$5	$6

The effective tax rate of the Company’s provision (benefit) for income taxes differs from the federal statutory rate as follows:

	December 31,
	2020	2019
Statutory rate	21.00%	21.00%
State tax	3.19%	7.13%
Foreign income and withholding taxes	0.41%	0.08%
Stock-based compensation	(0.60)%	(0.51)%
Change in fair value of warrants	(11.36)%	0.53%
Other	—	(0.04)%
Non-deductible interest expense	(1.51)%	(2.63)%
Valuation allowance	(11.13)%	(25.56)%
Total	0.00%	0.00%

Due to the Company’s net losses, there were no provisions for federal income taxes for 2020 and 2019. Deferred income taxes arise from temporary differences between the carrying amounts of assets and liabilities for financial

STEM, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

reporting purposes and the amounts used for income tax reporting purposes, as well as net operating losses (“NOLs”) and tax credit carryforwards.

Significant components of the Company’s deferred tax assets and liabilities as of December 31, 2020 and 2019 are as follows (in thousands):

	December 31,
	2020	2019
Deferred tax assets:
Net operating losses	$59,960	$50,821
Tax credits	761	761
Depreciable assets	635	189
Intangible assets	—	431
Accruals and allowances	575	1,317
Stock-based compensation	83	62
Deferred revenue	27,962	19,370
Other	3,035	2,004
Total gross deferred tax assets	93,011	74,955
Less: Valuation allowance	(91,315)	(73,930)
Net deferred tax assets	1,696	1,025
Deferred tax liabilities:
Amortization of asset retirement obligation	(1,696)	(1,025)
Total gross deferred tax liabilities	(1,696)	(1,025)
Net deferred taxes	$—	$—

As of December 31, 2020 and 2019, the Company had federal NOL carryforwards of approximately $199.8 million and $171.2 million, respectively, and state NOL carryforwards of approximately $200.5 million and $171.0 million, respectively. The federal and state NOL carryforwards will both begin to expire in 2029. As of December 31, 2020 and 2019, the Company had federal research and development tax credit carryforwards of $0.7 million and $1.0 million, respectively, which begin to expire in 2029 if not utilized. As of December 31, 2020 and 2019, the Company had California research and development tax credit carryforwards of $0.7 million and $1.0 million, respectively, which do not expire. As of December 31, 2020 and 2019, the Company had California Enterprise Zone tax credits of $0.1 million and $0.1 million, respectively, which begin to expire in 2021.

In assessing the realizability of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. As a result of a history of taxable losses and uncertainties as to future profitability, the Company recorded a full valuation allowance against its deferred tax assets. The valuation allowance was $91.3 million and $73.9 million as of December 31, 2020 and 2019, respectively.

Utilization of the NOL carryforwards and tax credit forwards may be subject to a substantial annual limitation due to ownership change limitations that may have occurred or that could occur in the future, as required by the Internal Revenue Code Section 382, as well as similar state provisions. In general, an “ownership change,” as defined by the code, results from a transaction or series of transactions over a three- year period resulting in an ownership change of more than 50 percentage points of the outstanding stock of a company by certain stockholders or public groups. Any limitation may result in expiration of all or a portion of the NOL or tax credit carryforwards before utilization. The Company has not performed a detailed analysis to determine whether an ownership change under Section 382 of the Code has previously occurred. As a result, the Company’s ability to utilize existing carryforwards could be restricted.

The Company had gross unrecognized tax benefits of $0.8 million as of December 31, 2020 and 2019. There were no material additions, reductions or settlements of unrecognized tax benefits for years ended December 31, 2020 and 2019. The Company expects resolution of unrecognized tax benefits, if created, would occur while the full valuation allowance of deferred tax assets is maintained. The Company does not expect to have any unrecognized tax benefits that, if recognized, would affect the effective tax rate. As of December 31, 2020, the Company does not have a liability for

STEM, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

potential penalties or interest. The Company does not expect its unrecognized tax benefits to change significantly over the next 12 months.

In the normal course of business, the Company is subject to examination by taxing authorities throughout the United States of America. The Company is not currently under audit by the Internal Revenue Service or similar state or local authorities. The tax return years 2016 through 2020 remain open to examination by the major domestic taxing jurisdictions to which the Company is subject. Net operating losses generated on a tax return basis by the Company for calendar years 2009 through 2020 remain open to examination by the major domestic taxing jurisdictions.

18.COMMITMENTS AND CONTINGENCIES

Contingencies

The Company may be subject to various claims and legal proceedings which arise in the normal course of business. Management believes that the ultimate resolution of any such matters will not have a material adverse effect on the financial position or results of operations of the Company.

The Company is currently the defendant in a lawsuit alleging that the Company wrongfully diluted the plaintiffs’ equity holdings. The Company settled with the primary plaintiffs in September 2019 for a cash payment of $1.7 million while those defendants forfeited their remaining preferred stock totaling 2,949, representing a combination of Series 1 and Series A preferred shares in the Company and also forfeited 10,540 of common shares in the Company. The remaining plaintiffs are pursuing claims which the Company believes have no merit and will be dismissed.

19.EMPLOYER RETIREMENT PLAN

The Company sponsors a 401(k) profit sharing plan covering all eligible employees. Participants may elect to defer a percentage of their compensation ranging from 1% to 75%, up to the maximum allowable by law by making contributions to the plan. The Company may match, at its discretion, the employee contributions according to the terms of the plan. During the years ended December 31, 2020 and 2019, the Company did not match any of its employees’ contributions.

20.SUBSEQUENT EVENTS

Management has evaluated subsequent events through March 15, 2021, the date the consolidated financial statements were available for issuance. The following subsequent events were noted:

In January 2021, the Company issued and sold convertible promissory notes payable to various investors with aggregate gross proceeds of $1.1 million under the same terms as the existing convertible notes.

In January 2021, the Company entered into a credit agreement to provide a total of $2.7 million towards the financing of certain energy storage systems owned and operated by the Company. The credit agreement has a stated interest of 5.45% and a maturity date of June 2031. The Company received an advance under the credit agreement of $1.9 million in January 2021. The repayment of advances received under this credit agreement is determined by the lender based on the proceeds generated by the Company through the operation of the underlying energy storage systems.

STEM, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(UNAUDITED)

(in thousands, except share and per share amounts)

	March 31, 2021	December 31, 2020
ASSETS
Current assets:
Cash and cash equivalents	$9,873	$6,942
Accounts receivable, net	14,567	13,572
Inventory, net	22,309	20,843
Other current assets (includes $1,485 and $123 due from related parties as of March 31, 2021 and December 31, 2020, respectively)	6,587	7,920
Total current assets	53,336	49,277
Energy storage systems, net	119,842	123,703
Contract origination costs, net	10,981	10,404
Goodwill	1,666	1,739
Intangible assets, net	12,170	12,087
Other noncurrent assets	14,395	8,640
Total assets	$212,390	$205,850
LIABILITIES, CONVERTIBLE PREFERRED STOCK AND STOCKHOLDERS’ DEFICIT
Current liabilities:
Accounts payable	$21,721	$13,749
Accrued liabilities	17,084	16,072
Accrued payroll	6,512	5,976
Notes payable, current portion	36,182	33,683
Convertible promissory notes (includes $45,385 and $45,271 due to related parties as of March 31, 2021 and December 31, 2020, respectively)	68,868	67,590
Financing obligation, current portion	18,052	14,914
Deferred revenue, current	38,762	36,942
Other current liabilities (includes $321 and $399 due to related parties as of March 31, 2021 and December 31, 2020, respectively)	1,069	1,589
Total current liabilities	208,250	190,515
Deferred revenue, noncurrent	16,640	15,468
Asset retirement obligation	4,150	4,137
Notes payable, noncurrent	6,418	4,612
Financing obligation, noncurrent	70,059	73,128
Warrant liabilities	161,486	95,342
Lease liability, noncurrent	41	57
Total liabilities	467,044	383,259
Commitments and contingencies (Note 13)
Convertible preferred stock, $0.00001 par value; 409,351,021 shares authorized as of March 31, 2021 and December 31, 2020; 175,528,225 and 175,437,783 shares issued and outstanding as of March 31, 2021 and December 31, 2020, respectively; (liquidation preference of $258,084 and $257,947 as of March 31, 2021 and December 31, 2020, respectively)	220,955	220,563
Stockholders’ Deficit:
Series 1 convertible preferred stock, $0.00001 par value; 4,305 shares authorized as of March 31, 2021 and December 31, 2020; 2,961 shares issued and outstanding as of March 31, 2021 and December 31, 2020	—	—
Common stock, $0.000001 par value; 474,728,323 shares authorized as of March 31, 2021 and December 31, 2020; 17,694,228 and 11,228,371 issued and outstanding as of March 31, 2021 and December 31, 2020, respectively	—	—
Additional paid-in capital	14,726	10,061
Accumulated other comprehensive income (loss)	59	(192)
Accumulated deficit	(490,394)	(407,841)
Total stockholders’ deficit	(475,609)	(397,972)
Total liabilities, convertible preferred stock and stockholders’ deficit	$212,390	$205,850

The accompanying notes are an integral part of these condensed consolidated financial statements.

STEM, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(UNAUDITED)

(in thousands, except share and per share amounts)

	Three Months Ended March 31,
	2021	2020
Services revenue	$4,881	$3,393
Hardware revenue	10,539	718
Total revenue	15,420	4,111
Cost of service revenue	6,905	4,762
Cost of hardware revenue	8,632	751
Total cost of revenue	15,537	5,513
Gross margin	(117)	(1,402)
Operating expenses:
Sales and marketing	2,667	4,397
Research and development	4,407	3,395
General and administrative	2,692	3,004
Total operating expenses	9,766	10,796
Loss from operations	(9,883)	(12,198)
Other income (expense), net:
Interest expense	(6,233)	(4,369)
Change in fair value of warrants and embedded derivative	(66,397)	1,009
Other expenses, net	(40)	(1,913)
Total other income (expense)	(72,670)	(5,273)
Loss before income taxes	(82,553)	(17,471)
Income tax expense	—	—
Net loss	$(82,553)	$(17,471)
Net loss per share attributable to common shareholders, basic and diluted	$(6.73)	$(2.97)
Weighted-average shares used in computing net loss per share, basic and diluted	12,263,160	9,075,646

The accompanying notes are an integral part of these condensed consolidated financial statements.

STEM, INC.

CONDENSED CONSOLIDATED STATEMENTS OF COMPREHENSIVE LOSS

(UNAUDITED)

(in thousands)

	Three Months Ended March 31,
	2021	2020
Net loss	$(82,553)	$(17,471)
Other comprehensive income:
Foreign currency translation adjustment	251	451
Total comprehensive loss	$(82,302)	$(17,020)

The accompanying notes are an integral part of these condensed consolidated financial statements.

STEM, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CONVERTIBLE PREFERRED STOCK AND STOCKHOLDERS’ DEFICIT

(UNAUDITED)

(in thousands, except share amounts)

			Series 1					Accumulated
	Convertible		Convertible				Additional	Other		Total
	Preferred Stock		Preferred Stock		Common Stock		Paid-In	Comprehensive	Accumulated	Stockholders’
	Shares	Amount	Shares	Amount	Shares	Amount	Capital	Income (Loss)	Deficit	Deficit
Balance at December 31, 2020	175,437,783	$220,563	2,961	$—	11,228,371	$—	$10,061	$(192)	$(407,841)	$(397,972)
Recognition of beneficial conversion feature related to convertible notes (Note 7)	—	—	—	—	—	—	1,126	—	—	1,126
Issuance of common and preferred stock upon exercise of stock options and warrants	90,442	392	—	—	6,465,857	—	2,755	—	—	2,755
Stock-based compensation	—	—	—	—	—	—	784	—	—	784
Foreign currency translation adjustments	—	—	—	—	—	—	—	251	—	251
Net loss	—	—	—	—	—	—	—	—	(82,553)	(82,553)
Balance as of March 31, 2021	175,528,225	$220,955	2,961	$—	17,694,228	$—	$14,726	$59	$(490,394)	$(475,609)

			Series 1					Accumulated
	Convertible		Convertible				Additional	Other		Total
	Preferred Stock		Preferred Stock		Common Stock		Paid-In	Comprehensive	Accumulated	Stockholders’
	Shares	Amount	Shares	Amount	Shares	Amount	Capital	Income	Deficit	Deficit
Balance at December 31, 2019	191,139,933	$231,129	2,961	$—	9,392,682	$—	$3,339	$54	$(259,054)	$(255,661)
Effect of exchange transaction (Note 7)	(15,546,014)	(10,605)	—	—	(466,711)	—	—	—	7,337	7,337
Issuance of common stock upon exercise of stock options and warrants	—	—	—	—	71,770	—	21	—	—	21
Stock-based compensation	—	—	—	—	—	—	456	—	—	456
Foreign currency translation adjustments	—	—	—	—	—	—	—	451	—	451
Net loss	—	—	—	—	—	—	—	—	(17,471)	(17,471)
Balance as of March 31, 2020	175,593,919	$220,524	2,961	$—	8,997,741	$—	$3,816	$505	$(269,188)	$(264,867)

The accompanying notes are an integral part of these condensed consolidated financial statements.

STEM, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(UNAUDITED)

(in thousands)

	Three Months Ended March 31,
	2021	2020
OPERATING ACTIVITIES
Net loss	$(82,553)	$(17,471)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization expense	5,079	3,994
Non-cash interest expense, including interest expenses associated with debt issuance costs	3,902	2,116
Stock-based compensation	760	456
Change in fair value of warrant liability and embedded derivative	66,397	(1,009)
Noncash lease expense	160	141
Accretion expense	50	114
Impairment of energy storage systems	613	237
Changes in operating assets and liabilities:
Accounts receivable	(955)	206
Inventory	(1,466)	(5,104)
Other assets	(4,690)	(2,660)
Contract origination costs	(779)	(742)
Accounts payable and accrued expenses	8,640	1,081
Deferred revenue	2,992	8,016
Lease liabilities	(176)	(152)
Other liabilities	199	107
Net cash used in operating activities	(1,827)	(10,670)
INVESTING ACTIVITIES
Purchase of energy storage systems	(1,525)	(1,911)
Capital expenditures on internally-developed software	(1,238)	(1,399)
Net cash used in investing activities	(2,763)	(3,310)
FINANCING ACTIVITIES
Proceeds from exercise of stock options and warrants	2,894	21
Proceeds from financing obligations	2,732	3,912
Repayment of financing obligations	(3,369)	(1,860)
Proceeds from issuance of convertible notes, net of issuance costs of $8 and $238 for the three months ended March 31, 2021 and 2020, respectively	1,118	14,050
Proceeds from issuance of notes payable	3,879	—
Repayment of notes payable	(161)	(3,968)
Net cash provided by financing activities	7,093	12,155
Effect of exchange rate changes on cash and cash equivalents	428	(184)
Net increase (decrease) in cash and cash equivalents	2,931	(2,009)
Cash and cash equivalents, beginning of period	6,942	12,889
Cash and cash equivalents, end of period	$9,873	$10,880
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION
Cash paid for interest	$1,480	$1,895
NON-CASH INVESTING AND FINANCING ACTIVITIES
Change in asset retirement costs and asset retirement obligation	$37	$4
Purchases of energy storage systems in accounts payable	$1,260	$66
Conversion of accrued interest into outstanding note payable	$256	$—
Settlement of warrant liability into preferred stock due to exercise	$253	$—
Stock-based compensation capitalized to internal-use software	$24	$—

The accompanying notes are an integral part of these condensed consolidated financial statements.

STEM, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(UNAUDITED)

1.   BUSINESS

Description of the Business

Rollins Road Acquisition Company (f/k/a Stem, Inc.) and its subsidiaries (together “Stem, Inc.,” “Stem” or the “Company”) is an energy technology company that creates innovative technology services that transform the way energy is distributed and consumed. Through its technology, the Company enables businesses to control their electricity expense and helps the electrical grid be more efficient in managing peak usage. Prior to the Merger (as defined below), Rollins Road Acquisition Company was named Stem, Inc.

Stem, Inc. was incorporated on March 16, 2009 in the State of Delaware and is headquartered in San Francisco, California.

Star Peak Acquisition Corp. Merger

On December 3, 2020, the Company entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Star Peak Transition Corp. (“STPK”, prior to the closing of the Merger and the “New Stem”, following the closing of the Merger), an entity listed on the New York Stock Exchange under the trade symbol “STPK”, and STPK Merger Sub Corp., a Delaware corporation and wholly owned subsidiary of STPK (“Merger Sub”), providing for, among other things, and subject to the conditions therein, the combination of the Company and STPK pursuant to the proposed merger of Merger Sub with and into the Company with the Company continuing as the surviving entity (the “Merger”).

On April 28, 2021, shareholders approved the Merger Agreement, under which Stem received approximately $577.1 million, net of fees and expenses. See Note 14, Subsequent Events for additional details regarding this transaction.

Liquidity and Going Concern

The accompanying condensed consolidated financial statements have been prepared in conformity with U.S. generally accepted accounting principles (“GAAP”), assuming the Company will continue as a going concern. As of March 31, 2021, the Company had cash and cash equivalents of $9.9 million, an accumulated deficit of $490.4 million and net current liabilities of $154.9 million, with $123.1 million of debt financing coming due within the next 12 months. During the three months ended March 31, 2021, the Company incurred a net loss of $82.6 million and had negative cash flows from operating activities of $1.8 million. However, as previously noted, the Company closed the Merger on April 28, 2021 that provided the Company with a significant amount of cash proceeds. The Company believes that the cash position, inclusive of funds raised with the Merger, is sufficient to meet capital and liquidity requirement for at least the next 12 months after the date that the financial statements are available to be issued and, therefore, there is no longer substantial doubt about the Company’s ability to continue as a going concern.

The Company’s business prospects are subject to risks, expenses, and uncertainties frequently encountered by companies in the early stages of commercial operations. To date, the Company has been funded primarily by equity financings, convertible promissory notes and borrowings from affiliates. The attainment of profitable operations is dependent upon future events, including obtaining adequate financing to complete the Company’s development activities, obtaining adequate supplier relationships, building its customer base, successfully executing its business and marketing strategy and hiring appropriate personnel. Failure to generate sufficient revenues, achieve planned gross margins and operating profitability, control operating costs, or secure additional funding may require the Company to modify, delay, or abandon some of its planned future expansion or development, or to otherwise enact operating cost reductions available to management, which could have a material adverse effect on the Company’s business, operating results, financial condition, and ability to achieve its intended business objectives.

STEM, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(UNAUDITED)

COVID-19

In March 2020, the World Health Organization declared the outbreak of the novel coronavirus disease (“COVID-19”) as a pandemic, and we expect our operations in all locations to be affected as the virus continues to proliferate. We have adjusted certain aspects of our operations to protect our employees and customers while still meeting customers’ needs for vital technology. We will continue to monitor the situation closely and it is possible that we will implement further measures. In light of the uncertainty as to the severity and duration of the pandemic, the impact on our revenues, profitability and financial position is uncertain at this time.

2.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the U.S. (“GAAP”) and include the accounts of the Company, its wholly-owned subsidiaries, and consolidated variable interest entities (“VIEs”). All intercompany balances and transactions have been eliminated in consolidation.

Unaudited Interim Condensed Consolidated Financial Statements

The accompanying interim condensed consolidated balance sheet as of March 31, 2021, the interim condensed consolidated statements of operations, condensed consolidated statements of comprehensive loss, condensed consolidated statements of convertible preferred stock and stockholders’ deficit and condensed consolidated statements of cash flows for the three months ended March 31, 2021 and 2020, and amounts relating to the interim periods included in the accompanying notes to the interim condensed consolidated financial statements are unaudited. The unaudited interim financial statements have been prepared on the same basis as the audited consolidated financial statements, and in management’s opinion, includes all adjustments, consisting of only normal recurring adjustments, necessary for the fair presentation of the Company’s condensed consolidated balance. Operating results for the interim periods presented are not necessarily indicative of results to be expected for the full year or for any other interim period. These interim condensed consolidated financial statements should be read in conjunction with the audited financial statements and notes for the years ended December 31, 2020 and 2019.

Use of Estimates

The preparation of consolidated financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the consolidated financial statements, and the reported amounts of revenues and expenses during the reporting period. The Company bases its estimates on historical experience and on various other assumptions believed to be reasonable. Actual results could differ from those estimates and such differences could be material to the financial position and results of operations.

Significant estimates and assumptions reflected in these consolidated financial statements include, but are not limited to, depreciable life of energy systems; the amortization of financing obligations; deferred commissions and contract fulfillment costs; the valuation of energy storage systems, internally developed software, and asset retirement obligations; and the fair value of equity instruments, equity-based instruments, warrant liabilities and embedded derivatives.

STEM, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(UNAUDITED)

Segment Information

Operating segments are defined as components of an entity for which discrete financial information is available that is regularly reviewed by the Chief Operating Decision Maker (“CODM”) in deciding how to allocate resources to an individual segment and in assessing performance. Our Chief Executive Officer is the CODM. The CODM reviews financial information presented on a consolidated basis for purposes of making operating decisions, allocating resources, and evaluating financial performance. As such, we have determined that the Company operates as oneoperating segment that is focused exclusively on innovative technology services that transform the way energy is distributed and consumed. Net assets outside of the U.S. were less than 10% of total net assets as of March 31, 2021 and December 31, 2020.

Significant Customers

A significant customer represents 10% or more of the Company’s total revenue or accounts receivable, net balance at each respective balance sheet date. For each significant customer, revenue as a percentage of total revenue and accounts receivable as a percentage of total accounts receivable are as follows:

	Accounts Receivable		Revenue
	March 31,	December 31,	Three Months Ended March 31,
	2021	2020	2021	2020
Customers:
Customer A	*	*	14%	*
Customer B	15%	30%	*	*
Customer C	13%	20%	*	*
Customer D	36%	17%	*	*
Customer E	*	*	39%	*
Customer F	*	*	*	16%

*Total less than 10% for the respective period

Fair Value of Financial Instruments

Assets and liabilities recorded at fair value in the consolidated financial statements are categorized based upon the level of judgment associated with the inputs used to measure their fair value. The fair value of the Company’s financial assets and liabilities reflects management’s estimate of amounts that the Company would have received in connection with the sale of the assets or paid in connection with the transfer of the liabilities in an orderly transaction between market participants at the measurement date. In connection with measuring the fair value of its assets and liabilities, the Company seeks to maximize the use of observable inputs (market data obtained from independent sources) and to minimize the use of unobservable inputs (internal assumptions about how market participants would price assets and liabilities).

Hierarchical levels which are directly related to the amount of subjectivity associated with the inputs to the valuation of these assets or liabilities are as follows:

Level 1 — Unadjusted quoted prices in active markets for identical assets or liabilities that the Company has the ability to access as of the measurement date.

Level 2 — Inputs other than quoted prices included within Level 1 that are directly observable for the asset or liability or indirectly observable through corroboration with observable market data.

STEM, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(UNAUDITED)

Level 3 — Unobservable inputs for the asset or liability only used when there is little, if any, market activity for the asset or liability at the measurement date.

This hierarchy requires the Company to use observable market data, when available, and to minimize the use of unobservable inputs when determining fair value. Assets and liabilities measured at fair value are classified in their entirety based on the lowest level of input that is significant to their fair value measurement. The Company’s assessment of the significance of a specific input to the fair value measurement in its entirety requires management to make judgments and consider factors specific to the asset or liability.

Financial assets and liabilities held by the Company measured at fair value on a recurring basis as of March 31, 2021 and December 31, 2020 include cash and cash equivalents and warrant liabilities.

Recently Adopted Accounting Standards

In August 2018, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) 2018-13, Fair Value Measurement (Topic 820): Disclosure Framework — Changes to the Disclosure Requirements for Fair Value Measurement. The amendments applicable to the Company on, the range and weighted average of significant unobservable inputs used to develop Level 3 fair value measurements and the narrative description of measurement uncertainty should be prospectively applied in the initial fiscal year of adoption. All other amendments applicable to the Company should be applied retrospectively to all periods presented upon their effective date. The Company adopted ASU 2018-13 as of January 1, 2020. The Company’s disclosures related to its level 3 financial instruments were not materially impacted for the periods presented. See Note 4, Fair Value Measurements, for more information.

In August 2018, the FASB issued ASU 2018-15, Intangibles — Goodwill and Other — Internal-Use Software (Subtopic 350-40): Customer’s Accounting for Implementation Costs Incurred in a Cloud Computing Arrangement That Is a Service Contract (“ASU 2018-15”). The intent of this pronouncement is to align the requirements for capitalizing implementation costs incurred in a cloud computing arrangement that is a service contract with the requirements for capitalizing implementation costs incurred to develop or obtain internal- use software as defined in ASC 350-40. Under ASU 2018-15, the capitalized implementation costs related to a cloud computing arrangement will be amortized over the term of the arrangement and all capitalized implementation amounts will be required to be presented in the same line items of the financial statements as the related hosting fees. ASU 2018-15 is effective for public and private companies’ fiscal years beginning after December 15, 2019, and December 15, 2020, respectively, and interim periods within those fiscal years, with early adoption permitted. The Company adopted ASU 2018-15 as of January 1, 2021. The adoption did not have a material impact to the Company’s condensed consolidated financial statements.

Recently Issued Accounting Standards

In June 2016, the FASB issued ASU 2016-13, Financial instruments — Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments, and subsequent related ASUs, which amends the guidance on the impairment of financial instruments by requiring measurement and recognition of expected credit losses for financial assets held. This ASU is effective for public and private companies’ fiscal years, and for interim periods within those fiscal years, beginning after December 15, 2019, and December 15, 2022, respectively. The Company expects to adopt ASU 2016-13 under the private company transition guidance beginning January 1, 2023 and is currently assessing the impact, if any, the guidance will have on the Company’s consolidated financial statements.

STEM, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(UNAUDITED)

In December 2019, the FASB issued ASU 2019-12, Income Taxes (Topic 740): Simplifying the Accounting for Income Taxes (“ASU 2019-12”). ASU 2019-12 removes certain exceptions to the general principles in Topic 740 and also clarifies and amends existing guidance to improve consistent application. ASU 2019-12 will be effective for public entities for interim and annual periods beginning after December 15, 2020, with early adoption permitted. ASU 2019-12 will be effective for private entities for annual periods beginning after December 15, 2021, and interim periods beginning after December 15, 2020, with early adoption permitted. The Company plans to adopt ASU 2019-12 for the fiscal year beginning January 1, 2022 and is currently assessing the impact, if any, the guidance will have on the Company’s consolidated financial statements.

In August 2020, the FASB issued ASU 2020-06, Debt — Debt with Conversion and Other Options (Subtopic 470-20) and Derivatives and Hedging — Contracts in Entity’s Own Equity (Subtopic 815-40) — Accounting For Convertible Instruments and Contracts in an Entity’s Own Equity. The ASU simplifies accounting for convertible instruments by removing major separation models required under current GAAP. Consequently, more convertible debt instruments will be reported as a single liability instrument with no separate accounting for embedded conversion features. The ASU removes certain settlement conditions that are required for equity contracts to qualify for the derivative scope exception, which will permit more equity contracts to qualify for it. The ASU also simplifies the diluted net income per share calculation in certain areas. The new guidance is effective for annual and interim periods beginning after December 15, 2023, and early adoption is permitted for fiscal years beginning after December 15, 2020, and interim periods within those fiscal years. The Company plans to adopt 2020-06 for the fiscal year beginning January 1, 2024 and is currently evaluating the impact that this new guidance will have on the Company’s financial statements.

3.   REVENUE

The Company generates revenue through two types of arrangements with customers, host customer arrangements and partnership arrangements. The Company recognizes revenue under these arrangements as described below.

Host Customer Arrangements

Host customer contracts are generally entered into with commercial entities who have traditionally relied on power supplied directly from the grid. Host customer arrangements consist of a promise to provide energy optimization services through the Company’s proprietary SaaS platform coupled with a dedicated energy storage system owned and controlled by the Company throughout the term of the contract. The host customer does not obtain legal title to, or ownership of the dedicated energy storage system at any point in time. The host customer is the end consumer of the energy that directly benefits from the energy optimization services provided by the Company. The term for the Company’s contracts with host customers generally ranges from 5 to 10 years, which may include certain renewal options to extend the initial contract term or certain termination options to reduce the initial contract term.

Although the Company installs an energy storage system at the host customer site in order to provide the energy optimization services, the Company determined it has the right to direct how and for what purpose the asset is used through the operation of its SaaS platform and, as such, retains control of the energy storage system; therefore, the contract does not contain a lease. The Company determined the various energy optimization services provided throughout the term of the contract, which may include services such as remote monitoring, performance reporting, preventative maintenance and other ancillary services necessary for the safe and reliable operation of the energy storage system, are part of a combined output of energy optimization services and the Company provides a single distinct combined performance obligation representing a series of distinct days of services.

STEM, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(UNAUDITED)

The Company determines the transaction price at the outset of the arrangement, primarily based on the contractual payment terms dictated by the contract with the customer. Fees charged to customers for energy optimization services generally consist of recurring fixed monthly payments throughout the term of the contract. In certain arrangements, the transaction price may include incentive payments that are earned by the host customer from utility companies in relation to the services provided by the Company. Under such arrangements, the rights to the incentive payments are assigned by the host customer to the Company. These incentives may be in the form of fixed upfront payments, variable monthly payments, or annual performance-based payments over the first five years of the customer contract term. Incentive payments may be contingent on approval from utility companies or actual future performance of the energy storage system.

Substantially all of the Company’s arrangements provide customers the unilateral ability to terminate for convenience prior to the conclusion of the stated contractual term or the contractual term is shorter than the estimated benefit period, which the Company has determined to be 10 years based on the estimated useful life of the underlying energy storage systems and the period over which the customer can benefit from the energy optimization services utilizing such energy storage systems. In these instances, the Company determined that upfront incentive payments received from its customers represent a material right that is, in effect, an advance payment for future energy optimization services to be recognized throughout the estimated benefit period. In contracts where the customer does not have the unilateral ability to terminate for convenience without a penalty during the estimated benefit period, the Company determined the upfront incentive payments do not represent a material right for services provided beyond the initial contractual period and are therefore a component of the initial transaction price. The Company revisits its estimate of the benefit period each reporting period. The Company’s contracts with host customers do not contain a significant financing component.

The Company transfers control of its energy optimization services to its customers continuously throughout the term of the contract (a stand-ready obligation) and revenue is recognized ratably as control of these services is transferred to its customers, in an amount that reflects the consideration the Company expects to be entitled to in exchange for its services. Monthly incentive payments based on the performance of the energy storage system are allocated to the distinct month in which they are earned because the terms of the payments relate specifically to the outcome from transferring the distinct time increment (month) of service and because such amounts reflect the fees to which the Company expects to be entitled for providing energy optimization services each period, consistent with the allocation objective. Annual variable performance- based payments are estimated at the inception in the transaction price using the expected value method, which takes into consideration historical experience, current contractual requirements, specific known market events and forecasted energy storage system performance patterns, and the Company recognizes such payments ratably using a time-based measure of progress of days elapsed over the term of the contract to the extent that it is probable that a significant reversal of the cumulative revenue recognized will not occur in a future period. At the end of each reporting period, the Company reassesses its estimate of the transaction price. The Company does not begin recognition of revenue until the energy storage system is live (i.e., provision of energy optimization services has commenced) or, as it relates to incentive payments, when approval has been received from the utility company if later.

Partnership Arrangements

Partnership arrangements consist of promises to transfer inventory in the form of an energy storage system to a solar plus storage project developer and separately provide energy optimization services as described previously to the ultimate owner of the project after the developer completes the installation of the project. Under partnership arrangements, the Company’s customer is the solar plus storage project developer. The customer obtains legal title to along with ownership and control of the inventory upon delivery and the customer is responsible for the installation of the project. Once installation of the project is complete, the owner of the solar plus storage project provides energy to the end consumer through a separate contractual arrangement directly with the end consumer. The term for the Company’s contracts with customers under partnership arrangements generally ranges from 10 to 20 years.

STEM, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(UNAUDITED)

The Company determined the promise to deliver the inventory as a component of the solar plus storage project for which the customer is responsible to develop is a separate and distinct performance obligation from the promise to provide energy optimization services.

The Company determines the transaction price at the outset of the arrangement, primarily based on the contractual payment terms dictated by the contract with the customer. Fees charged for the sale of inventory generally consist of fixed fees payable upon or shortly after successful delivery to the customer. Fees charged to customers for energy optimization services consist of recurring fixed monthly payments throughout the term of the contract. The Company is responsible for designing, procuring, delivering and ensuring the proper components are provided in accordance with the requirements of the contract. Although the inventory is purchased by the Company from a third-party manufacturer, the Company determined it obtains control of the inventory prior to delivery to the customer and is the principal in the arrangement. The Company is fully responsible for responding to and correcting any customer issues related to the delivery of the inventory. The Company holds title and assumes all risks of loss associated with the inventory until the customer accepts the inventory. The Company is primarily responsible for fulfilling the delivery of the inventory to the customer, assumes substantial inventory risks and has discretion in the pricing charged to the customer. The Company has not entered into any partnership arrangements where it is not the principal in the transaction.

The Company allocates revenue between the hardware and energy storage services performance obligations based on the standalone selling price of each performance obligation. The standalone selling price for the hardware is established based on observable pricing. The standalone selling price for the energy optimization services is established using a residual value approach due to the significant variability in the services provided to each individual customer based on the specific requirements of each individual project and the lack of observable standalone sales of such services. The Company’s partnership arrangements do not contain a significant financing component.

The Company transfers control of the inventory upon delivery and simultaneous transfer of title to the customer. The Company transfers control of its energy optimization services to its customers continuously throughout the term of the contract (a stand-ready obligation), which does not commence until the customer successfully completes the installation of the project. As a result, the time frame between when the Company transfers control of the inventory to the customer upon delivery is generally several months, and can be in excess of one year, before the Company is required to perform any subsequent energy optimization services. Revenue is recognized ratably as control of these services is transferred to its customers based on a time-based output measure of progress of days elapsed over the term of the contract, in an amount that reflects the consideration the Company expects to be entitled to in exchange for its services.

In some partnership arrangements, the Company charges shipping fees for the inventory. The Company accounts for shipping as a fulfillment activity, since control transfers to the customer after the shipping is complete and includes such amounts within cost of revenue.

Disaggregation of Revenue

The following table provides information on the disaggregation of revenue as recorded in the consolidated statements of operations (in thousands):

	March 31,
	2021	2020
Partnership hardware revenue	$10,539	$718
Partnership service revenue	36	—
Host customer service revenue	4,845	3,393
Total revenue	$15,420	$4,111

STEM, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(UNAUDITED)

Remaining Performance Obligations

Remaining performance obligations represent contracted revenue that has not been recognized, which include contract liabilities (deferred revenue) and amounts that will be billed and recognized as revenue in future periods. As of March 31, 2021, the Company had $172.4 million of remaining performance obligations, and the approximate percentages expected to be recognized as revenue in the future are as follows (in thousands):

	Total remaining	Percent Expected to be Recognized as Revenue
	performance	Less than	Two to	Greater than
	obligations	one year	five years	five year
	(in thousands, except percentages)
Service revenue	$114,440	13%	48%	39%
Hardware revenue	57,989	100%	—%	—%
Total revenue	$172,429

Contract Balances

Deferred revenue primarily includes cash received in advance of revenue recognition related to energy optimization services and incentives. The following table presents the changes in the deferred revenue balance during the three months ended March 31, 2021 (in thousands):

Beginning balance as of January 1, 2021	$52,410
Upfront payments received from customers	12,053
Upfront or annual incentive payments received	1,772
Revenue recognized related to amounts that were included in beginning balance of deferred revenue	(9,860)
Revenue recognized related to deferred revenue generated during the period	(973)
Ending balance as of March 31, 2021	$55,402

4.   FAIR VALUE MEASUREMENTS

Fair value accounting is applied for all financial assets and liabilities that are recognized or disclosed at fair value in the financial statements on a recurring basis. At March 31, 2021 and December 31, 2020, the carrying amount of accounts receivable, other current assets, other assets, accounts payable, and accrued and other current liabilities approximated their estimated fair value due to their relatively short maturities.

The following table provides the financial instruments measured at fair value (in thousands):

	March 31, 2021
	Level 1	Level 2	Level 3	Total
Assets
Cash equivalents:
Money market fund	$67	$—	$—	$67
Liabilities
Convertible preferred stock warrant liability	$—	$—	$161,486	$161,486
Total liabilities	$—	$—	$161,486	$161,486

STEM, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(UNAUDITED)

	December 31, 2020
	Level 1	Level 2	Level 3	Total

Assets
Cash equivalents:
Money market fund	$67	$—	$—	$67
Liabilities
Convertible preferred stock warrant liability	$—	$—	$95,342	$95,342
Total liabilities	$—	$—	$95,342	$95,342

The Company’s money market funds are classified as Level 1 because they are valued using quoted market prices. The convertible preferred stock warrant liabilities are defined as Level 3 in the fair value hierarchy as the valuations are based on significant unobservable inputs, which reflect the Company’s own assumptions incorporated in valuation techniques used to determine fair value; further discussion of these assumptions is set forth below. There were no transfers into or out of Level 3 of the fair value hierarchy during the periods presented.

Convertible Preferred Stock Warrant Liabilities

The fair value of the detachable redeemable preferred stock warrants was determined as of March 31, 2021 using the Black-Scholes method as well as a discount for lack of marketability. Black-Scholes inputs used to value the warrants are based on information from purchase agreements and within valuation reports prepared by an independent third party for the Company. Inputs include exercise price, volatility, fair value of common or preferred stock, expected dividend rate and risk-free interest rate.

The key assumptions used for the valuation of the preferred stock warrant liabilities upon remeasurement were as follows:

	Three Months Ended March 31,
	2021	2020
Volatility	65.0%	75.0%
Risk-free interest rate	0.1%	0.3%
Expected term (in years)	1.2	2.3
Dividend yield	—%	—%
Discount for lack of marketability	6.8%	40.0%

The following table presents the changes in the liability for warrants on convertible preferred stock during the three months ended March 31, 2021 (in thousands):

Convertible Preferred Stock Warrant
Balance as of December 31, 2020	$95,342
Change in fair value of warrants	66,397
Exercised warrants	(253)
Balance as of March 31, 2021	$161,486

STEM, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(UNAUDITED)

5.   ENERGY STORAGE SYSTEMS, NET

Energy Storage Systems, Net

Energy storage systems, net, consists of the following (in thousands):

March 31, 2021
Energy storage systems placed into service	$145,555
Less: accumulated depreciation	(36,758)
Energy storage systems not yet placed into service	11,045
Total energy storage systems, net	$119,842

Depreciation expense for energy storage systems was approximately $3.8 million and $3.6 million within cost of service revenue for the three months ended March 31, 2021 and 2020, respectively.

6.   NOTES PAYABLE

Revolving Loan Due to SPE Member

In April 2017, the Company entered into a revolving loan agreement with an affiliate of a member of certain special purpose entities (“SPE”) with the Company, which was subsequently amended from time to time. The purpose of this revolving loan agreement is to finance the Company’s purchase of hardware for its various energy storage system projects. As of the beginning of 2020, the agreement had a total revolving loan capacity of $45.0 million that bore fixed interest at 10% with a maturity date of June 2020.

In May 2020, concurrent with the 2020 Credit Agreement discussed below, the Company entered into an amendment to the revolving loan agreement, which reduced the loan capacity to $35.0 million and extended the maturity date to May 2021. The amendment increased the fixed interest rate for any borrowings outstanding more than nine months to 14% thereafter. Additionally, under the original terms of the revolving loan agreement, the Company was able to finance 100% of the value of the hardware purchased up to the total loan capacity. The amendment reduced the advance rate to 85%, with an additional reduction to 70% in August 2020. The amendment was accounted for as a modification of the debt, which did not have a material impact on the condensed consolidated financial statements. As of March 31, 2021 and December 31, 2020, the Company had $9.6 million and $7.4 million, respectively, outstanding under the revolving loan agreement.

The revolving loan agreement is primarily secured by the purchased hardware under the facility and secondarily by substantially all the Company’s assets with a negative pledge agreement concerning the Company’s intellectual property and contains customary representations and warranties, certain nonfinancial covenants, and certain limitations on liens and indebtedness. The Company was in compliance with all covenants associated with the revolving loan agreement as of March 31, 2021.

Term Loan Due to SPE Member

In December 2018, the Company entered into a term loan in the amount of $13.3 million with an affiliate of a member of certain SPEs with the Company. As of the beginning of 2020, the term loan bore fixed interest of 12.5% on the outstanding principal balance with a final balloon payment of $3.0 million due at the maturity date of June 30, 2020. In May 2020, the Company repaid the remaining outstanding balance of $5.9 million with the proceeds received through the 2020 Credit Agreement discussed below.

STEM, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(UNAUDITED)

Term Loan Due to Former Non-Controlling Interest Holder

In June 2018, the Company acquired the outstanding member interests of an entity controlled by the Company for $8.1 million. The Company financed this acquisition by entering into a term loan agreement with the noncontrolling member bearing fixed interest of 4.5% per quarter (18.0% per annum) on the outstanding principal balance. The loan requires fixed quarterly payments throughout the term of the loan, which will be paid in full by April 1, 2026.

In May 2020, the Company amended the term loan and, using the proceeds from the 2020 Credit Agreement discussed below, prepaid $1.5 million of principal and interest on the note, of which $1.0 million was towards the outstanding principal balance, thereby reducing the fixed quarterly payment due to the lender. In relation to this amendment, the Company was required to issue warrants for 400,000 shares of common stock resulting in a discount to the term loan of $0.2 million. Such debt discount is being amortized to earnings through interest expense over the expected life of the debt. As of March 31, 2021, and December 31, 2020 the outstanding balance was $5.7 million and $5.8 million, respectively.

The term loan is secured by substantially all the Company’s assets with a negative pledge agreement concerning the Company’s intellectual property, and contains customary representations and warranties, nonfinancial covenants, and certain limitations on liens and indebtedness. The Company was in compliance with all covenants associated with the revolving loan agreement as of March 31, 2021.

2020 Credit Agreement

In May 2020, the Company entered into a credit agreement (“2020 Credit Agreement”) with a new lender that provided the Company with proceeds of $25.0 million that will provide the Company with access to working capital towards the purchase of energy storage system equipment. The 2020 Credit Agreement has a maturity date of the earlier of (1) May 2021, (2) the maturity date of the revolving loan agreement, or (3) the maturity date of the convertible promissory notes discussed below. The loan bears interest of 12% per annum, of which 8% is paid in cash and 4% is added back to principal of the loan balance every quarter. The Company used a portion of the proceeds towards payments associated with existing debt as previously discussed. As of March 31, 2021, and December 31, 2020, the outstanding balance was $25.9 million and $25.6 million, respectively.

In relation to the 2020 Credit Agreement, the Company issued warrants for 750,000 shares of Series D convertible preferred stock. However, if the Company repays the borrowed amount with 12 months from the issuance date, the warrants are terminated. The Company determined the fair value of these warrants upon issuance are immaterial.

The 2020 Credit Agreement is secured by substantially all the Company’s assets with a negative pledge agreement concerning the Company’s intellectual property and contains customary representations and warranties, certain nonfinancial covenants, and certain limitations on liens and indebtedness. The Company was in compliance with all covenants associated with the 2020 Credit Agreement as of March 31, 2021.

2021 Credit Agreement

In January 2021, the Company entered into a credit agreement to provide a total of $2.7 million towards the financing of certain energy storage systems owned and operated by the Company. The credit agreement has a stated interest of 5.45% and a maturity date of June 2031. The Company received an advance under the credit agreement of $1.8 million in January 2021. The repayment of advances received under this credit agreement is determined by the lender based on the proceeds generated by the Company through the operation of the underlying energy storage systems. As of March 31, 2021, and December 31, 2020, the outstanding balance was $1.8 million and zero, respectively. The Company was in compliance with all covenants associated with the 2021 Credit Agreement as of March 31, 2021.

STEM, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(UNAUDITED)

The Company’s outstanding debt consisted of the following as of March 31, 2021 (in thousands):

3/31/2021
Outstanding principal	$43,025
Unamortized discount	(425)
Carrying value of debt	$42,600

The following table summarizes the aggregate undiscounted amount of maturities of all borrowings as of March 31, 2021 (in thousands):

Payment Schedule
Remainder of 2021	$36,052
2022	821
2023	979
2024	1,167
2025	1,392
Thereafter	2,614
Total	$43,025

7.   CONVERTIBLE NOTES

During the years ended March 31, 2021, and December 31, 2020, the Company issued various convertible notes to investors. The details of the convertible notes issued are set forth below and the Company refers to the collective group of all such note instruments as the “Convertible Notes”.

January 2020 Convertible Notes and Warrants Issuance and Equity Exchange

In January 2020, the Company issued and sold convertible promissory notes (“the “January 2020 Convertible Notes”) to various investors and received aggregate gross proceeds of $14.3 million, of which $13.7 million was issued and sold to related parties as a result of affiliations with certain members of the Board. Each of the January 2020 Convertible Notes was issued at par with interest at 8% per annum and a maturity date of June 2020 under the same terms as the existing convertible notes issued prior to 2020. At the election of a majority of the note holders, the maturity date of the January 2020 Convertible Notes can be extended by six months up to four separate times. The Company incurred $0.2 million of additional debt issuance costs associated with the notes offering, which was included within the convertible promissory notes balance on the consolidated balance sheet and amortized over the expected life of the related notes, which approximated six months from the date of issuance. In May 2020, the note holders voted to extend the maturity date of the then outstanding Convertible Notes by six months, resulting in an expected maturity date of December 2020.

At the time of the January 2020 Convertible Notes offering, certain note holders that bought a minimum threshold of the January 2020 Convertible Notes were also issued warrants giving them rights to acquire Financing Stock at the Financing Stock Offer Price, or in the event the Financing Stock offering does not occur to acquire Series D’ preferred stock (the “January 2020 Preferred Stock Warrants”). The January 2020 Preferred Stock Warrants are transferrable (with Company consent) and expire upon the earlier of the occurrence of certain events, as defined by the warrant agreement, or the seventh anniversary of date of issuance (2027). A total of 9,338,642 January 2020 Preferred Stock Warrants were issued and initially recognized at fair value, which resulted in warrant liabilities totaling approximately $2.0 million.

Concurrent with the issuance of certain of the January 2020 Convertible Notes and January 2020 Preferred Stock Warrants (discussed in Note 8), the Company entered into an equity exchange transaction with certain note holders that

STEM, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(UNAUDITED)

were existing stockholders. Under this transaction and consistent with the exchange transaction related to the 2019 Convertible Notes, preferred stockholders exchanged their existing junior preferred stock, and in certain cases common stock, for senior Series D’ preferred stock. The transaction was accounted for as an extinguishment and as the preferred equity exchange, January 2020 Convertible Notes issuance and January 2020 Preferred Stock Warrants issuance all occurred in connection with one another, the Company recorded each unit of account in the transaction at their respective fair values. In relation to the January 2020 transaction, the difference between the fair value of Convertible Notes of $15.4 million, Preferred Stock Warrants of $2.0 million, and senior Series D’ preferred stock of $29.8 million which were issued to the Holders and the cash paid of $14.1 million and carrying value of preferred and common equity of $40.4 million surrendered by the Holders in the amount of $7.3 million, was credited to accumulated deficit.

In Q4 2020, the Company entered into an agreement with one holder that participated in the exchange transaction discussed above which allowed the holder to reverse the previously executed exchange. The cancellation of such exchange did not have a material impact on the Company’s financial statements.

Net Loss Per Share Impact of January 2020 Convertible Notes and Warrant Issuance and Equity Exchange

For the purpose of determining the impact of the aforementioned transaction on the calculation of net loss per share, the Company reduced net loss attributable to common stockholders for three months ended March 31, 2020, by $9.5 million, to reflect a dividend for the amount by which the (1) aggregate fair value of new instruments issued less the amount of cash received is greater than (2) the fair value of preferred and common stock surrendered. Given that the exchanges involved a multiple element transaction and the fair value of the consideration received by the stockholders exceeded the fair value of the preferred and common equity given up, the Company has adjusted the EPS computation to reflect the value given to note holders from the common stockholders of the Company that did not participate. This adjustment was computed on the individual holder unit of account basis.

Q4 2020 Convertible Notes and Warrants Issuance

From October 2020 through December 2020, the Company issued and sold convertible promissory notes (the “Q4 2020 Convertible Notes”) under the same terms as the existing Convertible Notes to various investors with aggregate gross proceeds of $19.0 million, of which $7.9 million was issued and sold to related parties as a result of affiliations with certain members of the Board or significant ownership of the Company’s outstanding capital stock. In December 2020, the note holders voted to further extend the maturity date of all outstanding Convertible Notes by six months to June 2021. At the time of the Q4 2020 Convertible Notes offering, certain note holders that bought a minimum threshold of the Q4 2020 Convertible Notes were also issued warrants giving them rights to acquire Financing Stock at the Financing Stock Offer Price, or in the event the Financing Stock offering does not occur to acquire Series D’ preferred stock (the “Q4 2020 Preferred Stock Warrants”). The Q4 2020 Preferred Stock Warrants are transferrable (with Company consent) and expire upon the earlier of the occurrence of certain events, as defined by the warrant agreement, or the seventh anniversary of date of issuance (2027). A total of 4,620,018 Q4 2020 Preferred Stock Warrants were issued and initially recognized at fair value, which resulted in warrant liabilities totaling approximately $1.6 million.

STEM, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(UNAUDITED)

Additionally, the Company evaluated the conversion option within the Q4 2020 Convertible Notes and determined the effective conversion price was beneficial to the note holders. As such, the Company recorded a beneficial conversion feature (“BCF”) related to the issuance of the Q4 2020 Convertible Notes based on the difference between the effective conversion rate and the fair value of the Series D’ preferred stock into which it is convertible. The BCF resulted in a $1.6 million discount to the Q4 2020 Convertible Notes with an increase to additional paid in capital. The Company will accrete the discount in connection with the BCF as interest expense over the term of the Q4 2020 Convertible Notes using the effective interest rate method.

Q1 2021 Convertible Notes

In January 2021, the Company issued and sold convertible promissory notes (the “Q1 2021 Convertible Notes”) under the same terms as the existing Convertible Notes to various investors with aggregate gross proceeds of $1.1 million. The Company evaluated the conversion option within the Q1 2021 Convertible Notes and determined the effective conversion price was beneficial to the note holders. As such, the Company recorded a BCF related to the issuance of the Q1 2021 Convertible Notes based on the difference between the effective conversion rate and the fair value of the Series D’ preferred stock into which it is convertible, limited by the amount of the aggregate gross proceeds. The BCF resulted in a $1.1 million discount to the Q1 2021 Convertible Notes with an increase to additional paid in capital. The Company will accrete the discount in connection with the BCF as interest expense over the term of the Q1 2021 Convertible Notes using the effective interest rate method.

8.   WARRANTS

Convertible Preferred Stock Warrants

Since inception the Company has issued warrants on convertible preferred stock in conjunction with various debt financings. See Note 4 for further information regarding fair value measurements associated with the resulting warrant liabilities, which are remeasured on a recurring basis each period. Warrants to purchase Financing Stock or Series D’ preferred stock were issued along with certain of the Convertible Notes at an exercise price which is dependent on the next equity financing event.

The following tables represents the warrants on convertible preferred stock outstanding:

	March 31, 2021
	Issuance Date	Exercise Price		Number of Shares	Term (years)
Series A’	2012	$0.4485		178,372	10
Series D	2017	1.5326		6,157,542	7
Series D’	2019 and 2020	1.5326	**	37,869,886	7
Total				44,205,800

**  In connection with various issuances of convertible promissory notes that occurred during 2021 and 2020, warrants to purchase either next financing stock or Series D’ preferred stock were issued. At March 31, 2021 and December 31, 2020, the number of warrants issued was subject to adjustment pending the occurrence of the next round of financing; however, the number of shares and exercise price of these warrants and related valuation of these warrants has been performed assuming that the warrants will be on Series D’ preferred stock.

Common Stock Warrants

As of March 31, 2021, the Company had 6,001,639 warrants to purchase common stock outstanding, respectively, to purchase common stock at an exercise price ranging from $0.36 to $1.53 and an expiration date ranging from less

STEM, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(UNAUDITED)

than one to six years. None of the outstanding warrants are classified as liabilities and, as such, are not subject to remeasurement.

9.   CONVERTIBLE PREFERRED STOCK AND COMMON STOCK

Convertible Preferred Stock

The authorized, issued and outstanding shares of the convertible preferred stock and liquidation preferences were as follows:

	March 31, 2021
	Authorized Shares	Outstanding Shares	Net Carrying Value	Liquidation Preference
			(in thousands)
Series D’	190,000,000	105,386,149	$129,339	$161,515
Series D	87,235,535	33,483,143	46,979	51,316
Series C	64,129,209	23,298,388	35,293	35,514
Series B	36,969,407	9,185,302	7,049	7,123
Series A’	30,991,277	4,158,503	1,702	1,865
Series A	21,288	16,740	593	751
Series 1	4,305	2,961	—	—
Total	409,351,021	175,531,186	$220,955	$258,084

The Company had reserved shares of common stock for issuance, on an as-converted basis, as follows:

March 31, 2021
Shares reserved for convertible preferred stock outstanding	175,531,186
Shares reserved for warrants to purchase shares of common stock	6,001,639
Shares reserved for warrants to purchase shares of preferred stock	44,205,800
Options issued and outstanding	44,914,082
Shares available for future option grants	11,048
Total	270,663,755

10. STOCK-BASED COMPENSATION

In 2009, the Company adopted the 2009 Stock Plan (the “Plan”). The Plan provides for the granting of incentive stock options (ISOs), nonqualified stock options (NSOs), stock bonuses, and rights to acquire restricted stock to employees, directors and consultants. The Company has reserved 55,305,506 shares of common stock for issuance under the Plan.

Under the Plan, the exercise price of an option cannot be less than 100% of the fair value of one share of common stock for incentive or non-qualified stock options, and not less than 110% of the fair value for stockholders owning greater than 10% of all classes of stock, as determined by the Board. Options under the Plan generally expire after ten years. Under the Plan, the Board determines when the options granted will become exercisable. Options granted under the Plan generally vest 1/4 one year from the grant date and then 1/48 each month over the following three years and are exercisable for up to 10 years after the date of the grant. The Plan allows for exercise of unvested options with repurchase rights over the restricted common stock issued at the original exercise price. The repurchase rights lapse at the same rate as the options vest.

STEM, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(UNAUDITED)

A summary of activity under the Plan is as follows:

	Options Available for Grant	Number of Options Outstanding	Weighted- Average Exercise Price Per Share	Weighted- Average Remaining Contractual Life (years)	Aggregate Intrinsic Value (in thousands)
Balances as of December 31, 2020	11,048	51,379,939	$0.56	7.21	$46,516
Options granted	(18,335)	18,335	3.47
Options exercised		(6,465,857)	0.43
Options forfeited	18,335	(18,335)	0.51
Balances as of March 31, 2021	11,048	44,914,082	$0.58	7.05	$202,792
Options vested and exercisable — March 31, 2021		32,204,617	$0.46	6.30	$149,536

The weighted-average grant date fair value of stock options granted to employees was $2.24 during the three months ended March 31, 2021. There were no stock options granted during the three months ended March 31, 2020. The intrinsic value of options exercised were $30.2 million and less than $0.1 million during the three months ended March 31, 2021 and 2020, respectively.

Stock-Based Compensation

The following table summarizes stock-based compensation expense recorded in each component of operating expenses in the Company’s consolidated statements of operations and comprehensive loss (in thousands):

	Three Months Ended March 31,
	2021	2020
Sales and marketing	$84	$63
Research and development	155	167
General and administrative	521	226
Total stock-based compensation expense	$760	$456

As of March 31, 2021, the Company had approximately $3.5 million of remaining unrecognized stock-based compensation expense, which is expected to be recognized over a weighted average period of 2.2 years.

STEM, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(UNAUDITED)

11. NET LOSS PER SHARE

The following table sets forth the computation of basic and diluted net loss per share attributable to common stockholders (in thousands, except share and per share amounts):

	Three Months Ended March 31,
	2021	2020
Numerator:
Net loss attributable to common stockholders	$(82,553)	$(17,471)
Less: Deemed dividend to preferred stockholders (see Note 7)	—	(9,484)
	(82,553)	(26,955)
Denominator:
Weighted-average number of shares outstanding used to compute net loss per share attributable to common stockholders, basic and diluted	12,263,160	9,075,646
Net loss per share attributable to common stockholders, basic and diluted	$(6.73)	$(2.97)

The following potentially dilutive shares were not included in the calculation of diluted shares outstanding for the periods presented as the effect would have been anti-dilutive:

	March 31, 2021	March 31, 2020
Convertible preferred stock	175,531,186	175,593,476
Convertible promissory notes	50,434,069	34,054,264
Outstanding stock options	44,914,082	42,591,545
Outstanding common stock warrants	6,001,639	6,001,639
Outstanding convertible preferred stock warrants	44,205,800	38,947,463
Total	321,086,776	297,188,387

12. INCOME TAXES

The Company did not record a provision or benefit for income taxes during the three months ended March 31, 2021 and 2020. The Company continues to maintain a full valuation allowance for its net U.S. federal and state deferred tax assets.

13.COMMITMENTS AND CONTINGENCIES

Contingencies

The Company may be subject to various claims and legal proceedings which arise in the normal course of business. Management believes that the ultimate resolution of any such matters will not have a material adverse effect on the financial position or results of operations of the Company.

The Company is currently the defendant in a lawsuit alleging that the Company wrongfully diluted the plaintiffs’ equity holdings. The Company settled with the primary plaintiffs in September 2019 for a cash payment of $1.7 million while those defendants forfeited their remaining preferred stock totaling 2,949 shares, representing a combination of Series 1 and Series A preferred shares in the Company and also forfeited 10,540 of common shares in the Company. The remaining plaintiffs are pursuing claims which the Company believes have no merit and will be dismissed.

STEM, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(UNAUDITED)

14.SUBSEQUENT EVENTS

Management has evaluated subsequent events through May 17, 2021, the date the condensed consolidated financial statements were available for issuance. The following subsequent events were noted:

On April 28, 2021, the Company completed the Merger transaction as discussed in Note 1, which provides the Company with approximately $608.6 million of gross cash proceeds. On April 29, 2021, New Stem’s shares of Class A common stock began trading on the New York Stock Exchange under the ticker symbol “STEM” and warrants under ticker symbol “STEM WS.”

The Merger will be accounted for as a reverse recapitalization in accordance with U.S. GAAP. Under this method of accounting, STPK, who is the legal acquirer will be treated as the “acquired” company for financial reporting purposes and the Company will be treated as the accounting acquirer. As a result of the Merger, each outstanding share of the Company’s common stock, will convert into newly issued shares of STPK’s Class A common stock, as calculated pursuant to the terms of the Merger Agreement.

Concurrent with the Merger, the Company paid off certain existing notes payable including the revolving loan due to SPE member, the term loan due to former non-controlling interest holder, and the 2020 Credit Agreement. The total amount of the repayment was $45.4 million, of which approximately $2.7 million was related to accrued interest and $2.6 million was related to prepayment penalties required under the terms of the notes.

Item 15. Recent Sales of Unregistered Securities.

The Founder Shares, the Private Placement Warrants and the shares of Common Stock issued pursuant to the Subscription Agreements in connection with the PIPE Financing, were not registered under the Securities Act, and were issued in reliance on the exemption from registration requirements thereof provided by Section 4(a)(2) of the Securities Act and/or Regulation D promulgated thereunder as a transaction by an issuer not involving a public offering without any form of general solicitation or general advertising.

The Exchange Shares issued pursuant to the Exchange were not registered under the Securities Act, and were issued in reliance on the exemption from registration requirements thereof provided by Section 3(a)(9) of the Securities Act as a securities exchange by an issuer with its securityholders.

Item 16. Exhibits.

Exhibit No.	Description
2.1+

Agreement and Plan of Merger, dated as of December 3, 2020, by and among Star Peak Energy Transition Corp., STPK Merger Sub Corp. and Stem, Inc. (incorporated by reference to Exhibit 2.1 to the Current Report on Form 8-K (File No. 001-39455) filed with the SEC on December 4, 2020).

3.1

Second Amended and Restated Certificate of Incorporation of the Company, dated as of April 28, 2021 (incorporated by reference to Exhibit 3.1 to the Current Report on Form 8-K (File No. 001-39455), filed with the SEC on May 4, 2021).

3.2

Second Amended and Restated By-Laws of the Company, dated April 28, 2021 (incorporated by reference to Exhibit 3.2 to the Current Report on Form 8-K (File No. 001-39455), filed with the SEC on May 4, 2021).

4.1	Form of Common Stock Certificate (incorporated by reference to Exhibit 4.2 to the Registration Statement on Form S-1/A (File No. 333-240267), filed with the SEC on August 11, 2020).
4.2	Form of Warrant Certificate (incorporated by reference to Exhibit 4.3 to the Registration Statement on Form S-1/A (File No. 333-240267), filed with the SEC on August 11, 2020).
4.3

Warrant Agreement, dated August 20, 2020, by and between Star Peak Energy Transition Corp. and Continental Stock Transfer & Trust Company, as warrant agent (incorporated by reference to Exhibit 4.1 to the Current Report on Form 8-K (File No. 001-39455), filed with the SEC on August 20, 2020).

4.4

Exchange Agreement, dated June 25, 2021, by and among the Company, Star Peak Sponsor LLC and Star Peak Sponsor WarrantCo LLC (incorporated by reference to Exhibit 10 to the Current Report on Form 8-K (File No. 001-39455), filed with the SEC on June 28, 2021).

5.1**	Opinion of Gibson, Dunn & Crutcher LLP.
10.1

Form of Subscription Agreement, by and between Star Peak Energy Transition Corp. and the Subscriber party thereto (incorporated by reference to Exhibit 10.3 to the Current Report on Form 8-K (File No. 001-39455), filed with the SEC on December 4, 2020).

10.2

Investor Rights Agreement, dated April 28, 2021, by and among the Company and certain of its stockholders (incorporated by reference to Exhibit 10.3 to the Current Report on Form 8-K (File No. 001-39455), filed with the SEC on May 4, 2021).

10.3#

Stem, Inc. 2020 Stock Incentive Plan (incorporated by reference to Annex E to the Company’s definitive proxy statement/consent solicitation statement/prospectus (File No. 333-251397), filed with the SEC on March 30, 2021).

21.1	Subsidiaries of the Company (incorporated by reference to Exhibit 21.1 to the Current Report on Form 8-K (File No. 001-39455) filed on May 4, 2021).
23.1**	Consent of WithumSmith±Brown, PC.
23.2**	Consent of Deloitte & Touche LLP.
23.3**	Consent of Gibson, Dunn & Crutcher LLP (included in Exhibit 5.1).
24.1	Power of attorney (included in the signature page hereof).
101.INS	XBRL Instance Document.

101.SCH	XBRL Taxonomy Extension Schema Document.
101.CAL	XBRL Taxonomy Extension Calculation Linkbase Document.
101.DEF	XBRL Taxonomy Extension Definition Linkbase Document.
101.LAB	XBRL Taxonomy Extension Label Linkbase Document.
101.PRE	XBRL Taxonomy Extension Presentation Linkbase Document.
104	Cover Page Interactive Data File (formatted as Inline XBRL and contained in Exhibit 101).
**	Filed herewith.

+    The schedules and exhibits to this agreement have been omitted pursuant to Item 601(a)(5) of Regulation S-K. A copy of any omitted schedule and/or exhibit will be furnished to the SEC upon request.

#     Indicates management contract or compensatory plan or arrangement.

Item 17. Undertakings.

The undersigned registrant hereby undertakes:

A.	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
(i)	To include any prospectus required by section 10(a)(3) of the Securities Act;
(ii)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.
(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;
B.	That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
C.	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
D.	That, for the purpose of determining liability under the Securities Act to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

E.	That, for the purpose of determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities, that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:
(i)	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;
(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;
(iii)	The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and (iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.
F.	Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Francisco, State of California, on July 16, 2021.

STEM, INC.
By:	/s/ Saul R. Laureles
Saul R. Laureles
Chief Legal Officer

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that of the undersigned constitutes and appoints Saul R. Laureles and William Bush, his or her true and lawful attorney-in-fact and agent, with full power of substitution and revocation, for him or her and in his or her name, place and stead, in any and all capacities, to execute any or all amendments including any post-effective amendments and supplements to this Registration Statement, and any additional Registration Statement filed pursuant to Rule 462(b), and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

Name	Title	Date

/s/ Saul R. Laureles	Chief Legal Officer and Director	July 16, 2021
Saul R. Laureles	(Principal Legal Officer)

/s/ William Bush	Chief Financial Officer	July 16, 2021
William Bush	(Principal Financial and Accounting Officer)

/s/ David Buzby	Chairman of the Board of Directors	July 16, 2021
David Buzby

/s/ John Carrington	Chief Executive Officer and Director	July 16, 2021
John Carrington	(Principal Executive Officer)

/s/ Adam E. Daley	Director	July 16, 2021
Adam E. Daley

/s/ Michael C. Morgan	Director	July 16, 2021
Michael C. Morgan

/s/ Anil Tammineedi	Director	July 16, 2021
Anil Tammineedi

/s/ Lisa L. Troe	Director	July 16, 2021
Lisa L. Troe

/s/ Laura D’Andrea Tyson	Director	July 16, 2021
Laura D’Andrea Tyson

Name	Title	Date

/s/ Jane Woodward	Director	July 16, 2021
Jane Woodward